     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 1999


                                                      REGISTRATION NO. 333-57949
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    ISSUER OF SENIOR NOTES REGISTERED HEREBY

                          OUTBOARD MARINE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                      3519                              36-1589715
                                                                   3732
          (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                                   SUBSIDIARY GUARANTORS OF SENIOR NOTES REGISTERED HEREBY
           OMC FISHING BOAT GROUP, INC.                          DELAWARE                            36-3516449
           OMC ALUMINUM BOAT GROUP, INC.                         DELAWARE                            36-3675740
         OMC RECREATIONAL BOAT GROUP, INC.                       DELAWARE                            36-3913531
    RECREATIONAL BOAT GROUP LIMITED PARTNERSHIP                  DELAWARE                            36-3925608
         OMC LATIN AMERICA/CARIBBEAN, INC.                       DELAWARE                            36-25366154
          (EXACT NAMES OF REGISTRANTS AS             (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
           SPECIFIED IN THEIR CHARTERS)               INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

                              100 SEA HORSE DRIVE
                            WAUKEGAN, ILLINOIS 60085
                                 (847) 689-6200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                             ROBERT S. ROMANO, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                          OUTBOARD MARINE CORPORATION
                              100 SEA HORSE DRIVE
                            WAUKEGAN, ILLINOIS 60085
                                 (847) 689-6200
                     (NAME AND ADDRESS, INCLUDING ZIP CODE,
        AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:

                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 8, 1999

PROSPECTUS
                          OUTBOARD MARINE CORPORATION

                   OFFER TO EXCHANGE ITS 10 3/4% SENIOR NOTES
             DUE 2008, SERIES B, FOR ANY AND ALL OF ITS OUTSTANDING
                    10 3/4% SENIOR NOTES DUE 2008, SERIES A

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM., NEW YORK CITY TIME, ON         ,
1999, UNLESS EXTENDED.

    Outboard Marine Corporation, a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 3/4% Senior Notes due 2008, Series B (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10 3/4% Senior Notes due 2008, Series A (the "Old Notes"), of which $160,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to registration rights (including provision for payment of Liquidated Damages (as defined) in certain events) of holders of Old Notes under the Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of May 27, 1998 (the "Indenture") by and among the Company, the Subsidiary Guarantors (as defined) and State Street Bank and Trust Company, as trustee, governing the Notes. See "The Exchange Offer" and "Description of the Notes."

    The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on         , 1999, or
such later date not more than 10 business days thereafter to which it may be extended by the Company (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

    The Old Notes were sold by the Company on May 27, 1998 to Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. (together, the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement entered into by the Company, the Subsidiary Guarantors and the Initial Purchasers in connection with the Initial Offering (the "Registration Rights Agreement"). See "The Exchange Offer."

    Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to June 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the original aggregate principal amount of Notes at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering. See "Description of Notes--Optional Redemption."


    The Notes will be senior unsecured obligations of the Company (except as provided with respect to the applicable Interest Reserve Account (as defined)) and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") on a joint and several basis by each of the Company's principal domestic operating subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors (except as provided with respect to the applicable Interest Reserve Account) and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. The Notes and the Subsidiary Guarantees, however, will be effectively subordinated to secured obligations of the Company and the Subsidiary Guarantors, respectively (including the Company's and the Subsidiary Guarantors' obligations under the Credit Agreement (as defined), to the extent of the assets securing such obligations) and to all indebtedness and other obligations of each Subsidiary that is not a Subsidiary Guarantor (the "Non-Guarantor Subsidiaries"). As of December 31, 1998, the Notes and the Subsidiary Guarantees would have been effectively subordinated to approximately $81.9 million of secured obligations of the Company and the Subsidiary Guarantors (including an aggregate of $37.6 million of letter of credit obligations under the Credit Agreement) and $30.7 million of indebtedness and other obligations of the Non-Guarantor Subsidiaries. See "Risk Factors--Substantial Leverage and Debt Service."

                                                        (continued on next page)

--------------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

              THE DATE OF THIS PROSPECTUS IS                , 1999

(cover page continued)
     Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 270 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. See "The Exchange Offer."

     There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     UNTIL        , 1999 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM," THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED), WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES

(cover page continued)

WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."
                            ------------------------

                           FORWARD-LOOKING STATEMENTS


     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS," WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT")). THE COMPANY WISHES TO ENSURE THAT ALL SUCH FORWARD-LOOKING STATEMENTS ARE ACCOMPANIED BY MEANINGFUL CAUTIONARY STATEMENTS PURSUANT TO THE SAFE HARBOR ESTABLISHED IN SUCH ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN COST-SAVING AND INDUSTRY GROWTH FORECASTS AND OTHER STATEMENTS MADE HEREIN, INCLUDING IN THE "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" SECTIONS, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INCLUDE THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND MEMBERS OF ITS SENIOR MANAGEMENT TEAM. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON VARIOUS EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS AND THEY ARE SUBJECT TO NUMEROUS KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. DUE TO THOSE UNCERTAINTIES AND RISKS, PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS. WHILE THE COMPANY BELIEVES THESE STATEMENTS ARE REASONABLE, PROSPECTIVE PURCHASERS OF THE NOTES SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH IN THIS PROSPECTUS OR OTHER FACTORS, INCLUDING THE IMPACT OF COMPETITION, PRODUCT DEMAND AND MARKET ACCEPTANCE, NEW PRODUCT DEVELOPMENT AND GENERAL ECONOMIC CONDITIONS. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSIDER CAREFULLY THE RISK FACTORS AS WELL AS THE OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE NOTES. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THE LIST OF RISK FACTORS SET FORTH HEREIN MAY NOT BE EXHAUSTIVE AND THAT THESE OR OTHER FACTORS COULD HAVE AN ADVERSE EFFECT ON THE ABILITY OF THE COMPANY TO SERVICE ITS INDEBTEDNESS, INCLUDING PRINCIPAL AND INTEREST PAYMENTS ON THE NOTES. SEE "RISK FACTORS."


                             AVAILABLE INFORMATION

     The Company's outstanding 7% Convertible Subordinated Debentures due 2002 are registered under the Exchange Act pursuant to Section 12(b) thereof. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act. Filings made by the Company with the Commission may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of the material contained therein may be obtained at prescribed rates from the Commission's public reference facilities in Washington, D.C. The Commission also maintains a Web site that contains reports, proxy and other information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System. This Web site can be accessed at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission all quarterly and annual financial information that would be required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto.
                            ------------------------

     OMC, FICHT, JOHNSON, EVINRUDE, FOUR WINNS, SEASWIRL, STRATOS, JAVELIN, HYDRA-SPORTS, LOWE, PRINCECRAFT, QUEST, ROUGHNECK, SEA HORSE, SEA NYMPH and SUNCRUISER are registered trademarks of the Company. FFI is a trademark of the Company for which a trademark registration application is currently pending. The Company licenses from Chris Craft Industries, Inc. the CHRIS*CRAFT trade name and trademark for use with respect to certain boats and boat accessory products. The Company licenses from Northrop Grumman Corporation the GRUMMAN trade name and trademark for use with respect to certain boat products. All other trademarks appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Company" or "OMC" in this Prospectus shall mean Outboard Marine Corporation and its consolidated subsidiaries. Unless otherwise indicated, all domestic industry statistics referenced herein are derived from data published by the National Marine Manufacturers' Association ("NMMA"), which the Company has not independently verified but believes to be reliable. All foreign industry data referenced herein are estimates prepared internally by the Company based in part on publicly-available sources, which the Company has not independently verified but believes to be reliable. Prior to October 1, 1998, the Company's fiscal year ended each September 30; therefore, for example, references herein to "fiscal 1998" or "fiscal year 1998" refer to the Company's fiscal year ended September 30, 1998. However, effective October 1, 1998, the Company's fiscal year-end changed from September 30 to December 31. A glossary of certain technical terms used herein is included for the convenience of the reader on page 123.


                                  THE COMPANY


     OMC believes it is the world's largest dedicated manufacturer of outboard marine engines and boats. As of December 31, 1998, the Company had an approximate 35% share of the United States outboard marine engine market and estimated it had an approximate 26% share of the worldwide market. Sold under the Johnson and Evinrude brand names, the Company offers one of the industry's widest ranges of outboard engines, with models ranging from two to 250-horsepower. The Company's boat brands are also among the most recognized in the industry and are one of the market leaders in several categories, including the fishing, aluminum and recreational boat segments. OMC's primary boat brands include Chris*Craft, Four Winns, Seaswirl, Stratos, Javelin, Hydra-Sports, Lowe and Princecraft. The Company also generates a significant, recurring stream of revenue in replacement parts and accessories from its large installed base of over seven million engines. The Company believes that its marine dealer network of approximately 6,500 independent authorized dealers worldwide, approximately 4,300 of which are located in North America, is one of the largest marine dealer networks in the world.



     The Company owns a majority interest in FICHT GmbH & Co. KG, which has developed a patented, highly innovative fuel-injection technology designed for two-stroke engines. The FICHT fuel-injection technology utilizes advanced electronic microprocessors to directly inject high-pressure fuel into a sealed combustion chamber, eliminating the escape of any unburned fuel. The FICHT fuel-injection system uses fewer mechanical parts, is smaller and, the Company believes, more reliable than any other low-emission engine system. The FICHT fuel-injection technology possesses several advantages over standard two-stroke engines, including smoother and quieter operation, 35% better fuel economy on average, up to 80% reduction in hydrocarbon emissions and virtually no smoke on start-up. In addition, two-stroke engines based on the FICHT fuel-injection technology offer several benefits relative to four-stroke engines, including increased low-end power, lighter weight and smaller size. Furthermore, the FICHT fuel-injection technology meets emissions standards mandated by the United States Environmental Protection Agency set for the year 2006. The Company has already introduced outboard engines incorporating the FICHT fuel-injection technology in six separate horsepower categories. To date, the Company has received several awards relating to its FICHT fuel-injection technology, including the 1996 Popular Mechanics Design & Engineering Award for marine engines, the 1997 International Marine Trades Exposition and Conference Innovation Award and the 1997 Motor Boating and Sailing Magazine Innovation Award.



     In September 1997, the Company was acquired by an affiliate of Greenway Partners, L.P. and entities affiliated with Soros Fund Management LLC. Since the acquisition, the Company has assembled a new senior management team led by David
D. Jones, Jr. as President and Chief Executive Officer. Mr. Jones was previously President of the Mercury Marine Division of Brunswick Corporation, where, under his direction, the division gained substantial market share in several key marine segments. Mr. Jones has more than twenty years of experience in the marine industry. The new management team also includes Andrew P. Hines who joined the Company as Executive Vice President and Chief Financial Officer. Mr. Hines has extensive experience in turnaround situations. In addition, the Company has added a substantial number of new members to its management team to fill key operational and administrative positions, including new heads of most of its boat divisions, its engine manufacturing operations, its purchasing and supply operations, and its sales, marketing and advertising operations.

                               BUSINESS STRATEGY

     The Company's new senior management team has developed a turnaround strategy designed to capitalize on its strong market position and leading, well-recognized brand names and to take advantage of the continued anticipated growth in the recreational marine industry. Specifically, the Company's business strategy combines the following elements:

     - RATIONALIZE BRANDS AND PRICING. The Company has repositioned and realigned its engine and boat brands to lower its manufacturing costs by better focusing each of its brands on a particular niche in the outboard marine engine and boating markets, thereby reducing competition among its own brands. Pricing has been reset to better reflect the particular image and the value added by each brand. To further support this strategy, the Company has refocused its marketing efforts and expenditures to emphasize and reinforce its brands as they are repositioned.

     - AGGRESSIVELY REDUCE OPERATING COSTS. The Company's new management team has identified several cost reduction opportunities that could reduce overall manufacturing costs. The Company's cost reduction strategy includes the following elements: (i) reduce purchasing costs by consolidating purchasing across vendors, integrating suppliers into the product design process at an early stage, and designing products for lower cost; (ii) rationalize boat and engine manufacturing operations by reviewing the size and location of the facilities relative to the products manufactured there and the market for those products, and consolidate the number of boat and engine manufacturing facilities to improve manufacturing efficiencies and unit costs; (iii) improve operating efficiency by improving factory layout and workflows, standardizing manual labor inputs, stabilizing machining and casting, and improving quality control; and (iv) increase outsourcing of non-core capabilities from approximately 40% of the value of the Company's engines to 65%. In furtherance of these initiatives, the Company has already:

        -  closed a boat manufacturing plant;
        -  closed a research and development facility;
        - completed its previously announced 540 employee workforce reduction (representing an approximate 8% reduction in its workforce);
        - implemented the first phase of its purchasing initiative, which includes efforts to reduce the cost of raw materials, components and subassemblies;
        - implemented the first and second phases of its lean manufacturing realignment at its main outboard engine manufacturing and assembly facility and at certain of its sub-assembly facilities;
        - identified potential vendors for outsourcing the production of certain engine components; and

        - announced that its Milwaukee, Wisconsin and Waukegan, Illinois engine manufacturing facilities will be closed by the end of the year 2000.


     - CAPITALIZE ON FICHT TECHNOLOGY. The Company plans to exploit its innovative FICHT technology by expanding its application to a wider range of engine models. Since the Company's introduction of the FICHT technology in a 150-horsepower model released in January 1997, the Company has introduced 90-horsepower, 115-horsepower, 175-horsepower, 200-horsepower and 225-horsepower Evinrude models.

     - STRENGTHEN CONTINUOUS QUALITY IMPROVEMENT PROGRAMS. Management believes that the quality of the Company's products represents a key competitive factor. The Company maintains rigid quality controls and extensively tests its products and components in each of its manufacturing and assembly facilities. In addition to on-site testing, the Company maintains year-round, on-water testing facilities in Illinois and Florida. The Company continuously monitors its quality assurance programs and intends to expand these programs and further motivate its workforce towards achieving increasing quality standards.


     - EXPAND PARTS AND ACCESSORIES BUSINESS. The Company plans to strengthen its parts and accessories business, which generates a recurring stream of high-margin sales. The Company's initiatives to strengthen its parts and accessories business include redesigned packaging and an advertising program that will provide a consistent brand image and clearer product descriptions.


     - STRENGTHEN MARKET-DRIVEN PRODUCT DEVELOPMENT EFFORTS. The Company has developed a reputation as a leader in marine engineering. Since its founding in 1936, the Company has continually introduced advanced engineering designs, applications and technologies to the marine industry. Management plans to make better use of the Company's superior engineering capabilities by focusing the Company's product development efforts on the features and capabilities most demanded by customers and on product designs that maximize the cost effectiveness of its manufacturing operations. Management believes that its development of the FICHT fuel-injection technology is a result of this market-driven product development initiative, and that this initiative may help the Company increase market share among all of its outboard engine product lines.


     For a discussion of certain matters relating to the Company's turnaround strategy, see "Risk Factors -- Ability to Execute Turnaround Strategy."

                                    INDUSTRY


     The recreational boating industry generated approximately $19.2 billion in domestic retail sales in 1998, including approximately $8.7 billion in sales of boats, engines and trailers. According to statistics compiled by the U.S. Department of Commerce, recreational products and services represent one of the fastest growing segments of U.S. expenditures. The Company believes it is well positioned within the recreational boating industry. The Company is one of only two domestic manufacturers of both marine engines and boats. The Company believes that this combination could provide a competitive advantage as the industry continues to trend towards sales of boat and engine packages. Also, the capital investment and technological expertise required in manufacturing marine engines create high barriers to entry. As a result, the marine engine market is concentrated and the Company is one of only two domestic and a total of five significant worldwide manufacturers of outboard marine engines. Although the recreational boat market is fragmented, the top four boat builders (including the Company) accounted for approximately 45% of the U.S. market in 1997 in terms of unit sales.


                          THE GREENMARINE ACQUISITION

     On September 12, 1997, Greenmarine Holdings LLC ("Greenmarine Holdings") acquired control of the Company through a tender for the common stock of the Company. Greenmarine Holdings beneficially owned approximately 9.9% of OMC's outstanding common stock prior to the tender offer. The acquisition was completed for an aggregate equity purchase price of $373.0 million (including Greenmarine Holdings' initial share holdings). At the time of Greenmarine Holdings's acquisition of all shares of the Company's common stock, the Company had approximately $272.7 million of indebtedness and $54.4 million of cash. The investors in Greenmarine Holdings include an entity affiliated with Greenway Partners, L.P., and two entities affiliated with Soros Fund Management LLC. The acquisition and related debt redemption were funded with approximately $277 million of equity and $150 million of debt financing. See "The Greenmarine Acquisition."
                         ------------------------------

     The Company was incorporated under the laws of the State of Delaware in 1936. The principal executive offices of OMC are located at 100 Sea Horse Drive, Waukegan, Illinois 60085, and its telephone number is (847) 689-6200.

                              THE INITIAL OFFERING

The Initial Offering.......  The Old Notes were sold by the Company on May 27,
                             1998 (the "Initial Offering") to Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. (together, the "Initial Purchasers") pursuant to a Purchase Agreement dated May 21, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold all of the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Registration Rights
  Agreement................  Pursuant to the Purchase Agreement, the Company,
                             the Subsidiary Guarantors and the Initial
                             Purchasers entered into a Registration Rights Agreement dated as of May 27, 1998 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered.........  $160,000,000 aggregate principal amount of 10 3/4%
                             Senior Notes due 2008, Series B, of the Company (the "Exchange Notes").

The Exchange Offer.........  The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted. As of the date hereof, $160,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange

                             Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 270 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1999, or such later date not more than 10 business days thereafter to which it may be extended by the Company, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
  Exchange Notes and the
  Old Notes................  Each Exchange Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued and unpaid interest thereon to, but not including, the issuance date of the Exchange Notes, and will receive, in cash, any accrued and unpaid Liquidated Damages. Such interest and Liquidated Damages will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
  Old Notes................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, transmit an Agent's Message (as defined) in lieu thereof), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or Agent's message), together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal (or transmitting an Agent's Message), each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes.......  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange or registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. See "Risk Factors--Absence of Public Market Could Adversely Affect the Value of Exchange Notes" and "--Failure to Exchange Old Notes."

Consequences of Failure
  to Exchange..............  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

Shelf Registration
Statement..................  If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) if any holder of the Old Notes shall notify the Company that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Old Notes acquired directly from the Company or any of its "affiliates" within the meaning of Rule 405 under the Securities Act, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company and the Subsidiary Guarantors have agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and to use their best efforts to cause it to be declared effective by the Commission. The Company and Subsidiary Guarantors have agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes (or comply with the procedures for book-entry transfer), the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or transmit an Agent's message in lieu thereof) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes
  and Delivery of
  Exchange Notes...........  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income
  Tax Considerations.......  For a discussion of material U.S. federal income tax considerations relating to the exchange of the Exchange Notes for the Old Notes, see "Certain Federal Income Tax Considerations."

Use of Proceeds............  There will be no cash proceeds to the Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent.............  The Exchange Agent is State Street Bank and Trust
                             Company. The address and telephone and facsimile numbers of the Exchange Agent are set forth under "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

                       SUMMARY OF THE TERMS OF THE NOTES

     The Exchange Offer applies to the Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to registration rights (including provision for payment of Liquidated Damages (as defined) in certain events) of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

Securities Offered.........  $160.0 million in aggregate principal amount of the
                             Company's 10 3/4% Senior Notes due 2008.

Maturity Date..............  June 1, 2008.

Interest Rate..............  The Notes will bear interest at the rate of 10 3/4%
                             per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998.

Interest Reserve
Accounts...................  The Company placed approximately $28.6 million, including approximately $4.1 million of the net proceeds of the Initial Offering and approximately $24.5 million of available cash, into the Interest Reserve Accounts (as defined). The Interest Reserve Accounts are contingency reserves for future interest payments on Senior Debt (as defined) of the Company, including the Notes. The aggregate amount deposited in the Interest Reserve Accounts is an amount (the "Required Amount") sufficient to pay one year of pro forma interest on the Company's Senior Debt as of May 27, 1998. The Notes Interest Account (as defined), one of the Interest Reserve Accounts, is pledged to the Trustee (as defined) as security for the benefit of the Trustee and the holders of the Notes, and the Other Senior Debt Interest Account (as defined) is pledged to the Administrative Agent (as defined) as security for the benefit of the Administrative Agent and the lenders under the Credit Agreement. All amounts deposited in the Interest Reserve Accounts will be invested in U.S. Government Securities (as defined). In the event that the Company's Excess Available Cash (as defined) for any given fiscal quarter ending after the Issue Date is less than the Company's Projected Senior Debt Interest Expense for the next fiscal quarter, the Company may request that funds be disbursed from the applicable Interest Reserve Account for payment of interest on the Notes or any other Senior Debt, as applicable. In certain instances, the Company will be required to contribute additional amounts to the Interest Reserve Accounts to maintain the Required Amount. The Company is required to maintain the Interest Reserve Accounts until the earlier of (i) the later of (x) May 27, 2001 and (y) such time as the Company's Fixed Charge Coverage Ratio for the four consecutive fiscal quarter periods ending as of the last day of the most recent fiscal quarter is greater than 2.5 to 1.0, and (ii) the date upon which all obligations with respect to the Notes have been indefeasibly paid in full. See "Description of Notes--Interest Reserve Accounts."

Optional Redemption........  The Notes will be redeemable at the option of the
                             Company, in whole or in part, at any time on or after June 1, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to June 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the original aggregate principal amount of Notes at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of any such offering. See "Description of Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of
                             Notes -- Repurchase at the Option of
                             Holders -- Change of Control."

Subsidiary Guarantees......  The Notes will be fully and unconditionally guaranteed on a joint and several basis by each of the Company's principal domestic operating subsidiaries existing on the Issue Date and certain other subsidiaries formed or acquired thereafter (collectively, the "Subsidiary Guarantors"). The Subsidiary Guarantors' liability under the Subsidiary Guarantees will be limited so that the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will not constitute a fraudulent conveyance or fraudulent transfer under federal or state law, and the Subsidiary Guarantees will be automatically released in connection with certain Asset Sales (as defined). See "Description of Notes -- Subsidiary Guarantees."


Ranking....................  The Notes will be senior unsecured obligations of the Company (except as provided with respect to the applicable Interest Reserve Account) and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors (except as provided with respect to the applicable Interest Reserve Account) and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. The Notes and the Subsidiary Guarantees, however, will be effectively subordinated to secured obligations of the Company and the Subsidiary Guarantors, respectively (including the Company's and the Subsidiary Guarantors' obligations under the Credit Agreement (as defined), to the extent of the assets securing such obligations) and to all indebtedness and other obligations of each Subsidiary that is not a Subsidiary Guarantor (the "Non-Guarantor Subsidiaries"). Since the Notes and the Subsidiary Guarantees will rank pari passu with all existing and future unsubordinated indebtedness of the Company and the Subsidiary Guarantors, as applicable, neither the Company nor the Subsidiary Guarantors may incur indebtedness that is per se senior to the Notes. However, the Indenture permits the Company and the Restricted Subsidiaries (as defined) to incur additional Indebtedness, including secured indebtedness, subject to certain limitations. Any such future secured indebtedness would be effectively senior to the Notes to the extent securing such obligations. See "Risk
                             Factors -- Ranking", "Description of
                             Notes -- General", "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Notes -- Certain Covenants -- Liens." As of December 31, 1998, the Notes and the Subsidiary Guarantees would have been effectively subordinated to approximately $81.9 million of secured obligations of the Company and the Subsidiary Guarantors (including an aggregate of $37.6 million of letter of credit obligations under the Credit Agreement) and $30.7 million of indebtedness and other obligations of the Non-Guarantor Subsidiaries. See "Risk Factors -- Substantial Leverage and Debt Service."

CERTAIN COVENANTS..........  The Indenture contains certain covenants that limit, among other things, the ability of the Company and its Restricted Subsidiaries to (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue certain preferred equity interests; (iii) merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons. See "Description of Notes -- Certain Covenants."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE TENDERING OLD NOTES IN EXCHANGE FOR EXCHANGE NOTES, SEE "RISK FACTORS." THE RISK FACTORS ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE EXCHANGE NOTES.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION


     The summary historical consolidated financial information of the Company presented below was derived from the consolidated financial statements of the Company as of and for each of the fiscal years in the five-year period ended September 30, 1998, and for each of the three months ended December 31, 1997 and 1998. The following summary financial information is qualified in its entirety by, and should be read in conjunction with, "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and the Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. For accounting purposes, the Greenmarine Acquisition was treated as a purchase transaction and, accordingly, the summary historical consolidated financial information of the Company prior to the Greenmarine Acquisition is not comparable in all respects to the historical consolidated financial information for subsequent periods. The Company's consolidated financial data for the three months ended December 31, 1997 have been derived from the Company's unaudited financial statements which, in the opinion of management contain all normal recurring adjustments necessary for fair presentation of the financial position and results of operations for such periods.



                                         PRE-MERGER COMPANY                      POST-MERGER COMPANY
                               ---------------------------------------   ------------------------------------
                                                                          FISCAL YEAR     THREE MONTHS ENDED
                                  FISCAL YEARS ENDED SEPTEMBER 30,           ENDED           DECEMBER 31,
                               ---------------------------------------   SEPTEMBER 30,   --------------------
                                 1994       1995       1996      1997        1998           1997        1998
                               --------   --------   --------   ------   -------------   -----------   ------
     (DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE DATA AND RATIOS)                         (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales..................  $1,078.4   $1,229.2   $1,121.5   $979.5     $1,025.7        $209.5      $199.4
  Gross earnings.............     269.3      309.8      243.9    157.5        232.1          37.8        18.7
  Selling, general and
    administrative expense...     223.3      242.6      224.9    219.9        266.2          48.8        62.3
  Restructuring charges(1)...        --         --       25.6       --         98.5            --          --
  Change in control expenses-
    compensation(2)..........        --         --         --     11.8           --            --          --
  Earnings (loss) from
    operations...............      46.0       67.2       (6.6)   (74.2)      (132.6)        (11.0)      (43.6)
  Net loss per share of
    common stock
    Basic....................      2.42       2.56      (0.36)   (3.91)       (7.38)        (0.84)      (2.31)
    Diluted..................      2.22       2.33      (0.36)   (3.91)       (7.38)        (0.84)      (2.31)
OTHER DATA:
  EBITDA (as defined)(3).....      93.4      118.7       77.3     (0.9)        20.0           0.9       (30.1)
  Capital expenditures.......      68.2       66.5       52.7     36.3         34.4           6.3        15.1
  Net cash provided by (used
    for) operating
    activities...............      57.3       51.4       91.1     (9.2)        60.3         (36.6)      (53.3)
  Net cash used for investing
    activities...............     (63.0)     (65.8)     (50.5)   (26.1)       (24.0)         (5.4)       (9.6)
  Net cash provided by (used
    for) financing
    activities...............     (19.7)      (8.1)      (2.9)    (3.7)       (45.1)         12.0        31.2
  Ratio of earnings to fixed
    charges(4)...............       4.3x       3.5x       N/A      N/A          N/A           N/A         N/A



                                                                  DECEMBER 31,
                                                                      1998
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................        $   13.6
  Current assets............................................           365.1
  Interest Reserve Accounts(5)..............................            28.6
  Total assets..............................................           916.2
  Long-term debt............................................           247.0
  Total shareholders' investment............................            57.2


                         (footnotes on following page)

------------------------------


(1) The restructuring charges recorded in fiscal 1998 related to the announced closings of the Company's Milwaukee, Wisconsin and Waukegan, Illinois engine manufacturing facilities, including severance costs, curtailment losses and facility shut-down costs associated therewith. The restructuring charges recorded in fiscal 1996 related to closings of distribution operations and write-down of manufacturing facilities outside the United States. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein.



(2) The change in control expense--compensation recorded in fiscal 1997 related to compensation expenses resulting from the change in control as a result of the Greenmarine Acquisition.



(3) "EBITDA" represents earnings from operations (including income derived from the Company's sterndrive joint venture, net of joint venture expenses) before depreciation and amortization (excluding debt discount amortization) and restructuring charges. For each of the fiscal years ended September 30, 1998 and September 30, 1996, "EBITDA" does not include restructuring charges of $98.5 million and $25.6 million, respectively. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein. For the fiscal year ended September 30, 1997, "EBITDA" does not include a one-time $11.8 million charge due to a change in control expense related to compensation expenses resulting from the change in control as a result of the Greenmarine Acquisition. The Company accrues for income from the sterndrive joint venture, net of joint venture expenses, in Other Income and has included it in EBITDA because it reflects a recurring stream of revenue from the sale of the Company's sterndrive parts and accessories products. Income (loss) from the sterndrive joint venture, net of joint venture expenses, was $4.1 million, $4.9 million, $4.4 million, $7.2 million, $4.8 million, $(0.3) million and $1.2 million for the fiscal years ended 1994, 1995, 1996, 1997, 1998 and for the three months ended December 31, 1997 and 1998, respectively. Information of the type represented by EBITDA is widely used by securities analysts and is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. While management believes that EBITDA is an appropriate approximation of the Company's liquidity, EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity, and should not be construed as a measure of liquidity or as an indication of a company's operating performance. EBITDA as presented herein may be calculated differently by other companies and, accordingly, the amounts presented herein may not be comparable to similarly titled measurements of other companies.



(4) For purposes of the computations, earnings before fixed charges consist of income (loss) before the provision for income taxes and fixed charges; fixed charges consist of interest expense, including the interest portion of rental obligations on capitalized and noncapitalized leases and amortization of debt discount and deferred debt expenses. Earnings were inadequate to cover fixed charges for fiscal 1996, fiscal 1997, fiscal 1998, and for the three months ended December 31, 1997 and the three months ended December 31, 1998. The amounts of additional earnings that would have been required to cover fixed charges for such periods are $10.4 million, $76.3 million, $147.1 million, $16.3 million and $47.1 million, respectively.



(5) Funds deposited in the Interest Reserve Accounts will be held by a depositary as a contingency reserve for future interest payments on Senior Debt (as defined). See "Description of Notes--Interest Reserve Accounts."

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, together with the other information set forth in this Prospectus, before making an investment decision. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE


     The Company has substantial indebtedness and debt service obligations. Approximately 13% of the Company's outstanding borrowings bear interest at variable rates. As of December 31, 1998, the Company had total consolidated indebtedness and stockholder's equity of approximately $290.6 million and $57.2 million, respectively. For the fiscal year ended September 30, 1998, pro forma for the Initial Offering and the application of the net proceeds therefrom, the Company's earnings would have been insufficient to cover its fixed charges by $147.1 million. For the three months ended December 31, 1998, the Company's earnings would have been insufficient to cover its fixed charges by $47.1 million. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company's high level of indebtedness will have important consequences for its future operations, including, but not limited to, the following: (i) a substantial portion of its cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) the level of indebtedness could increase the Company's vulnerability to adverse changes in the marine industry and general economic conditions; (iv) the Company may be placed at a competitive disadvantage with respect to its competitors; and (v) a portion of the Company's borrowings bear interest at variable rates of interest which could result in higher interest expense in the event of an increase in market interest rates.

     The Indenture governing the Notes restricts, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates and to make certain investments. In addition, the Credit Agreement contains certain other and more restrictive covenants and prohibits the Company and its subsidiaries from prepaying other indebtedness, including the Notes. The Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. Certain of the Company's other debt instruments contain financial and other restrictive covenants, including restrictions on the Company's ability to incur certain secured indebtedness and to enter into certain sale and lease-back transactions. A violation of any of such covenants would result in an event of default which, if not cured or waived, could prevent the Company from making additional borrowings under the Credit Agreement and otherwise have a material adverse effect on the Company. See "Description of Notes" and "Description of Certain Other Indebtedness."


     Based upon the current level of operations and anticipated cost savings, the Company believes that its cash flow from operations, together with borrowings under the Credit Agreement, the Interest Reserve Accounts and its other sources of liquidity, will be adequate to meet its presently anticipated requirements for working capital and accrued liabilities, capital expenditures, interest payments and scheduled principal payments over the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition; Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that anticipated costs savings can be fully achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and accrued liabilities and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained on terms reasonably acceptable to the Company, particularly in view of the Company's high level of debt.

DECLINING MARKET SHARE AND SALES; NET LOSSES


     The Company's market share in the U.S. boat market has declined from 20% in fiscal 1993 to 13% as of December 31, 1998, and its market share in the U.S. engine market has declined from 49% in fiscal 1993 to 35% during the same period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Market Share." The Company's net sales declined from $1,229.2 million in fiscal 1995 to $979.5 million in fiscal 1997, but the Company's net sales increased to $1,025.7 million in fiscal 1998. However, the Company's net sales were $199.4 million in the three months ended December 31, 1998 as compared to $209.5 million during the three months ended December 31, 1997. The declining sales in fiscal 1996 and fiscal 1997 contributed to net losses of $7.3 million and $79.1 million in the respective years. The Company recorded a loss from operations of $132.6 million in fiscal 1998, which loss would have been $34.1 million excluding the $98.5 million restructuring charge recorded in fiscal 1998. The Company estimates that the loss of approximately 10 market share points of its market share with respect to its outboard marine engines was due to the loss of a major customer in fiscal 1994. The loss of this customer resulted from Brunswick Corporation, one of the Company's major competitors, acquiring an equity interest in the customer. Excluding the $98.5 million restructuring charge recorded in fiscal 1998 and the $11.8 million change in control expenses-compensation recorded in fiscal 1997, the Company's loss from operations has improved by $28.3 million from a loss of $62.4 million for fiscal 1997, and EBITDA (as defined) has improved by $20.9 million to $20.0 million for fiscal 1998 from $(0.9) million for fiscal 1997. However, for the three months ended December 31, 1998, the Company recorded a loss from operations of $43.6 million as compared to a $11.0 million loss in the comparable period in 1997, and EBITDA (as defined) was $(30.1) million as compared to $0.9 million in the December 31, 1997 quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company's market share will not continue to decline or that the Company's net sales will improve, or that the Company will not continue to report net losses in the future.


ABILITY TO EXECUTE TURNAROUND STRATEGY


     Under its new ownership and management, the Company has implemented various initiatives as part of its business strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- New Management Initiatives" and "Business--Business Strategy." The success of the Company's strategy will be dependent upon a number of factors, many of which are beyond the Company's control. These factors include: substantial market acceptance for the Company's existing or future products; the ability of the Company to attract and retain qualified personnel; the successful integration of its newest management members; the condition of the marine industry; the domestic and international economy in general; and the other risks referred to in "Risk Factors." There can be no assurance that the Company's business strategy, or all elements thereof, will be fully implemented or, if implemented, that the anticipated benefits of the initiatives will be realized. In addition, the Company's strategy to reduce operating costs through certain workforce reductions and facility closures has risks, including the ability to produce at other facilities of the Company, or have produced by third-party vendors, quality sub-assembly parts in required quantities. Furthermore, the Company will incur significant costs associated with the announced closing of its Milwaukee and Waukegan manufacturing facilities, including severance and related benefits, plant closing costs and curtailment losses associated with the Company's benefit plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Notes to the Consolidated Financial Statements included elsewhere herein.


HIGHLY CYCLICAL INDUSTRY


     The Company's business is highly cyclical, and its operations are highly dependent on a number of factors relating to or affecting consumer spending. Sales of the Company's products are closely linked to the conditions of the overall economy and are influenced by local, national and international economic conditions, as well as interest rates, consumer spending, technology, dealer effectiveness, demographics, fuel availability and government regulations. In an economic downturn, consumer discretionary spending levels are reduced, often resulting in disproportionately large declines in the sale of relatively expensive items such as recreational boats. Similarly, rising interest rates could have a negative impact on consumers' ability, or willingness to obtain financing from lenders, which could also adversely affect the ability of the Company to sell its products. Even if prevailing economic conditions are positive, consumer spending on non-essential goods such as recreational boats can be adversely affected due to declines in consumer confidence levels. Total unit sales of outboard boats in the United States fell from a high of 355,000 units in 1988 to 192,000 units in 1992, while total unit sales of outboard engines in the United States fell from a high of 460,000 units to 272,000 units during the same time period. The sales decline in the marine industry during this period was the worst such decline in the last 30 years. Although annual U.S. purchases of boats and engines increased to 336,960 and 317,000, respectively, in 1995, unit sales declined in 1996 and again in 1997, when reported U.S. sales of boats and engines were 320,850 and 308,000, and 304,600 and 302,000, respectively. The Company believes these declines were partially due to adverse weather conditions. In 1998, U.S. unit sales of boats and engines increased to 305,400 and 314,000, respectively. See "--Seasonality; Weather Conditions" and "Business--Industry Overview."


SEASONALITY; WEATHER CONDITIONS

     The Company's business is seasonal due to the impact of the buying patterns of its dealers and consumers. The Company's peak revenue periods historically have been its fiscal quarters ending June 30 and September 30, respectively. Because of the seasonality of the Company's business, the results of operations for any fiscal quarter are not necessarily indicative of the results for the full year. Additionally, an event which adversely affects the Company's business during any of these peak periods could have a material adverse effect on the Company's financial condition or results of operations for the full year. The Company's business is also affected by weather patterns which may adversely impact the Company's operating results. For example, excessive rain during the Spring and Summer, the peak retail sales periods, or unseasonably cool weather and prolonged winter conditions may curtail customer demand for the Company's products. Although the geographic diversity of the Company's dealer network will reduce the overall impact on the Company of adverse weather conditions in any one market area, such conditions will continue to represent potential adverse risks to the Company's financial performance.

RELIANCE ON PATENTS AND INTELLECTUAL PROPERTY; CERTAIN ALLEGATIONS REGARDING FICHT TECHNOLOGY

     The Company's engine manufacturing business relies heavily on patented and other proprietary technology. The Company relies upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants to establish and protect its technology and other intellectual property rights. Wherever legally permissible and appropriate, the Company files applications to acquire its patents and register its trademarks and service marks in the United States and many foreign countries where the Company currently sells its products or could reasonably be expected to sell products in future years. There can be no assurance that the patent applications submitted by the Company or its licensors will result in patents being issued or that if issued, such patents or pre-existing patents will afford adequate protection against competitors with similar technology. There can also be no assurance that any patents issued to or licensed by the Company will not be infringed upon or designed around by others, that others will not obtain patents that the Company will need to license or design around, that the Company's products will not inadvertently infringe upon the valid patents of others or that others will not manufacture and distribute the Company's patented products upon expiration of such patents. In addition, there can be no assurance that key patents of the Company will not be invalidated or that the Company or its licensors will have adequate funds to finance the high cost of prosecuting or defending patent validity or infringement issues.

     The Company has received correspondence from Orbital Engine Corporation Limited ("Orbital") alleging that the Company's FICHT fuel-injected 150-horsepower engines infringe two Australian Orbital patents, which correspond to three U.S. patents and to a number of foreign patents. The Company believes that it has substantial defenses to these allegations, including that the three corresponding U.S. patents are not infringed and/or are invalid. However, there can be no assurance that Orbital will not commence litigation against the Company with respect to this matter or, if such litigation is commenced, that the Company's defenses will be successful. If Orbital is successful in an action against the Company, the Company could be required to obtain a license from Orbital to continue the manufacture, sale, use or sublicense of FICHT products and technology or it may be required to redesign its FICHT products and technology to avoid infringement. There can be no assurance that any such license could be obtained or that any such redesign would be possible. There also can be no assurance that the failure to obtain any such license or effect any such redesign, or any cost associated therewith, would not have a material adverse effect on the Company. The sale of FICHT engines accounted for approximately 8% and 16.2% of the Company's revenues in fiscal 1998 and the three-month period ended December 31, 1998, respectively. See "Business--Intellectual Property."


COMPETITION

     All the fields in which OMC is engaged are highly competitive. The Company faces competition on international, national, regional and local levels. OMC's principal competition in the domestic and international outboard engine market is from Brunswick Corporation and Yamaha Motor Co., Ltd. In the boat manufacturing industry, there are hundreds of manufacturers which compete with OMC, the largest of which in the United States are Brunswick Corporation, Genmar Industries, Inc., and Tracker Marine, L.P. Many of OMC's competitors in the boat manufacturing industry are smaller, regional builders who may possess cost advantages over the Company's boat manufacturing operations. In addition, the Company faces competition generally from other forms of recreational products and activities such as golf, camping and recreational vehicles. Many of the Company's competitors, including Brunswick Corporation and Yamaha Motor Co., Ltd., are large, vertically integrated companies that may have greater resources, including financial resources, than the Company. Although the Company believes that its products are well recognized in the markets in which the Company competes and that it can effectively continue to compete in these markets, there can be no assurance that such competition will not adversely affect the Company's results of operations or ability to maintain or increase sales and market share.

DEPENDENCE UPON KEY PERSONNEL


     Since the Company's acquisition by Greenmarine Holdings, the Company has replaced a large portion of its management team. The ability of the Company to turnaround its operations and restore profitability is highly dependent upon certain members of this senior management team. The loss of certain of these managers could have a material adverse effect upon the Company's business. The Company has employment agreements with David D. Jones, Jr., its President and Chief Executive Officer, Andrew P. Hines, its Executive Vice President and Chief Financial Officer, and Robert B. Gowens, Jr., Vice President of OMC and President of North American Engine Operations. However, these employment agreements do not preclude Mr. Jones, Mr. Hines or Mr. Gowens from voluntarily terminating their employment with the Company. The Company does not maintain key-man life insurance with respect to any of its officers. The Company's success will also depend on its ability to attract and retain highly skilled and qualified personnel. See "Management."


FOREIGN OPERATIONS


     The Company has manufacturing and assembly operations in Mexico, China, Hong Kong, Brazil, Australia and Canada and sells its products worldwide. For the three months ended December 31, 1998 and for fiscal 1998, approximately 24% and 25%, respectively, of the Company's net sales were derived from operations conducted outside the United States. In addition, as of December 31, 1998, approximately 3% of the Company's long-lived assets (primarily property, plant and equipment) were located outside the United States. Foreign operations are subject to special risks that can materially affect sales of the Company and the value of the Company's foreign assets, including currency exchange rate fluctuations, the impact of inflation, government expropriation, exchange controls and other restrictions on the repatriation of earnings, political instability, civil insurrection and other risks. Changes in certain exchange rates could have an adverse effect on the relative prices at which the Company and foreign competitors sell their products in the same market and on the Company's ability to meet interest and principal obligations with respect to its U.S. dollar-denominated debt. Similarly, the cost of certain items required in the Company's operations may be affected by changes in the value of the relevant currencies. Specifically, the substantial devaluation of the Japanese yen since the beginning of the fourth quarter of fiscal 1997 has improved the competitive position of several of the Company's Japanese competitors by decreasing the sales price in U.S. dollars of their Japanese products in the U.S. market. While the Company hedges certain exposures to foreign currency exchange rate changes arising in the ordinary course of business, there can be no assurance that the Company will be successful and that shifts in currency exchange rates will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition; Liquidity and Capital Resources" and "--Quantitative and Qualitative Disclosures About Market Risk", and Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.

ENVIRONMENTAL AND REGULATORY COMPLIANCE


     The Company is subject to regulation under various federal, state and local laws relating to the environment and to employee safety and health. These laws include those relating to the generation, storage, transportation, disposal and emission into the environment of various substances, those relating to drinking water quality initiatives and those which allow regulatory authorities to compel (or seek reimbursement for) clean-up of environmental contamination arising at its owned or operated sites and at facilities where its waste is being or has been disposed. Permits are required for operation of the Company's business (particularly air-emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes it is in substantial compliance with such laws and permit requirements, except where such non-compliance is not expected to have a material adverse effect on the Company.



     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and similar state laws impose joint, strict, and several liability on (i) owners or operators of facilities at, from, or to which a release of hazardous substances has occurred, (ii) parties who generated hazardous substances that were released at such facilities, and (iii) parties who transported or arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted Superfund statutes comparable to, and in some cases more stringent than, CERCLA. The Company has been notified that it is named a potentially responsible party ("PRP") at various sites for study and clean-up costs. In some cases there are several named PRPs and in others there are hundreds. The Company generally participates in the investigation or clean-up of these sites through cost sharing agreements with terms which vary from site to site. Costs are typically allocated based upon the volume and nature of the materials sent to the site. However, as a PRP, the Company can be held jointly and severally liable for all environmental costs associated with a site. At December 31, 1998, the Company accrued approximately $25 million for costs relating to remediation at contaminated sites, including operation and maintenance for continuing and closed-down operations. The Company believes that these reserves are adequate, although there can be no assurance that this amount will be adequate to cover such known or unknown matters. See "Business--Environmental and Regulatory Matters" and Note 18 of the Notes to the Consolidated Financial Statements included elsewhere herein.



     The EPA has adopted regulations governing emissions from marine engines. The regulations relating to outboard engines phase in over nine years, beginning in model-year 1998 and concluding in model-year 2006. With respect to personal watercraft, the regulations phase in over eight years, beginning in model-year 1999 and concluding in model-year 2006. Marine engine manufacturers are required to reduce hydrocarbon emissions from outboard engines, on average, by 8.3% per year beginning with the 1998 model year, and emissions from personal watercraft by 9.4% per year beginning in model-year 1999. In 1994, the Company announced Project LEAP, a project to convert its entire outboard product line to low-emission products within the next decade. Through December 31, 1998, the Company estimates that it has spent approximately $54 million on low-emissions technology, and by the year 2006 the Company is expected to spend an aggregate of approximately $90.0 million to meet the EPA's new emissions standards. See "Business--Research and Development" and "--Environmental Matters." The Company does not believe that compliance with these standards, which will add cost to the Company's engine products and will initially result in a lower margin to the Company, will be a major deterrent to sales. The Company believes that its new compliant technology will add value to its products at the same time that the entire industry is faced with developing solutions to the same regulatory requirements. Although there can be no assurance, the Company does not believe that compliance with these new EPA regulations will have a material adverse effect on its financial condition or future results from operations.



     On December 10, 1998 the California Air Resources Board ("CARB") adopted emissions standards for outboard engines and personal watercraft sold in the State of California that would require compliance with the EPA's year 2006 emissions standards in 2001, and significantly more stringent standards in 2004 and 2008. All manufacturers of outboard engines and personal watercraft will be affected by the regulations. While the Company has not been able to fully assess the impact that such standards will have on its business, the Company has begun to assess possible responses to these standards, including a possible legal challenge. The Company's FICHT fuel-injection and four-stroke outboard engines currently comply with CARB's 2001 standards, and all but one of these engines comply with CARB's 2004 standard. The Company believes that this one engine will be in compliance by the year 2004. In addition, based on current technology, CARB's year

2008 standards would require the Company to turn to untested technologies in an attempt to achieve compliance. The California market represents only an approximate 3% of the Company's North American sales of outboard engines.


     Additionally, certain states have required or are considering requiring a license to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may discourage potential first-time buyers, which could affect the Company's business, financial condition and results of operations. In addition, certain state and local government authorities are contemplating regulatory efforts to restrict boating activities, including the use of engines, on certain inland bodies of water. In one instance, the East Bay Municipal Utility District, located near Oakland, California, has adopted regulations that, on one of the three inland water bodies under its jurisdiction, will limit certain gasoline engine use effective January 1, 2002. While the Company cannot assess the impact that any such contemplated regulations would have on its business until such regulations are formally enacted, depending upon the scope of any such regulations, they may have a material adverse affect on the Company's business. The Company, however, does not believe that the regulations adopted by the East Bay Municipal Utility District will have a material adverse effect on the Company's business.


     The Company cannot predict the environmental legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material.

INTANGIBLE ASSETS


     As of December 31, 1998, the Company's Statement of Consolidated Financial Position included approximately $196 million of unamortized intangible assets, which is approximately 21% of the total assets of the Company and 343% of the shareholders' equity. The current amortization rate on the unamortized intangible assets is approximately $6 million per year.


     Goodwill represents the excess of the cost of the businesses acquired over the fair value of the net identifiable assets. United States generally accepted accounting principles require goodwill and other intangibles to be amortized over the period benefited, which management has determined to be between 15 and 40 years. Management continually monitors events and circumstances both within the Company and within the industry to determine if any event or circumstance could warrant revisions to the Company's estimated useful life of the goodwill and/or other intangible assets. If management determined that a reduction of the useful life of the intangible assets is necessary, it could have a material impact on the Company's results of operations.

YEAR 2000 ISSUES AND CONSEQUENCES


     During 1997 and fiscal 1998, the Company assessed the steps necessary to address issues raised by the coming of Year 2000. The steps to be taken include reviews of the Company's hardware and software requirements worldwide, including processors embedded in manufacturing equipment, as well as vendors of goods and services. Based on these reviews, the Company developed a strategy for attaining Year 2000 compliance that includes modifying and replacing software, acquiring new hardware, educating its dealers and distributors and working with vendors of both goods and services. With the assessment phase of the strategy completed, the Company is in the process of implementing and testing remedies of issues identified during the assessment phase. The Company anticipates completing all implementation and testing of internal remedies by June 30, 1999. To date, the Company has spent approximately $6.7 million on personal computer and network, mainframe and telecommunication solutions to issues related with the Year 2000 and estimates that it will spend up to a total of $11 million, approximately half of which is associated with personal computers and networks, to remedy all of the issues associated with ensuring that its hardware and software worldwide, and the systems associated therewith, are able to operate properly in the Year 2000. The Company has expensed these items, except for hardware costs incurred in the normal course of business, which have been capitalized, in the Company's Statement of Consolidated Earnings for the applicable period.

     The Company believes that its owned or licensed hardware and software will be able to operate properly into the Year 2000. However, the Company relies on the goods and services of other companies in order to manufacture and deliver its goods to the market. Although the Company is taking every reasonable step to determine that these vendors will be able to continue to provide their goods or services, there can be no assurance that, even upon indications of their ability to do so, the Company's vendors will be able to provide their goods and services to the Company in a manner that satisfactorily addresses the Year 2000 issues. If, on or near January 1, 2000, the Company discovers that a non-critical vendor, which previously assured the Company that it would be Year 2000 compliant, is in-fact not compliant, an alternate supplier will be used by the Company and there should be no material effect on the Company's business. If, on or near January 1, 2000, the Company discovers that a critical vendor, such as a utility company or a supplier of a part, component or other goods or service that is not readily available from an alternate supplier, which previously assured the Company that it would be Year 2000 compliant is in-fact not compliant, the Company may not be able to produce, on a timely basis, finished goods for sale to its dealers. If this should occur, the Company will either wait for such vendor to become Year 2000 compliant or seek an alternate vendor who can provide the applicable goods or service in a more timely manner. In connection with the Company's initiative to outsource non-core capabilities, a potential vendor's Year 2000 readiness is one criteria the Company will consider in determining which vendor will be used for such outsourcing. In the event that a vendor is critical and either no alternate vendor is available or is able to operate into the Year 2000, this could have a negative impact on the Company's business, results of operations, or financial condition. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000 Matters."


RANKING


     The Notes will be senior unsecured obligations of the Company (except as provided with respect to the applicable Interest Reserve Account) and will rank pari passu in right of payment with all existing and future senior unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors (except as provided with respect to the applicable Interest Reserve Account) and will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Subsidiary Guarantors, and senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. The Notes and the Subsidiary Guarantees will be effectively subordinated to secured obligations of the Company and the Subsidiary Guarantors, respectively (including the Company's and the Subsidiary Guarantors' obligations under the Credit Agreement, to the extent of the assets securing such obligations) and to all indebtedness and other obligations of each Non-Guarantor Subsidiary. As of December 31, 1998, the Notes and the Subsidiary Guarantees would have been effectively subordinated to approximately $81.9 million of secured obligations of the Company and the Subsidiary Guarantors (including an aggregate of $37.6 million of letter of credit obligations under the Credit Agreement) and $30.7 million of indebtedness and other obligations of the Non-Guarantor Subsidiaries. See "Capitalization."


BANKRUPTCY RISK RELATED TO INTEREST RESERVE ACCOUNTS

     The right of the trustee under the Depositary Agreement (as defined) to foreclose on the Notes Interest Account (as defined) upon the occurrence of any event of default on the Notes is likely to be significantly impaired by applicable law if a bankruptcy or reorganization case were to be commenced by or against the Company. Upon the commencement of a bankruptcy case, for example, the trustee will be automatically stayed from commencing or continuing any foreclosure action absent an order from the bankruptcy court. In addition, the cash in the Interest Reserve Accounts may be deemed "cash collateral" which the Company may be able to use (subject to bankruptcy court order and adequate protection to the trustee) for purposes other than those specified under the Depositary Agreement. Moreover, payments of interest from the Interest Reserve Accounts, or payments to replenish the balance thereof, made within 90 days of the commencement of a bankruptcy case may be deemed preferences and, therefore, recoverable from recipients or immediate transferees of such recipients. If such payments are made to "insiders" (as defined in the Bankruptcy Code), the applicable preference period will increase from 90 days to one year. Further, under a plan of reorganization, the maturity date and interest rate associated with the claim secured by the Interest Reserve Accounts may be significantly modified.

FRAUDULENT TRANSFER CONSIDERATIONS

     Under relevant fraudulent transfer law, if a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company or a Subsidiary Guarantor, that at the time the Company issued the Notes or at the time the Subsidiary Guarantors issued the Subsidiary Guarantees either (i) the Company or a Subsidiary Guarantor received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Notes or the Subsidiary Guarantees, and, at the time of such incurrence, the Company or a Subsidiary Guarantor (a) was insolvent or was rendered insolvent by reason of such incurrence, (b) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (c) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, or (ii) the Notes or the Subsidiary Guarantees were issued with actual intent to hinder, delay or defraud creditors, such court could, among other things, (x) void all or a portion of the Company's or such Subsidiary Guarantor's obligations to the holders of the Notes and/or
(y) subordinate the Company's or such Subsidiary Guarantor's obligations to the holders of the Notes to other existing and future indebtedness of the Company or such Subsidiary Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes or Subsidiary Guarantees. In addition, because net proceeds from the issuance of the Old Notes was applied to repay outstanding indebtedness under the Term Loan (as defined), a court may also consider the solvency of the Company at the time when such indebtedness was incurred. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair salable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency.


     On the basis of its historical financial information, its recent operating results and other factors, the Company believes that (i) the Company was, at the time it assumed indebtedness under the Term Loan and at the time it incurred additional indebtedness under the Term Loan, and at the time the Old Notes were issued, and (ii) each Subsidiary Guarantor was, at the time the Subsidiary Guarantees were issued, solvent. The Company also believes that it and that each Subsidiary Guarantor will have sufficient capital to carry on its business and will continue to be able to pay its debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions.


CONTROL BY PRINCIPAL STOCKHOLDER

     Greenmarine Holdings holds 99.9% of the outstanding common stock of the Company. Accordingly, Greenmarine Holdings can elect all of the directors of the Board of Directors of the Company and controls all corporate transactions or other matters required to be submitted to stockholders for approval, including any merger, consolidation, or sale of all or substantially all of the Company's assets. By reason of such stock ownership, Greenmarine Holdings may have interests which could be in conflict with those of the holders of the Notes. See "The Greenmarine Acquisition", "Management--Control by Greenmarine Holdings" and "Security Ownership of Certain Beneficial Owners and Management" (including Footnote 1 thereto).

CHANGE OF CONTROL PROVISIONS

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes--Repurchase at the Option of Holders--Change of Control." In the event that a Change of Control occurs, the Company would likely be required to refinance the indebtedness outstanding under the Credit Agreement and the Notes. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company.

     One of the events that would constitute a Change of Control under the Indenture is a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person other than a Permitted Holder. Permitted Holders are defined in the Indenture to include Greenmarine Holdings and its affiliates,

Quasar Strategic Partners LDC and its affiliates, Quantum Industrial Partners LDC and its affiliates, Quasar International Fund N.V. and its affiliates, Quantum Industrial Holdings Ltd. and its affiliates, and Greenlake Holdings LLC and its affiliates, all of whom may be deemed affiliates of the Company. Accordingly, the Company or its controlling shareholder, Greenmarine Holdings, could effect such a sale or disposition to an affiliated entity without resulting in a Change of Control under the Indenture and, thus, without triggering the Company's obligation to offer to repurchase the Notes upon a Change of Control. See "Risk Factors--Control by Principal Stockholder", "Security Ownership of Certain Beneficial Owners and Management," "Description of Notes--Repurchase at the Option of Holders--Change of Control," "Description of Notes--Certain Definitions--Change of Control," and "Description of Notes--Certain Definitions--Permitted Holders."


ABSENCE OF PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The market for Old Notes not tendered for exchange in the Exchange Offer is likely to be more limited than the existing market for such Notes. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement (as defined) with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market making may be discontinued at any time.

FAILURE TO EXCHANGE OLD NOTES

     Exchange Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal (or Agent's Message) and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                          THE GREENMARINE ACQUISITION

     On September 12, 1997, Greenmarine Holdings acquired control of approximately 90% of the then outstanding shares of common stock ("Pre-Merger Company Shares") of Outboard Marine Corporation through an $18.00 per share tender offer pursuant to Greenmarine Holdings' Offer to Purchase dated August 8, 1997 (the "Tender Offer"). On September 30, 1997, Greenmarine Holdings acquired the untendered Pre-Merger Company Shares by merging an acquisition subsidiary with and into the Company (the "Merger"). As a result of the Merger, OMC became a wholly-owned subsidiary of Greenmarine Holdings; each untendered Pre-Merger Company Share outstanding immediately prior to the Merger was converted into the right to receive a cash payment of $18.00 per share; and 20.4 million shares of new common stock of the Company were issued to Greenmarine Holdings. The Tender Offer and the Merger are collectively referred to herein as the "Greenmarine Acquisition."

     Greenmarine Holdings currently beneficially owns over 99% of the outstanding shares of common stock of the Company. The members of Greenmarine Holdings are Greenlake Holdings LLC ("Greenlake"), Quasar Strategic Partners LDC ("QSP") and Quantum Industrial Partners LDC ("QIP"). Greenlake, QSP and QIP have approximately a 30.5%, 34.75% and 34.75% interest in Greenmarine Holdings, respectively. Greenlake is controlled by Mr. Alfred D. Kingsley and Mr. Gary K. Duberstein. QSP and QIP are entities affiliated with Soros Fund Management LLC. See "Security Ownership of Certain Beneficial Owners and Management" (including Footnote 1 thereto).

     To finance a portion of the funds required to effect the Greenmarine Acquisition, the acquisition subsidiary of Greenmarine Holdings entered into a Credit Agreement, dated August 13, 1997, with American Annuity Group, Inc. and Great American Insurance Company, as lenders, pursuant to which the lenders provided a $150.0 million term loan (the "Term Loan"). The Term Loan bore interest at a rate of 10% per annum and was by its terms due on June 16, 1998. The proceeds of the Term Loan were used to acquire Pre-Merger Company Shares in the Tender Offer and the Merger, and to repurchase a portion of the Company's 7% Convertible Subordinated Debentures due 2002 (the "Convertible Debentures"), which the Company was required to offer to repurchase as a result of the Greenmarine Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition; Liquidity and Capital Resources" and "Description of Certain Other Indebtedness--Subordinated Debt Securities--7% Convertible Subordinated Debentures Due 2002." In connection with the Merger, the Company assumed all of the borrower's obligations under the Term Loan. The net proceeds of the sale of the Old Notes were used to prepay the Term Loan. See "Use of Proceeds." To finance the remaining portion of the funds required to consummate the Greenmarine Acquisition, each of QSP and QIP contributed $96.25 million to Greenmarine Holdings and Greenlake contributed $48.5 million and 2.0 million Pre-Merger Company Shares to Greenmarine Holdings.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

     The net proceeds to the Company from the sale of the Old Notes were $155.2 million (after deduction of discounts to the Initial Purchasers). The net proceeds of the sale of the Old Notes were used to prepay the $150.0 million principal amount of the Term Loan, plus accrued and unpaid interest thereon (approximately $1,083,000). In addition, approximately $4.1 million of the net proceeds of the sale of the Old Notes and $24.5 million of available cash, in aggregate representing an amount sufficient to pay one year of pro forma interest on the Company's Senior Debt, were used to fund the Interest Reserve Accounts. In certain instances, the Company will be required to contribute additional amounts to the Interest Reserve Accounts to maintain the Required Amount. The Depositary Agreement allows the Depositary Agent to foreclose upon the net proceeds of the Interest Reserve Accounts upon the occurrence of any default or event of default under the Indenture or the Credit Agreement. See "Description of Notes--Interest Reserve Accounts."

                                 CAPITALIZATION


     The following table sets forth the historical capitalization of the Company as of December 31, 1998. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data" and the Consolidated Financial Statements, and the related notes thereto, included elsewhere herein.



                                                              AS OF DECEMBER 31, 1998
                                                              -----------------------
                                                               (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................          $ 13.6
Interest Reserve Accounts(1)................................            28.6
Total debt (including current portion of long-term debt):
  Credit Agreement(2).......................................          $ 32.4
  10 3/4% Senior Notes due 2008(3)..........................           155.5
  9 1/8% Debentures due 2017................................            62.8
  Medium-Term Notes due 1999 to 2001(4).....................            20.9
  Industrial Revenue Bonds due 2002 to 2007 and other
     debt(5)................................................            11.9
  7% Convertible Subordinated Debentures due 2002(6)........             7.1
                                                                      ------
     Total debt.............................................           290.6
                                                                      ------
Total shareholders' investment..............................            57.2
                                                                      ------
     Total capitalization...................................          $347.8
                                                                      ======


------------------------------

(1) Funds deposited in the Interest Reserve Accounts are held by a depositary as a contingency reserve for future interest payments on Senior Debt (as defined). See "Description of Notes -- Interest Reserve Accounts."


(2) As of March 1, 1999, there was $77.5 million of outstanding borrowings under the Credit Agreement. In addition, letters of credit in an aggregate amount of $37.6 million were outstanding on that date. As of March 1, 1999, the Company had additional borrowing availability of approximately $20.4 million under the Credit Agreement, after giving effect to borrowing base limitations and outstanding letters of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition; Liquidity and Capital Resources" and "Description of Certain Other Indebtedness--Credit Agreement."



(3) Excludes $4.5 million of unamortized discounts and commissions to the Initial Purchasers in connection with the Initial Offering. The aggregate principal amount of the 10 3/4% Senior Notes due 2008 outstanding is $160.0 million. See "Use of Proceeds."


(4) Interest rates on the Medium-Term Notes range from 8.160% to 8.625%. See "Description of Certain Other Indebtedness--Senior Debt
    Securities--Medium-Term Notes."

(5) Interest rates on the Industrial Revenue Bonds range from 6% to 12.037%.

(6) As a result of the Greenmarine Acquisition, the outstanding Convertible Debentures are convertible into the right to receive a cash payment equal to $809 for each $1,000 principal amount of Convertible Debentures so converted. The outstanding Convertible Debentures are convertible at any time prior to their maturity on July 1, 2002. See "Description of Certain Other Indebtedness -- Subordinated Debt Securities -- 7% Convertible Subordinated Debentures due 2002."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


    The selected historical consolidated financial information of the Company presented below was derived from the consolidated financial statements of the Company as of and for each of the fiscal years in the five-year period ended September 30, 1998 and for each of the three months ended December 31, 1997 and 1998. For accounting purposes, the Greenmarine Acquisition was treated as a "purchase" transaction and, accordingly, the selected historical consolidated financial information of the Company is not comparable in all respects to the historical consolidated financial information for periods subsequent to the Greenmarine Acquisition. The Company's consolidated financial data for the three months ended December 31, 1997 have been derived from the Company's unaudited financial statements which, in the opinion of management contain all normal recurring adjustments necessary for fair presentation of the financial position and results of operations for such periods. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and the Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus.



                                             PRE-MERGER COMPANY                       POST-MERGER COMPANY
                                  ----------------------------------------    ------------------------------------
                                                                               FISCAL YEAR     THREE MONTHS ENDED
                                      FISCAL YEAR ENDED SEPTEMBER 30,             ENDED           DECEMBER 31,
                                  ----------------------------------------    SEPTEMBER 30,   --------------------
                                    1994       1995       1996      1997         1998(1)         1997        1998
                                  --------   --------   --------   -------    -------------   -----------   ------
(DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE DATA AND RATIOS)                                   (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales.....................  $1,078.4   $1,229.2   $1,121.5   $ 979.5      $1,025.7        $209.5      $199.4
  Cost of goods sold............     809.1      919.4      877.6     822.0         793.6         171.7       180.7
                                  --------   --------   --------   -------      --------        ------      ------
  Gross earnings................     269.3      309.8      243.9     157.5         232.1          37.8        18.7
  Selling, general and
    administrative expense......     223.3      242.6      224.9     219.9         266.2          48.8        62.3
  Restructuring charges(2)......        --         --       25.6        --          98.5            --          --
  Change in control
    expenses--compensation(3)...        --         --         --      11.8            --            --          --
                                  --------   --------   --------   -------      --------        ------      ------
  Earnings (loss) from
    operations..................      46.0       67.2       (6.6)    (74.2)       (132.6)        (11.0)      (43.6)
  Interest expense..............      15.1       23.1       12.3      16.2          30.1           7.7         6.8
  Change in control expenses....        --         --         --      15.1            --            --          --
  Other (income)/expense, net...     (22.5)     (16.7)      (8.5)    (29.2)        (15.6)         (2.4)       (3.3)
                                  --------   --------   --------   -------      --------        ------      ------
  Earnings (loss) before
    provision for income
    taxes.......................      53.4       60.8      (10.4)    (76.3)       (147.1)        (16.3)      (47.1)
  Provisions (credit) for income
    taxes.......................       4.9        9.4       (3.1)      2.8           3.4           0.8          --
                                  --------   --------   --------   -------      --------        ------      ------
  Net earnings (loss)...........  $   48.5   $   51.4   $   (7.3)  $ (79.1)     $ (150.5)       $(17.1)     $(47.1)
                                  ========   ========   ========   =======      ========        ======      ======
  Net loss per share of common
    stock
    Basic.......................      2.42       2.56      (0.36)    (3.91)        (7.38)        (0.84)      (2.31)
    Diluted.....................      2.22       2.33      (0.36)    (3.91)        (7.38)        (0.84)      (2.31)
OTHER DATA:
  EBITDA (as defined)(4)........  $   93.4   $  118.7   $   77.3   $  (0.9)     $   20.0        $  0.9      $(30.1)
  Net cash provided by (used
    for) operating activities...      57.3       51.4       91.1      (9.2)         60.3         (36.6)      (53.3)
  Net cash used for investing
    activities..................     (63.0)     (65.8)     (50.5)    (26.1)        (24.0)         (5.4)       (9.6)
  Net cash provided by (used
    for) financing activities...     (19.7)      (8.1)      (2.9)     (3.7)        (45.1)         12.0        31.2
  Depreciation and amortization
    (including amortization of
    debt discount)..............      44.0       47.6       54.7      57.0          50.1          12.5        12.4
  Amortization of debt
    discount....................       0.8        1.0        0.8       2.7           0.8           0.3         0.1
  Capital expenditures..........      68.2       66.5       52.7      36.3          34.4           6.3        15.1
  Ratio of earnings to fixed
    charges(5)..................       4.3x       3.5x       N/A       N/A           N/A           N/A         N/A






                                                  PRE-MERGER COMPANY              POST-MERGER COMPANY
                                              ---------------------------   --------------------------------
                                                     SEPTEMBER 30,            SEPTEMBER 30,
                                              ---------------------------   -----------------   DECEMBER 31,
                                               1994      1995      1996       1997      1998        1998
                                              -------   -------   -------   --------   ------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents................   $  80.3   $  58.3   $  95.5   $   54.4   $ 45.2      $ 13.6
  Working capital(6).......................     196.2     253.4     214.2       (3.5)    84.8        39.9
  Total assets.............................     817.1     907.0     873.7    1,050.2    949.9       916.2
  Long-term debt...........................     178.2     177.4     177.6      103.8    247.9       247.0
  Total shareholders' investment...........     209.0     255.8     237.6      277.0     94.7        57.2


                         (footnotes on following page)

------------------------------

(1) On September 12, 1997, a wholly-owned subsidiary of Greenmarine Holdings acquired beneficial ownership of more than 90% of the Company's common stock. On September 30, 1997, the subsidiary merged with and into the Company. This acquisition has been accounted for as a purchase and is deemed to have occurred on September 30, 1997. The Company's balance sheet as of September 30, 1998 and its results of operations for fiscal 1998 reflect the purchase accounting adjustments and, consequently, such operating results are not directly comparable to results of operations in prior periods.

(2) The restructuring charges recorded in fiscal 1998 related to the announced closings of the Company's Milwaukee, Wisconsin and Waukegan, Illinois engine manufacturing facilities, including severance costs, curtailment losses and facility shut-down costs associated therewith. The restructuring charges recorded in fiscal 1996 related to closings of distribution operations and write-down of manufacturing facilities outside the United States. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein.

(3) The change in control expense--compensation recorded in fiscal 1997 related to compensation expenses resulting from the change in control as a result of the Greenmarine Acquisition.


(4) "EBITDA" represents earnings from operations (including income derived from the Company's sterndrive joint venture, net of joint venture expenses) before depreciation and amortization (excluding debt discount amortization) and restructuring charges. For each of the fiscal years ended September 30, 1998 and September 30, 1996, "EBITDA" does not include restructuring charges of $98.5 million and $25.6 million, respectively. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein. For the fiscal year ended September 30, 1997, "EBITDA" does not include a one-time $11.8 million charge due to a change in control expense related to compensation expenses resulting from the change in control as a result of the Greenmarine Acquisition. The Company accrues for income from the sterndrive joint venture, net of joint venture expenses, in Other Income and has included it in EBITDA because it reflects a recurring stream of revenue from the sale of the Company's sterndrive parts and accessories products. Income (loss) from the sterndrive joint venture, net of joint venture expenses, was $4.1 million, $4.9 million, $4.4 million, $7.2 million, $4.8 million, $(0.3) million and $1.2 million for the fiscal years ended 1994, 1995, 1996, 1997, 1998 and for the three months ended December 31, 1997 and 1998, respectively. Information of the type presented by EBITDA is widely used by securities analysts and is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements. While management believes that EBITDA is an appropriate approximation of the Company's liquidity, EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles), as a measure of liquidity, and should not be construed as a measure of liquidity or as an indication of a company's operating performance. EBITDA as presented herein may be calculated differently by other companies and, accordingly, the amounts presented herein may not be comparable to similarly titled measurements of other companies.



(5) For purposes of the computations, earnings before fixed charges consist of income (loss) before the provision for income taxes and fixed charges; fixed charges consist of interest expense, including the interest portion of rental obligations on capitalized and noncapitalized leases and amortization of debt discount and deferred debt expenses. Earnings were inadequate to cover fixed charges for fiscal 1996, fiscal 1997, fiscal 1998, and for the three months ended December 31, 1997 and the three months ended December 31, 1998. The amounts of additional earnings that would have been required to cover fixed charges for such periods are $10.4 million, $76.3 million, $147.1 million, $16.3 million and $47.1 million, respectively.


(6) Working capital is defined as current assets minus current liabilities. Working capital as of September 30, 1997 included $96.0 million in principal amount of the Term Loan, which had been classified as short-term indebtedness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the more detailed information and Consolidated Financial Statements of the Company, together with the notes thereto, included elsewhere in this Prospectus.

GENERAL


     The Company restated its consolidated financial statements for its fiscal year ended September 30, 1997 in connection with its revising the accounting for its acquisition by Greenmarine Holdings. The Company also restated its financial statements for its fiscal quarters ended December 31, 1997, March 31, 1998, and June 30, 1998. The restatement resulted from management's reconsideration of the periods to which the reorganization plan expenses incurred in connection with the acquisition by Greenmarine Holdings should be charged. As of September 30, 1997, management had recorded these expenses as purchase accounting adjustments. Upon further consideration, management believed that these charges were more appropriately reported in fiscal year 1998. Operational refinements during fiscal year 1998, including changes in the specific plants to be closed, and the fact that certain parts of the plan were not implemented within a one year time period, resulted in a decision that these expenses were, using interpretations of authoritative accounting literature, more appropriately reported in fiscal year 1998. As a result, the Company's September 30, 1997 financial statements were restated to reverse $122.9 million of previously recorded accrued liabilities and contingencies with a corresponding reduction in goodwill. The Company recognized approximately $149 million in operating expenses and restructuring costs in fiscal year 1998 to record its reorganization plan and contingencies, including a restructuring charge of $98.5 million and additional operating expenses of $53.3 million, which was offset partially by an approximate $3.0 million reduction in amortization expense. The Company also reclassified certain deferred tax liabilities to a corresponding liability account. These deferred tax liabilities were previously offset against deferred tax assets associated with certain purchase accounting reserves that were subsequently reversed in the restatements. Separately, the Company reduced the deferred tax assets and the corresponding valuation allowance to reflect the tax impacts of the purchase accounting adjustments. As part of the purchase accounting adjustments, the Company also reclassified a valuation reserve for a joint venture investment to "other assets" from "accrued liabilities". Such reclassifications did not change net income in the Statements of Consolidated Earnings for the fiscal year ended September 30, 1997 and September 30, 1998. The restatements did not have an effect on the Company's Statement of Consolidated Cash Flows (other than certain reclassifications in the cash flows from operations) for fiscal year 1997 or fiscal year 1998. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein.



     Effective October 1, 1998, the Company's fiscal year-end changed from September 30 to December 31. On March 3, 1998, the Company filed with the Securities and Exchange Commission a transition report on Form 10-K for the transition period of October 1, 1998 through December 31, 1998.



     Industry Overview. According to data published by the NMMA, the recreational boating industry generated approximately $19.2 billion in domestic retail sales in 1998, including approximately $8.7 billion in sales of boats, engines, trailers and accessories. In addition, according to statistics compiled by the U.S. Department of Commerce, recreational products and services represent one of the fastest growing segments of U.S. expenditures.


     Cyclicality; Seasonality; Weather Conditions. The recreational marine industry is highly cyclical. Industry sales, including sales of the Company's products, are closely linked to the conditions of the overall economy and are influenced by local, national and international economic conditions, as well as interest rates, consumer spending, technology, dealer effectiveness, demographics, fuel availability and government regulations. In an economic downturn, consumer discretionary spending levels are reduced, often resulting in disproportionately large declines in the sale of relatively expensive items such as recreational boats. Similarly, rising interest rates could have a negative impact on consumers' ability, or willingness to obtain financing from lenders, which could also adversely affect the ability of the Company to sell its products. Even if prevailing economic conditions are positive, consumer spending on non-essential goods such as recreational boats can be adversely affected due to declines in consumer confidence levels. According to data published by the NMMA, total unit sales of outboard boats in the United States fell from a high of 355,000 units in 1988 to 192,000 units in 1992, while total unit sales of outboard engines in the United States fell from a high of 460,000 units to 272,000 units during the same time period. The sales decline in the marine industry during this period was the worst such decline in the last 30 years. According to data published by the NMMA, 1995 annual U.S. purchases of boats and engines increased to 336,960 and 317,000, respectively, but unit sales declined in 1996 and 1997, when reported U.S. sales of boats and engines were 320,850 and 308,000, and 304,600 and 302,000, respectively. The Company believes these declines were due partially to adverse weather conditions. In 1998, U.S. unit sales of boats and engines increased to 305,400 and 314,000, respectively.


     The recreational marine industry, in general, and the business of the Company are seasonal due to the impact of the buying patterns of dealers and consumers. The Company's peak revenue periods historically have been its fiscal quarters ending June 30 and September 30, respectively. Accordingly, the Company's receivables, inventory and accompanying short-term borrowing to satisfy working capital requirements are usually at their highest levels in the Company's fiscal quarter ending March 31 and decline thereafter as the Company's products enter the peak consumer selling seasons. Short-term borrowings averaged $35.7 million in fiscal year 1998, with month-end peak borrowings of $70.7 million in February and March 1998. Because of the seasonality of the Company's business, the results of operations for any fiscal quarter are not necessarily indicative of the results for the full year. Additionally, an event which adversely affects the Company's business during any of these peak periods could have a material adverse effect on the Company's financial condition or results of operations for the full years.

     The Company's business is also affected by weather patterns which may adversely impact the Company's operating results. For example, excessive rain during the Spring and Summer, the peak retail sales periods, or unseasonably cool weather and prolonged winter conditions, may curtail customer demand for the Company's products. Although the geographic diversity of the Company's dealer network may reduce the overall impact on the Company of adverse weather conditions in any one market area, such conditions may continue to represent potential adverse risks to the Company's financial performance.


     Acquisition by Greenmarine Holdings LLC. On September 12, 1997, Greenmarine Holdings acquired control of approximately 90% of the then outstanding shares of common stock (the "Pre-Merger Company Shares") of the Company through an $18.00 per share tender offer pursuant to Greenmarine Holdings' Offer to Purchase dated August 8, 1997 (the "Tender Offer"). On September 30, 1997, Greenmarine Holdings acquired the untendered Pre-Merger Company Shares by merging its acquisition subsidiary (i.e., Greenmarine Acquisition Corp.) with and into the Company (the "Merger", and together with the Tender Offer, the "Greenmarine Acquisition"). As a result of the Merger, the Company became a wholly-owned subsidiary of Greenmarine Holdings; each untendered Pre-Merger Company Share outstanding immediately prior to the Merger was converted into the right to receive a cash payment of $18.00 per share; and
20.4 million shares of new common stock of the Company were issued to Greenmarine Holdings. The Greenmarine Acquisition was completed for aggregate consideration of approximately $373.0 million and has been accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to assets acquired and liabilities assumed based on fair market values at the date of acquisition (i.e., September 30, 1997). In the opinion of management, accounting for the purchase as of September 30, 1997 instead of September 12, 1997 did not materially affect the Company's results of operations for fiscal 1997. The fair values of tangible assets acquired and liabilities assumed were $883.6 million and $817.8 million, at September 30, 1997, respectively. In addition, $83.9 million of the purchase price was allocated to intangible assets for trademarks, patents and dealer network. The final excess purchase price over fair value of the net assets acquired was approximately $120 million and has been classified as goodwill in the Company's Statement of Consolidated Financial Position at September 30, 1998.



     New Management Initiatives. Since the Greenmarine Acquisition, the Company has assembled a new senior management team led by David D. Jones. The new senior management team has developed a turnaround strategy to capitalize on the Company's strong market position and leading, well-recognized brand names and to take advantage of anticipated growth in the recreational marine industry. Under its new management, the Company has also developed a business reorganization plan to realign and consolidate its products offered in the marketplace, and to improve existing manufacturing processes that will enable the Company to increase production efficiency and asset utilization. This turnaround strategy and reorganization plan includes the elimination and consolidation of certain of the Company's products, and the closing and consolidation of certain of the Company's manufacturing facilities with corresponding involuntary employee terminations. However, there can be no assurance that the Company's turnaround strategy will be fully implemented or that its anticipated benefits will be realized.



     In January 1998, the Company began implementing its turnaround strategy and reorganization plan by closing its Old Hickory, Tennessee facility and consolidating the freshwater fishing operations at the Company's Murfreesboro, Tennessee facility. The Company also began, and has now completed, the consolidation of certain of its saltwater fishing operations. In addition, the Company has reduced its workforce by approximately 540 employees (in addition to the 950 employees discussed below), primarily within the Company's boat operations. The Company has accounted for liabilities assumed in connection with the severance benefits associated with the closure of the Old Hickory facility ($1.3 million) as part of the purchase price allocation at September 30, 1997. The Company has incurred approximately $ 0.8 million in severance costs through December 31, 1998.


     In March 1998, the Company announced a lean manufacturing initiative for its marine power manufacturing operations. Lean manufacturing is a disciplined approach for implementing proven manufacturing methodologies in order to reduce manufacturing costs through improved employee productivity and reduced inventory. The first phase of this initiative was introduced at the Company's final assembly plant in Calhoun, Georgia and, as the second phase, this initiative has been expanded to certain of the Company's sub-assembly facilities. This initiative is expected to reduce costs, shorten production times, lower inventory and improve the Company's responsiveness to dealer and consumer demand. The Company also began implementing a strategic purchasing program in January 1998. This program is designed to reduce purchasing costs by consolidating purchasing across vendors, integrating suppliers into the product design process at an early stage and designing products for lower cost.


     In April 1998, the Company announced that it would close its research facility in Waukesha, Wisconsin and relocate these operations to other facilities. The Company has accounted for its closure of the Waukesha, Wisconsin facility in its fiscal year ended September 30, 1998 results by recording approximately $2.5 million of expenses in its Statement of Consolidated Earnings.


     In June 1998, the Company announced the realignment of its aluminum boat brands. The most popular models from the Grumman, Roughneck and Sea Nymph lines were consolidated into the Lowe brand, which brand has been positioned to offer a full line of aluminum boats. This consolidation is a further step in the Company's efforts to reduce competition among its own brands in every aluminum market and as a way to help its dealers offer a complete line of boats to meet customer demand, rather than having to select from multiple boat company lines.


     Also in June 1998, the Company announced that it had entered into a long-term strategic business agreement with Johnson Worldwide Associations, Inc. to supply a range of private-label electric trolling motors designed to OMC's specifications. This gives the Company a full line of industry leading, current technology electric trolling motors to offer its dealers.



     In July 1998, the Company announced a new brand strategy for its Johnson and Evinrude outboard engines. This strategy is designed to differentiate the Company's Johnson and Evinrude lines, which had become identical engines that were marketed under different names. Johnson and Evinrude engines are now readily distinguishable from each other and are being marketed to target different consumers. The Company's Evinrude brand comprises two-stroke models incorporating the Company's FICHT fuel-injection technology and certain four-stroke engines. The Evinrude brand is being marketed as the Company's "premium" outboard marine engine. The Company's Johnson brand comprises a full line of traditional carbureted two-stroke models. As a result, while OMC dealers previously sold either Johnson or Evinrude engines, they are now able to sell both engine lines.

     On September 24, 1998, the Company announced that it would be closing its Milwaukee, Wisconsin and Waukegan, Illinois facilities by the end of the year 2000. A restructuring charge of $98.5 million was recognized in the fourth quarter of fiscal 1998 and includes charges for the costs associated with closing these two facilities, and the related employee termination benefits for approximately 950 employees. As of December 31, 1998, the Company had not incurred any costs against the restructuring charge established in the prior fiscal year. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein. The Company plans to outsource substantially all of the manufacturing of parts currently produced by these two facilities to third-party vendors with the balance being relocated to other facilities of the Company. The Company has already transferred the manufacture of certain components, accessories and service parts and continues to obtain and review proposals from vendors in anticipation of outsourcing the remainder of the production. The Company has begun negotiations with the unions representing employees at the Milwaukee and Waukegan facilities regarding shutdown agreements. Although there can be no assurance, the Company believes that these negotiations will result in satisfactory shutdown agreements with the respective unions and anticipates substantial completion of the restructuring plan by the end of the year 2000.



     Market Share. Since 1993, the Company's twelve-month rolling domestic outboard engine market share has gradually declined from 49% as of December 31, 1993 to 35% as of December 31, 1998, and its domestic boat market share has also declined from 20% to 13% for the same period. The primary causes for these declines have been the loss of key dealers and original equipment manufacturers to competitors, and the rationalization of boat brands. In addition, competitors have offered products in certain categories for which the Company does not offer a competitive product. Although there can be no assurance that the Company's market share will not continue to decline, the Company believes that its business strategies, including plans for future products and for products currently being offered, such as FICHT, will improve its market shares.



     Introduction of FICHT Engines; Regulatory Compliance. The EPA has adopted regulations governing emissions from two-stroke marine engines. As adopted, the regulations as they relate to outboard engines phase in over nine years, beginning in model-year 1998 and concluding in model-year 2006. With respect to personal watercraft, the regulations phase in over eight years, beginning in model-year 1999 and concluding in model-year 2006. Marine engine manufacturers are required to reduce hydrocarbon emissions from outboard engines, on average by 8.3% per year through model-year 2006 beginning with the 1998 model-year, and emissions from personal watercraft by 9.4% per year through model-year 2006 beginning in model-year 1999. In 1994, the Company announced "Project LEAP", a project to convert its entire outboard product line to low-emissions products within the next decade. Partly in response to these EPA emission standards, the Company introduced its Evinrude engines with FICHT fuel-injection technology, which offer an average hydrocarbon emission reduction of 80% and an approximate 35% increase in fuel economy depending on the application. The higher manufacturing costs of the FICHT fuel-injected engines will result initially in a lower margin to the Company; however, the Company has implemented several initiatives to reduce the manufacturing costs of its new engines. Because of the higher retail costs of engines incorporating the FICHT technology, consumer acceptance of the new engines may be restrained as long as less expensive engine models, which may or may not meet the new EPA standards, continue to be available.



     Through December 31, 1998, the Company estimates that it has spent approximately $54 million on low-emission technology, and by the year 2006 the Company is expected to spend an aggregate of approximately $90.0 million to meet the EPA's new emission standards.



     In fiscal year 1997, the Company became aware of certain performance issues associated with its FICHT engines. In April 1998, the Company began to identify the causes of these performance issues and an upgrade kit was prepared and distributed. This upgrade kit included certain performance enhancements to the FICHT engines, including, among other things, improvements to the mapping contained in the software of the engine-management module. The Company established a reserve for the correction of the identified problems in fiscal year 1998, which resulted in an approximate $7.0 million increase in the Company's warranty reserve for fiscal year 1998. In January 1999, the Company completed its analysis and determined that certain technological improvements were needed to improve the overall performance of the FICHT engines. As part of this strategy, an upgrade kit for previously sold models, which will contain additional performance enhancements to the FICHT engines, will be provided to dealers in April 1999. The Company expects the cost of the April 1999 upgrade kits to be approximately $4.3 million and has recorded an expense and a corresponding reserve for such costs in its financial statements as of December 31, 1998. The Company believes that the April 1999 upgrade kits will significantly improve the overall performance of its FICHT engines and reduce the Company's overall warranty expense experienced for such engines. In addition, the Company will implement engine modifications and changes in production for the affected FICHT models. These engine modifications and production charges will be implemented during a planned two-week suspension of the Company's operations at certain of its engine-manufacturing facilities in March 1999. See "-- Temporary Plant Shutdown" below. Also, a limited warranty extension, from two to three years, will be provided on all FICHT engines purchased by customers between January 1, 1999 and March 31, 1999 that had been sold by the Company to its dealers as of December 31, 1998, which is intended to demonstrate the Company's confidence in the improved FICHT engines. The Company expects this warranty-extension program to cost approximately $1.3 million and, accordingly, has recorded an expense and a corresponding reserve for such costs in its December 31, 1998 financial statements. The Company also expects that actions to be taken to address the FICHT performance issues will result in additional expenses in 1999, primarily in the quarter ending March 31, 1999 due to higher levels of unabsorbed overhead costs, and a reduced level of engine sales in the March 31, 1999 quarter as compared to the same quarter in 1998, as production facilities are modified for the changes in the FICHT-engine production processes.



     The Company has received correspondence from Orbital Engine Corporation Limited ("Orbital") alleging that the Company's FICHT fuel-injected 150-horsepower engines infringe two Australian Orbital patents, which correspond to three U.S. patents and to a number of foreign patents. The Company believes that it has substantial defenses to these allegations, including that the three corresponding U.S. patents are not infringed and/or are invalid. However, there can be no assurance that Orbital will not commence litigation against the Company with respect to this matter or, if such litigation is commenced, that the Company's defenses will be successful. If Orbital is successful in an action against the Company, the Company could be required to obtain a license from Orbital to continue the manufacture, sale, use or sublicense of FICHT products and technology or it may be required to redesign its FICHT products and technology to avoid infringement. There can be no assurance that any such license could be obtained or that any such redesign would be possible. There also can be no assurance that the failure to obtain any such license or effect any such redesign, or any cost associated therewith, would not have a material adverse effect on the Company. The Company determined a range of potential outcomes for this matter and recorded a liability in its September 1998 financial statements (See Note 18 of the Notes to the Consolidated Financial Statements contained elsewhere herein). The sale of FICHT engines accounted for approximately 8% and 16.2% of the Company's revenues in fiscal year 1998 and for the three months ended December 31, 1998, respectively.


     The Company does not believe that compliance with the EPA's new emission standards, which will add cost to the Company's engine products and will initially result in a lower margin to the Company, will be a major deterrent to sales. The Company believes that its new compliant technology will add value to its products at the same time that the entire industry is faced with developing solutions to the same regulatory requirements. In addition, the Company has implemented several initiatives to reduce the manufacturing costs of its new engines. Although there can be no assurance, the Company does not believe that compliance with these new EPA regulations will have a material adverse effect on future results of operations or the financial condition of the Company.


     On December 10, 1998, the California Air Resources Board ("CARB") adopted emissions standards for outboard engines and personal watercraft sold in the State of California that would require compliance with the EPA's year 2006 emissions standards in 2001, and significantly more stringent standards in 2004 and 2008. All manufacturers of outboard engines and personal watercraft will be affected by the regulations. While the Company has not been able to fully assess the impact that such standards will have on its business, the Company has begun to assess possible responses to these standards, including a possible legal challenge. The Company's FICHT fuel-injection and four-stroke outboard engines currently comply with CARB's 2001 standards, and all but one of these engines comply with CARB's 2004 standard. The Company believes that this one engine will be in compliance by the year 2004. In addition, based on current technology, CARB's year 2008 standards would require the Company to turn to untested technologies in an attempt to achieve compliance. The California market represents only an approximate 3% of the Company's domestic sales of outboard engines.

     Additionally, certain states have required or are considering requiring a license to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may discourage potential first-time buyers, which could affect the Company's business, financial condition and results of operations. In addition, certain state and local government authorities are contemplating regulatory efforts to restrict boating activities, including the use of engines, on certain inland bodies of water. In one instance, the East Bay Municipal Utility District, located near Oakland, California, has adopted regulations that, on one of the three water bodies under its jurisdiction, will limit certain gasoline engine use effective January 1, 2002. While the Company cannot assess the impact that any such contemplated regulations would have on its business until such regulations are formally enacted, depending upon the scope of any such regulations, they may have a material adverse effect on the Company's business. The Company, however, does not believe that the regulations adopted by the East Bay Municipal Utility District will have a material adverse effect on the Company's business.

     The Company cannot predict the environmental legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material.


     OMC/Volvo Sterndrive Joint Venture. On December 8, 1998, the Company sold its interest in the joint venture Volvo Penta Marine Products L.P. (the "Volvo Penta Joint Venture") to Volvo Penta of the Americas, Inc. ("Volvo"). The joint venture was formed in 1993 by the Company, AB Volvo Penta and Volvo Penta North America, Inc. to manufacture sterndrive engines for boats. Separately, the Company and Volvo entered into an agreement whereby Volvo will supply to the Company sterndrives through June 30, 2001 and component parts through June 30, 2011, and the Company will supply component parts to Volvo through June 30, 2011. See Note 3 of the Notes to the Consolidated Financial Statements contained elsewhere herein.



     Research and Development. In the three-month periods ended December 31, 1998 and December 31, 1997, OMC spent approximately $10.2 million and $9.0 million, respectively, on research and development activities relating to the development of new products and improvement of existing products, including the FICHT fuel-injection technology. In the fiscal years ended September 30, 1998, 1997 and 1996, OMC spent approximately $36.8 million, $38.2 million and $41.8 million, respectively, for research and development activities. The Company expenses its research and development costs as they are incurred.



     Environmental Compliance. The Company is subject to regulation under various federal, state and local laws relating to the environment and to employee safety and health. These laws include those relating to the generation, storage, transportation, disposal and emission into the environment of various substances, those relating to drinking water quality initiatives and those which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination arising at its owned or operated sites and facilities where its waste is being or has been disposed. The Company believes it is in substantial compliance with such laws except where such noncompliance is not expected to have a material adverse effect. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and similar state laws impose joint, strict and several liability on (i) owners or operators of facilities at, from, or to which a release of hazardous substances has occurred; (ii) parties who generated hazardous substances that were released at such facilities; and (iii) parties who transported or arranged for the transportation of hazardous substances to such facilities. The Company has been notified that it is named a potentially responsible party ("PRP") at various sites for study and clean-up costs. In some cases there are several named PRPs and in others there are hundreds. The Company generally participates in the investigation or clean-up of these sites through cost sharing agreements with terms which vary from site to site. Costs are typically allocated based upon the volume and nature of the materials sent to the site. However, as a PRP, the Company can be held jointly and severally liable for all environmental costs associated with a site. At December 31, 1998, the Company accrued approximately $25 million for costs relating to remediation at contaminated sites, including operation and maintenance for continuing and closed-down operations. The Company believes that these reserves are adequate, although there can be no assurance that this amount will be adequate to cover such known or unknown matters. See Note 18 of the Notes to the Consolidated Financial Statements included elsewhere herein.


     Reclassification. Beginning in October 1998, warranty expense, which was previously reflected as a component of selling, general, and administrative expenses, is included as another component of cost of goods sold in the Company's Consolidated Statements of Earnings. In addition, research and development expense, which was previously reflected as a component of cost of goods sold, is included as a selling, general and administrative expense in the Company's Consolidated Statements of Earnings. Amounts reported for the prior periods have been reclassified to conform to the new presentation.


RESULTS OF OPERATION

     The following table sets forth, for the periods indicated, selected financial information expressed in dollars (millions) and as a percentage of net sales:


                                      FISCAL YEARS ENDED SEPTEMBER 30,                    THREE MONTHS ENDED DECEMBER 31,
                         ----------------------------------------------------------     ------------------------------------
                               1996                1997                 1998                  1997                1998
                         -----------------    ---------------     -----------------     ----------------     ---------------
                                                                                          (UNAUDITED)
Net sales..............  $1,121.5    100.0%   $979.5    100.0%    $1,025.7    100.0%    $209.5     100.0%    $199.4    100.0%
Cost of goods sold.....     877.6     78.3     822.0     83.9        793.6     77.4      171.7      82.0      180.7     90.6
                         --------   ------    ------   ------     --------   ------     ------   -------     ------   ------
Gross earnings.........     243.9     21.7     157.5     16.1%       232.1     22.6       37.8      18.0       18.7      9.4
Selling, general and
  administrative
  expense..............     224.9     20.1     219.9     22.5        266.2     26.0       48.8      23.3       62.3     31.2
Restructuring
  charges..............      25.6      2.3        --       --         98.5      9.6         --        --         --       --
Change in control
expenses-compensation..        --       --      11.8      1.2           --       --         --        --         --       --
                         --------   ------    ------   ------     --------   ------     ------   -------     ------   ------
Loss from operations...      (6.6)    (0.7)    (74.2)    (7.6)      (132.6)   (13.0)     (11.0)     (5.3)     (43.6)   (21.8)
Non-operating expense,
  net..................       3.8      0.3       2.1      0.2         14.5      1.4        5.3       2.5        3.5      1.8
Provision (credit) for
  income taxes.........      (3.1)    (0.3)      2.8      0.3          3.4      0.3        0.8       0.4         --       --
                         --------   ------    ------   ------     --------   ------     ------   -------     ------   ------
Net loss...............  $   (7.3)    (0.7)%  $(79.1)    (8.1)%   $ (150.5)   (14.7)%   $(17.1)     (8.2)%   $(47.1)   (23.6)%
                         ========   ======    ======   ======     ========   ======     ======   =======     ======   ======



THREE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1997



     Net Sales. Net sales were $199.4 million in the three months ended December 31, 1998, a decrease of $10.1 million or 4.8% from $209.5 million in the three months ended December 31, 1997. Worldwide engine sales in the December 31, 1998 quarter were lower than in the comparable quarter in 1997 due primarily to lower demand for certain of the Company's outboard engines, loss of business with certain dealers and increased promotional pricing offered by competitors. International engine sales were also lower than the prior year period due to increased competition in Australia and deteriorating economic conditions in Latin America and Asia. In addition, boat sales were slightly lower than last year primarily as a result of the Company discontinuing certain product lines in the second and third quarters of fiscal year 1998.



     Cost of Goods Sold. Cost of goods sold increased to $180.7 million in the three months ended December 31, 1998 from $171.7 million in the three months ended December 31, 1997, an increase of $9.0 million or 5.2%. Cost of goods sold was 90.6% of net sales during the three months ended December 31, 1998 as compared with 82.0% of net sales during the comparable period in 1997. The increase in cost of goods sold as a percent of net sales was primarily due to a $8.6 million increase in warranty expense in the period related primarily to actions taken by the Company to address certain performance issues identified with the Company's FICHT engines, including a reserve for upgrade kits that are being provided in April 1999 for previously sold FICHT engines and a limited warranty extension, from two to three years, on FICHT engines sold by dealers to customers between January 1, 1999 and March 31, 1999. See
"-- General -- Introduction of FICHT Engines; Regulatory Compliance" above.



     Selling, General and Administrative ("SG&A"). SG&A expense increased to $62.3 million in the three months ended December 31, 1998 from $48.8 million in the three months ended December 31, 1997, an increase of $13.5 million or 27.7%. The increase is due primarily to higher selling expense of approximately $6.0 million during the three months ended December 31, 1998 related to new sales promotions and increased advertising expenses for the Company's new model year engines and boats. The SG&A expense increase was also due in part to costs related to a number of actions incurred during the December 31, 1998 quarter, including charges resulting from the Company's efforts to eliminate old and discontinued boat models in dealer channels and to reduce field engine inventories held by dealers. The aggregate amount of these charges was $4.1 million. Finally, the Company incurred approximately $2.9 million in costs associated with its Year 2000-compliance initiatives in the three-month period ended December 31, 1998. The Company did not incur these type of Year 2000 compliance costs in the comparable period during 1997.



     Loss from Operations. Loss from operations was $43.6 million in the three months ended December 31, 1998 compared with a loss of $11.0 million in the three months ended December 31, 1997, an increase of $32.6 million. The increase in the loss from operations was primarily attributable to the decrease in sales and increases in certain components of costs of goods sold and SG&A expense described above.



     Non-Operating Expense (Income). Interest expense decreased to $6.8 million in the three months ended December 31, 1998 from $7.7 million in the three months ended December 31, 1997, a decrease of $0.9 million. Other non-operating income was $3.3 million in the three months ended December 31, 1998 compared to $2.4 million in the three months ended December 31, 1997. This increase in non-operating income was due primarily to certain product development expenses related to the sterndrive joint venture not being incurred in the December 31, 1998 quarter as a result of the Company's sale of its joint-venture interest in the sterndrive joint venture with AB Volvo Penta and Volvo Penta of the Americas, Inc.



     Provision (Credit) for Income Taxes. No provision for income taxes was made in the three months ended December 31, 1998 as compared to a $0.8 million provision in the three months ended December 31, 1997. The provision for income taxes for the three months ended December 31, 1997 resulted from the net of expected taxes payable and benefits relating to certain international subsidiaries. No tax benefit is allowed for domestic losses because they are not deemed realizable, at this time, under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."


  FISCAL YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1997

     Net Sales. Net sales increased to $1,025.7 million in fiscal year 1998 from $979.5 million in the fiscal year 1997, an increase of 4.7%. The Company's sales increase was attributable primarily to higher volume sales in the United States of marine engines in fiscal year 1998, resulting in a 25% increase in net sales as compared to fiscal year 1997. The increase in U.S. marine engine sales in 1998 was partially offset by reductions in international sales due to the poor economic conditions in Asia and due to tighter credit controls in Russia. Engine sales were lower in the first half of fiscal 1997 as a result of the Company's program to restrain engine production in order to assist dealers in reducing inventory levels. In the first quarter of fiscal 1997, the Company suspended production of many of its larger engines for nearly a month in order to make changes to equipment and processes necessary in order to significantly improve the quality of those engines. Finally, boat sales declined, as planned, by approximately 5% due primarily to certain model and brand eliminations.


     Cost of Goods Sold. Cost of goods sold decreased to $793.6 million in fiscal year 1998 from $822.0 million in fiscal year 1997, a decrease of $28.4 million or 3.5%. Cost of goods sold was 77.4% of net sales in fiscal year 1998 as compared with 83.9% of net sales in fiscal year 1997. The improvements in the Company's gross margin in the current fiscal year reflected increased manufacturing efficiencies at engine and boat plants and a better absorption of fixed costs, due primarily to higher engine sales volume. In addition, in fiscal 1997, the Company's cost of goods sold was impacted negatively by the production suspension discussed above and by certain expenses discussed below in the comparison of fiscal year 1997 and fiscal year 1996.

     Selling, General and Administrative Expense. SG&A expense increased to $266.2 million in fiscal year 1998 from $219.9 million in fiscal year 1997, an increase of $46.3 million or 21.1%. SG&A expense as a percentage of net sales increased to 26.0% in fiscal year 1998 from 22.5% in fiscal year 1997. SG&A expense increased in fiscal year 1998 due primarily to: (i) $10.9 million for potential legal expenses related to claims known, but not quantifiable at the end of fiscal 1997; (ii) $2.8 million in compensation expense primarily related to forfeitures resulting from the termination of an executive's employment agreement with a former employer in connection with the Company's hiring the executive concurrently with the acquisition of the Company by Greenmarine Holdings; and (iii) $17.6 million of expenses associated with implementing the Company's boat group reorganization plan. Additionally, the SG&A expense in the current fiscal year reflected higher amortization of goodwill and intangibles due to purchase accounting. Finally, the Company recognized approximately $7.0 million in additional expenses in fiscal year 1998 associated with its marketing and advertising of model year 1999 boats and engines.



     Restructuring Charge. During the fourth quarter of fiscal year 1998, management finalized a restructuring plan for the closure/consolidation of its Milwaukee and Waukegan engine facilities. The Company announced the closure of the Milwaukee and Waukegan facilities on September 24, 1998. The Company recorded a $ 98.5 million restructuring charge which included: (i) cost to recognize severance and benefits for approximately 950 employees to be terminated ($14.0 million); (ii) curtailment losses associated with the acceleration of pension and postretirement benefits for employees at the two facilities ($72.1 million); (iii) costs to clean and close the facilities ($6.5 million); (iv) costs to ready machinery and equipment for disposal and costs to dispose of machinery and equipment at the facilities ($3.9 million); and (v) costs to write-down certain replacement parts for machinery and equipment at the facilities to net realizable value ($2.0 million). The Company's plan includes outsourcing substantially all of its sub-assembly production currently performed in its Milwaukee and Waukegan facilities to third-party vendors. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein.


     Change in Control Expenses. In fiscal year 1997, the Company recorded $11.8 million in compensation expenses associated with certain officer agreements and the executive incentive plan which required settlement payments to certain current and former management team members at the time of the Greenmarine Acquisition.

     Loss from Operations. Loss from operations was $132.6 million in fiscal year 1998 compared with a loss of $74.2 million in fiscal year 1997, an increase of $58.4 million. Excluding the restructuring charge and change in control expenses recorded in 1998 and 1997, the loss from operations was $34.1 million in fiscal year 1998, an improvement of $28.3 million compared to the loss of $62.4 million in fiscal year 1997.


     Non-Operating Expense, Net. Interest expense increased to $30.1 million in fiscal year 1998 from $16.2 million in fiscal year 1997, an increase of $13.9 million. The increase resulted from the new debt structure in place after the Greenmarine Acquisition (see "-- Financial Condition; Liquidity and Capital Resources" below). Other non-operating income was $15.6 million in fiscal year 1998 compared to $14.1 million in fiscal year 1997. The non-operating income in fiscal year 1998 included interest income of $4.3 million, gains from disposition of certain fixed assets of $2.9 million, and favorable foreign exchange transactions of $0.7 million. The non-operating income in fiscal year 1997 included an insurance recovery and a lawsuit settlement ($10.7 million), as well as gains on dispositions of fixed assets ($5.8 million), which were offset by $15.1 million of change in control expenses associated with the Greenmarine Acquisition. These expenses included $7.5 million in payments to a potential buyer of the Company for 'breakage fees' as a result of the Company being acquired by Greenmarine Holdings. See Note 14 of the Notes to the Consolidated Financial Statements contained elsewhere herein.



     Provision (Credit) for Income Taxes. The provision for income taxes was $3.4 million in fiscal year 1998 and $2.8 million in fiscal year 1997. The provision for income taxes for fiscal years 1998 and 1997 resulted from the net of expected taxes payable and benefits relating to certain international subsidiaries. No tax benefit is allowed for domestic losses because they are not deemed realizable, at this time, under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996

     Net Sales. Net sales decreased to $979.5 million in fiscal 1997 from $1,121.5 million in fiscal 1996, a decrease of $142.0 million or 12.7%. U.S. revenues, which accounted for 74% of total net sales, declined 11.3% in fiscal 1997 while international sales decreased 16.1%. Industry unit volume in the U.S. declined for outboard motors and boats in fiscal 1997 compared to fiscal 1996. The Company's sales of outboard motor units in the U.S. declined by 19.5% in fiscal 1997 as compared to fiscal 1996. These declines were due primarily to the planned reduction in dealer inventories, disruptions in marketing efforts and customer demand resulting from the announcement in April 1997 concerning the possible sale of the Company, as well as an overall decline in the industry for sales of outboard engines.


     Cost of Goods Sold. Cost of goods sold decreased 6.3% to $822.0 million in fiscal year 1997 from $877.6 in fiscal year 1996. Cost of goods sold was 83.9% of net sales in fiscal 1997 as compared with 78.3% of net sales in fiscal year 1996. Cost of goods sold in fiscal year 1997 included approximately $17.9 million of expenses comprised of the following: (i) an additional accrual relating to salt water intrusion issues on certain engines sold in international markets, which have since been resolved ($1.0 million); (ii) the write-off of impaired assets (based on adoption of the Financial Accounting Standards Board's Statement of Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of") relating to the Chris*Craft line of boats as a result of the Company's analysis of the Chris*Craft division's undiscounted future cash flows being insufficient to recover the carrying value of the division's long-lived assets ($2.0 million);
(iii) the write-offs of inventory and tooling relating to discontinued or obsolete products and technology the Company is not going to use ($2.6 million);
(iv) additional reserves relating to changes in the method of estimating surplus parts and accessories inventory over known or anticipated requirements and recognizing certain pre-rigging rebate expenses ($1.8 million); (v) certain expenses associated with the introduction of the FICHT technology were incurred for the new product, including incremental expenses and additional product testing to ensure quality ($0.8 million); and (vi) additional accruals for warranty expenses at the Company's Boat Group that resulted from the Company extending the warranty claim acceptance period on certain models and revising the lag factor (i.e., the period of time between the sale of products to a dealer or distributor and the ultimate payment by the Company of a warranty claim made to repair products) used to estimate the warranty reserve ($9.7 million). Excluding these charges, cost of goods sold in fiscal year 1997 would have been $804.1 million or 82.1% of net sales.



     Selling, General and Administrative Expense. SG&A expense decreased to $219.9 million in fiscal year 1997 from $224.9 million in fiscal year 1996, an decrease of $5.0 million or 2.2%. SG&A expense, as a percentage of net sales increased to 22.5% in fiscal year 1997 from 20.1% in fiscal year 1996. The SG&A expenses in fiscal year 1997 included changes in accounting estimate resulting from the early adoption of the AICPA Statement of Position 96-1, "Environmental Remediation Liabilities", which required the Company to accrue for future normal operating and maintenance costs for site monitoring and compliance requirements at particular sites ($7.0 million). Excluding these charges, SG&A expense for fiscal year 1997 would have been $212.9 million or 21.7% of net sales. These charges were partially offset by reductions of costs resulting from the restructuring programs initiated in fiscal year 1996.



     Change in Control Expenses. In fiscal year 1997, the Company recorded $11.8 million in compensation expenses associated with certain officer agreements and the executive incentive plan which required settlement payments to certain current and former management team members at the time of the Greenmarine Acquisition.


     Loss from Operations. Operating loss increased to $74.2 million in fiscal 1997 from a loss of $6.6 million in fiscal 1996. Fiscal 1997 includes $11.8 million in compensation expenses resulting from the change in control as a result of the Greenmarine Acquisition. The increase in operating loss was primarily a result of the decline in net sales, higher costs for product and higher SG&A expense, each as described above. Fiscal 1996 included restructuring charges of $25.6 million, primarily related to the closing of distribution operations and the write-down of manufacturing facilities outside the United States. Excluding the $11.8 million change in control compensation expense in fiscal 1997 and the unusual expenses and charges referred to in the discussion of Cost of Goods Sold and Selling, General and Administrative Expense above, respectively, operating loss would have been $37.5 million for fiscal 1997.

     Non-Operating Expense, Net. Interest expenses in fiscal 1997 increased by $3.9 million to $16.2 million in fiscal 1997 from $12.3 million in fiscal 1996. The increase in fiscal 1997 was primarily attributable to a $5.0 million favorable interest adjustment for past tax liabilities which was recorded in fiscal 1996. Other non-operating income was $14.1 million in fiscal 1997 as compared to $8.5 million in fiscal 1996. Included in non-operating expense in fiscal 1997 was $15.1 million of change of control expenses associated with the Greenmarine Acquisition. The fiscal 1997 amount included insurance recovery and a lawsuit settlement ($10.7 million), as well as higher gains on disposition of fixed assets ($5.8 million). See Note 14 of the Notes to the Consolidated Financial Statements included elsewhere herein.

     Provision (Credit) for Income Taxes. Provision (credit) for income taxes was $2.8 million in fiscal 1997 and $(3.1) million in fiscal 1996, and is explained in Note 15 of the Notes to the Consolidated Financial Statements included elsewhere herein. The provision for income taxes for fiscal 1997 resulted from the net of expected taxes payable and benefits relating to certain international subsidiaries. No tax benefit is allowed for domestic losses because they are not deemed realizable, at this time.

FINANCIAL CONDITION; LIQUIDITY AND CAPITAL RESOURCES


     The Company's business is seasonal with inventory levels normally increasing in the Company's fiscal quarter ending December 31 and peaking in the Company's fiscal quarter ending March 31. Current assets at December 31, 1998 decreased $31.1 million from September 30, 1998. Receivables at December 31, 1998 decreased $23.0 million from September 30, 1998 due primarily to lower net sales in the three months ended December 31, 1998 as compared to net sales during the Company's fourth quarter of fiscal year 1998. Inventories at December 31, 1998 increased $22.8 million from September 30, 1998 due to the seasonal nature of OMC's business and excess inventories resulting from lower than anticipated sales of the Company's outboard engines during the three months ended December 31, 1998. In addition, the Company had $28.6 million in "Restricted Cash" at December 31, 1998, which cash is held in interest reserve accounts for the benefit of the Company's senior lenders (as discussed below).



     Short-term debt was $32.4 million at December 31, 1998 comprising borrowings under the Company's revolving credit facility during the three-month period ended December 31, 1998. These borrowings were used to fund an overall increase in inventory levels due to both the seasonality of the Company's business and excess inventory resulting from lower than anticipated sales of the Company's outboard engines. The borrowings were also used to fund capital expenditures of $15.1 million during the three months ended December 31, 1998, which expenditures increased $8.8 million from $6.3 million for the comparable period in 1997. The higher level of expenditures is due partially to increased spending for new machinery and equipment for certain of the Company's engine-manufacturing facilities.



     Cash used for operations was $53.3 million for the three months ended December 31, 1998 compared with $36.6 million for the three months ended December 31, 1997. The significant increase in cash used for operations during the three-month period ended December 31, 1998 was due to increased inventory manufacturing for the upcoming 1999 selling season and due to the Company's net loss from operations as explained above in the discussion of the Company's results of operations for the December 31, 1998 quarter.



     The Company anticipates that short-term debt will increase approximately $50 million during the fiscal quarter ending March 31, 1999. The increase is expected to be attributable to anticipated revolving credit borrowings to fund inventory buildup for new model year products and capital expenditures planned for the March 31, 1999 quarter.


     In connection with the Greenmarine Acquisition, the Company assumed the obligations under the Term Loan. A portion of the net proceeds from the Initial Offering was to prepay the $150.0 million principal amount of, and approximately $1.1 million accrued and unpaid interest on, the Term Loan. See "The Greenmarine Acquisition" and "Use of Proceeds."

     The Company entered into an Amended and Restated Loan and Security Agreement, effective as of January 6, 1998 (as amended, the "Credit Agreement"), with a syndicate of lenders for which NationsBank of Texas, N.A. is administrative and collateral agent (the "Agent"). The Credit Agreement provides a revolving credit facility (the "Revolving Credit Facility") of up to $150.0 million, subject to borrowing base limitations, to finance working capital with a $50.0 million sublimit for letters of credit. The Revolving Credit Facility expires on December 31, 2000. The Revolving Credit Facility is secured by a first and only security interest in all of the Company's existing and hereafter acquired accounts receivable, inventory, chattle paper, documents, instruments, deposit accounts, contract rights, patents, trademarks and general intangibles and is guaranteed by the Company's four principal domestic operating subsidiaries. On December 31, 1998, the Company had outstanding borrowings under the Credit Agreement of $32.4 million and had $37.6 million of letter of credit obligations outstanding under the Credit Agreement. The Credit Agreement contains a number of financial covenants, including those requiring the Company to satisfy specific levels of (i) consolidated tangible net worth, (ii) interest coverage ratios, and (iii) leverage ratios. On May 21, 1998, the Company entered into a First Amendment to Amended and Restated Loan and Security Agreement with the lenders under the Credit Agreement, pursuant to which, among other things,
(i) the Company's compliance with consolidated tangible net worth covenant for the period ended June 30, 1998 was waived, notwithstanding the Company's anticipated and subsequent actual compliance therewith at such time, (ii) the Company's consolidated tangible net worth requirement for the period ended September 30, 1998 was amended to better align such covenant with the Company's then anticipated financial performance for the remainder of fiscal year 1998,
(iii) the borrowing base was amended to allow for borrowings against eligible intellectual property, thereby increasing borrowing capacity, (iv) the sublimit for the issuance of letters of credit was increased from $25.0 million to $30.0 million, and (v) the lenders consented to certain matters relating to the Company's offering of $160.0 million of 10 3/4% Senior Notes due 2008, including the establishment of an interest reserve account. The Company entered into a Second Amendment to Amended and Restated Loan and Security Agreement, effective as of August 31, 1998, with the lenders under the Credit Agreement, pursuant to which, among other things, the sublimit for the issuance of letters of credit was increased from $30.0 million to $50.0 million to enable the Company to replace cash collateral obligations under a letter of credit, which obligations arose following the change in control resulting from the Greenmarine Acquisition. The Company entered into a Third Amendment to Amended and Restated Loan and Security Agreement, effective as of December 21, 1998 (the "Third Amendment"), with the lenders under the Credit Agreement, pursuant to which, among other things, (i) the Company's non-compliance with the consolidated tangible net worth, consolidated interest coverage ratio and consolidated leverage ratio covenants was waived for the period ended September 30, 1998 and
(ii) the Company's consolidated tangible net worth, consolidated interest coverage ratio and consolidated leverage ratio covenants for future periods were amended. The Third Amendment modified the Company's financial covenant compliance requirements under the Credit Agreement to give effect to the restatements of the Company's financial statements for fiscal year 1997 and for the first three quarters of fiscal year 1998 and their anticipated impact on the Company's future results of operations. As of December 31, 1998, the Company was in violation of the Credit Agreement's leverage coverage ratio covenant. The Company informed the lenders under the Credit Agreement of the circumstances causing the violation and entered into the Fourth Amendment to Amended and Restated Loan and Security Agreement, effective as of February 1, 1999, pursuant to which (i) the Company's non-compliance with the consolidated leverage covenant for the period ended December 31, 1998 was waived, (ii) work-in-process inventory is included in the borrowing base calculation through June 30, 1999, and (iii) the Company's borrowing base capacity was increased by $10 million for certain intellectual property. The Company entered into the Fifth Amendment to Amended and Restated Loan and Security Agreement, effective as of February 25, 1999, which among other things, amended the Company's consolidated tangible net worth, consolidated leverage and consolidated interest coverage ratios for future periods in order to bring the covenants in line with anticipated results of operations, including the effect of the costs incurred and to be incurred to address the FICHT performance issues discussed above. See "Description of Certain Other Indebtedness -- Credit Agreement."



     At December 31, 1998, $62.8 million principal amount of the Company's
9 1/8% Debentures due 2017 (the "9 1/8% Debentures") was outstanding. The 9 1/8% Debentures mature on April 15, 2017, and interest thereon is payable semi-annually on April 15 and October 15 of each year. The 9 1/8% Debentures are redeemable through the operation of a sinking fund beginning on April 15, 1998, and each year thereafter to and including April 15, 2016 at a sinking fund redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date. On or prior to April 15 in each of the years 1998 to 2016 inclusive, the Company is required to make a mandatory sinking fund payment in cash in an amount sufficient to redeem 9 1/8% Debentures in the aggregate principal amount of $5,000,000 plus accrued interest thereon. However, 9 1/8% Debentures reacquired or redeemed by the Company may be used at the principal amount thereof to reduce the amount of any one or more mandatory Sinking Fund payments. As of December 31, 1998, the Company had repurchased and deposited with the trustee for the 9 1/8% Debentures $34.8 million principal amount of 9 1/8% Debentures, which will be used to satisfy its mandatory sinking fund obligations through April 15, 2004. The Company at its option may make an optional sinking fund payment in cash in each year from 1998 to 2016 inclusive in an amount sufficient to redeem up to an additional $10,000,000 principal amount of 9 1/8% Debentures. See "Description of Certain Other
Indebtedness -- Senior Debt Securities -- 9 1/8% Debentures due 2017."



     At December 31, 1998, an aggregate of approximately $20.9 million principal amount of the Company's Medium-Term Notes Series A (the "Medium-Term Notes") was outstanding. Interest rates on the Medium-Term Notes range from 8.160% to 8.625%. The maturity dates of the Medium-Term Notes include March 15, 1999, March 15, 2000 and March 15, 2001. Interest on each of the outstanding Medium-Term Notes is payable semi-annually each March 30 and September 30 and at maturity. See "Description of Certain Other Indebtedness -- Senior Debt Securities -- Medium-Term Notes."



     At December 31, 1998, $7.1 million principal amount of the Company's 7% Convertible Subordinated Debentures due 2002 (the "Convertible Debentures") was outstanding. Following the Merger, the Company was required to offer to purchase for cash any and all of the then outstanding Convertible Debentures at a purchase price equal to 100% of the outstanding principal amount of each Convertible Debenture plus any accrued and unpaid interest thereon. On November 12, 1997, the Company consummated such offer to purchase and, as a result thereof, purchased $67.7 million principal amount of Convertible Debentures. Immediately prior to the Merger, the Convertible Debentures were convertible into shares of common stock of the Company at the conversion price of $22.25 per share. As a result of the Merger, the remaining $7.1 million principal amount of outstanding Convertible Debentures are no longer convertible into shares of common stock of the Company. Each holder of the remaining outstanding Convertible Debentures now has the right to convert (at $22.25 per share) such holder's Convertible Debentures and receive cash in an amount equal to what each holder would have received had they converted the Convertible Debentures into common stock immediately prior to the Merger ($18.00 per share). Accordingly, the remaining outstanding Convertible Debentures are convertible into the right to receive a cash payment equal to $809 for each $1,000 principal amount of Convertible Debentures so converted (i.e., ($18.00 / $22.25) x $1,000). The outstanding Convertible Debentures are convertible at any time prior to their maturity on July 1, 2002. See "Description of Certain Other
Indebtedness -- Subordinated Debt Securities -- 7% Convertible Subordinated Debentures due 2002."



     The Company has various Industrial Revenue Bonds outstanding in an aggregate principal amount of approximately $11.9 million. The Industrial Revenue Bonds have various maturity dates between 2002 and 2007. Interest rates on the Industrial Revenue Bonds range from 6% to 12.037%.



     In 1999, the Company will be required to pay approximately $10 million in cash to satisfy obligations that will become due on the Medium-Term Notes. See
Note 9 of the Notes to the Consolidated Financial Statements contained elsewhere herein. In addition, the Company will be required to pay approximately $1.2 million in cash to satisfy obligations that will become due at various times in 1999 under certain of its Industrial Revenue Bonds.



     As a normal business practice, the Company has made arrangements with financial institutions by which qualified retail dealers may obtain inventory financing. Under these arrangements, the Company will repurchase products in the event of repossession upon a retail dealer's default. These arrangements contain provisions that limit the Company's repurchase obligation to approximately $32 million per model year for a period not to exceed 30 months from the date of invoice. This obligation automatically reduces over the 30-month period. The Company resells any repurchased products. Losses incurred under this program have not been material. For the three-month periods ended December 31, 1998 and 1997 and for fiscal 1998, the Company repurchased approximately $1.4 million, $1.5 million and $4.1 million of products, respectively, all of which were resold at a discounted price. The Company accrues for losses that are anticipated in connection with expected repurchases. The Company does not expect these repurchases to materially affect its results of operations.



     Based upon the current level of operations and anticipated cost savings, the Company believes that its cash flow from operations, together with borrowings under the Credit Agreement, the Interest Reserve Accounts and its other sources of liquidity, will be adequate to meet its presently anticipated requirements for working capital and accrued liabilities, capital expenditures, interest payments and scheduled principal payments over the next several years. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that anticipated costs savings can be fully achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and accrued liabilities and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained on terms reasonably acceptable to the Company, particularly in view of the Company's high level of debt. See "Risk Factors--Substantial Leverage and Debt Service."



TEMPORARY PLANT SHUTDOWN



     The Company determined that it will temporarily suspend manufacturing operations for approximately two weeks in March 1999 at certain of its engine facilities. This operations shutdown will enable the Company to reduce excess field inventories held by dealers caused by lower than anticipated engine sales in the three-month period ended December 31, 1998. In addition, the manufacturing suspension will allow the Company to better coordinate production schedules with new marketing programs. Finally, the shutdown will afford the Company the opportunity to implement the strategies designed to address the FICHT engine performance issues, including modifications to the 1999 FICHT engines and changes in the FICHT engine production processes. The Company expects that this temporary plant shutdown will result in additional expenses in 1999, primarily in the quarter ending March 31, 1999 due to higher levels of unabsorbed overhead costs, and a reduced level of sales in the March 31, 1999 quarter.


YEAR 2000 MATTERS


     During 1997 and 1998, the Company assessed the steps necessary to address issues raised by the coming of Year 2000. The steps to be taken include reviews of the Company's hardware and software requirements worldwide, including processors embedded in its manufacturing equipment, as well as vendors of goods and services. Based on these reviews, the Company developed a strategy for attaining Year 2000 compliance that includes modifying and replacing software, acquiring new hardware, educating its dealers and distributors and working with vendors of both goods and services. With the assessment phase of the strategy completed, the Company is in the process of implementing and testing remedies of issues identified during the assessment phase. To date, all applications on the Company's mainframe have been reprogrammed and initial testing will be conducted through the first quarter of calendar 1999. Issues raised relative to personal computers and local and wide area networks are in the process of being remedied through the acquisition of new software and hardware. The Company has found very few embedded processors contained in its manufacturing equipment that would be affected by the Year 2000 and those which were identified are in the process of being modified. Most of the Company's telecommunications equipment is currently Year 2000 compliant and in cases where it is not, the equipment has either been replaced or appropriation requests for the replacement have been prepared and are being processed. The Company anticipates completing all implementation and testing of internal remedies by June 30, 1999.

     As part of the Company's Year 2000 compliance efforts, it has substantially reviewed all vendors of goods and is currently reviewing vendors providing services and prioritized them from critical (i.e., vendors whose goods or services are necessary for the Company's continued operation) to non-critical (i.e., suppliers whose products were either not critical to the continued operation of the Company or whose goods or services could otherwise be readily obtained from alternate sources) providers. These vendors range from service providers, such as banks, utility companies and benefit plan service providers to suppliers of goods required for the manufacture of the Company's products. Following this initial vendor review, the Company established a strategy to determine the readiness of those vendors for Year 2000. This initially involved sending a letter notifying the vendor of the potential Year 2000 issues, which was followed by a questionnaire to be completed by the vendor. In the event a non-critical supplier either did not respond or responded inadequately, follow-up questionnaires were sent and calls made in order to further clarify the vendor situation. In the event that a critical vendor did not respond or responded inadequately, the Company not only follows up with additional questionnaires and telephone calls but also schedules on-site meetings with the vendor in order to satisfy itself that the vendor is or will be prepared to operate into the Year 2000. The Company believes that the unresponsive critical vendors create the most uncertainty in the Company's Year 2000 compliance efforts. In the event that the Company is not satisfied that a critical vendor will be able to provide its goods or services into the Year 2000, the Company will review alternate suppliers who are in a position to assure the Company that they are or will be Year 2000 ready. The timing of the Company's decision to change vendors will depend on what type of goods or service the non-responsive or non-compliant vendor provides and the lead time required for an alternate vendor to begin supplying. The Company has reviewed those critical vendors that have not responded adequately and has been reviewing the timing of replacing, if necessary, any such non-compliant vendor. In connection with the Company's initiative to outsource non-core capabilities, a potential vendor's Year 2000 readiness is one criteria the Company will consider in selecting the vendor for such outsourcing activity.



     In addition, the Company has reviewed the outboard motors, sterndrives and parts and accessories, including electric trolling motors, which it previously manufactured and currently manufactures for sale to its dealers, distributors and original equipment manufacturers and has determined that those products are Year 2000 compliant.



     In preparing for the advent of the Year 2000, the Company has taken steps to heighten the awareness among its dealer and distributor network of the issues associated with the Year 2000. The issue is covered in monthly publications which are distributed to the dealers and also by the sales force that is responsible for the regular communications with the dealer and distributor network.



     To date, the Company has spent a total of approximately $6.7 million on personal computer and network, mainframe and telecommunication solutions for issues related with the Year 2000 and estimates that it will spend up to a total of $11 million, approximately half of which is associated with personal computers and networks, to remedy all of the issues associated with ensuring that its hardware and software worldwide, and the systems associated therewith, are able to operate into the Year 2000. The Company has expensed these items, except for hardware costs incurred in the normal course of business, which have been capitalized, in the Company's Statement of Consolidated Earnings for the applicable period.



     The Company believes that its owned or licensed hardware and software will be able to operate into the Year 2000. However, the Company relies on the goods and services of other companies in order to manufacture and deliver its goods to the market. Although the Company is taking every reasonable step to determine that these vendors will be able to continue to provide their goods or services, there can be no assurance that, even upon indications of their ability to do so, the Company's vendors will be able to provide their goods and services to the Company in a manner that satisfactorily addresses the Year 2000 issues. If, on or near January 1, 2000, the Company discovers that a non-critical vendor, which previously assured the Company that it would be Year 2000 compliant, is in-fact not compliant, an alternate supplier will be used by the Company and there should be no material effect on the Company's business. If, on or near January 1, 2000, the Company discovers that a critical vendor, such as a utility company or a supplier of a part, component or other goods or service that is not readily available from an alternate supplier, which previously assured the Company that it would be Year 2000 compliant is in-fact not compliant, the Company may not be able to produce, on a timely basis, finished goods for sale to its dealers. If this should occur, the Company will either wait for such vendor to become Year 2000 compliant or seek an alternate vendor who can provide the applicable goods or service in a more timely manner. In the event that the vendor is critical and either no alternate vendor is available or is able to operate into the Year 2000, this could have a negative impact on the Company's business, results of operations, or financial condition.



EURO CURRENCY CONVERSION



     On January 1, 1999, eleven of the fifteen member countries of the European Union adopted the "euro" as their common legal currency. The euro trades on currency exchanges and is available for non-cash transactions. From January 1, 1999 through January 1, 2002, each of the participating countries are scheduled to maintain their national ("legacy") currencies as legal tender for goods and services. Beginning January 1, 2002, new euro-denominated bills and coins will be issued, and legacy currencies will be withdrawn from circulation no later than July 1, 2002. The Company's foreign operating subsidiaries that will be affected by the euro conversion have established plans to address any business issues raised, including the competitive impact of cross-border price transparency. It is not anticipated that there will be any near term business ramifications; however, the long-term implications, including any changes or modifications that will need to be made to business and financial strategies are still being reviewed. From an accounting, treasury and computer system standpoint, the impact from the euro currency conversion is not expected to have a material impact on the financial position or results of operations of the Company.



RECENTLY ADOPTED ACCOUNTING STANDARDS



     To date in 1999, the Company has implemented the following three accounting standards issued by the Financial Accounting Standards Board: SFAS 130, "Reporting Comprehensive Income;" SFAS 131, "Disclosures About Segments of an Enterprise and Related Information;" and SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." See Note 2 of the Notes to the Consolidated Financial Statements contained elsewhere herein.


     In June 1998, the Financial Accounting Standards Board issued Statement 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS 133 on its financial statements and has not determined the timing of or method of its adoption of SFAS 133.

INFLATION

     Inflation may cause or may be accompanied by increases in gasoline prices and interest rates. Such increases may adversely affect the sales of the Company's products. Inflation has not had a significant impact on operating results during the past three fiscal years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed to market risk from changes in interest and foreign exchange rates and commodity prices and enters into financial contracts in the ordinary course of business to hedge these exposures. The Company does not use financial instruments for trading or speculative purposes. Derivative instruments are matched to existing assets, liabilities or transactions with the objective of reducing the impact of adverse movements in interest rates, currency exchange rates or commodity prices. Generally, the amounts of the instruments are less than or equal to the amount of the underlying assets, liabilities or transactions and are held to maturity. Instruments are either traded over authorized exchanges or with counterparties of high credit standing. As a result of these factors, the Company's exposure to market and credit risks from financial derivative instruments is considered to be negligible.

     The Company has used interest rate swaps to adjust the ratio of fixed and floating rates in the Company's debt portfolio. The following table provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. The table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.


                                                              EXPECTED MATURITY DATE
                              ---------------------------------------------------------------------------------------
                              12/31/99   12/31/00   12/31/01   12/31/02   12/31/03   THEREAFTER   TOTAL    FAIR VALUE
                              --------   --------   --------   --------   --------   ----------   ------   ----------
     DECEMBER 31, 1998                                      (IN MILLIONS, EXCEPT RATES)
LIABILITIES
Debt:
  Fixed Rate ($US)..........   $ 11.2     $  7.0     $  6.3     $  8.4     $  0.4      $226.2     $259.5     $244.7
     Average Interest
       Rate.................    10.00%     10.07%     10.13%     10.22%     10.29%       9.54%      9.94%
  Variable Rate ($US).......       --         --         --         --     $  5.5      $  5.5     $  5.5     $  5.5
     Average Interest
       Rate.................       --         --         --         --         --        4.56%      3.41%
INTEREST RATE DERIVATIVES
Interest Rate Swaps:
  Variable to Fixed ($US)...   $  5.0         --         --         --         --          --     $  5.0     $(0.1)
     Average Pay Rate.......    10.20%        --         --         --         --          --      10.20%
     Average Receive Rate...     5.11%        --         --         --         --          --       5.11%



     The Company uses forward and option contracts to reduce the earnings and cash flow impact of nonfunctional currency denominated receivables and payables. The contract maturities are matched with the settlement dates of the related transactions. As of December 31, 1998, there were net unrealized gains on forward contracts of $4.4 million, calculated as the difference between the contract rate and the rate available to terminate the contracts. Assuming a 10% appreciation in the U.S. dollar at December 31, 1998, potential unrealized gains on forward contracts of $4.4 million, would have been reduced by $2.5 million. As these contracts are used for hedging purposes, the Company feels that these losses would be largely offset by gains on the underlying firm commitments or anticipated transactions.



     The Company's exposure to commodity price changes relates to certain manufacturing operations that utilize various commodity-based components, primarily for aluminum. The Company manages its exposure to changes in prices through the terms of its supply and procurement contracts and the use of exchange-traded and over-the-counter commodity contracts. As of December 31, 1998, there were unrealized losses on aluminum futures of $0.1 million. Assuming a 10% change in market prices at December 31, 1998, additional potential losses in the net fair value of these contracts would have been $0.1 million.


     The estimated losses mentioned above assume the occurrence of certain adverse market conditions. They do not consider the potential effect of favorable changes in the market factors.

                                    BUSINESS

GENERAL


     OMC believes it is the world's largest dedicated manufacturer of outboard marine engines and boats. As of December 31, 1998, the Company had an approximate 35% share of the United States outboard marine engine market and estimated it had an approximate 26% share of the worldwide market. Sold under the Johnson and Evinrude brand names, the Company offers one of the industry's widest ranges of outboard engines, with models ranging from two to 250-horsepower. The Company's boat brands are also among the most recognized in the industry and are one of the market leaders in several categories, including the fishing, aluminum and recreational boat segments. OMC's primary boat brands include Chris*Craft, Four Winns, Seaswirl, Stratos, Javelin, Hydra-Sports, Lowe and Princecraft. The Company also generates a significant, recurring stream of revenue in replacement parts and accessories from its large installed base of over seven million engines. The Company believes that its marine dealer network of approximately 6,500 independent authorized dealers worldwide, approximately 4,300 of which are located in North America, is one of the largest marine dealer networks in the world. The Company currently has several important strategic alliances with respect to marine engines, including for the development of the FICHT fuel-injection technology, a supply arrangement with Suzuki Motor Corporation relating to certain four-stroke outboard engines, and a supply arrangement with Volvo Penta of the Americas, Inc. relating to gasoline sterndrive and inboard marine power systems.


     The Company was incorporated in 1936 by members of the Briggs and Evinrude families. Prior to the late 1980s, the focus of the Company's strategy was to be the industry leader in the two-cycle engine market by manufacturing engines and a variety of products powered by small gasoline engines. In addition to outboard engines, the Company's products included lawnmowers, chainsaws, snowmobiles, light industrial vehicles and turf care products. In the late 1980s, however, a structural shift occurred in the marine industry as engine manufacturers, including the Company, began to package their engines with boats from boat manufacturers. Marine dealers found it more efficient and economical to buy boats "packaged" with engines rather than buy engines and boats separately. In line with this trend, the Company acquired 15 boat companies by 1990 and divested its non-marine product lines, thereby transforming itself from an engine company to a marine company.


     In September 1997, the Company was acquired by an affiliate of Greenway Partners, L.P. and entities affiliated with Soros Fund Management LLC. Since the acquisition, the Company has assembled a new senior management team led by David
D. Jones, Jr. as President and Chief Executive Officer. Mr. Jones was previously President of the Mercury Marine Division of Brunswick Corporation, where, under his direction, the division gained substantial market share in several key marine segments. Mr. Jones has more than twenty years of experience in the marine industry. The new management team also includes Andrew P. Hines who joined the Company as Executive Vice President and Chief Financial Officer. Mr. Hines has extensive experience in turnaround situations. In addition, the Company has added a substantial number of new members to its management team to fill key operational and administrative positions, including new heads of most of its boat divisions, its engine manufacturing operations, its purchasing and supply operations, and its sales, marketing and advertising operations. The new senior management team has developed several key initiatives to turn around and substantially improve the Company's operations.


     The Company owns a majority interest in FICHT GmbH & Co. KG, which has developed a patented, highly innovative fuel-injection technology designed for two-stroke engines. The FICHT fuel-injection technology utilizes advanced electronic microprocessors to directly inject high-pressure fuel into a sealed combustion chamber, eliminating the escape of any unburned fuel. The FICHT fuel-injection system uses fewer mechanical parts, is smaller and, the Company believes, more reliable than any other low-emission engine. The FICHT fuel-injection technology possesses several advantages over standard two-stroke engines, including smoother and quieter operation, 35% better fuel economy on average, up to 80% reduction in hydrocarbon emissions and virtually no smoke on start-up. In addition, two-stroke engines based on the FICHT fuel-injection technology offer several benefits relative to four-stroke engines, including increased low-end power, lighter weight and smaller size. Furthermore, the FICHT fuel-injection technology meets emissions standards mandated by the EPA set for the year 2006. The Company has already introduced outboard engines incorporating the FICHT fuel-injection technology in six separate horsepower categories. To date, the Company has received several awards relating to its FICHT fuel-injection technology, including the 1996 Popular Mechanics Design & Engineering Award for marine engines, the 1997 International Marine Trades Exposition and Conference Innovation Award, the 1997 Motor Boating and Sailing Magazine Innovation Award, the 1997 Society of Automotive Engineers International Off-Highway & Powerplant Company of the Year Award and the 1997 Euromot Award.

INDUSTRY OVERVIEW


     The recreational boating industry generated approximately $19.2 billion in domestic retail sales in 1998, including approximately $8.7 billion in sales of boats, engines and trailers. According to statistics compiled by the U.S. Department of Commerce, recreational products and services represent one of the fastest growing segments of U.S. expenditures.


     Recreational marine industry sales are impacted by the general state of the economy, interest rates, consumer spending, technology, dealer effectiveness, demographics, weather conditions, fuel availability and government regulations and other factors. During the period from 1983 to 1992, the recreational marine industry experienced both its largest growth (from 1983 to 1988) and its largest downturn (from 1988 to 1992) in over 30 years. The growth period was stimulated not only by increasing real disposable income, but also by the emerging trend within the marine industry of packaging engines with boats, which resulted in boat packages that were more affordable to consumers, and easily obtainable marine loans that required no money down and could be refinanced over a term of over ten years. The contraction in sales from 1988 to 1992 was due to the recession during the early 1990s, as well as to the accentuated level of sales in the late 1980s. Many boat owners had loan balances in the early 1990s that exceeded their boat value, which made trade-up sales more difficult to obtain. In addition, the U.S. government imposed a luxury tax in 1990 on boats sold at prices in excess of $100,000. The Company believes that many consumers were under the impression that the luxury tax applied to all boats and that this depressed sales of boats among all price segments. The luxury tax was repealed in 1993.


     Since 1992, domestic sales of recreational boats increased from $2.2 billion to $3.6 billion in 1998.


BUSINESS STRATEGY

     The Company's new senior management team has developed a turnaround strategy designed to capitalize on its strong market position and leading, well-recognized brand names and to take advantage of the continued anticipated growth in the recreational marine industry. Specifically, the Company's business strategy combines the following elements:

     - RATIONALIZE BRANDS AND PRICING. The Company has repositioned and realigned its engine and boat brands to lower its manufacturing costs by better focusing each of its brands on a particular niche in the outboard marine engine and boating markets, thereby reducing competition among its own brands. Pricing has been reset to better reflect the particular image and the value added by each brand. To further support this strategy, the Company has refocused its marketing efforts and expenditures to emphasize and reinforce its brands as they are repositioned.

     - AGGRESSIVELY REDUCE OPERATING COSTS. The Company's new management team has identified several cost reduction opportunities that could reduce overall manufacturing costs. The Company's cost reduction strategy includes the following elements: (i) reduce purchasing costs by consolidating purchasing across vendors, integrating suppliers into the product design process at an early stage, and designing products for lower cost; (ii) rationalize boat and engine manufacturing operations by reviewing the size and location of the facilities relative to the products manufactured there and the market for those products, and consolidate the number of boat and engine manufacturing facilities to improve manufacturing efficiencies and unit costs; (iii) improve operating efficiency by improving factory layout and workflows, standardizing manual labor inputs, stabilizing machining and casting and improving quality control; and (iv) increase outsourcing of non-core capabilities from approximately 40% of the value of the Company's engines to 65%. In furtherance of these initiatives, the Company has already:

        -  closed a boat manufacturing plant;
        -  closed a research and development facility;
        - completed its previously announced 540 employee workforce reduction (representing an approximate 8% reduction in its workforce);
        - implemented the first phase of its purchasing initiative, which includes efforts to reduce the cost of raw materials, components and subassemblies;
        - implemented the first and second phases of its lean manufacturing realignment at its main outboard engine manufacturing and assembly facility and certain of its sub-assembly facilities;
        - identified potential vendors for outsourcing the production of certain engine components; and

        - announced that its Milwaukee, Wisconsin and Waukegan, Illinois engine manufacturing facilities will be closed by the end of the year 2000.


     - CAPITALIZE ON FICHT TECHNOLOGY. The Company plans to exploit its innovative FICHT technology by expanding its application to a wider range of engine models. Since the Company's introduction of the FICHT technology in a 150-horsepower model released in January 1997, the Company has introduced 90-horsepower, 115-horsepower, 175-horsepower, 200-horsepower and 225-horsepower Evinrude models. The Company also plans to capitalize on the FICHT technology by generating additional revenues from sublicensing the technology to, and manufacturing components for, other engine applications, including snowmobiles, personal watercraft, motorcycles and lawn equipment. The Company, directly or through its FICHT GmbH & Co. KG subsidiary, has entered into five such sublicensing arrangements to date with Polaris Industries Inc., Arctic Cat, Inc., Kawasaki Heavy Industries, Ltd., and two lawn and garden-care equipment manufacturers. See "--Strategic Alliances--FICHT Joint Venture" and "--Intellectual Property."


     - STRENGTHEN CONTINUOUS QUALITY IMPROVEMENT PROGRAMS. Management believes that the quality of the Company's products represents a key competitive factor. The Company maintains rigid quality controls and extensively tests its products and components in each of its manufacturing and assembly facilities. In addition to on-site testing, the Company maintains year-round, on-water testing facilities in Illinois and Florida. The Company continuously monitors its quality assurance programs and intends to expand these programs and further motivate its workforce toward achieving increasing quality standards.


     - EXPAND PARTS AND ACCESSORIES BUSINESS. The Company plans to strengthen its parts and accessories business, which generates a recurring stream of high-margin sales. The Company's initiatives to strengthen its parts and accessories business include redesigned packaging and an advertising program that will provide a consistent brand image and clearer product descriptions.


     - STRENGTHEN MARKET-DRIVEN PRODUCT DEVELOPMENT EFFORTS. The Company has developed a reputation as a leader in marine engineering. Since its founding in 1936, the Company has continually introduced advanced engineering designs, applications and technologies to the marine industry. Management plans to make better use of the Company's superior engineering capabilities by focusing the Company's product development efforts on the features and capabilities most demanded by customers and on product designs that maximize the cost effectiveness of its manufacturing operations. Management believes that its development of the FICHT fuel-injection technology is a result of this market-driven product development initiative, and that this initiative may help the Company increase market share among all of its outboard engine product lines.


     For a discussion of certain matters relating to the Company's turnaround strategy, see "Risk Factors -- Ability to Execute Turnaround Strategy."

PRODUCTS


     The Company manufactures a wide variety of outboard engines, including marine parts and accessories, and boats and distributes these products throughout the world.

     The following table sets forth, for the periods indicated, information concerning the Company's net sales by product category expressed in dollars in millions and as a percentage of net sales.





                            THREE MONTHS
                               ENDED           FISCAL YEAR ENDED     FISCAL YEAR ENDED     FISCAL YEAR ENDED
                         DECEMBER 31, 1998     SEPTEMBER 30, 1998    SEPTEMBER 30, 1997    SEPTEMBER 30, 1996
                         ------------------    ------------------    ------------------    ------------------
Engines................   $111.9      56.1%    $  636.5     62.1%     $560.4      57.2%    $  628.5     56.0%
Boats..................     87.5      43.9        389.2     37.9       419.1      42.8        493.0     44.0
                          ------     -----     --------    -----      ------     -----     --------    -----
       Total...........   $199.4     100.0%    $1,025.7    100.0%     $979.5     100.0%    $1,121.5    100.0%
                          ======     =====     ========    =====      ======     =====     ========    =====


     The following table sets forth, for the periods indicated, information concerning the Company's net sales by geographic region expressed in dollars in millions and as a percentage of net sales (for additional information concerning the Company's sales by geographic region for the Company's last three fiscal years, see Note 16 of the Notes to the Consolidated Financial Statements included elsewhere herein).




                            THREE MONTHS
                               ENDED           FISCAL YEAR ENDED     FISCAL YEAR ENDED     FISCAL YEAR ENDED
                         DECEMBER 31, 1998     SEPTEMBER 30, 1998    SEPTEMBER 30, 1997    SEPTEMBER 30, 1996
                         ------------------    ------------------    ------------------    ------------------
United States.........    $152.0      76.2%    $  769.7     75.0%     $721.0      73.6%    $  813.3     72.5%
Europe................      15.6       7.8         91.9      9.0        90.9       9.3        114.8     10.2
Other.................      31.8      16.0        164.1     16.0       167.6      17.1        193.4     17.3
                          ------     -----     --------    -----      ------     -----     --------    -----
       Total..........    $199.4     100.0%    $1,025.7    100.0%     $979.5     100.0%    $1,121.5    100.0%
                          ======     =====     ========    =====      ======     =====     ========    =====


OUTBOARD ENGINES


     The Company's Johnson and Evinrude brands are two of the most recognized outboard engine brands worldwide. Johnson and Evinrude are competitively priced with other premium priced outboards and include offerings in virtually every segment of the outboard engine market. In July 1998, the Company announced its new brand strategy for its Johnson and Evinrude outboard engines. This strategy is designed to differentiate the Johnson and Evinrude lines, which had become identical engines that were marketed under different names. Johnson and Evinrude engines are now readily distinguishable from each other and are being marketed to target different consumers. The Company's Evinrude brand comprises two-stroke models incorporating the Company's FICHT fuel-injection technology and certain four-stroke engines. The Evinrude brand is being marketed as the Company's "premium" outboard marine engine. The Company's Johnson brand comprises a full line of traditional carbureted two-stroke models. In addition, the Company has entered into a supply agreement with an affiliate of Suzuki Motor Corporation under which Suzuki manufactures certain other four-stroke engines for sale by the Company under its Evinrude brand.



     In 1997, the Company introduced a 150-horsepower outboard engine with FICHT fuel-injection technology. Through its Evinrude brand line, the Company currently offers engines incorporating its innovative FICHT fuel-injection technology in the 90, 115, 150, 175, 200 and 225-horsepower categories and is reviewing expanding this technology across the remainder of the Evinrude outboard engine product line. The FICHT fuel-injection system uses an electronically driven fuel injector, controlled by a powerful microprocessor-based engine management system, to blast short bursts of highly pressurized fuel directly into the combustion chamber at rates of up to 100 times per second. This high-pressure fuel pulse atomizes and positions each burst of gasoline in the cylinder for complete ignition once the exhaust port has been closed by the rising piston resulting in no unburned fuel escaping prior to combustion. The FICHT fuel-injection technology possesses several advantages over standard two-stroke engines, including smoother and quieter operation, 35% better fuel economy on average, up to 80% reduction in hydrocarbon emissions and virtually no smoke on start-up. In addition, two-stroke engines based on the FICHT fuel-injection technology offer several benefits relative to four-stroke engines, including increased low-end power, lighter weight and smaller size. Engines with FICHT fuel-injection technology meet the EPA emissions standards set for the Year 2006.



     The Company has developed and is implementing strategies to address performance issues that have been identified in certain applications of several of its FICHT engines. These strategies include modifications to the 1999 model-year FICHT engines and changes to the production processes for FICHT engines. In addition, upgrade kits are being provided to dealers for certain previously sold FICHT engines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Introduction of FICHT Engines; Regulatory Compliance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Three Months Ended December 31, 1998 Compared to Three Months Ended December 31, 1997."



     Since the Company originally acquired the FICHT technology, it has been actively engaged in research and development efforts aimed at improving the FICHT technology. See "-- Research and Development" below. The Company, directly or through its FICHT GmbH & Co. KG subsidiary, has entered into arrangements to sublicense the FICHT fuel-injection technology to manufacturers of snowmobiles, personal watercraft, motorcycles and lawn equipment, including Polaris Industries, Inc., Arctic Cat, Inc., Kawasaki Heavy Industries, Ltd., and two lawn and garden-care equipment manufacturers. See "--Strategic Alliances--FICHT Joint Venture" and "--Intellectual Property" below. The Company is currently evaluating other opportunities to sublicense the FICHT fuel-injection technology to manufacturers of non-automotive engines.


     The following table sets forth the number of engine models and price range by size of engine in terms of horsepower:

                                        NUMBER OF
           HORSEPOWER RANGE              MODELS      RETAIL PRICE RANGE ($)
           ----------------             ---------    ----------------------
  2-24 horsepower.....................      60       676-3,060
 25-99 horsepower.....................      83       2,534-8,454
100-250 horsepower....................      76       7,836-16,076
                                           ---
          Total.......................     219
                                           ===


  Parts and Accessories



     The Company also offers a wide line of marine parts and accessories through its Johnson and Evinrude dealers. Key products include engine parts, propellers and engine oil. Most of the parts business consists of replacement parts for outboard motors. The Company estimates that there are approximately seven million Johnson and Evinrude outboard motors in use, which produce a steady demand for high-margin replacement parts. In addition, in 1996, OMC launched a new value-line of marine accessories under the Nautic Pro brand name. This brand is marketed in part through a new distribution channel of marine and discount retailers, and is priced to compete with other private label and discount brands. Marine parts and accessories comprised approximately 18% and 13% of OMC's sales in fiscal 1998 and the three months ended December 31, 1998, respectively.



     In June 1998, the Company announced that it had entered into a long-term strategic business agreement with Johnson Worldwide Associates, Inc. to supply a range of private-label, electric trolling motors designed to the Company's specifications. This arrangement allows the Company to offer its dealers a full line of industry leading electric trolling motors with state-of-the-art technology.


BOATS

     The Company's boat brands are among the most recognized in the industry and are market leaders in several categories, including the fishing, aluminum and recreational boat segments. OMC's primary boat brands include Chris*Craft, Four Winns, Seaswirl, Stratos, Javelin, Hydra-Sports, Lowe and Princecraft. The Company offers products that cover most segments in the recreational and fishing boat market, from ten foot aluminum boats to 33-foot luxury cruisers, and is the largest producer of boats in units and one of the two largest in dollars.


     In fiscal year 1998, the Company began rationalizing and realigning its boat brands to lower its manufacturing costs and better focus each of its brands on a particular niche in the boating industry, thereby reducing competition and inefficient overlap among its brands. As part of this rationalization plan, the Hydra-Sports brand became the Company's flagship saltwater fishing boat line, the Stratos brand became the Company's top-of-the-line, tournament-style freshwater fishing boat line and the Javelin brand became the

Company's entry to mid-level recreational fishing boat line. Production of the Company's Sunbird brand runabout boats for the 1999 model year was suspended, and the Sunbird Neptune series saltwater fishing boat products were incorporated into the Hydra-Sports brand. Hydra-Sports brand freshwater fishing boats and Stratos brand saltwater fishing boats have been discontinued. The Company has realigned its aluminum boat brands by consolidating the most popular models from its Grumman, Roughneck and Sea Nymph lines and incorporating them into the Lowe brand. The Lowe brand is now positioned to offer a full line of aluminum boats.


     The following table provides a brief description of the Company's 1999 model year boat products by category, including product line and trade name, overall length, retail price range, and a brief description of boats manufactured:



  PRODUCT LINE AND       OVERALL          RETAIL
     TRADE NAME        LENGTH (FT.)   PRICE RANGE ($)                 DESCRIPTION
RECREATIONAL BOATS
  Chris*Craft             19-32       19,993-122,947    Chris*Craft is one of the world's most
                                                        recognized brands in the marine
                                                        industry, serving the "prestige" market
                                                        for boaters seeking a "top-of-the-line"
                                                        boat. In 1997, Powerboat Magazine named
                                                        the Chris*Craft 210 Bowrider "Boat of
                                                        the Year."
  Four Winns              17-33       11,600-148,056    Four Winns is the nation's third most
                                                        popular boat brand. Four Winns offers a
                                                        premium line of family-oriented
                                                        recreational boats.
  Seaswirl                17-26        13,900-59,500    Seaswirl is a mid-priced boat line, and
                                                        is one of the leading boat brands in the
                                                        Western United States.
FISHING BOATS
  Stratos                 16-21        17,047-34,457    Stratos is a performance line of
                                                        freshwater fishing boats designed for
                                                        the discriminating angler. The line
                                                        includes bass and fish-'n-ski boats.
  Javelin                 17-20        12,533-27,823    Javelin is a value-priced freshwater
                                                        fishing boat line. Products include bass
                                                        and fish-'n-ski boats.
  Hydra-Sports            16-31       14,325-101,730    Hydra-Sports is a full line of saltwater
                                                        fishing boats designed for the fishing
                                                        enthusiast.
ALUMINUM BOATS
  Lowe                    10-25           385-22,828    Lowe offers aluminum jon, fishing,
                                                        pontoon and deck boats.
  Princecraft             10-24           473-28,634    Princecraft is a premium line of
                                                        aluminum boats manufactured in Canada
                                                        and sold throughout North America.
                                                        Products include jon, fishing,
                                                        fish-'n-ski, pontoon and deck boats.
----------------------------------------------------------------------------------------------------



STRATEGIC ALLIANCES


  FICHT Joint Venture

     On April 30, 1992, the Company and FICHT GmbH of Kirchseeon, Germany entered into a license agreement (the "1992 License Agreement") pursuant to which FICHT granted to the Company an exclusive, worldwide right and license to manufacture, use, sell and sublicense marine engines that utilize the FICHT fuel-injection system. The 1992 License Agreement provides that the Company shall pay royalties to FICHT GmbH on a per cylinder basis for each marine engine that is sold by the Company which utilizes the FICHT fuel-injection system. The term of the license is for the duration of each patent that relates to the FICHT fuel-injection system existing at the time that the 1992 License Agreement was executed or filed within one year thereafter. Since certain patents related to the FICHT technology have not been formally issued to date by certain foreign jurisdictions, the ultimate term of the 1992 License Agreement cannot be determined until each such unissued patent is issued. However, assuming that none of such unissued patents were to issue, the 1992 License Agreement would expire on July 25, 2015.

     On July 21, 1995, the Company acquired a majority ownership interest in FICHT GmbH to promote the development and worldwide manufacturing and marketing of the FICHT fuel-injection system. FICHT GmbH was subsequently converted to a limited partnership known as FICHT GmbH & Co. KG (together with any predecessor in interest, "FICHT GmbH"), in which the Company is the general partner and holds a 51% interest and in which members of the Ficht family collectively hold a 49% interest. The partnership agreement contains certain supermajority provisions which provide that the partnership may not sell the business of FICHT GmbH as a whole or in substantial parts, including licensing, sublicensing or sale of patents and other intellectual property related to the FICHT fuel-injection technology, without a unanimous vote of the partners and may not effect certain other actions, including acquisitions of other enterprises, without a majority of 75% of the votes of the partners. All ordinary course of business matters require only a simple majority vote. As part of the Company's 1995 acquisition of a majority ownership in FICHT GmbH, the 1992 License Agreement was assigned to FICHT GmbH & Co. KG.

     On February 7, 1997, the Company and FICHT GmbH entered into a license agreement (the "1997 License Agreement") pursuant to which FICHT GmbH granted to the Company an exclusive, worldwide license to manufacture, use, sell and sublicense the FICHT fuel-injection system for all non-marine, non-automotive applications, including but not limited to, snowmobiles, all-terrain vehicles, scooters, motorcycles, forest and garden equipment, lawn equipment and utility equipment. The terms of the 1997 License Agreement provide that the Company shall pay to FICHT GmbH a basic license fee in monthly installments through February 2000. The term of the license is for the duration of each patent that relates to the FICHT fuel-injection system existing at the time that the 1997 License Agreement was executed or filed within one year thereafter.

     Since certain patents related to the FICHT technology have not been formally issued to date by certain foreign jurisdictions, the ultimate term of the 1997 License Agreement cannot be determined until each such unissued patent is issued. However, assuming that none of such unissued patents were to issue, the 1997 Licence Agreement would expire on July 25, 2015.

     Prior to the execution of the 1997 License Agreement, FICHT GmbH entered into non-exclusive sublicense agreements with two lawn and garden equipment manufacturers, pursuant to which FICHT GmbH granted non-exclusive licenses for the manufacture and sale of non-marine engines that utilize the FICHT fuel-injection system in return for certain royalty payments, of which the Company is entitled to a 51% interest. In addition, since entering into the 1997 License Agreement, the Company has executed separate sublicense agreements with each of Kawasaki Heavy Industries, Ltd., Arctic Cat, Inc. and Polaris Industries, Inc. Under these sublicense agreements, which, subject to certain exceptions, may be terminated by each sublicensee after five years, the Company has granted a non-exclusive license for the manufacture and sale of certain non-automotive, marine and non-marine applications of the FICHT fuel-injection system in return for certain license fees and/or royalty payments.


  OMC/Volvo Sterndrive Joint Venture



     On December 8, 1998, the Company sold its interest in the joint venture Volvo Penta Marine Products L.P. (the "Volvo Penta Joint Venture") to Volvo Penta of the Americas, Inc. ("Volvo"). The joint venture was formed in 1993 by the Company, AB Volvo Penta and Volvo Penta North America, Inc. to manufacture sterndrive engines for boats. Separately, the Company and Volvo entered into an agreement whereby Volvo will supply to the Company sterndrives through June 30, 2001 and component parts through June 30, 2011, and the Company will supply component parts to Volvo through June 30, 2011. See Note 3 of the Notes to the Consolidated Financial Statements contained elsewhere herein.

  Suzuki Agreement

     On June 13, 1997, the Company entered into a five-year Original Equipment Manufacturer Supply/Purchase Agreement with an affiliate of Suzuki Motor Corporation for the purchase of certain four-stroke outboard engines and related parts and accessories. The products are manufactured by Suzuki and marketed and sold under the Evinrude brand. The Company and Suzuki have recently participated in a joint evaluation of respective product performance characteristics. The Company and Suzuki are currently negotiating an agreement for the supply/purchase of OMC-manufactured engines and parts and accessories to be branded and sold under the Suzuki name. There can be no assurance that these negotiations will result in a binding agreement between the Company and Suzuki.

SALES AND DISTRIBUTION

     The Company believes that it has one of the world's largest marine dealer network with approximately 6,500 dealers worldwide, approximately 4,300 of which are in North America, and many of whom sell both the Company's boats and its engines. The Company's outboard engines and parts and accessories are distributed in the United States and Canada through a dealer network. The majority of these dealers purchase the Company's products directly from the Company. The Company's boats are sold, for the most part, directly to dealerships. Distribution of the Company's products outside the United States and Canada is handled by various divisions and subsidiaries of the Company, which sell to dealers and wholesale distributors throughout the world. The Company's dealership agreements are typically nonexclusive and are executed on an annual basis.


     The Company sponsors various programs to provide its dealers with marketing and financial assistance and to encourage them to offer broader lines of the Company's products. Such programs include "cooperative" advertising, boat-show promotions, dealer rebate programs and "floor plan" financing assistance and various other credit arrangements. In a typical "floor plan" financing arrangement, an institutional lender agrees to provide a dealer with a line of credit in a specified amount for the purchase of inventory which secures such credit. For certain lenders the Company, in turn, agrees to repurchase products up to a specified amount in the event of repossession by the lender upon a dealer's default. The Company's "floor plan" financing arrangements contain provisions that limit the Company's obligations to approximately $32 million per model year for a period not to exceed 30 months from the date of invoice. This obligation automatically reduces over the 30-month period. For the three-month period ended December 31, 1998 and for fiscal 1998, the Company repurchased approximately $1.4 million and $4.1 million of products, respectively, all of which were resold at a discounted price. The Company accrues for losses which are anticipated in connection with expected repurchases. The Company does not expect these repurchases to materially affect its results of operations.


     The Company augments its dealers' marketing efforts by, among other methods, advertising in boating and other recreational magazines, by furnishing displays at regional, national or international boat shows and by sponsoring various fishing tournaments and fishing professionals. In fiscal 1998, the Company refocused its marketing efforts to emphasize and reinforce its new brand-realignment strategies.

     As part of its sales efforts, the Company actively pursues original equipment manufacturer ("OEM") and pre-rig arrangements relating to its outboard engines. Among the Company's OEM arrangements are those with Mako Marine International, Inc., Smoker Craft, Inc., Alumacraft Boat Company, Triton Boats and Godfrey Conveyer Company. The Company also has pre-rig arrangements with certain boat manufacturers, including Genmar Holdings, Inc. and Pro Line. Each of these manufacturers has agreed to pre-rig certain of its products for outboard engines sold by OMC to such manufacturer's dealers. In return, OMC pays a fee to the boat manufacturer based on the number of pre-rigged boats sold by the manufacturer.

MANUFACTURING OPERATIONS

     The Company's principal outboard engine manufacturing and assembly facilities are located in Illinois, Wisconsin, Georgia, North Carolina, Mexico, China, Brazil, and Hong Kong. Its principal boat manufacturing facilities are located in Michigan, Florida, Tennessee, South Carolina, Oregon, Indiana, Missouri, Australia and Canada. See "--Properties."

     The Company has taken significant steps to improve the efficiency of its manufacturing operations. In February 1998, the Company closed its Old Hickory, Tennessee plant and moved its production to the Company's Murfreesboro, Tennessee plant. In connection with this closure, the Company accrued $1.3 million in severance costs in its allocation of purchase price in connection with the Greenmarine Acquisition. The Murfreesboro plant now focuses on the production of fiberglass, freshwater fishing boats. Concurrently, production of certain of the Company's saltwater fishing boats was moved to the Company's Columbia, South Carolina manufacturing facility. This move focused the Columbia facility exclusively on saltwater fishing boats and located production of the Company's saltwater fishing boats closer to the retail market for these boats.


     In September 1998, the Company announced that it will be closing its engine manufacturing facilities located in Milwaukee, Wisconsin and Waukegan, Illinois by the end of the year 2000. In connection with these closures, the Company recorded a restructuring charge of $98.5 million in fiscal year 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein. As part of the Company's plan to close these facilities, substantially all of the production operations currently conducted at these facilities will be outsourced to third-party vendors with the balance being relocated to other facilities of the Company. These plant closures will be effected in phases, and the production transfers associated therewith already have begun and are expected to be completed by the end of December 2000.


     The Company has begun several important initiatives aimed at reducing costs in its engine manufacturing facilities. These initiatives include: (i) measures aimed at reducing purchasing costs through consolidation of vendors and improvement of the design process; (ii) improving factory layouts and work flows; (iii) standardizing labor inputs; (iv) outsourcing non-core capabilities; and (v) improving quality control. The Company has also implemented the first phase of its lean manufacturing initiative at its main outboard engine manufacturing and assembly facility in Calhoun, Georgia. The second phase of this initiative is currently being implemented at additional sub-assembly facilities. The Company has also identified potential vendors for outsourcing the production of certain engine components.


  Foreign Operations



     For the three months ended December 31, 1998 and for fiscal year 1998, approximately 24% and 25%, respectively of the Company's net sales were derived from operations conducted outside the United States. As of December 31, 1998 and as of September 30, 1998, approximately 3% of the Company's long-lived assets (primarily property, plant and equipment) were located outside the United States. Foreign operations are subject to special risks that can materially affect sales of the Company and the value of the Company's foreign assets, including currency exchange rate fluctuations, the impact of inflation, government expropriation, exchange controls and other restrictions on the repatriation of earnings, political instability, civil insurrection and other risks. Changes in certain exchange rates could have an adverse effect on the relative prices at which the Company and foreign competitors sell their products in the same market and on the Company's ability to meet interest and principal obligations with respect to its U.S. dollar-denominated debt (see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Quantitative and Qualitative Disclosures About Market Risk"). Similarly, the cost of certain items required in the Company's operations may be affected by changes in the value of the relevant currencies. Specifically, the substantial devaluation of the Japanese yen since the beginning of the fourth quarter of fiscal year 1997 has improved the competitive position of several of the Company's Japanese competitors by decreasing the sales price in U.S. dollars of their Japanese products in the U.S. market. While the Company hedges certain exposures to foreign currency exchange rate changes arising in the ordinary course of business, there can be no assurance that the Company will be successful and that shifts in currency exchange rates will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition; Liquidity and Capital Resources" and Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.

  Quality Assurance



     The Company maintains rigid quality controls and extensively tests its products and components in each of its manufacturing and assembly facilities. In addition to on-site testing, the Company maintains year-round, on-water testing facilities in Illinois and Florida. The Company continuously monitors and endeavors to improve its quality assurance programs and further intends to expand these programs and further motivate its workforce towards achieving increasing quality standards.


COMPETITION

     The Company faces competition on international, national, regional and local levels. Each of the markets in which the Company participates is highly competitive. In addition, the Company faces competition generally from other forms of recreational products and activities such as golf, camping and recreational vehicles. Management believes that the Company is the world's second largest manufacturer of outboard engines, with an approximate 35% share of the United States outboard marine engine market and an estimated 26% share of the worldwide market. Management also believes that the Company is the world's largest manufacturer of aluminum boats and freshwater fiberglass fishing boats, and the third largest manufacturer of recreational boats.

     The marine engine market has high barriers to entry due to the capital investment and technological expertise required in manufacturing marine engines. As a result, the marine engine market is concentrated with two main U.S.-based competitors, OMC and Brunswick Corporation, and three main Japan-based manufacturers, Yamaha Motor Co., Ltd., American Honda Motor Co., Inc. and Suzuki Motor Corporation. There are hundreds of manufacturers of boats which compete with the Company, the largest of which in the United States are Brunswick, Genmar Industries, Inc. and Tracker Marine, L.P. Many of the Company's competitors in the boat manufacturing industry are smaller, regional builders who may possess cost advantages over the Company's boat manufacturing operations. Although the recreational boat market is fragmented, the top four boat builders (including the Company) accounted for approximately 45% of the U.S. market in 1997 in terms of unit sales.


     Many of the Company's competitors, including Brunswick and Yamaha, are large, vertically integrated companies that may have greater resources, including financial resources, than the Company. However, the Company believes it is well positioned within the recreational boating industry, as it is one of only two integrated domestic manufacturers of both marine engines and boats. The Company believes that this integration is a competitive advantage as the industry continues to trend towards sales of integrated boat and engine packages.


INTELLECTUAL PROPERTY


     The Company's engine manufacturing business relies heavily on patented and other proprietary technology. The Company relies upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants to establish and protect its technology and other intellectual property rights. The Company owns a considerable number of patents and patent applications throughout the world, primarily for the production of engines, including those related to the FICHT fuel-injection technology. Wherever legally permissible and appropriate, the Company files applications to acquire its patents and register its trademarks and service marks in the United States and many foreign countries where the Company currently sells its products or could reasonably be expected to sell products in future years.


     The Company has received correspondence from Orbital alleging that the Company's FICHT fuel-injected 150-horsepower engines infringe two Australian Orbital patents, which correspond to three U.S. patents and to a number of foreign patents. The Company believes that it has substantial defenses to these allegations, including that the three corresponding U.S. patents are not infringed and/or are invalid. However, there can be no assurance that Orbital will not commence litigation against the Company with respect to this matter or, if such litigation is commenced, that the Company's defenses will be successful. If Orbital is successful in an action against the Company, the Company could be required to obtain a license from Orbital to continue the manufacture, sale, use or sublicense of FICHT products and technology or it may be required to redesign its FICHT products and technology to avoid infringement. There can be no assurance that any such license could be obtained or that any such redesign would be possible. There also can be no assurance that the failure to obtain any such license or effect any such redesign, or any cost associated therewith, would not have a material adverse effect on the Company. The sale of FICHT engines accounted for approximately 8% and 16.2% of the Company's revenues for the fiscal year ended 1998 and the three-month period ended December 31, 1998, respectively.



     The Company also uses a number of trade names and trademarks in its business, including Chris*Craft, Evinrude, FFI, FICHT, Four Winns, Grumman, Hydra-Sports, Javelin, Johnson, Lowe, OMC, Princecraft, Roughneck, Sea Horse, Sea Nymph, Seaswirl and Stratos. Wherever legally permissible and appropriate, the Company files applications to acquire its patents and register its trademarks and service marks in the United States and many foreign countries where the Company currently sells its products or could reasonably be expected to sell products in future years.



     The Company has license agreements with FICHT GmbH & Co. KG (a majority-owned subsidiary of the Company), Chris Craft Industries, Inc. and Northrop Grumman Corporation. The Company has an exclusive, worldwide license with its majority-owned subsidiary FICHT GmbH for the marine industry for the FICHT fuel-injection system. This license is royalty bearing and is active for the duration of each patent existing at the time that the license agreement was executed in April 1992 or filed within one year thereafter. The Company also has an exclusive, worldwide license with its majority-owned subsidiary FICHT GmbH for all non-automotive applications of the FICHT fuel-injection technology. This license is royalty bearing and is active for the duration of each patent existing at the time that the license agreement was executed in February 1997 or filed within one year thereafter. The Company's license with Chris Craft Industries, Inc. is an exclusive, perpetual, royalty bearing license to use the Chris*Craft trade name and trademark for boats and certain boat products worldwide. The Company's Grumman license is an exclusive, royalty-free license to use the Grumman trade name and trademark for recreational aluminum boats and canoes in territories which include the United States and Europe. This license expires on December 31, 1999, however it is subject to unlimited ten year renewal terms at the Company's option.


RESEARCH AND DEVELOPMENT


     In the three-month period ended December 31, 1998 and the fiscal years 1998, 1997 and 1996, OMC spent $10.2 million, $36.8 million, $38.2 million and $41.8 million, respectively, on research and development activities relating to the development of new products and improvement of existing products, including the FICHT fuel-injection technology. All of these activities were financed by OMC. The EPA has adopted regulations governing emissions from marine engines. The regulations relating to outboard engines phase in over nine years, beginning in model-year 1998 and concluding in model-year 2006. With respect to personal watercraft, the regulations phase in over eight years, beginning in model-year 1999 and concluding in model-year 2006. Marine engine manufacturers are required to reduce hydrocarbon emissions from outboard engines, on average, by 8.3% per year beginning with the 1998 model year, and emissions from personal watercraft by 9.4% per year beginning in model-year 1999. In 1994, the Company announced Project LEAP, a project to develop new low-emission technologies and to convert its entire outboard product line to low-emission products within the next decade. To date, the Company estimates that it has spent approximately $54.0 million on Project LEAP, including the introduction of its new FICHT fuel-injection technology and four-stroke outboard engines, and by the year 2006 the Company is expected to spend an aggregate of approximately $90.0 million to meet the EPA's new emission standards. Compliance with these standards adds cost to the Company's engine products in the short-term. However, this situation is not seen as a major deterrent to sales since value will be added to its products at the same time that the entire industry is faced with developing solutions to the same regulatory requirements. The Company believes this situation will not have a material impact on future results of operations or the financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAW MATERIALS

     The principal raw materials required in the Company's manufacturing operations are aluminum, resin and fiberglass, all of which are purchased at competitive or prevailing market prices. The Company has supply arrangements for the purchase of resin and aluminum. From time to time, the Company has also purchased commodity options to hedge anticipated price fluctuations with respect to purchases of aluminum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk" and Note 10 of the Notes to the Consolidated Financial Statements contained elsewhere herein. The Company believes that adequate sources of supply exist and will continue to exist, at competitive prices, for all of the Company's raw material requirements.

EMPLOYEES


     As of December 31, 1998, approximately 7,273 people were employed by OMC and its subsidiaries worldwide (6,200 domestic employees), consisting of 1,474 salaried and 5,799 hourly employees. Approximately 17% of the Company's employees are represented by one of three unions. The Laborers International Union of North America ("LIUNA") represents approximately 476 employees at the Calhoun, Georgia facility; the independent Marine Machinists Association ("IMMA") represents approximately 378 employees at the Waukegan, Illinois facility; and the United Steel Workers of America ("USWA") represents approximately 371 employees at the Milwaukee, Wisconsin facility. The Company's agreements with the LIUNA, IMMA and USWA are effective through September 30, 2000, October 30, 1999 and March 31, 2003, respectively. The Company believes that its labor relations are satisfactory.



     In connection with the Company's planned closure of its manufacturing facilities in Milwaukee, Wisconsin and Waukegan, Illinois, the Company's workforce will be reduced by approximately 950 employees by the end of the year 2000. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere herein.


PROPERTIES


     The following table sets forth the Company's material facilities as of December 31, 1998.


                                                                OWNED OR LEASED
         LOCATION                   FACILITY TYPE/USE           (LEASE EXPIRATION)     SQUARE FOOTAGE
         --------                   -----------------           ------------------     --------------
Waukegan, IL                 Worldwide headquarters; outboard   Owned                    1,400,000
                               engine component manufacturing
Delavan, WI                  Outboard engine component          Leased (Aug. 2006)          40,000
                               manufacturing
Milwaukee, WI                Outboard engine component          Owned                      375,000
                               manufacturing
Burnsville, NC               Outboard engine component          Owned                      290,000
                               manufacturing
Spruce Pine, NC              Outboard engine component          Owned                      100,000
                               manufacturing
Andrews, NC                  Outboard engine component          Owned                      150,000
                               manufacturing
Calhoun, GA                  Outboard engine assembly           Owned                      290,000
Beloit, WI                   Worldwide parts and accessories    Owned                      483,000
                               distribution center
Waukegan, IL                 Distribution center                Leased (Jan. 2003)         180,000
Morrow, GA                   Distribution center                Owned                       86,000
Parsippany, NJ               Distribution center                Owned                       88,000
Dallas, TX                   Distribution center                Owned                       86,000
Kent, WA                     Distribution center                Leased (Dec. 2000)          56,000

                                                                OWNED OR LEASED
         LOCATION                   FACILITY TYPE/USE           (LEASE EXPIRATION)     SQUARE FOOTAGE
         --------                   -----------------           ------------------     --------------
Sunrise, FL                  Sales Office                       Leased (Sept. 2001)          8,000
Cadillac, MI                 Boat manufacturing                 Owned                      364,000
Lebanon, MO                  Boat manufacturing                 Owned                      227,000
Murfreesboro, TN             Boat manufacturing                 Owned                      275,000
Columbia, SC                 Boat manufacturing                 Owned                      178,000
Culver, OR                   Boat manufacturing                 Owned                      166,000
Syracuse, IN                 Boat manufacturing                 Owned                      235,000
Sarasota, FL                 Boat manufacturing                 Owned                      153,000
Princeville, Quebec, Canada  Boat manufacturing                 Owned                      417,000
Juarez, Chihuahua, Mexico    Outboard engine component          Owned                      200,000
                               manufacturing
Dongguan, China              Outboard engine component          Leased (Dec. 2002)          65,000
                               manufacturing
Hong Kong                    Outboard engine and component      Leased (June 2047)          35,000
                               manufacturing and distribution
                               center
Manaus, Brazil               Outboard engine and component      Leased (Aug. 1999)          46,000
                               assembly and fabrication
Altona, Australia            Boat manufacturing and assembly    Owned                       28,000
Yatala, Australia            Boat manufacturing and assembly    Owned                       37,000
Bankstown, Australia         Office; distribution center        Leased (Dec. 2004)          54,000
Gent, Belgium                Office; distribution center        Leased (Apr. 2003)         121,000


ENVIRONMENTAL AND REGULATORY MATTERS


     The Company is subject to regulation under various federal, state and local laws relating to the environment and to employee safety and health. These laws include those relating to the generation, storage, transportation, disposal and emission into the environment of various substances, those relating to drinking water quality initiatives, and those which allow regulatory authorities to compel (or seek reimbursement for) clean-up of environmental contamination at its owned or operated sites and at facilities where its waste is or has been disposed. Permits are required for operation of the Company's business (particularly air-emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes that it is in substantial compliance with such laws and permit requirements, except where such non-compliance is not expected to have a material adverse effect on the Company.



     CERCLA and similar state laws impose joint, strict, and several liability on (i) owners or operators of facilities at, from, or to which a release of hazardous substances has occurred, (ii) parties who generated hazardous substances that were released at such facilities, and (iii) parties who transported or arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted Superfund statutes comparable to, and in some cases more stringent than, CERCLA. The Company has been notified that it is named a PRP at various sites for study and clean-up costs. In some cases there are several named PRPs and in others there are hundreds. The Company generally participates in the investigation or clean-up of these sites through cost sharing agreements with terms which vary from site to site. Costs are typically allocated based upon the volume and nature of the materials sent to the site. However, as a PRP, the Company can be held jointly and severally liable for all environmental costs associated with a site.


     Once the Company becomes aware of its potential liability at a particular site, it uses its experience to determine if it is probable that a liability has been incurred and whether or not the amount of the loss can be reasonably estimated. Once the Company has sufficient information necessary to support a reasonable estimate or range of loss for a particular site, an amount is added to the Company's aggregate environmental contingent liability accrual. The amount added to the accrual for the particular site is determined by analyzing the site as a whole and reviewing the probable outcome for the remediation of the site. This is not necessarily the minimum or maximum liability at the site but, based upon the Company's experience, most accurately reflects the Company's liability based on the information currently available. The Company takes into account the number of other participants involved in the site, their experience in the remediation of sites and the Company's knowledge of their ability to pay. As a general rule, the Company accrues remediation costs for continuing operations on an undiscounted basis and accrues for normal operating and maintenance costs for site monitoring and compliance requirements. The Company also accrues for environmental close-down costs associated with discontinued operations or facilities, including the environmental costs of operation and maintenance until disposition. At December 31, 1998, the Company accrued approximately $25.0 million for costs relating to remediation at contaminated sites including operation and maintenance for continuing and closed-down operations. The possible recovery of insurance proceeds has not been considered in estimating contingent environmental liabilities. Each site, whether or not remediation studies have commenced, is reviewed on a quarterly basis and the aggregate environmental contingent liability accrual is adjusted accordingly. Therefore, the Company believes the accruals accurately reflect the Company's liability based upon current information.



     The EPA has adopted regulations governing emissions from marine engines. The regulations relating to outboard engines phase in over nine years, beginning in model-year 1998 and concluding in model-year 2006. With respect to personal watercraft, the regulations phase in over eight years, beginning in model-year 1999 and concluding in model-year 2006. Marine engine manufacturers are required to reduce hydrocarbon emissions from outboard engines, on average, by 8.3% per year beginning with the 1998 model year, and emissions from personal watercraft by 9.4% per year beginning in model-year 1999. In 1994, the Company announced Project LEAP, a project to convert its entire outboard product line to low-emission products within the next decade. Through December 31, 1998, the Company estimates that it has spent approximately $54.0 million on low-emissions technology, and by the year 2006 the Company is expected to spend an aggregate of approximately $90.0 million to meet the EPA's new emissions standards. The Company does not believe that compliance with these standards, which will add cost to the Company's engine products and will initially result in a lower margin to the Company, will be a major deterrent to sales. The Company believes that its new compliant technology will add value to its products at the same time that the entire industry is faced with developing solutions to the same regulatory requirements. The Company does not believe that compliance with these new EPA regulations will have a material adverse effect on its financial condition or future results of operations.



     On December 10, 1998 the California Air Resources Board ("CARB") adopted emissions standards for outboard engines and personal watercraft sold in the State of California that would require compliance with the EPA's year 2006 emissions standards in 2001, and significantly more stringent standards in 2004 and 2008. All manufacturers of outboard engines and personal watercraft will be affected by the regulations. While the Company has not been able to fully assess the impact that such standards will have on its business, the Company has begun to assess possible responses to these standards, including a possible legal challenge. The Company's FICHT fuel-injection and four-stroke outboard engines currently comply with CARB's 2001 standards, and all but one of these engines comply with CARB's 2004 standard. The Company believes that this one engine will be in compliance by the year 2004. In addition, based on current technology, CARB's year 2008 standards would require the Company to turn to untested technologies in an attempt to achieve compliance. The California market represents only an approximate 3% of the Company's North American sales of outboard engines.


     Additionally, certain states have required or are considering requiring a license to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may discourage potential first-time buyers, which could affect the Company's business, financial condition and results of operations. In addition, certain state and local government authorities are contemplating regulatory efforts to restrict boating activities, including the use of engines, on certain inland bodies of water. In one instance, the East Bay Municipal Utility District, located near Oakland, California, has adopted regulations that, on one of the three water bodies under its jurisdiction, will limit certain gasoline engine use effective January 1, 2002.

While the Company cannot assess the impact that any such contemplated regulations would have on its business until such regulations are formally enacted, depending upon the scope of any such regulations, they may have a material adverse effect on the Company's business. The Company, however, does not believe that the regulations adopted by the East Bay Municipal Utility District will have a material adverse effect on the Company's business.

     The Company cannot predict the environmental legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material.


     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1 ("SOP 96-1"), "Environmental Remediation Liabilities", which provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the quarter ended September 30, 1997. The change in accounting estimate required the Company to accrue for future normal operating and maintenance costs for site monitoring and compliance requirements at particular sites. The initial expense for implementation of SOP 96-1 was $7.0 million, charged to selling, general and administrative expense in the quarter ended September 30, 1997. See Note 18 of the Notes to the Consolidated Financial Statements contained elsewhere herein.


LEGAL MATTERS

     The Company is engaged in a substantial number of legal proceedings arising in the ordinary course of business. While the result of these proceedings cannot be predicted with any certainty, based upon the information presently available, the Company is of the opinion that the final outcome of all such proceedings should not have a material adverse effect on the financial condition or the results of operations of the Company.

     Products sold or serviced by the Company may expose it to potential liability for personal injury or property damage claims relating to the use of those products. Historically, the resolution of product liability claims has not materially affected the Company. The Company maintains a Domestic Products Liability/ Protection and Indemnity Self-Insured Retention Program. The Company has a Primary Self-Insured Retention for any one accident or occurrence of $250,000 with an underlying Self-Insured Retention of $2,000,000 per accident with a $2,000,000 per year aggregate. Product liability claims occurring outside the United States are covered by insurance with a limit of $1,000,000 per occurrence, $2,000,000 aggregate. In the event that the underlying products liability insurance or retentions are exhausted, there is excess coverage up to $100,000,000 per occurrence and in the aggregate.

     For a discussion of certain allegations relating to the FICHT technology, see also "Risk Factors--Reliance on Patents and Intellectual Property; Certain Allegations Regarding FICHT Technology."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each director and executive officer of the Company:


              NAME                AGE                          POSITION
              ----                ---                          --------
Alfred D. Kingsley..............  56     Chairman of the Board
Gary K. Duberstein..............  44     Vice Chairman of the Board and Assistant Secretary
Richard Katz....................  56     Vice Chairman of the Board
Ron Hiram.......................  46     Director
Frank V. Sica...................  47     Director
David D. Jones, Jr..............  55     President and Chief Executive Officer; Director
Andrew P. Hines.................  59     Executive Vice President and Chief Financial Officer;
                                           Director
Johan Arzbach...................  53     Vice President of OMC and President of International
                                           Operations
Kimberly K. Bors................  38     Vice President, Human Resources
Robert B. Gowens, Jr............  50     Vice President of OMC and President, North American
                                           Engine Operations
Eric T. Martinez................  35     Vice President and Treasurer
Robert S. Romano................  44     Vice President, General Counsel and Secretary
Joseph P. Tomczak...............  43     Vice President and Controller



     Alfred D. Kingsley has been Chairman of the Board of Directors since September 12, 1997. Since 1993, Mr. Kingsley has been Senior Managing Director of Greenway Partners, L.P., an investment partnership. Prior to that, Mr. Kingsley held various positions at Icahn & Co., Inc., including senior adviser until 1992. Mr. Kingsley is also a director of ACF Industries, Incorporated. Mr. Kingsley is Chairman of the Compensation and Benefits Committee and a member of the Audit Committee.


     Gary K. Duberstein has been Vice Chairman of the Board of Directors and Assistant Secretary since September 12, 1997. Since 1993, Mr. Duberstein has been a Managing Director of Greenway Partners, L.P., an investment partnership. Prior to that, Mr. Duberstein served as general counsel to Icahn & Co., Inc., and as vice president of certain companies operated by Carl Icahn from 1985 to 1993. Mr. Duberstein is a member of the Compensation and Benefits Committee and Chairman of the Audit Committee.

     Richard Katz has been Vice Chairman of the Board of Directors since September 12, 1997. From 1977 to 1993, Mr. Katz was a director of NM Rothschild & Sons Limited, London, England. Since 1986, he has served as a Supervisory Director for a number of entities affiliated with Soros Fund Management LLC. Mr. Katz is also a director of Apex Silver Mines Limited. Mr. Katz is a member of the Compensation and Benefits Committee.

     Ron Hiram has been a director since September 30, 1997. Mr. Hiram has been associated with Soros Fund Management LLC, an investment management company, since 1995 and has been a Managing Director thereof since 1997. From 1992 to 1995, Mr. Hiram was a Managing Director of Lehman Brothers Incorporated. Mr. Hiram is a member of the Compensation and Benefits Committee and Audit Committee.

     Frank V. Sica has been a director since July 22, 1998. Mr. Sica has been a Managing Director of Soros Fund Management LLC and head of its private equity operations since May 1, 1998. Prior to joining Soros Fund Management LLC, Mr. Sica held various positions during his 18-year tenure at Morgan Stanley Dean Witter & Co. Mr. Sica is also a director of Emmis Broadcasting Corporation, CSG Systems International, Inc. and Kohl's Corporation.

     David D. Jones, Jr. has been President and Chief Executive Officer and a director since September 25, 1997. From 1990 to 1997, Mr. Jones held numerous positions with the Mercury Marine Division of Brunswick

Corporation and most recently as President of the Mercury Marine Division. Mr. Jones is also a director of National Exchange Bank, Fond du Lac, WI, and the ASHA Corporation, Santa Barbara, CA.

     Andrew P. Hines has been the Executive Vice President and Chief Financial Officer since October 6, 1997. Mr. Hines has been a director since October 7, 1997. Prior to joining the Company, Mr. Hines held the position of Senior Vice President and Chief Financial Officer for Woolworth Corporation since 1994. During 1993, Mr. Hines was a consultant to Pentland PLC, England. From 1989 to 1992, Mr. Hines held the position of Executive Vice President and Chief Financial Officer with adidas USA. Prior to that, Mr. Hines held various senior financial positions with RJR Nabisco, Inc. from 1976 to 1989.


     Johan Arzbach has been Vice President of OMC and President of OMC's International Operations since January 5, 1999. Prior to joining the Company, Mr. Arzbach spent twenty-three years at Ingersoll Rand in positions of increasing responsibility, where he most recently served as Vice President and General Manager of the Asia-Pacific operations of Ingersoll Rand's air compressor group.



     Kimberly K. Bors has been Vice President, Human Resources since October 1, 1997. Prior to her election to such position, Ms. Bors held the position of Director, Compensation and Organizational Development with the Company since 1995. Prior to joining the Company, Ms. Bors held the position of Director of Compensation and Human Resources Services with Browning-Ferris Industries, Inc. since 1990.



     Robert B. Gowens, Jr. has been Vice President of OMC and President, North American Engine Operations since October 1, 1998. Prior to his appointment to such position, Mr. Gowens held the position of Vice President and General Manager of the Quicksilver Unit of the Mercury Marine Division of Brunswick Corporation since 1996 and, prior thereto, Vice President of Sales of Mercury Marine's Mercruiser Unit. From 1984 to 1992, Mr. Gowens served as President and Chief Executive Officer of Cigarette Racing Team, Inc., which specialized in high performance boat manufacturing. Prior thereto, Mr. Gowens served as a Vice President of A.T. Kearney, Inc. from 1980 to 1983.



     Eric T. Martinez has been Vice President and Treasurer since March 1, 1999. Prior to that, Mr. Martinez was the Assistant Treasurer for Favorite Brands International Inc. since July 1998. From 1997 to June 1998, Mr. Martinez served as Assistant Treasurer of Corporate Finance and Global Capital Markets for IMC Global Inc. Prior to that, from 1996 to 1997, Mr. Martinez was the mergers and acquisitions finance leader for GE Plastics, a division of General Electric Company. From 1991 to 1996, he was financial evaluations and analysis supervisor for Amoco Corporation.


     Robert S. Romano has been Vice President, General Counsel and Secretary since October 9, 1997. Prior to his election to such position, Mr. Romano was appointed Assistant Secretary and Assistant General Counsel in 1996 and 1994, respectively. Mr. Romano has held various positions within the Company's legal department since joining the Company in 1980.


     Joseph P. Tomczak was named Vice President and Controller on May 1, 1998 and formally joined the Company on June 1, 1998. Mr. Tomczak previously served as Vice President and Corporate Controller for Alliant Foodservice, Inc. from July 1990 to May 1998.


     To the knowledge of the Company, there are no family relationships between any director or executive officer and any other director or executive officer.

ADDITIONAL KEY PERSONNEL

     Since the Greenmarine Acquisition, numerous key positions have been filled or replaced with members of the new management team. The following sets forth certain information with respect to certain key personnel of the Company who are not executive officers:


                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
John A. Anderson..........................  47     President and General Manager, Four Winns
John T. Aylsworth.........................  55     Vice President, Marketing Support and
                                                     Advertising
Robert L. Beagle..........................  36     General Manager, Freshwater Fishing
                                                     Operations
Leslie E. Crawford........................  50     President and General Manager, OMC
                                                     Aluminum Boat Group, Inc.
Charles D. Eckert.........................  53     President and General Manager, OMC Europe
Paul A. Luck..............................  45     Vice President, Finance, Boats
Rand E. McNally...........................  46     Senior Vice President, North American
                                                     Marketing, Sales and Service
William J. Miller.........................  51     Vice President, Manufacturing
Susan M. Opeka............................  41     Division Vice President, Finance
John A. Roush.............................  33     Vice President, General Manager FICHT Fuel
                                                     Injection
Peter J. VanLancker.......................  46     Vice President, Product Design and
                                                     Engineering, Boat Group
Russell J. VanRens........................  50     Vice President, Quality

Chris R. Wainscott........................  43     President and General Manager, Saltwater
                                                     Fishing Boats Division
Robert J. Werner..........................  40     Vice President, Supply Management and
                                                     Logistics
Jack J. White, Jr. .......................  61     President, Freshwater Division
Donald P. Wood............................  54     Division Vice President, North American
                                                   Sales
Robert F. Young...........................  48     Division Vice President, Product
                                                   Development and Research



     John A. Anderson is President and General Manager of the Company's Four Winns boat division. Mr. Anderson joined the Company in November 1997, and prior thereto served as President of Shamrock, a division of KCS International which manufactures inboard sport fishing boats from 1996 to 1997. Mr. Anderson has also previously served as Director of Sales for Sea Doo, a division of Bombardier Motor Corporation of America (from 1992 to 1996), and as Senior Vice President, Marketing at Sea Ray Boats, Inc., a wholly-owned subsidiary of Brunswick Corporation (from 1965 to 1992).


     John T. Aylsworth is Vice President of Marketing Support and Advertising for the Company's engine and boat brands. Mr. Aylsworth joined the Company in December 1997, and prior thereto spent five years with Tuzee and Associates developing programs to support marketing efforts for some of the industry's most prominent companies.

     Robert L. Beagle is General Manager of the Company's Freshwater Fishing Operations. Mr. Beagle joined the Company in February 1998, and prior thereto served as General Manager of Marine Group LLC, a manufacturer and distributor of Procraft and Astro bass boats (from 1996 to 1998). From 1992 to 1996, Mr. Beagle was Vice President of Manufacturing of the Marine Group Division of the Brunswick Corporation.

     Leslie E. Crawford is President and General Manager--OMC Aluminum Boat Group, Inc. Mr. Crawford joined the Company in March 1998, and prior thereto served as President of Wellcraft Marine (from 1995 to 1998), a division of Genmar Holdings, Inc., where he had earlier served as Vice President for the fishing boat group (from 1994 to 1995). Prior to that, Mr. Crawford was Executive Vice President of Tracker Marine, L.P. (from 1985 to 1994).

     Charles D. Eckert is President and General Manager--OMC Europe. Prior to assuming this position in March 1998, Mr. Eckert held various positions of increasing responsibility during his thirty years with the Company, including, most recently, Controller of the International Group.


     Paul A. Luck is Vice President, Finance--Boats. Prior to joining the Company on August 18, 1998, Mr. Luck held the position of Vice President, Finance at SPX Corporation since 1997. Between 1996 and 1997, Mr. Luck was the International Finance Manager at Federal Mogul. Prior to that, Mr. Luck was Vice President--Finance and Chief Financial Officer of FTD, Inc. from 1995 to 1996, and Vice President--Financial Planning and Analysis at Dun & Bradstreet Corporation from 1993 to 1995.



     Rand E. McNally is Senior Vice President, North American Marketing, Sales and Service. Mr. McNally joined the Company in January 1999, and prior thereto spent eleven years at Aqua-Chem Corporation, in positions of increasing responsibility, where he most recently served as Executive Vice President and General Manager of the Cleaver-Brooks Division. Prior to that, Mr. McNally served as General Manager of Giles and Ransome in Philadelphia, PA.



     William J. Miller is Vice President, Manufacturing and is responsible for North American Engine Manufacturing. Prior to joining the Company in March 1998, Mr. Miller served as Vice President, Operations at the Toro Company (from 1997 to 1998), where he was responsible for 12 U.S. manufacturing facilities. Prior to that Mr. Miller held positions of increasing responsibility at Frigidaire Company from 1992 to 1997, most recently as Vice President, Refrigeration.


     Susan M. Opeka is Division Vice President, Finance. Prior to joining the Company in January 1998, Ms. Opeka spent twelve years at Tenneco Automotive, a Division of Tenneco, Inc., most recently as Executive Director Strategic Planning.

     John A. Roush is Vice President, General Manager--FICHT Fuel Injection. Prior to joining the Company in July 1998, Mr. Roush was a Vice President of Allied Signal, Inc. since 1996. Prior to that, Mr. Roush was an Engagement Manager at McKinsey & Company, Inc. from 1992 to 1996.


     Peter J. VanLancker is Vice President, Product Design and Engineering--Boat Group. Mr. VanLancker joined the Company in July 1996. Prior thereto, Mr. VanLancker served as Vice President, Design and Advanced Technology of Boston Whaler Company from 1969 to 1996.



     Russel J. VanRens is Vice President--Quality. Prior to assuming this position in February 1998, Mr. Van Rens served as OMC's Vice President, Engine Manufacturing. He has been with the Company since 1971, serving in increasingly responsible positions.



     Chris R. Wainscott is President and General Manager of the Company's Saltwater Fishing boats division. Prior to assuming this position in February 1998, Mr. Wainscott served as Vice President of Sales and Marketing for the Company's fishing boat products, including the Stratos, Javelin and Hydra-Sports freshwater and saltwater brands (from 1996 to 1998). Prior to that, Mr. Wainscott was Regional Sales Manager, Hydra-Sports from 1991 to 1996. Mr. Wainscott has over 11 years of experience with the Company's products.


     Robert J. Werner is Vice President--Supply Management and Logistics. Prior to joining the Company in April 1998, Mr. Werner served as Manager, Sourcing, Global Services Operation for General Electric Corporation from 1997 to 1998. For eight years prior to that, Mr. Werner held various sourcing positions of increasing responsibility with General Electric Corporation. He has over 18 years of hands-on international experience, with a focus on identification, development, and expansion of worldwide sources of supply.

     Jack J. White, Jr. is President of the Company's Freshwater division. Prior to joining the Company in April 1998, Mr. White owned the Marine Group, LLC, a manufacturer and distributor of Procraft and Astro bass boats from 1996 to 1998. Prior to that, Mr. White was general manager of and a consultant to the Fishing Boat Division of the Brunswick Corporation from 1988 to 1995.


     Donald P. Wood is Division Vice President, North American Sales. Mr. Wood returned to the Company in November 1997 from Tracker Marine, L.P., a manufacturer of aluminum boats, where he was Vice President of Sales from 1989 to 1994. Between leaving Tracker Marine and rejoining the Company, Mr. Wood helped establish Horizon Marine Company and worked for the Company in various positions of increasing responsibility.

     Robert F. Young is Division Vice President, Product Development Engineering and Research. Prior to assuming this position in January 1997, Mr. Young held numerous positions of increasing responsibility during his 27-year tenure with OMC within its Engineering and Product Development departments, including most recently, Vice President, Engineering.

CONTROL BY GREENMARINE HOLDINGS

     Greenmarine Holdings holds 99.9% of the outstanding common stock of the Company. Accordingly, Greenmarine Holdings can elect all of the Board of Directors of the Company and controls all corporate transactions or other matters required to be submitted to stockholders for approval, including any merger, consolidation, or sale of all or substantially all of the Company's assets. See "Security Ownership of Certain Beneficial Owners and Management" (including Footnote 1 thereto).

     The members of Greenmarine Holdings are Greenlake, QSP and QIP. Greenlake, QSP and QIP have approximately a 30.5%, 34.75% and 34.75% interest in Greenmarine Holdings, respectively. See "The Greenmarine Acquisition." Pursuant to the Operating Agreement of Greenmarine Holdings, Greenlake has the right to appoint two designees to Greenmarine Holdings' Management Committee and the holders of a majority of Greenmarine Holdings' interest held by QSP and QIP have the right to appoint two members of Greenmarine Holdings' Management Committee. Greenmarine Holdings' Management Committee is currently comprised of Messrs. Alfred D. Kingsley, Gary K. Duberstein and Richard Katz. From and after September 12, 1998, the holders of a majority of Greenmarine Holdings' interest held by QSP and QIP may elect to increase the size of Greenmarine Holdings' Management Committee to five members, three of whom will be designated by the holders a majority of Greenmarine Holdings's interest held by QSP and QIP and two of whom will be designated by Greenlake. The vote of three of the members of Greenmarine Holdings' Management Committee is required for action by the Management Committee.

     Pursuant to the Operating Agreement of Greenmarine Holdings, the board of directors of the Company is to be comprised of members approved by the Management Committee of Greenmarine Holdings, provided that Greenlake shall have the right to designate at least one member of the board of directors.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive any compensation, as such, for services provided to the Company as a director, including participation on any committee. Directors may be entitled to reimbursement for travel expenses associated with Board activities.

PERSONAL REWARDS AND OPPORTUNITIES PROGRAM

     On March 10, 1998, the Board of Directors of the Company adopted the Outboard Marine Corporation Personal Rewards and Opportunities Program ("PROP"). PROP was designed to recognize and reward, through cash bonuses, stock options and other equity-based awards, the personal contributions and achievements of key employees of the Company, both individually and as members of the management and key employee team. All employees of the Company and its subsidiaries are eligible to participate in PROP. PROP replaced all prior long and short-term incentive plans of the Company. PROP provides for (i) cash and/or equity annual bonuses based on performance targets, and (ii) grants of stock options, shares of restricted stock, phantom shares of stock or stock appreciation rights. The aggregate number of shares of stock available for equity awards under PROP is 1,500,000 shares of currently authorized common stock of the Company. PROP is administered by the Board of Directors of the Company or a committee or subcommittee of the Board appointed by the Board among its members, which, in either case, has authority, at its discretion, to determine the persons to whom equity awards will be granted and the specifics of those grants. As of December 31, 1998, the Company had granted and outstanding stock options relating to 1,061,245 shares of common stock. Of these options, 112,800 vested at the time of grant. The other 948,445 options have vested or will vest as follows: 154,445 as of December 31, 1998; 286,708 in the Company's fiscal year ending December 31, 1999; 259,073 in the Company's fiscal year ending December 31, 2000; and 248,219 thereafter. All of these stock options expire ten years after the date of grant and are exercisable at $18.00 per share, except for 105,000 stock options that are exercisable at $22.00 per share.



EXECUTIVE COMPENSATION



     The following table sets forth information concerning the annual and long-term compensation paid or to be paid to those persons who were, at December 31, 1998, (i) the Chief Executive Officer or served in such capacity during calendar 1998, (ii) the other four most highly compensated Executive Officers of the Company, who were serving in such capacity as of December 31, 1998 and (iii) individuals who would have been one of the four most highly paid Executive Officers but for the fact that they were not serving as an Executive Officer on December 31, 1998 (collectively the "Named Executives") for services rendered in all capacities to the Company for the 1998 calendar year ("1998C") and the 1998, 1997 and 1996 fiscal years.



     For a discussion of compensation payable to each of Messrs. Jones, Hines and Gowens, see "-- Employment Contracts and Severance Agreements".



                                                                                            LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION              ---------------------------------------------------
                                   ----------------------------------------   RESTRICTED    SECURITIES
                                                               OTHER ANNUAL     STOCK       UNDERLYING      LTIP      ALL OTHER
                                           SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS/ SARS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR      ($)     ($)(1)       ($)(2)         ($)          ($)(3)       ($)(4)       ($)(5)
---------------------------        -----   -------   -------   ------------   ----------   -------------   -------   ------------
D.D. Jones, Jr.(6)...............  1998C   597,309   900,000         63,358         --        346,140           --      649,019
President and Chief                 1998   556,925   900,000        114,736         --        407,245           --    2,578,014
Executive Officer                   1997     7,692        --             --         --             --           --           --
                                    1996        --        --             --         --             --           --           --
A.P. Hines(7)....................  1998C   375,000   468,745        119,215         --             --           --           --
Executive Vice                      1998   349,708   468,745             --         --        180,000           --           --
President and Chief                 1997        --        --             --         --             --           --           --
Financial Officer                   1996        --        --             --         --             --           --           --
R.S. Romano......................  1998C   197,307    19,000             --         --          8,000        2,928        2,230
Vice President, General             1998   190,000    19,000             --         --          8,000       19,353        1,974
Counsel and Secretary               1997   143,917    11,488             --         --             --           --        4,320
                                    1996   126,250    55,783             --         --             --           --        1,610
K.K. Bors........................  1998C   145,385    14,000             --         --          7,000        5,855        1,662
Vice President, Human               1998   137,308    14,000             --         --          7,000        5,855        1,373
Resources                           1997   103,231     6,738             --         --             --           --           --
                                    1996    87,087    23,958             --         --             --           --        5,212
J. P. Tomczak(8).................  1998C   119,231    11,500             --         --         11,000           --       40,577
Vice President and                  1998    65,385        --             --         --         11,000           --       40,000
Controller                          1997        --        --             --         --             --           --           --
                                    1996        --        --             --         --             --           --           --
P.R. Rabe(9).....................  1998C   201,000    24,000             --         --         10,000        3,800        1,948
Vice President, North               1998   270,270    24,000             --         --         10,000        3,800        1,948
American Sales and Marketing        1997   193,977    25,000             --         --             --           --           --
                                    1996    20,455        --             --         --             --           --       30,000



                         (footnotes on following page)

---------------


(1) Calendar and fiscal 1998 bonuses for Mr. Jones include $225,000 and 37,500 shares of Stock Units under PROP valued at $18.00 per share. Calendar and fiscal 1998 bonuses for Mr. Hines include $117,187 and 19,531 shares of Stock Units under PROP valued at $18.00 per share. All fiscal 1998, 1997 and 1996 and calendar 1998 bonuses to Messrs. Tomczak, Romano and Rabe and Ms. Bors were paid in cash.


(2) For calendar year 1998, other annual compensation for Mr. Jones, includes $13,810 for moving expense, $5,818 for financial services, $10,940 for company car, $5,466 as payment for interest on a loan from the Company, and $27,324 for tax gross-up; and for Mr. Hines, includes $58,258 for moving expense, $9,587 for company car and $51,370 for tax gross-up. For fiscal year 1998, other annual compensation for Mr. Jones includes $89,023 for moving expense, $5,250 for financial services, $19,553 for company car and $910 as payment for interest on a loan from the Company (see "Certain Relationships and Related Transactions"). Each of Messrs Hines, Romano and Rabe in fiscal 1998, and Messrs. Romano and Rabe in calendar 1998, received a de minimis amount of perquisites and other personal benefits, the value of which did not exceed either $50,000 or 10% of the total amount of annual salary and bonus received by each during fiscal or calendar 1998, as applicable.



(3) See Option Grants in Fiscal Year 1998 below.



(4) For Ms. Bors and Mr. Rabe, the amounts consist entirely of cash payouts for restricted stock of the pre-merger Company following the change of control. For Mr. Romano, the amount in fiscal year 1998 consists of $9,000 payment for options, $7,425 payment for performance units and $2,928 payment of restricted stock of the pre-merger Company following the change of control, with only the $2,928 payment made in calendar year 1998.



(5) For calendar year 1998, all other compensation for Mr. Jones includes $643,470 as a cash sign-on bonus, $1,415 as a Company contribution under the Company's 401(k) retirement plan and $4,134 for life insurance premiums. For fiscal year 1998, for Mr. Jones, (i) $2,573,880 represents an amount equal to incentives that Mr. Jones was to receive from his prior employer, but were forfeited by Mr. Jones in connection with his being hired by the Company, which amount included $643,470, paid to Mr. Jones as a cash sign-on bonus, and (ii) $4,134 for life insurance premiums. For Mr. Romano, all other compensation includes a life insurance premium of $68 in calendar year 1998 and contributions by the Company under the Company's 401(k) retirement plan of $2,162 in calendar year 1998, and of $1,974, $4,320, and $1,610 in fiscal years 1998, 1997 and 1996, respectively. For Ms. Bors, all other compensation includes a life insurance premium of $68 in calendar year 1998, a $5,000 cash sign-on bonus in fiscal year 1996, and Company contributions under the Company's 401(k) retirement plan of $1,594 for calendar 1998 and of $1,373 and $212 in fiscal years 1998 and 1996, respectively. For Mr. Tomczak, the amounts in calendar 1998 and fiscal year 1998 include a $40,000 cash sign-on bonus and a $577 Company contribution under the Company's 401(k) retirement plan in calendar 1998. For Mr. Rabe, $1,948 in fiscal and calendar 1998 was a Company contribution under the Company's 401(k) retirement plan and $30,000 in fiscal year 1996 was a cash sign-on bonus.



(6) Mr. Jones was hired by the Company on September 25, 1997 and, therefore, information prior to that date does not exist.



(7) Mr. Hines was hired by the Company on October 6, 1997 and, therefore, information prior to that date does not exist.



(8) Mr. Tomczak was hired by the Company on June 1, 1998 and, therefore, information prior to that date does not exist.



(9) Effective October 1, 1998, Mr. Rabe was no longer employed by the Company.



OPTION GRANTS IN FISCAL YEAR 1998



     The following table provides information on the grants of options to purchase common stock of the Company given to the Named Executives in fiscal year 1998. No options to purchase common stock of the Company were granted to the Named Executives in the three-month period ended December 31, 1998.



                                                                 % OF TOTAL
                                                   NUMBER OF      OPTIONS
                                                   SECURITIES    GRANTED TO                                  POTENTIAL
                                                   UNDERLYING       ALL       EXERCISE                      REALIZABLE
                                                  OPTIONS/SARS   EMPLOYEES      PRICE                      VALUE ($)(4)
                                                    GRANTED      IN FISCAL    PER SHARE   EXPIRATION   ---------------------
NAME                                 GRANT DATE      (#)(1)       1998(2)       $(3)         DATE         5%          10%
----                                 ----------   ------------   ----------   ---------   ----------   ---------   ---------
D.D. Jones, Jr....................     3/10/98      238,895          22%       $18.00       3/10/08    2,704,316   6,853,268
                                       3/10/98      107,245          10%       $18.00       3/10/08    1,214,024   3,076,576
                                      12/30/97       61,105           6%       $18.00      12/30/07      691,715   1,752,941
A.P. Hines........................     10/6/97      180,000          16%       $18.00      10/06/07    2,037,616   5,163,726
R.S. Romano.......................     7/22/98        8,000           *        $18.00       7/22/08       90,561     229,499
K.K. Bors.........................     7/22/98        7,000           *        $18.00       7/22/08       79,241     200,812
J.P. Tomczak......................     7/22/98       11,000           1%       $18.00       7/22/08      124,521     315,561
P.R. Rabe.........................     7/22/98       10,000           *        $18.00       9/30/98            0           0


---------------


(1) All options vest over a four year period; 25% of the option grant being exercisable at the end of the first year after the grant date and then an additional 25% each year thereafter, except for Mr. Hines whose options vest in equal proportions over a three year period, and for Mr. Jones for which the 107,245 options vested upon grant, the 238,895 options vest over a three-year period (88,890 on 9/25/98, 94,445 on 9/25/99 and 55,560 on
    9/25/00) and the 61,105 incentive stock options granted in accordance with
    Section 422
    of the Internal Revenue Code of 1986, as amended, vest in increments of 5,500 beginning on the date of grant and every January 1 thereafter.



(2) In fiscal year 1998 and calendar year 1998, 156 and 160 employees respectively, received stock options. An "*" denotes less than 1%.



(3) Assumes a fair market value of $18.00 per share at the date of grant. As the Company's common stock is not a publicly-traded equity, the grant price was based on the per share consideration paid for the Company's then outstanding common stock in connection with the Greenmarine Acquisition in September, 1997.



(4) The amounts set forth reflect the potential realizable value of the options granted at assumed annual rates of stock price appreciation of 5% and 10% through the expiration date of the options (ten years). The use of 5% and 10% is pursuant to Securities and Exchange Commission requirements and is not intended by the Company to forecast possible future appreciation.



OPTION EXERCISES IN THE 1998 CALENDAR YEAR AND CALENDAR YEAR END OPTION VALUES



     No options were exercised by the Named Executives during calendar and fiscal year 1998. The per share fair market value of the Company's common stock used to make the calculations in the following table is $18.00, which is the per share consideration paid by Greenmarine Acquisition Corp. for the Company's stock in September, 1997 in connection with the Greenmarine Acquisition. Accordingly, the table indicates that the options had no value at the end of calendar year 1998 because the exercise price was equal to such fair market value.



                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING        VALUE OF UNEXERCISED
                                                                    UNEXERCISED            IN-THE-MONEY
                                                                  OPTIONS/SARS AT        OPTIONS/SARS AT
                                         SHARES                    CALENDAR 1998          CALENDAR 1998
                                        ACQUIRED      VALUE         YEAR END(#)            YEAR END($)
                                       ON EXERCISE   REALIZED       EXERCISABLE/           EXERCISABLE/
NAME                                       (#)         ($)         UNEXERCISABLE          UNEXERCISABLE
----                                   -----------   --------   --------------------   --------------------
D.D. Jones, Jr.......................       0            0           207,245/200,000             0
A.P. Hines...........................       0            0            60,000/120,000             0
R.S. Romano..........................       0            0                   0/8,000             0
K.K. Bors............................       0            0                   0/7,000             0
J.P. Tomczak.........................       0            0                  0/11,000             0
P.R. Rabe............................       0            0                  0/10,000             0



LONG-TERM INCENTIVE PLAN AWARDS IN CALENDAR YEAR 1998



     There were no amounts paid in calendar year 1998 to any employee, including the Named Executives in the form of an LTIP under PROP.


RETIREMENT PLANS

     The approximate total annual benefit for the Named Executive participants payable from the Outboard Marine Corporation Employees Retirement Plan (the "Retirement Plan") and the supplemental non-qualified retirement plan is shown in the table below for selected average base earnings levels and years of service based upon certain assumptions including all years of credited service as an Executive Officer, retirement at age 65 and election of a single life annuity for the benefit payment.

                                                                YEARS OF SERVICE
                                                 ----------------------------------------------
AVERAGE ANNUAL BASE EARNINGS                        5           10          15       20 OR MORE
----------------------------                     --------    --------    --------    ----------
$150,000.......................................  $ 19,125    $ 38,250    $ 57,375     $ 76,500
$250,000.......................................  $ 31,875    $ 63,750    $ 95,625     $127,500
$300,000.......................................  $ 38,250    $ 76,500    $114,750     $153,000
$500,000.......................................  $ 63,750    $127,500    $191,250     $255,000
$900,000.......................................  $114,750    $229,500    $344,250     $459,000
$1,300,000.....................................  $165,750    $331,500    $497,250     $663,000
$1,900,000.....................................  $242,250    $484,500    $726,750     $969,000

     The Retirement Plan provides a fixed benefit determined on the basis of years of service and final average base earnings. The approximate annual benefits shown in the table above are not subject to social security offset but are subject to offset for any benefits payable from retirement programs of the Company's foreign subsidiaries.

     In addition to the benefits from the Retirement Plan, certain participants in the Company's annual incentive compensation plan(s) are eligible for retirement benefits from the supplemental non-qualified retirement plan. The retirement benefits under the non-qualified plan are based upon amounts paid under the annual bonus plan as well as salary, and the total retirement benefits payable under both plans may exceed the maximum benefits payable under the Employee Retirement Income Security Act of 1974, as amended. The basis for benefits under both plans are those amounts contained in the Summary Compensation Table above, for Salary and Bonus, if the years disclosed are one or more of the three highest annual earnings in the last ten years as discussed below.

     Participants in the plans who are not Executive Officers receive an aggregate benefit equal to 1.20% of total pay and 0.5% above social security covered compensation for each year of credited service times the average of the five highest consecutive annual earnings (base annual salary rate plus incentive compensation earned in the same year under an annual incentive compensation plan) during such participant's last ten years of employment. An Executive Officer who participates in the plans will receive the 1.20% of total pay and 0.5% above social security covered compensation for each year of credited service as a non-Executive Officer and 2.55% for each year of credited service as an Executive Officer times the average of the three highest annual earnings during such participant's last ten years of employment.


     As of December 31, 1998, Messrs. Jones, Hines, Romano, Tomczak, Rabe and Ms. Bors had 1.33, 1.25, 1.25, 0.58, 1.25 and 1.25, respectively, credited years of officer service and 0.0, 0.0, 17.91, 0.0, 1.17 and 2.0, respectively, credited years of non-officer service under the Company's retirement plans. The total estimated vested annual benefit payable from these two plans for Messrs. Jones, Hines, Romano, Tomczak, Rabe and Ms. Bors based upon certain assumptions including actual years of credited service as a non-Executive Officer and Executive Officer, as the case may be, current age and base earning levels, and election of a single life annuity for the benefit payment is $0, $0, $65,593, $0, $0 and $0, respectively, which payments are not subject to social security offset but are subject to offset for any benefits payable from retirement programs of the Company's foreign subsidiaries.


EMPLOYMENT CONTRACTS AND SEVERANCE AGREEMENTS

     David D. Jones, Jr. The Company and David D. Jones, Jr. have entered into an employment agreement, dated as of March 10, 1998 and effective as of September 25, 1997 (the "Jones Employment Agreement"). Pursuant to the Jones Employment Agreement, Mr. Jones will serve as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company. The term of Mr. Jones's employment under the Jones Employment Agreement expires on September 30, 2000, or, if OMC changes its fiscal year to a calendar year, on December 31, 2000 (in either case, the "Jones Initial Term"), which term shall automatically renew for an additional two years on the initial expiration date and each expiration date thereafter until the end of the fiscal year during which Mr. Jones attains age 65, unless Mr. Jones's employment is otherwise terminated pursuant to the terms of the Jones Employment Agreement. In exchange for his services, Mr. Jones will receive (1) a base salary of $500,000 per annum for the first six months of his employment and $600,000 per annum for the remainder of the term of Mr. Jones's employment subject to increases at the discretion of the Board of Directors, (2) an annual bonus of up to 200% of base salary contingent on OMC's achieving certain financial performance goals, of which, during the Jones Initial Term, one-fourth shall be paid in cash and three-fourths shall be paid in common stock of OMC using a value of $18.00 per share, or at Mr. Jones' election, the three-fourths, or any portion thereof, shall be paid in the form of a cash deferral(subject to reduction in the event the per share value of the common stock of OMC declines below $18.00) in which case Mr. Jones will receive a fully vested and immediately exercisable option, at a per share exercise price equal to $18.00 with respect to the total number of shares of the bonus stock, (3) an incentive option to purchase 61,105 shares of common stock of OMC at an exercise price of $18.00 per share, 5,555 shares of which vested upon grant, and with annual vesting of 5,555 shares each January 1st until fully exercisable, (4) a non-qualified option to purchase 238,895 shares of common stock of OMC at an exercise price of $18.00 per share with scheduled annual vesting each year over a three-year period, and (5) (i) payment by OMC of $643,470 in cash, (ii) the issuance of a non-qualified stock option to purchase 107,245 shares of common stock of OMC at an exercise price of $18.00 per share, 90,578 shares of which vested upon grant, with the remaining 16,667 shares vesting on December 31, 1998, and (iii) a deferred compensation obligation of the Company to him in the amount of $1,930,410 reduced by the product of (A) any decrease in the per share value of the common stock of OMC below $18.00 per share and (B) 107,245, in consideration of the incentive compensation, unvested options and restricted stock forfeited by Mr. Jones solely as a result of his severance from Brunswick Corporation to accept employment with the Company. The Jones Employment Agreement provides that Mr. Jones will be entitled to participate in or receive benefits under any employee benefit plan, program or arrangement made available generally by OMC to its similarly situated executives and that Mr. Jones is entitled to participate in OMC's Supplemental Non-Qualified Retirement Plan for Elected Officers.

     If OMC terminates Mr. Jones's employment for cause or Mr. Jones voluntarily resigns from his employment with OMC other than for good reason, OMC will be obligated to pay Mr. Jones his base salary through the date of termination. If OMC terminates Mr. Jones's employment with OMC without cause or Mr. Jones terminates his employment with OMC for good reason, Mr. Jones will be entitled to receive (1) his base salary through the date of termination plus any accrued vacation, (2) his annual bonus, if any, for the fiscal year in which such termination occurred prorated for the number of full months Mr. Jones was employed during such fiscal year, (3) an amount equal to the greater of his base salary for one year or his base salary for the remainder of the term of the Jones Employment Agreement, and (4) the benefit of continued participation in the OMC employee benefit plans, programs or arrangements in which Mr. Jones participated prior to his termination until the greater of one year or the end of the then remaining term of the Jones Employment Agreement, and (5) any remaining unvested stock options granted by OMC to Mr. Jones pursuant to the Jones Employment Agreement, which stock options shall automatically vest as of the date of termination and be exercisable for 90 days thereafter. If Mr. Jones's employment with OMC terminates as a result of his death, (1) OMC will be obligated to pay to Mr. Jones's estate his base salary to the date of his death plus any accrued vacation, and Mr. Jones's annual bonus, if any, for the fiscal year in which his death occurs prorated for the number of full months Mr. Jones was employed during such fiscal year, (2) in the event Mr. Jones dies during any twelve-month period during the term of his employment, any unvested stock options granted by OMC to Mr. Jones pursuant to the Jones Employment Agreement which would have become vested if Mr. Jones continued his employment during such twelve-month vesting period shall vest pro-rata for the number of full months Mr. Jones was employed during such twelve-month period in which his death occurs and be exercisable for 12 months after Mr. Jones's death, and (3) Mr. Jones's surviving spouse shall be entitled to participate in OMC's group medical and dental plans for the remainder of the term of the Jones Employment Agreement. If Mr. Jones's employment with OMC is terminated as a result of his total disability, (1) OMC will be obligated to pay Mr. Jones his base salary to the date on which total disability is deemed to have occurred plus any accrued vacation, and Mr. Jones's annual bonus, if any, for the fiscal year in which his total disability occurs prorated for the number of full months Mr. Jones was employed during such fiscal year, (2) in the event total disability occurs during any twelve-month period during the term of Mr. Jones's employment, any unvested stock options granted by OMC to Mr. Jones pursuant to the Jones Employment Agreement which would have become vested if Mr. Jones continued his employment during such twelve-month vesting period shall vest pro rata for the number of full months Mr. Jones was employed during such twelve-month period in which his total disability occurs and be exercisable for 12 months after Mr. Jones's total disability, and (3) Mr. Jones shall be permitted to participate in OMC's employee benefit plans, programs or arrangements in which he participated prior to he termination of his employment until the end of the then remaining term of the Jones Employment Agreement.

     Pursuant to the Jones Employment Agreement, OMC will have the right to repurchase all shares of common stock of OMC owned by Mr. Jones and vested stock options granted by OMC to Mr. Jones upon the termination of Mr. Jones's employment with OMC for any reason. Upon the termination by OMC of Mr. Jones's employment without cause, the termination by Mr. Jones of his employment for good reason, the voluntary termination by Mr. Jones of his employment at or after the expiration of the term of the Jones

Employment Agreement, the voluntary termination by Mr. Jones of his employment at or after his attaining age 62, or the termination of Mr. Jones's employment as a result of his death or total disability, Mr. Jones or his estate, as applicable, will have the right to require OMC purchase all shares of common stock of OMC owned by Mr. Jones and vested stock options granted by OMC to Mr. Jones.

     Mr. Jones is prohibited from disposing his shares of OMC common stock without the prior written consent of OMC. However, pursuant to the Jones Employment Agreement, Mr. Jones will have a tag-along right, subject to certain exceptions, with respect to certain dispositions of common stock of OMC by Greenmarine Holdings. Greenmarine Holdings will have certain take-along rights to require Mr. Jones to sell his shares of OMC common stock if Greenmarine Holdings proposes to sell not less than 50% of the OMC common stock owned by Greenmarine Holdings.

     Mr. Jones is subject to confidentiality, non-competition and non-solicitation provisions, which are enforceable during the term of the Jones Employment Agreement and for a one-year period commencing on the expiration or termination of Mr. Jones's employment with OMC.

     See also "Certain Relationships and Related Transactions."

     Andrew P. Hines. The Company and Andrew P. Hines have entered into an employment agreement, effective as of October 6, 1997 (the "Hines Employment Agreement"). Pursuant to the Hines Employment Agreement, Mr. Hines will serve as Executive Vice President and Chief Financial Officer of the Company and as a member of the Board of Directors of the Company. The term of Mr. Hines's employment under the Hines Employment Agreement expires on October 6, 2000, which term shall automatically renew for an additional year on the initial expiration date and each expiration date thereafter, unless Mr. Hines's employment is otherwise terminated pursuant to the terms of the Hines Employment Agreement. In exchange for his services, Mr. Hines will receive (1) a base salary of $325,000 per annum, which was increased to $375,000 per annum by the Board of Directors in June 1998 and may be increased at the discretion of the Board of Directors and (2) a non-qualified option to purchase 180,000 shares of common stock of OMC at an exercise price of $18.00 per share with annual vesting in equal proportions over a three-year period. Simultaneously with the execution of the Hines Employment Agreement, Mr. Hines purchased from OMC 14,444 shares of OMC common stock, of which 2,777 shares were issued in consideration of a $50,000 cash payment and 11,667 shares were issued in consideration of Mr. Hines issuing a promissory note in favor of OMC in the principal amount of $210,000. On April 6, 1998, Mr. Hines purchased an additional 5,556 shares of common stock issued in consideration of a $100,000 cash payment. The Hines Employment Agreement provides that Mr. Hines, in certain circumstances, will be entitled to participate in the short-term and long-term incentive and stock option or other equity or quasi-equity participation plans, programs or arrangements in which similarly situated executives are entitled to participate. Mr. Hines will also be entitled to receive benefits under any employee benefit plan, program or arrangement made available generally by OMC to its similarly situated executives.

     If OMC terminates Mr. Hines's employment for cause or Mr. Hines voluntarily resigns from his employment with OMC other than for good reason, OMC will be obligated to pay Mr. Hines's base salary through the date of termination. If OMC terminates Mr. Hines's employment with OMC without cause or Mr. Hines terminates his employment with OMC for good reason, Mr. Hines will be entitled to receive
(1) his base salary through the date of termination plus any accrued vacation,
(2) an amount equal to the greater of his base salary for one year or his base salary for the remainder of the term of the Hines Employment Agreement, (3) the benefit of continued participation in OMC's employee benefit plans, programs or arrangements in which Mr. Hines participated prior to his termination until the greater of one year or the end of the then remaining term of the Hines Employment Agreement, and (4) any remaining unvested stock options granted by OMC to Mr. Hines, which stock options shall automatically vest as of the date of termination and be exercisable for 90 days thereafter. If Mr. Hines's employment with OMC terminates as a result of his death, (1) OMC will be obligated to pay to Mr. Hines's estate Mr. Hines's base salary to the date of his death plus any accrued vacation, and any bonus for the fiscal year in which his death occurs prorated for the number of full months Mr. Hines was employed during such fiscal year, and (2) Mr. Hines's estate will have one year from the date of Mr. Hines's death to exercise all vested and unexercised stock options granted by OMC to Mr. Hines. If Mr. Hines's employment with OMC is terminated as a result of his total disability, (1) OMC will be obligated to pay Mr. Hines his base salary to the date on which total disability is deemed to have occurred plus any accrued vacation, and any bonus for the fiscal year in which his total disability occurs prorated for the number of full months Mr. Hines was employed during such fiscal year, (2) any stock options granted by OMC to Mr. Hines that have vested as of the date of such total disability shall be exercisable for 90 days after the date of such termination, and (3) Mr. Hines shall be permitted to participate in OMC's employee benefit plans, programs or arrangements in which he participated prior to he termination of his employment until the end of the then remaining term of the Hines Employment Agreement.

     Pursuant to the Hines Employment Agreement, OMC will have the right to repurchase all shares of common stock of OMC owned by Mr. Hines and vested stock options granted by OMC to Mr. Hines upon the termination of Mr. Hines's employment with OMC for any reason. Upon the termination by OMC of Mr. Hines' employment without cause, the termination by Mr. Hines of his employment for good reason, the voluntary termination by Mr. Hines of his employment at or after the expiration of the term of the Hines Employment Agreement, the voluntary termination by Mr. Hines of his employment at or after his attaining age 62, or the termination of Mr. Hines's employment as a result of his death or total disability, Mr. Hines or his estate, as applicable, will have the right to require OMC purchase all shares of common stock of OMC owned by Mr. Hines and stock options granted by OMC to Mr. Hines.

     Mr. Hines is prohibited from disposing his shares of OMC common stock without the prior written consent of OMC. However, pursuant to the Hines Employment Agreement, Mr. Hines will have a tag-along right, subject to certain exceptions, with respect to certain dispositions of common stock of OMC by Greenmarine Holdings. Greenmarine Holdings will have certain take-along rights to require Mr. Hines to sell his shares of OMC common stock if Greenmarine Holdings proposes to sell not less than 50% of the OMC common stock owned by Greenmarine Holdings.

     Mr. Hines is subject to confidentiality, non-competition and non-solicitation provisions, which are enforceable during the term of the Hines Employment Agreement and for a one-year period commencing on the expiration or termination of Mr. Hines's employment with OMC.

     See also "Certain Relationships and Related Transactions."

     Robert B. Gowens, Jr. The Company and Robert B. Gowens, Jr. have entered into an Employment Agreement effective as of October 1, 1998 (the "Gowens Employment Agreement"). Pursuant to the Gowens Employment Agreement, Mr. Gowens will serve as Vice President of the Company and President, North American Engine Operations. The term of the Gowens Employment Agreement commenced on October 1, 1998 and shall continue through the earlier of its third anniversary or Mr. Gowens' death or total disability or as otherwise terminated pursuant to the terms of the Gowens Employment Agreement. In exchange for his services, Mr. Gowens will receive (1) a base salary of $300,000 per annum and (2) a non-qualified option to purchase 100,000 shares of common stock of OMC at an exercise price of $22.00 per share with annual vesting in equal proportions over a three year period. The Gowens Employment Agreement provides that Mr. Gowens shall be eligible to participate in the Company's bonus and incentive compensation programs applicable, generally, to similarly situated senior executive officers. The Gowens Employment Agreement also provides for a loan from the Company in order to assist Mr. Gowens in purchasing a new, permanent residence in the Chicago, Illinois geographic vicinity. Mr. Gowens will also be entitled to receive benefits under any employee benefit plan, program or arrangement made available, generally, by OMC to similarly situated executive officers.


     If OMC terminates Mr. Gowens' employment without cause or Mr. Gowens voluntarily resigns his employment with good reason, Mr. Gowens will be entitled to receive (1) his accrued and unpaid base salary and vacation as of the date of his termination of employment; (2) a lump sum payment in the amount equal to the greater of (a) Mr. Gowens' base salary for one year and (b) his base salary for the remainder of the term of the Gowens Employment Agreement; and (3) OMC shall pay to Mr. Gowens, within sixty (60) days of the end of the fiscal year, his bonus for the fiscal year in which such termination occurred, based upon the Company's level of actual attainment of his bonus target for such fiscal year, prorated for the number of full months Mr. Gowens was employed during that fiscal year. In addition, OMC shall, at its expense, continue for one year Mr. Gowens' participation on the same basis as active employees in the Company's group, medical and life insurance plans in which he participated prior to the termination of his employment. Any unvested stock options granted to Mr. Gowens shall automatically vest as the date of termination and shall be exercisable, along with other vested options, in accordance with the terms of the plan.

     If OMC terminates Mr. Gowens' employment for cause or Mr. Gowens voluntarily resigned without good reason, Mr. Gowens shall be entitled his accrued and unpaid base salary through such date of termination. In the event of Mr. Gowens' death, OMC shall pay to his estate his base salary and vacation owed through the date of death and any bonus for the fiscal year in which his death occurs, prorated for the number of full months Mr. Gowens was employed during such fiscal year and any restricted stock grant shall become fully vested.


     In the event that the Gowens Employment Agreement terminates as a result of Mr. Gowens' total disability, OMC shall pay to Mr. Gowens his base salary through the date in which he is determined to have become totally disabled and any bonus for the fiscal year in which his total disability occurs, prorated for the number of full months he was employed during such fiscal year, provided, however, that OMC shall only be required to pay such amounts to Mr. Gowens that are not covered by long term disability payments, if any, to Mr. Gowens pursuant to any long term disability policy or plan of the Company.


     Pursuant to the Gowens Employment Agreement, OMC will have the right to repurchase, at fair market value, all shares of common stock of OMC owned by Mr. Gowens, and vested stock options granted by OMC to Mr. Gowens upon the termination of Mr. Gowens' employment with OMC for any reason. Upon the termination by OMC of Mr. Gowens' employment without cause, for good reason, a voluntary termination by Mr. Gowens, a voluntary termination by Mr. Gowens at or after attaining his age 62 or as a result of total disability or death, Mr. Gowens or his estate, as applicable, will have the right to require OMC to purchase all shares of common stock of OMC owned by Mr. Gowens and stock options granted by OMC to Mr. Gowens.

     Mr. Gowens is subject to a confidentiality provision which is enforceable during the term of the Gowens Employment Agreement and thereafter and a non-competition provision which is enforceable during the term of the Gowens Employment Agreement and for a period of one year commencing on the expiration or termination of Mr. Gowens' employment with OMC.

     See also "Certain Relationships and Related Transactions."


     Certain Severance Arrangements. The Company has severance agreements with George L. Broughton, Raymond M. Cartade, John D. Flaig, Grainger B. McFarlane, James P. Murphy, Robert S. Romano, Peter J. VanLancker and Robert F. Young. Each of these agreements was entered into prior to the Greenmarine Acquisition, and the Company's potential severance obligations thereunder became effective upon the change in control of the Company resulting from the Greenmarine Acquisition. The agreements provide that if such employee elects to resign his employment for specified reasons, or is terminated by the Company other than for cause, the Company will pay such employee an amount in cash equal to not more than one times (except for Mr. Flaig who will be paid two times) (1) salary plus (2) the amount of the highest annual incentive compensation received by such employee in the five fiscal years preceding the fiscal year of the change in control (or, for certain employees, the two fiscal years immediately following the fiscal year of the change in control, if greater). Additionally, for certain employees for a period of 12 months following the termination date (the "Continuation Period"), the Company will arrange to provide the employee with benefits substantially similar to those the employee was receiving or entitled to receive immediately prior to the termination date. Further, the Company will pay to certain employees a lump sum cash payment in an amount equal to the actuarial equivalent of the excess of (1) the retirement, pension, medical, life and other benefits that will be payable to the employee under the Company's retirement plans if the employee continued to be employed through the Continuation Period given the employee's base salary over (2) the retirement, pension, medical, life and other benefits that employee is entitled to receive under the Company's retirement plans. As a result of the Greenmarine Acquisition, the severance agreements have, or will be, paid in accordance with their terms for those employees who have satisfied the conditions discussed above. The terms of these severance agreements will remain in force until September 12, 2000, or as otherwise may be negotiated by the employee and the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Messrs. Kingsley, Duberstein, Katz and Hiram served on the Compensation Committee of the Company's Board of Directors during calendar year 1998. Mr. Kingsley served as the Company's Chairman of the Board during calendar year 1998. Messrs. Duberstein and Katz served as Vice Chairmen of the Board in calendar year 1998. Mr. Hiram did not serve as an officer or employee of the Company or any of its subsidiaries during calendar year 1998.


     Messrs. Kingsley and Duberstein control Greenlake Holdings LLC, which has approximately a 30.5% interest in Greenmarine Holdings, the Company's sole shareholder. Mr. Hiram is a Managing Director of Soros Fund Management LLC, which serves as the principal investment adviser to the indirect parent entities of Quasar Strategic Partners LDC and Quantum Industrial Partners LDC, each of which are the owners of approximately 34.75% of Greenmarine Holdings. Mr. Katz is also affiliated with Quantum Industrial Partners LDC and Quasar Strategic Partners LDC. In fiscal year 1998, Greenmarine Holdings was controlled by a Management Committee comprised by Messrs. Kingsley, Duberstein and Katz. See "Security Ownership of Certain Beneficial Owners and Management."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information with respect to the beneficial ownership of common stock of OMC as of March 1,1999 by (i) any person or group who beneficially owns more than 5% of the outstanding common stock of OMC and
(ii) each director and executive officer of OMC and all directors and executive officers of OMC as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock of OMC subject to options currently exercisable, or exercisable within 60 days of the date of this Prospectus, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as otherwise indicated, beneficial ownership in the following tables includes sole voting and dispositive power.


                                                                 SHARES
                                                              BENEFICIALLY    PERCENT
                      NAME AND ADDRESS                           OWNED        OF CLASS
                      ----------------                        ------------    --------
Greenmarine Holdings LLC(1).................................   20,400,000       99.9%
  277 Park Avenue, 27th Floor
  New York, New York 10172
Alfred D. Kingsley(2).......................................   20,400,000       99.9%
  277 Park Avenue, 27th Floor
  New York, New York 10172
Gary K. Duberstein(2).......................................   20,400,000       99.9%
  277 Park Avenue, 27th Floor
  New York, New York 10172
Richard Katz(3).............................................   20,400,000       99.9%
  Villa La Sirena
  Vico dell'Olivetta 12
  18039 Martola Inferiore
  Ventimiglia, Italy
Ron Hiram(4)................................................           --          --
  888 Seventh Avenue, 33rd Floor
  New York, New York 10106
Frank V. Sica(5)............................................           --          --
  888 Seventh Avenue, 33rd Floor
  New York, New York 10106
David D. Jones, Jr.(6)......................................      212,800           *
  c/o Outboard Marine Corporation
  100 Sea Horse Drive
  Waukegan, Illinois 60085
Andrew P. Hines(7)..........................................       80,000           *
  c/o Outboard Marine Corporation
  100 Sea Horse Drive
  Waukegan, Illinois 60085
Directors and Executive Officers as a group (12
  persons)(8)...............................................   20,692,800      100.0%

------------------------------
 *  Less than 1%.

(1) The members of Greenmarine Holdings are Greenlake Holdings LLC, a Delaware limited liability company ("Greenlake"), Quasar Strategic Partners LDC, a Cayman Islands limited duration company ("QSP"), and Quantum Industrial Partners LDC, a Cayman Islands limited duration company ("QIP"). Greenlake, QSP and QIP have approximately a 30.5%, 34.75% and 34.75% interest in Greenmarine Holdings, respectively. Greenlake is controlled by Mr. Alfred D. Kingsley and Mr. Gary K. Duberstein. QSP is an indirect subsidiary of Quasar International Fund N.V., a Netherlands Antilles limited liability company ("Quasar"). QIP is the principal operating subsidiary of Quantum Industrial Holdings Ltd., a British Virgin Islands corporation ("QIH"). The principal business of QIP and QSP is investing in securities. Quasar and QIH are investment funds which have as their principal investment advisors Soros Fund Management LLC ("SFM LLC"). Mr. George Soros is the Chairman of SFM LLC. Mr. Stanley Druckenmiller is the Lead Portfolio Manager and a Member of the Management Committee of SFM LLC. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm, is a minority shareholder of QIP and QSP. Pursuant to constituent documents of QIP and QSP, QIHMI is vested with investment discretion with respect to the portfolio assets held for the accounts of each of QIP and QSP. The principal business of QIHMI is to provide management and advisory services to, and to invest in, QIP and QSP. Mr. Soros is the sole shareholder of QIH Management, Inc. ("QIH Management"), which is the sole general partner of QIHMI. The principal business of QIH Management is to serve as the sole general partner of QIHMI. Mr. Soros has entered into an agreement pursuant to which he has agreed to use his best efforts to cause QIH Management, as the general partner of QIHMI, to act at the discretion of SFM LLC. The address of each of Mr. George Soros and Mr. Stanley Druckenmiller is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

    Greenmarine Holdings is controlled by a Management Committee comprised of up to a total of four Managers. Pursuant to the Operating Agreement of Greenmarine Holdings, Greenlake has the right to appoint two designees to Greenmarine Holdings's Management Committee and the holders of a majority of Greenmarine Holdings' interest held by QSP and QIP have the right to appoint two members of Greenmarine Holdings' Management Committee. Greenmarine Holdings' Management Committee is currently comprised of Messrs. Alfred D. Kingsley, Gary K. Duberstein and Richard Katz. From and after September 12, 1998, the holders of a majority of Greenmarine Holdings' interests held by QSP and QIP may elect to increase the size of Greenmarine Holdings' Management Committee to five members, three of whom will be designated by the holders a majority of Greenmarine Holdings' interests held by QSP and QIP and two of whom will be designated by Greenlake. The vote of three of the members of Greenmarine Holdings's Management Committee is required for action by the Management Committee.

(2) Each of Alfred D. Kingsley and Gary K. Duberstein is a director of the Company. In addition, each of Messrs. Kingsley and Duberstein are members of Greenmarine Holdings's Management Committee and they control Greenlake. All of the shares indicated as owned by each of Messrs. Kingsley and Duberstein are owned directly by Greenmarine Holdings and are included because of their affiliation with Greenmarine Holdings. As such, Messrs. Kingsley and Duberstein may be deemed to have beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(3) Richard Katz is a director of the Company. In addition, Mr. Katz is a member of Greenmarine Holdings's Management Committee. All of the shares indicated as owned by Mr. Katz are owned directly by Greenmarine Holdings and are included because of his affiliation with Greenmarine Holdings. The reference to such shares shall not be deemed admission that Mr. Katz may be deemed to have beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(4) Ron Hiram is a director of the Company. Mr. Hiram is a Managing Director of Soros Fund Management LLC. Soros Fund Management LLC is the principal investment advisor to Quasar and QIH. See footnote 1 above and "Management -- Directors and Executive Officers of the Company."

(5) Frank V. Sica is a director of the Company. Mr. Sica is a Managing Director of Soros Fund Management LLC. Soros Fund Management LLC is the principal investment advisor to Quasar and QIH. See footnote 1 above and "Management -- Directors and Executive Officers of the Company."

(6) Represents 212,800 shares of OMC common stock issuable upon exercise of options granted to Mr. Jones pursuant to the Jones Employment Agreement, which options are currently exercisable. Does not include 194,445 shares of OMC common stock issuable upon exercise of options granted to Mr. Jones pursuant to the Jones Employment Agreement, which options will not become exercisable within 60 days of the date of this Prospectus. See "Management-- Employment Contracts and Severance Agreements."

(7) Of the 80,000 shares indicated as owned by Mr. Hines, 8,333 were purchased in consideration of $150,000 in cash payments and 11,667 were purchased in consideration of Mr. Hines issuing a promissory note in favor of the Company in the principal amount of $210,000. Mr. Hines has pledged 20,000 shares to the Company to secure his obligations under such promissory note. Does not include 120,000 shares of OMC common stock issuable upon exercise of options granted to Mr. Hines pursuant to the Hines Employment Agreement, which options will not become exercisable within 60 days of the date of this Prospectus. See "Management--Employment Contracts and Severance Agreements."

(8) Includes 20,400,000 shares indicated as owned by Messrs. Kingsley, Duberstein and Katz as a result of their affiliation with Greenmarine Holdings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is party to an employment agreement with each of David D. Jones, Jr., Andrew P. Hines and Robert B. Gowens, Jr., and to severance agreements with certain other personnel. See "Management--Employment Contracts and Severance Agreements."

     OMC has agreed to reimburse Mr. Jones for his reasonable moving expenses incurred in connection with his relocation to the vicinity of Chicago, Illinois. Through September 30, 1998, such expenses have been approximately $89,000. In addition, on August 14, 1998, OMC loaned to Mr. Jones the amount of $280,322 for the purchase of property in Lake Forest, Illinois for the construction of a new residence. During the term of Mr. Jones's employment with OMC, OMC will pay to Mr. Jones an amount equal to the interest payable on any such loan, which is being charged a rate of 6 1/2% per annum. This loan is evidenced by a promissory note and secured by a second mortgage in favor of OMC. OMC has agreed to bear the "first-loss" position in the event that Mr. Jones's new residence is sold for an amount less than its original cost plus improvements. In the event Mr. Jones's employment with OMC is terminated for any reason and such new residence has not been sold, within 120 days after such termination, Mr. Jones will be obligated to repay such loan or repurchase such equity investment, as the case may be, at an appraised value to be determined by an independent appraiser. OMC has also agreed to reimburse Mr. Jones for any loss he incurs on the sale of his current residence.

     To enable Mr. Jones to exercise at any time during his employment with OMC all or any portion of the non-qualified option to purchase 238,895 shares of OMC common stock granted by OMC to Mr. Jones pursuant to the Jones Employment Agreement, OMC has agreed to loan to Mr. Jones an amount equal to the aggregate exercise price of the portion of such option being exercised. Any such loan shall be due and payable in full within 30 days following Mr. Jones's termination of employment for any reason. In addition, pursuant to the Jones Employment Agreement, OMC has purchased for the benefit of Mr. Jones and his heirs a term life insurance policy with a death benefit of $1,500,000.

     OMC has agreed to reimburse Mr. Hines until the date he permanently relocates to the Chicago, Illinois vicinity Mr. Hines' rental fees for a temporary residence in the Chicago, Illinois area, including all utilities, and for round trip coach airfares between New Jersey and Chicago for reasonable travel between such locations by Mr. Hines. Through September 30, 1998, such expenses have been approximately $62,400. On December 18, 1998 the Company purchased Mr. Hines' home located in New Jersey for the amount of $860,000. The Company issued to Mr. Hines a demand promissory note in the amount of $860,000, secured by a mortgage, bearing interest at a rate of 6.5%. Concurrently with the transfer of the property, Mr. Hines entered into a lease of the home from the Company through March 31, 1999. OMC shall have the right to sell such residence and shall assume all mortgage payment obligations for such residence. OMC will be entitled to any profits and will suffer any losses that result from the actual sale price of Mr. Hines' New Jersey residence.

     Pursuant to the Hines Employment Agreement, the Company loaned to Mr. Hines the amount of $210,000 for the sole purpose of purchasing 11,666.66 shares of common stock of the Company. The loan is evidenced by a promissory note bearing interest at a rate of 5.81% per annum and secured by a pledge and security agreement with the shares of OMC common stock issued to Mr. Hines as collateral.


     On December 8, 1998, the Company loaned to Mr. Gowens the amount of $100,000 for the purchase of his principal residence located in the Chicago vicinity, secured by a second mortgage. The promissory note bears interest at a rate of 6.5% per annum with payments of interest only. The note is payable if
(1) Mr. Gowens leaves the employment of OMC before October 1, 2001 without good reason or as a result of termination for cause as defined in the Gowens Employment Agreement; (2) Mr. Gowens is required by OMC to relocate his residence any time prior to October 1, 2001 or (3) Mr. Gowens dies before October 1, 2001, all subject to extension as agreed to between Mr. Gowens and OMC. In the event that Mr. Gowens is required by OMC to relocate his residence prior to October 1, 2001, OMC shall bear the loss, if any, on the note if the gross sale price of the mortgaged property or the fair market value of the mortgaged property, whichever is greater, is greater than the purchase price of the mortgaged property, plus documented improvements.



     In fiscal 1998, OMC loaned Paul R. Rabe $83,500 to assist him in the purchase of a new permanent residence. The loan was interest free. Mr. Rabe repaid the loan in full upon the termination of his employment with the Company on October 1, 1998.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on May 27, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company and the Subsidiary Guarantors (collectively, the "Issuers") and the Initial Purchasers entered into the Registration Rights Agreement on May 27, 1998, the date of the Initial Offering (the "Issue Date").

     Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors agreed to file a registration statement on Form S-4 with respect to the Exchange Offer (the "Exchange Offer Registration Statement") with the Commission on or prior to 60 days after the Issue Date, and use their respective best efforts to have it declared effective on or prior to 150 days after the Issue Date. The Company and the Subsidiary Guarantors have also agreed to use their best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. The Exchange Offer is being made to satisfy certain of the contractual obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement and the Purchase Agreement.

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Old Notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Series B Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Old Notes acquired directly from the Company or any of the Company's affiliates, the Company and the Subsidiary Guarantors will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provide the Company with certain information for inclusion in the Shelf Registration Statement.

     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Old Note until the earliest date on which (i) such Old
Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Old Note has been disposed of in accordance with the Shelf Registration Statement, or (iii) such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act, and each Exchange Note until the date on which such Exchange Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including the delivery of the Prospectus contained therein).

     The Registration Rights Agreement provides that (i) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 150th day after May 27, 1998 (i.e., October 24, 1998), (ii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iii) if obligated to file the Shelf Registration Statement and the Company and the Subsidiary Guarantors fail to file the Shelf Registration Statement with the Commission on or prior to the 60th day after such filing obligation arises, (iv) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (v) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), the Company and the Subsidiary Guarantors agree to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first

90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.35 per week per $1,000 in principal amount of Transfer Restricted Securities. The Company and the Subsidiary Guarantors shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by the Company or the Subsidiary Guarantors to Holders entitled thereto by wire transfer of immediately available same day funds to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified. Any such accrued and unpaid Liquidated Damages shall be paid along with the payment of interest on the Notes.


     A Registration Default occurred as a result of the Exchange Offer Registration Statement not being declared effective by the Commission on or
prior to October 24, 1998. This Registration Default was cured on        , 1999
when the Commission declared effective the Exchange Offer Registration Statement. In accordance with the terms of the Indenture, as a result of such Registration Default, on December 1, 1998 the Company paid an amount equal to the Liquidated Damages that had then accrued along with the required interest payment on the Old Notes. In addition, in accordance with the terms of the Indenture, the remaining portion of the accrued and unpaid Liquidated Damages resulting from such Registration Default will be paid on June 1, 1999 along with the then required interest payment on the Exchange Notes.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to registration rights (including provision for payment of Liquidated Damages in certain events) under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $160,000,000 aggregate principal amount of Old Notes were outstanding.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
               , 1999, or such later date not more than 10 business days thereafter to which it may be extended by the Company, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

     Any such extension, delay in acceptance, termination or amendment will be followed promptly by oral (confirmed in writing) or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES


     The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on June 1, 1999. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.


     Interest on the Exchange Notes, and any accrued Liquidated Damages with respect to the Old Notes, are payable semi-annually on each June 1 and December 1, commencing on December 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to validly tender Old Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either
(a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

     By tendering, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Old Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) except as otherwise disclosed in writing, such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, and (iv) such holder acknowledges and agrees that any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in the no-action letters that are discussed under "Resale of the Exchange Notes." In addition, by accepting the Exchange Offer, such holder will (i) represent and warrant that, if such holder is a Participating Broker-Dealer, such Participating Broker-Dealer acquired the Old Notes for its own account as a result of market-making activities or other trading activities and has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer, and (ii) acknowledges that, by receiving Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities, such Participating Broker-Dealer will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by a Medallion Signature Guarantor.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representa-tive capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee (or, in the case of book-entry transfer, an Agent's Message in lieu thereof) and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company, or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                      STATE STREET BANK AND TRUST COMPANY


                By Mail:                                                           Overnight Courier:
   State Street Bank and Trust Company                                         State Street Bank and Trust
              P.O. Box 778                                                               Company
       Boston, Massachusetts 02102                                               Two International Place
  Attention: Corporate Trust Department                                        Boston, Massachusetts 02110
              Kellie Mullen                                                    Attention: Corporate Trust
                                               To Confirm by Telephone                 Department
                                              or for Information Call:                Kellie Mullen
                                                   (617) 664-5587
          By Hand: in New York
State Street Bank and Trust Company, N.A.
         61 Broadway, 15th Floor                                                   By Hand: in Boston
         Corporate Trust Window                                                State Street Bank and Trust
        New York, New York 10006                                                         Company
                                                                                 Two International Plaza
                                                                              Fourth Floor, Corporate Trust
                                                                               Boston, Massachusetts 02110

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is the original principal amount, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. Certain expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                              DESCRIPTION OF NOTES

GENERAL

     The Exchange Notes offered hereby will be issued as a separate series under the Indenture (the "Indenture") dated as of May 27, 1998 among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to registration rights (including provision for payment of Liquidated Damages in certain events) of holders of Old Notes under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Old Notes issued in the Initial Offering and the Exchange Notes offered hereby are referred to collectively as the "Notes."

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Outboard Marine Corporation and not to any of its Subsidiaries.

     The Notes will be general unsecured obligations of the Company (except to the limited extent provided in connection with the applicable Interest Reserve Account) and will rank pari passu in right of payment with all current and future unsubordinated Indebtedness of the Company. However, the Company and the Subsidiary Guarantors are parties to the Credit Agreement and all borrowings under the Credit Agreement are secured by a first priority Lien on the accounts receivable, inventories and certain other assets of the Company and the Subsidiary Guarantors.

     The operations of the Company are conducted, in part, through its Subsidiaries and, therefore, the Company is, in part, dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.


     The Company's obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each of the Company's Significant Subsidiaries, other than any Foreign Subsidiaries (each such Person, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"). The Subsidiary Guarantees will be senior unsecured obligations of the Subsidiary Guarantors (except to the limited extent provided in connection with the applicable Interest Reserve Account) and will rank pari passu in right of payment with all current and future unsubordinated Indebtedness of the Subsidiary Guarantors and senior to all subordinated Indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to all secured Indebtedness of the Subsidiary Guarantors, including Indebtedness under the Credit Agreement, and all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of each Subsidiary of the Company that is not a Subsidiary Guarantor (the "Non-Guarantor Subsidiaries"). Any right of the Company to receive assets of any such Non-Guarantor Subsidiary upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of the creditors of such Non-Guarantor Subsidiary. For the twelve months ended September 30, 1998 and the three months ended December 31, 1998, the combined revenues of the Company and the Subsidiary Guarantors represented approximately 79% and 80%, respectively, of the Company's total revenues and for the same periods the combined total assets of the Company and the Subsidiary Guarantors represented approximately 87% of the Company's consolidated total assets. As of December 31, 1998, the Notes and the Subsidiary Guarantees would have been effectively subordinated to approximately $81.9 million of secured obligations of the Company and the Subsidiary Guarantors (including an aggregate of $37.6 million of letter of credit obligations under the Credit Agreement) and $30.7 million of indebtedness and other obligations of the Non-Guarantor Subsidiaries. The Indenture permits the Company and its Restricted Subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. See "Risk Factors--Ranking."


PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $160.0 million and will mature on June 1, 2008. Interest on the Notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes, and Liquidated Damages with respect to the Old Notes, will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

INTEREST RESERVE ACCOUNTS

     The Trustee has, pursuant to the Depositary Agreement, appointed State Street Bank and Trust Company (the "Depositary Agent") as the Depositary Agent and securities intermediary with respect to the Interest Reserve Accounts (as defined), in which approximately $28.6 million of cash, including approximately $4.1 million of the net proceeds realized from the sale of the Notes and approximately $24.5 million of available cash was deposited on the Issue Date. The actual amount of funds deposited equaled one year of Projected Senior Debt Interest Expense (as defined) on all Senior Debt (as defined) outstanding on the Issue Date (the "Required Amount"). Pursuant to the terms of that certain Depositary Agreement among the Company, the Trustee, the Administrative Agent under the Credit Agreement, and the Depositary Agent (the "Depositary Agreement"), the Depositary Agent will hold, invest and disburse the amounts on deposit from time to time in the Interest Reserve Accounts (the "Interest Reserve Funds") in accordance with the Depositary Agreement and the Company shall have no right of withdrawal under the Interest Reserve Accounts except under circumstances established in the Depositary Agreement.

  The Accounts

     The following accounts (each an "Interest Reserve Account" and collectively, the "Interest Reserve Accounts") have been established and created with the Depositary Agent:

        (i) Notes Interest Account;

        (ii) Other Senior Debt Interest Account; and

        (iii) Distribution Account.

     The Notes Interest Account is pledged to the Trustee as security for the benefit of the Trustee and the holders of the Notes. The Other Senior Debt Interest Account and the Distribution Account are pledged to the Administrative Agent as security for the benefit of the Administrative Agent and the lenders under the Credit Agreement. All amounts deposited with the Depositary Agent, at the written request and direction of the Company, will be invested by the Depositary Agent in U.S. Government Securities. The Required Amount was deposited on the Issue Date into the Notes Interest Account in an amount equal to that portion of one year of Projected Senior Debt Interest Expense attributable to the Notes and into the Other Senior Debt Interest Account in an amount equal to one year of Projected Senior Debt Interest Expense attributable to all other Senior Debt.

  Disbursements from Interest Reserve Accounts

     In the event that the Company's Excess Available Cash for any given fiscal quarter ending after the Issue Date is less than the Company's Projected Senior Debt Interest Expense for the next fiscal quarter (as certified by the Company or its duly authorized agent for such purposes), the Depositary Agent shall be authorized, at the request of the Company, to disburse funds from the applicable Interest Reserve Account, as set forth in a certificate from the Company (a "Certificate of Authorization") requesting that funds be disbursed, for the payment of interest on the Notes or any other Senior Debt, as applicable; provided that the aggregate amount disbursed in any fiscal quarter (including the amount of all Deemed Payments made in such fiscal quarter, but excluding the actual disbursement of any Deemed Payments) does not exceed the difference between the Excess Available Cash for the prior fiscal quarter and the Company's actual Fixed Charges with respect to Senior Debt paid in the specified fiscal quarter. The Depositary Agent shall disburse funds from the applicable Interest Reserve Account, in accordance with the Certificate of Authorization, on any date on which interest is payable on Senior Debt; provided, however, that an instruction to pay interest expense on any particular Senior Debt shall include (and be deemed to constitute) a request to disburse (from the applicable Interest Reserve Account) all accrued but unpaid interest on all other outstanding Senior Debt (which payments (the "Deemed Payments") shall be held in a sub-account of the applicable Interest Reserve Account and shall be paid by the Depositary Agent on the next date on which interest becomes due and payable with respect to any such other Senior Debt, including the Notes).

  Additions to Interest Reserve Accounts

     In the event that (i) the Company's Excess Available Cash for any given fiscal quarter is greater than its Projected Senior Debt Interest Expense for the next fiscal quarter (the amount of such excess, the "Excess Cash") and (ii) either (a) the Notes Required Amount exceeds the difference between (x) the amount of funds on deposit in the Notes Interest Account and (y) the amount of all Deemed Payments with respect to the Notes which have not yet been distributed, or (b) the Other Senior Debt Required Amount exceeds the difference between (x) the amount of funds on deposit in the Other Senior Debt Interest Account and (y) the amount of all Deemed Payments with respect to the other Senior Debt which have not yet been distributed, then the Company shall deposit into the applicable Interest Reserve Account, an amount equal to such excess; provided that if the Excess Cash is less than the amount of such required deposits, then the amount of Excess Cash shall be deposited ratably into the Notes Interest Account and the Other Senior Debt Interest Account (based on the amount of their respective required deposits).

  Interest Income

     In the event that either Interest Reserve Account is fully funded to the applicable Required Amount plus applicable Deemed Payments, if any, as of the end of any fiscal quarter, the Depositary Agent shall distribute any amounts in excess of the applicable Required Amount plus applicable Deemed Payments, if any, to the Distribution Account; provided that the Company's Excess Available Cash for such quarter exceeds the Projected Senior Debt Interest Expense for the following fiscal quarter. So long as no Default or Event of Default shall have occurred and be continuing, amounts distributed to the Distribution Account shall be made available to the Company for general corporate purposes.

  Termination

     The Company is required to maintain the Interest Reserve Accounts until the earlier of (i) the later of (x) three years from the Issue Date and (y) such time as the Company's Fixed Charge Coverage Ratio for the four consecutive fiscal quarter periods ending as of the last day of the most recent fiscal quarter is greater than 2.5 to 1.0, and (ii) the date upon which all obligations with respect to the Notes have been indefeasibly paid in full. At such time, after notice to the Depositary Agent, the Interest Reserve Funds shall be placed in the Distribution Account and made available to the Company for general corporate purposes. Upon delivery of such notice to the Depositary Agent, the Trustee and the Administrative Agent, the Depositary Agreement shall automatically terminate and, except as expressly provided therein, be of no further force and effect.

  Remedies

     The Depositary Agreement provides that, upon receipt of notice of an event of default, the Depositary Agent shall cease making further distributions and the Trustee may foreclose on the Notes Interest Account and/or the Administrative Agent may foreclose on the Other Senior Debt Interest Account, as applicable, and the Trustee and the Administrative Agent may exercise other rights and remedies, upon the occurrence of any Default or Event of Default, after the expiration of any applicable cure period under the Indenture (with respect to the Notes Interest Account) or any default or event of default, after the expiration of any applicable cure period under the Credit Agreement (with respect to the Other Senior Debt Interest Account and the Distribution Account). The ability of the holders of Notes to realize upon the Interest Reserve Funds may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company. See "Risk Factors--Bankruptcy Risk Related to Interest Reserve Accounts."

SUBSIDIARY GUARANTEES

     Each of the Company's Significant Subsidiaries (other than any Foreign Subsidiary, as designated by the Company) as of the Issue Date is a Subsidiary Guarantor under the Indenture. Each Subsidiary Guarantor unconditionally guarantees on a senior basis, jointly and severally, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal and interest on the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture and
(ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that in the event of (i) the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary or (ii) a sale or other disposition of all or substantially all of the properties or assets of any Subsidiary Guarantor to a third party or an Unrestricted Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, in either case, in a transaction or manner that does not violate any of the covenants in the Indenture, then such Subsidiary Guarantor (in the event of such a designation or a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor) will be released from and relieved of any obligations under its Subsidiary Guarantee, provided that any Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;" and provided, further, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests that secure, any other Indebtedness of the Company or its Restricted Subsidiaries shall also terminate upon such release, sale or disposition.

     The Indenture requires the Company to cause certain other Restricted Subsidiaries to become Subsidiary Guarantors under certain circumstances. See "--Certain Covenants--Additional Subsidiary Guarantees."

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to June 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2003..............................................   105.375%
2004..............................................   103.583%
2005..............................................   101.792%
2006 and thereafter...............................   100.000%

     Notwithstanding the foregoing, prior to June 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the original aggregate principal amount of Notes at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption; and provided, further that any such redemption shall occur within 60 days of the date of the closing of any such offering. The Indenture does not restrict the ability of the Company to separately make open-market purchases or other privately negotiated purchases of Notes from time to time.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any

Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder permitting the lending parties thereto to accelerate the Indebtedness thereunder. In addition, certain events that may obligate the Company to offer to repay all outstanding obligations under the Credit Agreement may not constitute a Change of Control under the Indenture. However, the Company may not have sufficient resources to repay all outstanding Indebtedness under the Credit Agreement and to repurchase tendered Notes. Furthermore, any future credit agreements or other agreements relating to senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is directly or indirectly prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the purchase of Notes would remain prohibited. The failure by the Company to purchase tendered Notes would constitute a breach of the Indenture which would, in turn, constitute a default under the Credit Agreement and could lead to the acceleration of the indebtedness thereunder. In any such event, the security granted in respect of the Credit Agreement could result in the Holders of the Notes receiving less ratably than the lenders under the Credit Agreement. See "Risk Factors--Change of Control."

     In addition, the terms of the Convertible Debentures include provisions similar to those contained in the Notes which require the Company to make an offer to repurchase all or any part of such securities under circumstances constituting a Change of Control. However, the repurchase of any tendered Debentures may constitute a default under the terms of the Credit Agreement and the Indenture. The failure to repurchase any tendered Convertible Debentures would also constitute a default under the Convertible Debentures Indenture (as defined). See "Description of Certain Other Indebtedness--Subordinated Debt Securities--7% Convertible Debentures due 2002."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed or satisfied by the transferee of any such assets pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any marketable securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option, (a) to purchase, redeem, repay or prepay Indebtedness under the Credit Agreement or other secured Indebtedness of the Company or a Restricted Subsidiary (and, in the case of any such Indebtedness that was borrowed under a revolving credit line, to correspondingly reduce commitments with respect thereto), (b) to cash collateralize letters of credit to the extent such letters of credit have not been drawn upon or returned undrawn; provided, however, that any such cash collateral released to the Company upon the expiration of such letters of credit shall again be deemed to be Net Proceeds (and, in the case of any such letters of credit established under a revolving credit line to correspondingly reduce commitments with respect thereto), or (c) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful, in each case, in a Permitted Business; provided, however, that if the Company or any Restricted Subsidiary has entered into a definitive agreement with respect to any such acquisition or capital expenditure within such 365 day period, it may defer the application of such Net Proceeds to effect such acquisition or capital expenditure for up to an additional 90 days or the fifth Business Day following the termination of any such definitive agreement, whichever occurs first. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any general corporate purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment (including any Investment in an Unrestricted Subsidiary) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) Investments in any Person (other than the Company or a Wholly-Owned Restricted Subsidiary or any Unrestricted Subsidiary) engaged in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding not to exceed $25 million; (vi) the repurchase of Convertible Debentures in an amount not to exceed $7.1 million, plus any accrued and unpaid interest thereon, in connection with any offer required to be made to the holders thereof following a Change of Control or similar event; provided, that the Company has previously paid all amounts required to be paid in connection with any Change of Control Offer for the Notes; (vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any management employee of the Company (or any Restricted Subsidiary) pursuant to any management equity subscription agreement or stock option, phantom stock or other equity incentive plan; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (a) $2 million in each fiscal year (provided that any unused amounts may be carried over to any subsequent fiscal year, subject to a maximum amount of $4 million in any fiscal year) plus (b) the amount of net cash proceeds received by the Company from the Sale of Equity Interests (other than Disqualified Stock) to management employees of the Company or any Restricted Subsidiary; provided that any such net cash proceeds shall be excluded from any computation under clause (c)(ii) above; (viii) loans to employees of the Company or any Restricted Subsidiary to purchase Equity Interests issued by the Company in an amount not to exceed $2 million at any time outstanding; (ix) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed $5 million; (x) the payment of consulting or similar fees to Holdings in an aggregate amount not to exceed $250,000 in any fiscal year; provided, that the requirement set forth in clause (b) of the preceding paragraph is satisfied with respect to any such payment; or (xi) other Restricted Payments in an aggregate amount not to exceed $5 million; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iii) through (xi) above, no Default or Event of Default shall have occurred and be continuing or would occur as consequence thereof.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. In the event of any such designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $20 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

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

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Subsidiary Guarantor (or, to the extent specified in clause (viii) of the definition of Permitted Debt, any Foreign Subsidiary) may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (a) 2.0 to 1.0, if such date is prior to December 31, 1999, (b) 2.25 to 1.0, if such date is on or after December 31, 1999 and prior to June 30, 2001 and (c) 2.5 to 1.0 thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be and the proceeds thereof applied, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company of revolving credit Indebtedness and letters of credit pursuant to the Credit Agreement (including Indebtedness under any Receivables Facility); provided that the aggregate principal amount of all such Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under the Credit Agreement after giving effect to such incurrence does not exceed the greater of (a) $150.0 million or (b) the Borrowing Base less, in either case, the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Subsidiaries to permanently reduce the commitments for revolving credit Indebtedness under the Credit Agreement pursuant to the covenant described above under the caption "--Asset Sales";

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company and the Subsidiary Guarantors of the Indebtedness represented by the Notes and the Subsidiary Guarantees issued pursuant to the Indenture;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including tooling) used in the business of the Company or such Restricted Subsidiary or other expenditures which would be included within clause (a) of the definition of "Consolidated Capital Expenditures" (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal (or accreted value, as applicable) amount at any time outstanding, not to exceed $25 million;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace any Indebtedness (other than Indebtedness incurred pursuant to clauses (i), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) or (xvi) hereof) that was permitted by the Indenture to be incurred;

          (vi) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

          (vii) the incurrence of intercompany Indebtedness between or among the Company and any Wholly-Owned Restricted Subsidiary; provided, however, that
     (a) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Subsidiary Guarantees, and

     (b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be that was not permitted by this clause;

          (viii) the incurrence by any Foreign Subsidiary of Indebtedness under Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Foreign Subsidiaries thereunder) outstanding under all Foreign Credit Facilities after giving effect to such incurrence does not exceed $5 million or such greater amount, not to exceed $30 million outstanding at any time, as may be incurred by any Foreign Subsidiary pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph above;

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

          (x) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (xi) Indebtedness of the Company and its Restricted Subsidiaries from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against any insufficient funds in the ordinary course of business;

          (xii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to the issuance of promissory notes in an amount not to exceed $2 million at any time outstanding in order to repurchase or otherwise acquire or retire for value Equity Interests of the Company held by any employee of the Company as permitted by clause (vii) of the second paragraph of the covenant described under the caption "Restricted Payment"; provided, however, that any such Indebtedness incurred pursuant to this clause (xii) shall be expressly subordinated in right of payment to the Notes;

          (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance (and including letters of credit issued with respect to the Designated Obligation), or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (xiv) Indebtedness arising from the agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment or purchase price of similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that the maximum aggregate liability of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

          (xv) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness of Persons who are not Affiliates of the Company incurred in the ordinary course of business in an aggregate principal amount not to exceed $15 million at any time outstanding; and

          (xvi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $15 million.

     The Indenture also provides that the Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind upon any of their property or assets, now owned or hereafter acquired, except Permitted Liens.

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Certain Covenants--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (in the case of transactions having a fair market value in excess of $5.0 million, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness or other agreements as in effect on the date of the Indenture, (b) the Credit Agreement as in effect as of the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restric-tive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, rule, regulation or order, (e) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in licenses, leases or other contracts or agreements entered into in the ordinary course of business and consistent with past practices, (g) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that is otherwise permitted by the Indenture; (j) Indebtedness secured by Liens otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness; (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (l) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture; provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and (v) each Subsidiary Guarantor, unless it is the other party to the transaction described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to the Company's or the surviving Person's obligations under the Indenture and the Notes.

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed to be Affiliate
Transactions: (A) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, including reasonable loans to officers contemplated by such employment agreements, (B) transactions between or among the Company and/or its Restricted Subsidiaries,
(C) Permitted Investments or Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Certain Covenants--Restricted Payments," (D) customary compensation paid to, and indemnity or insurance provided on behalf of, directors and officers of the Company or any of its Restricted Subsidiaries as determined in good faith by the Company's Board of Directors, including customary programs related to the testing and evaluation of the Company's products; (E) transactions with customers, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) which are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (F) payments under any agreement in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is no less favorable to the Company and its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Issue Date.

  Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any of its Restricted Subsidiaries shall after the date of the Indenture (i) transfer or cause to be transferred in one or a series of transactions (whether or not related), any assets, business, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is a Significant Subsidiary (other than a Foreign Subsidiary) that is not a Subsidiary Guarantor; (ii) acquire or create another Restricted Subsidiary that is a Significant Subsidiary (other than a Foreign Subsidiary); or (iii) cause any Restricted Subsidiary of the Company, that is not a Subsidiary Guarantor, to guarantee any Indebtedness of the Company other than the Notes, or pledge any of its assets to secure any Indebtedness of the Company other than the Notes, then, in each case, the Company will cause such Restricted Subsidiary to (A) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally Guarantee all of the Company's obligations under the Notes on the terms set forth in such supplemental indenture and (B) deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary. Notwithstanding the foregoing, if such transferee or acquired Subsidiary has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture, then for so long as it continues to constitute an Unrestricted Subsidiary, that transferee or acquired Subsidiary shall not be required to execute a Subsidiary Guarantee or deliver to the Trustee an opinion of counsel in accordance with the terms of the Indenture.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within 15 days after the time periods specified for such filings in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times that the Commission does not accept the filings provided for in the preceding sentence, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of the Holders--Change of Control" or "Certain Covenants Merger, Consolidation or Sale of Assets"; (iv) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption "--Repurchase at the Option of the Holders--Asset Sales," and "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," which failure continues for 30 days; (v) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes;
(vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; or (ix) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to June 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to June 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option, and the Subsidiary Guarantors may, at the option of their respective Boards of Directors, and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors under the Subsidiary Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are
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

described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

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

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture, Depositary Agreement and Registration Rights Agreement without charge by writing to Outboard Marine Corporation, 100 Sea Horse Drive, Waukegan, Illinois 60085,
Attention: General Counsel.
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

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application if the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Adjusted Senior Debt Amount" shall mean, on any date, the aggregate principal amount (or accreted value) of all outstanding Senior Debt of the Company and its Restricted Subsidiaries; provided, however, that the amount of outstanding Indebtedness under the Credit Agreement and any other revolving credit facilities shall be deemed to be the amount specified by the Chief Financial Officer of the Company as the Company's good faith estimate of its average outstanding daily balances under all such revolving credit facilities during the specified Forecast Period (which average daily balances shall in no event exceed 150% of its average daily balances under all revolving credit facilities during the corresponding fiscal quarter in the prior fiscal year).

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance, transfer or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) of the Company or any Restricted Subsidiaries other than sales (or resales) of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for Net Proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly-Owned Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";
(iv) any sale of Equity Interests of the Company; (v) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case in the ordinary course of business; (vi) any grant of any license of patents, trademarks, trade names, registrations therefor or similar intellectual property, in the ordinary course of business;
(vii) any sale of the Company's facility in Juarez, Mexico in a transaction which (a) satisfies the requirements of clauses (i) and (ii) of the first paragraph under the caption "-- Repurchase at the Option of Holders -- Asset Sales" (but substituting "50%" in lieu of "75%" in said clause (ii)) and
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

(b) is consummated no later than 18 months following the Issue Date pursuant to a definitive agreement signed no later than one year subsequent to the Issue Date; provided, that any cash Net Proceeds received therefrom will be deemed to be Net Proceeds from an Asset Sale for all purposes under the Indenture; (viii) the sale and leaseback of any assets within 90 days of the acquisition of such assets; (ix) any disposition of Cash Equivalents in the ordinary course of business; (x) sales of accounts receivable, or participation, therein, in connection with any Receivables Facility; and (xi) sales of damaged, fully-depreciated or obsolete equipment or assets that, in the Company's reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 75% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 60 days past due, and (b) 50% of the book value of all inventory owned by the Company and its Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Permitted Holders and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," such "person" shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company or Holdings (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or
(v) the Company or Holdings consolidates with, or merges with or into, any Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Capital Expenditures" means, for any period, an amount equal to (i) the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Restricted Subsidiaries) by the Company and its Restricted Subsidiaries during that period that, in conformity with GAAP, are included in "property, plant or equipment" or comparable items reflected in the consolidated balance sheets of the Company and its Subsidiaries plus (b) to the extent not covered by clause (i)(a) of this definition, the aggregate of all expenditures by the Company and its Restricted Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets (other than current assets consisting of inventory or accounts receivable) of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Restricted Subsidiary of the Company minus
(ii) the sum of (a) the proceeds of Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness, (b) an amount equal to the proceeds received by the Company or any of its Subsidiaries from a sale-leaseback transaction permitted under the covenant in the Indenture entitled "Sale and Leaseback Transactions" so long as such transaction occurs within 180 days of the acquisition of the related property or equipment and to the extent prior expenditures, up to an equivalent amount for the asset so sold and leased back, constituted Consolidated Capital Expenditures (as defined above) in such period or in any prior period, and (c) expenditures in an amount not to exceed the proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments received from third parties, so long as such expenditures were made for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received and so long as such expenditures are made not later than 12 months of the occurrence of the damage to or loss of the assets being replaced or repaired.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, in each case to the extent deducted in computing Consolidated Net Income (i) an amount equal to any extraordinary loss recorded in such period, plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), plus (v) any other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid expense that was paid in a prior period) of such Person and its Subsidiaries for such period, minus, to the extent included in the computation of Consolidated Net Income, any non-cash items increasing such Consolidated Net Income for such period in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the interest expense of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means that certain Amended and Restated Loan and Security Agreement, dated as of January 6, 1998, by and among the Company and NationsBank of Texas, N.A., as amended, modified, increased, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Obligations" means the obligation of the Company with respect to certain "Rabbi Trust" arrangements in existence on the Issue Date in an aggregate amount not to exceed $14 million.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Distribution Account" means that certain account, to be maintained by the Depositary Agent pursuant to the terms of the Depositary Agreement, into which the Depositary Agent shall, under certain circumstances, distribute amounts in excess of the Required Amount (other than any Deemed Payments) in accordance with the terms of the Depositary Agreement.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an offering of common stock (other than Disqualified Stock) of the Company pursuant to an effective registration statement filed with the Commission pursuant to the Securities Act, other than an offering pursuant to Form S-8 (or any successor thereto).

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

     "Excess Available Cash" means for any fiscal quarter ending after the Issue Date (each a "Reference Period") an amount (not less than zero), determined as of the last day of such Reference Period, equal to (i) the sum (without duplication) of the amounts for such Reference Period of (a) the Consolidated Net Income of the Company and its Restricted Subsidiaries; plus (b) the amount of Net Proceeds of Asset Sales received by the Company or any Restricted Subsidiary during such Reference Period, to the extent not otherwise included in Consolidated Net Income; plus (c) the amount of cash proceeds (net of underwriting discounts, placement fees and similar commissions and reasonable costs and expenses related thereto) received by the Company or any Restricted Subsidiary during such Reference Period from the issuance of Equity Interests or the incurrence of Indebtedness (other than any proceeds from the issuance of the Notes or borrowings under revolving credit facilities, including the Credit Agreement); plus, (d) consolidated depreciation and amortization expense for the Company and its Restricted Subsidiaries for such Reference Period; plus (e) the net decrease, if any, in working capital for the Company and its Restricted Subsidiaries during such Reference Period; plus (f) to the extent not included in Consolidated Net Income, the amount of any cash extraordinary gains recognized by the Company or any Restricted Subsidiary; plus (g) any other non-cash expenses reducing the Consolidated Net Income of the Company and its Restricted Subsidiaries for such Reference Period (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid expense that was paid in a prior period); minus (ii) the sum (without duplication) of the amounts for such Reference Period of (a) the aggregate amount of Consolidated Capital Expenditures paid for in cash by the Company or any Restricted Subsidiary during such Reference Period; plus (b) cash payments made to permanently repay or retire the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (excluding the repayment of any revolving credit facility unless a corresponding amount of the related commitments are permanently reduced); plus
(c) the net increase (if any) in deferred tax assets and the net decrease (if any) in deferred tax liabilities of the Company and its Restricted Subsidiaries during the Reference Period; plus (d) the net increase, if any, in working capital for the Company and its Restricted Subsidiaries during such Reference Period; plus (e) cash payments in respect of restructuring reserves and other long-term accrued liabilities; plus (f) other non-cash items increasing Consolidated Net Income for the Company and its Restricted Subsidiaries during such Reference Period; all of the foregoing as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

     "Existing Indebtedness" means up to $104.1 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than letters of credit and Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of

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

such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred and the proceeds thereof applied at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Credit Facilities" means, with respect to the Company's Foreign Subsidiaries, one or more debt facilities or other debt securities or commercial paper facilities with banks or other institutional lenders providing for overdraft, revolving credit loans, terms loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit to which one or more Foreign Subsidiary is a party, in each case, as amended, restated, modified, increased, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Foreign Subsidiary" means any Subsidiary of the Company, more than 80% of the sales, earnings or assets (determined on a consolidated basis) of which are located or derived from operations outside the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, cap agreements and collar agreements and (ii) other agreements or arrangements (including foreign exchange or commodity hedge, exchange, purchase or similar agreements) designed to protect such Person against fluctuations in interest rates, value of assets owned, financed or sold, value of raw materials purchased, or of liabilities incurred or assumed or of pre-funding arrangements, or against fluctuations in foreign currency exchange rates or commodity prices, in any case, in the ordinary course of business of such Person and not for speculative purposes.

     "Holdings" means Greenmarine Holdings LLC, a Delaware limited liability company.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing

Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided, however, that Indebtedness shall not include the obligations of the Company in respect of "floor plan financing" or similar arrangements entered into in the ordinary course of business for the benefit of dealers in connection with the sale of the Company's products. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Issue Date" means the first date on which any Notes are issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gains or losses, together with any related provision for taxes on such gains or losses, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to repay Indebtedness secured by such assets (other than pursuant to the Credit Agreement), and any reserve for adjustment in respect of the sale price of, or warranties and indemnities made with respect to, such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing (including in any written agreement) that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Notes Interest Account" means that certain account, to be maintained by the Depositary Agent pursuant to the terms of the Depositary Agreement, into which an amount equal to that portion of one year of Projected Senior Debt Interest Expense attributable to the Notes was deposited on the Issue Date.

     "Notes Required Amount" means $17.2 million.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Other Senior Debt Interest Account" means that certain account, to be maintained by the Depositary Agent pursuant to the terms of the Depositary Agreement, into which an amount equal to that portion of one year of Projected Senior Debt Interest Expense attributable to all Senior Debt other than the Notes was deposited on the Issue Date.

     "Other Senior Debt Required Amount" means $11.4 million.

     "Permitted Business" means any of the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Indenture, and any similar, complementary or related business with respect to any such businesses, including, without limitation, any business related to the development or application of the Company's FICHT technology as described in this Prospectus.

     "Permitted Holders" means, collectively, (i) Holdings and its Affiliates, and their respective managers, members, employees and directors, (ii) Greenlake Holdings LLC and its Affiliates, and their respective managers, members and directors, (iii) Quasar Strategic Partners LDC and its Affiliates, and their respective managers, members, partners, employees and directors, (iv) Quantum Industrial Partners LDC and its Affiliates, and their respective managers, members, partners, employees and directors, (v) Quasar Industrial Fund N.V. and its Affiliates, and their respective managers, members, partners, employees and directors, (vi) Quantum Industrial Holdings Ltd. and its Affiliates, and their respective managers, members partners, employees and directors, and (vii) with respect to any natural persons described in the foregoing clauses (i) through
(vi), (A) any spouse, lineal descendent (including by adoption and stepchildren), or sibling of such natural persons and (B) any trust, corporation, limited liability company or partnership, the beneficiaries, stockholders or partners of which consist entirely of such natural persons or the individuals described in subclause (A) above.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f) any Investment in residential real estate obtained in connection with employment or relocation arrangements entered into in the ordinary course of business; provided, that the aggregate amount of such Investments does not exceed $1.5 million at any time outstanding; (g) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owning to the Company or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of the Company's or any of its Subsidiaries' trade creditors or customers.

     "Permitted Liens" means (i) Liens on assets securing Indebtedness and other Obligations under the Credit Agreement, to the extent that the assets securing such Indebtedness are of the same general type of assets as those securing the Indebtedness and other Obligations under the Credit Agreement on the Issue Date (including any such assets of Foreign Subsidiaries); (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings and which are not being foreclosed, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," which Liens attach only to the assets acquired with such Indebtedness; (ix) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (x) Purchase Money Liens (including extensions and renewals thereof);
(xi) Liens securing Indebtedness under Hedging Obligations; (xii) Liens securing obligations of the Company or any of its Restricted Subsidiaries under any "floor-plan" financing arrangement; (xiii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor; and (xiv) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness (including prepayment fees and premiums) of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     "Projected Senior Debt Interest Expense" means with respect to any fiscal quarter of the Company commencing after the Issue Date (each a "Forecast Period"), (a) the pro forma Fixed Charges which will accrue during such Forecast Period on the Adjusted Senior Debt Amount outstanding on the last day of the immediately preceding fiscal quarter, whether or not any such Fixed Charges will be payable during such Forecast Period plus (b) all accrued and unpaid Fixed Charges with respect to Senior Debt, calculated as of the day immediately prior to the first day of such Forecast Period minus (c) the amount of all Deemed Payments with respect to Senior Debt which have not been distributed.

     "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction of improvement, or real or personal property to be used in the business of such person or any of its Restricted Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

     "Senior Debt" means, as of any date, the outstanding Indebtedness of the Company or any Restricted Subsidiary attributable to the Notes, borrowings (including letters of credit outstanding) under the Credit Agreement and any other Existing Indebtedness then outstanding which is not subordinated in right of payment to other Indebtedness of the Company or any Restricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person (a "subsidiary"), by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person or (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (iii) any partnership, limited liability company or other Person in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or appoint or direct the election or appointment of the managing partner or member of such Person or, if applicable, a majority of the directors or other governing body of such Person.

     "Subsidiary Guarantors" means each of (i) the Company's direct or indirect Restricted Subsidiaries that are Significant Subsidiaries (other than Foreign Subsidiaries) on the date of the Indenture and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "U.S. Government Securities" means securities (i) issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, or (ii) interests in money market mutual funds which invest solely in assets or securities of the type described in clause (i) above.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

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

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS


CREDIT AGREEMENT



     The Company and its principal operating subsidiaries, OMC Aluminum Boat Group, Inc., OMC Fishing Boat Group, Inc., OMC Latin America/Caribbean, Inc., Recreational Boat Group Limited Partnership and OMC Recreational Boat Group, Inc. entered into an Amended and Restated Loan and Security Agreement, effective as of January 6, 1998 (as amended by the First Amendment to Amended and Restated Loan and Security Agreement, dated May 21, 1998, the Second Amendment to Amended and Restated Loan and Security Agreement, dated effective as of August 31, 1998, the Third Amendment to Amended and Restated Loan and Security Agreement, dated effective as of December 21, 1998, the Fourth Amendment to Amended and Restated Loan and Security Agreement, dated effective as of February 1, 1999, and the Fifth Amendment to Amended and Restated Loan and Security Agreement, dated effective as of February 25, 1999, the "Credit Agreement") with a syndicate of lenders, for which NationsBank Montgomery Securities LLC is syndication agent, and NationsBank, N.A. (as successor in interest by merger to NationsBank of Texas, N.A.) is administrative and collateral agent (the "Administrative Agent"). The Credit Agreement provides for a revolving credit facility of up to $150.0 million (the "Revolving Credit Facility") to finance working capital, with a $50.0 million sublimit for letters of credit. Availability of loans under the Credit Agreement will be limited to a maximum amount based on specific percentages of the Company's eligible receivables and eligible inventory. The maturity date for loans made under the Credit Agreement is December 31, 2000. In addition, loans under the Revolving Credit Facility must be repaid if at any time the outstanding principal amount thereof exceeds the borrowing base in effect at such time. Loans under the Revolving Credit Facility may be repaid and reborrowed.



     At the election of the Company, interest is payable on borrowings under the Credit Agreement at either a "Base Rate" or a "Euro-Dollar Rate" plus a margin of 0.50% and 2.00% respectively. On December 31, 1998, the Company had outstanding borrowings under the Credit Agreement of $32.4 million and had $37.6 million of letter of credit obligations outstanding under the Credit Agreement.


     Indebtedness under the Credit Agreement is secured by the Company's existing and after-acquired accounts receivable, inventory, chattel paper, documents and instruments pertaining to collateral, deposit accounts, contract rights, patents, trademarks and general intangibles. In addition, OMC Aluminum Boat Group, Inc., OMC Fishing Boat Group, Inc., OMC Latin America/Caribbean, Inc. and Recreational Boat Group Limited Partnership and OMC Recreational Boat Group, Inc. have guaranteed the Company's obligations under the Credit Agreement.

     The Credit Agreement contains a number of negative covenants, including, among other things, covenants that limit the ability of the Company to: (i) create or incur additional indebtedness; (ii) merge, consolidate or sell all or a substantial portion of its assets; (iii) invest in other entities; (iv) guarantee the obligations of other persons (except a guaranty of the Notes); (v) make certain capital and tooling expenditures; (vi) engage in transactions with affiliates; or (vii) create and incur certain capital lease obligations.


     The Credit Agreement contains a number of financial covenants, including those requiring the Company to satisfy specific levels of (i) consolidated tangible net worth, (ii) interest coverage ratios, (iii) leverage ratios and
(iv) EBITDA (as defined below). The Credit Agreement prohibits the Company's consolidated Tangible Net Worth (as defined below) from being on the given date less than: (i) for June 30, 1999, ($130,000,000); (ii) for September 30, 1999,
($120,000,000); (iii) for June 30, 2000, the amount of Tangible Net Worth as of September 30, 1999; (iv) for September 30, 2000, the amount of Tangible Net Worth as of September 30, 1999, plus $18.0 million; and (v) for June 30, 2001 and the last day of each fiscal quarter thereafter, the amount of Tangible Net Worth as of September 30, 2000. The Company's consolidated Interest Coverage Ratio (as defined below), measured on the last day of each fiscal quarter, in each case for the twelve-month period ending on such date (or in the case of September 30, 1999, the nine-month period ending on such date), is prohibited from being less than: (i) for the fiscal quarter ended September 30, 1999, 1.60 to 1.0; (ii) for the fiscal quarter ended December 31, 1999, 1.00 to 1.0; (iii) for the fiscal quarter ended March 31, 2000, 1.30 to 1.0; (iv) for the fiscal quarter ended June 30, 2000, 1.30 to 1.0; (v) for the fiscal quarter ended September 30, 2000, 1.30 to 1.0; and (vi) for the fiscal quarter ended December 31, 2000 and


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


the last day of each fiscal quarter thereafter, 1.50 to 1.0. The Company's consolidated Leverage Ratio, measured for each fiscal quarter on the last day of such quarter, is prohibited from being greater than: (i) for the fiscal quarter ended June 30, 1999, 7.5 to 1.0; (ii) for the fiscal quarter ended September 30, 1999, 4.0 to 1.0; (iii) for the fiscal quarter ended December 30, 1999, 4.0 to 1.0; (iv) for the fiscal quarter ended March 31, 2000, 4.0 to 1.0; (v) for the fiscal quarter ended June 30, 2000, 4.0 to 1.0; and (vi) for the fiscal quarter ended September 30, 2000 and the last day of each fiscal quarter thereafter, 3.5 to 1.0. The Credit Agreement also prohibits the Company's consolidated EBITDA calculated for the three month period ended as of March 31, 1999 being less than zero dollars.



     The borrowing base under the Credit Agreement includes eligible intellectual property, which, when added to eligible receivables and eligible inventory, increases availability under the Revolving Credit Facility, for any single period commencing any calendar year selected by the Company, by (i) $30.0 million through December 30, 1998, (ii) $20.0 million at any time during any portion of the period from December 31, 1998 through January 31, 1999 or $30.0 million at any time during any portion of the period that occurs during the period from February 1, 1999 through December 30, 1999, and (iii) $10.0 million at any time during the period from December 31, 1999 through December 30, 2000.


     The Company is required to pay to the lenders under the Credit Agreement an aggregate commitment fee as follows: (i) for each day from January 6, 1998 through the end of the fiscal quarter of the Company in which the lenders receive the Company's financial statements dated September 30, 1998, an amount equal to the product of (A) 0.375% multiplied by (B) the unused portion to the Revolving Credit Facility for such day; and (ii) thereafter through December 31, 2000, an amount equal to the product of (A) 0.375% per annum, to the extent the Company's Leverage Ratio is greater than or equal to 4.0 to 1.0 (as determined by reference to the most recent financial statements of the Company delivered to the lenders), or 0.25% per annum, to the extent the Company's leverage ratio is less than 4.0 to 1.0 (as determined by reference to the most recent financial statements of the Company delivered to the lenders), in either case, multiplied by (B) the unused portion of the Revolving Credit Facility for such day. This commitment fee shall be payable in arrears on each interest payment date and on the date of any permanent reduction in the Revolving Credit Facility. The Company is also required to pay to the lenders letter of credit fees equal to 2.00% on the average daily aggregate amount of letters of credit outstanding from time to time. The letters of credit fees are payable quarterly in arrears on the first business day of each January, April, July and October.

     Events of default under the Credit Agreement include, among other things, defaults in payment, breaches of representations and warranties, noncompliance with covenants, defaults under certain other agreements or instruments of indebtedness, certain bankruptcy or insolvency events, certain termination events under ERISA, certain change in control events, the occurrence of any event or condition which constitutes a "material adverse effect" under the Credit Agreement and any request for disbursement from any Interest Reserve Account in any fiscal quarter through June 30, 1999.

     Set forth below are certain defined terms used in the Credit Agreement and the foregoing summary of certain terms of the Credit Agreement.

     "EBITDA" means Net Income (as defined in the Credit Agreement), plus (a) for each of the fiscal quarters in the period beginning October 1, 1997, through and including September 30, 1998, to the extent deducted in the determination of Net Income, (i) any expense resulting from amortization of goodwill recorded on OMC's financial statements pursuant to purchase accounting adjustments under GAAP, and (ii) up to $3,000,000 of "other income" (as determined in accordance with GAAP) cumulatively for each fiscal year, plus, (b) for each fiscal quarter to the extent deducted in the determination of Net Income, each of the following: (i) interest expense (ii) income taxes; and (iii) depreciation and amortization expense.

     "Indebtedness" of any person means, without duplication, all liabilities of such person, and to the extent not otherwise included in liabilities, the following: (a) all obligations for Money Borrowed or for the deferred purchase price of property or services; (b) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any lien to which any property or asset owned or held by such person is subject, whether or not the obligation secured thereby shall have been assumed by such Person; (c) all obligations of other persons which such person has guaranteed, including, but not limited to, all

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

obligations of such person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such person; (d) all obligations of such person in respect of Interest Rate Protection Agreements (as defined in the Credit Agreement); and (e) in the case of any borrower (without duplication) all obligations of such borrower under the Credit Agreement.

     "Interest Coverage Ratio" means, for any period, the ratio of (i) Net Income plus, (a) for each of the fiscal quarters in the period beginning October 1, 1997, through and including September 30, 1998, to the extent deducted in the determination of Net Income, (i) any expense resulting from amortization of goodwill recorded on OMC's balance sheet pursuant to purchase accounting adjustments under GAAP, and (ii) up to $3,000,000 of "other income" (as determined in accordance with GAAP) cumulatively for each fiscal quarter, plus,
(b) to the extent deducted in the determination of Net Income, net interest expense and income taxes, to (ii) the aggregate amount of interest expense paid during such period.


     "Leverage Ratio" means, as of the last day of any fiscal quarter of the Company, the ratio of (i) the sum of (a) Indebtedness for Money Borrowed (excluding Reimbursement Obligations (as defined in the Credit Agreement)) of the Company and its subsidiaries outstanding on such date and (b) twenty percent (20%) of the notional amount of any Indebtedness evidenced by Interest Rate Protection Agreements (as defined in the Credit Agreement) outstanding on such date to (ii) EBITDA of the Company and its subsidiaries for the twelve-month period ending on such date; provided, however, EBITDA of the Company and its subsidiaries shall be calculated (a) as of June 30, 1999, for the six-month period ending on such date and (b) as of September 30, 1999, for the nine-month period ending on such date.


     "Money Borrowed" means, as applied to Indebtedness: (a) Indebtedness for money borrowed; (b) Indebtedness, whether or not in any such case the same was for money borrowed, (i) represented by notes payable, and drafts accepted, that represent extensions of credit, (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid of that was issued or assumed as full or partial payment for property (other than trade credit that is incurred in the ordinary course of business); (c) Indebtedness that constitutes a Capitalized Lease Obligation; and (d) Indebtedness that is such by virtue of clause (c) of the definition thereof, but only to the extent that the obligations guaranteed are obligations that would constitute Indebtedness for money borrowed.

     "Net Worth" means, with respect to any person, such person's total shareholder's equity (including, without limitation, capital stock, additional paid-in capital and retained earnings, after deducting treasury stock), or other form of equity (i.e., partner's capital membership interests, etc.) which would appear as such on a balance sheet of such person prepared in accordance with GAAP.

     "Tangible Net Worth" means the Net Worth of OMC and its consolidated subsidiaries at the time in question, plus the sum of subordinated Indebtedness plus non-cash adjustments, excluding (i) any amounts due from affiliates, (ii) the amount of all intangible items reflected therein, including, without limitation, all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, unamortized excess cost of investment in non-consolidated subsidiaries over equity at dates of acquisition and all similar items which should property be treated as intangibles in accordance with GAAP, (iii) purchase accounting adjustments to OMC's balance sheet which would otherwise be required pursuant to GAAP, and (iv) non-cash currency translation adjustments which would otherwise be required pursuant to GAAP.

     The Notes will be effectively subordinated to the Company's obligations under the Credit Agreement to the extent of the assets securing such obligations. A copy of the Credit Agreement was filed with the Commission. See "Available Information."

SENIOR DEBT SECURITIES

     The Company entered into an Indenture, dated as of April 1, 1987 (as supplemented, the "Global Debt Indenture"), with LaSalle National Bank, as trustee, pursuant to which up to $200.0 million principal amount of debt securities of varying series (the "Debt Securities") may be issued. The Debt Securities issued under the Global Debt Indenture are unsecured obligations of the Company and will rank on parity with all other unsecured and unsubordinated indebtedness of the Company.

     The Global Debt Indenture contains certain restrictive covenants including:
(i) restrictions on the Company's ability to create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by certain real property or shares of any capital stock or indebtedness of any subsidiary, without effectively providing that the Debt Securities shall be secured by such a mortgage equally and ratably with such indebtedness so long as such indebtedness shall be so secured; and (ii) restrictions upon certain sale and lease-back transactions by the Company or any subsidiary of certain real property.

     The following are events of default under the Global Debt Indenture with respect to Debt Securities of any series: (i) default of the payment of any interest on any Debt Security of that series when due that continues for 30 days; (ii) default in the payment of principal of or a premium, if any, on any Debt Security of that series at its maturity; (iii) default in the deposit of any sinking fund payment in respect to any Debt Security of that series when due; (iv) default in the performance or breach of any other covenant of the Company in the Indenture that continues for 90 days after written notice as provided in the Global Debt Indenture; and (v) certain events of bankruptcy and solvency or reorganization relating to the Company.

     If an event of default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all Debt Securities of that series to be due and payable immediately, subject to the Company's right to cure as provided in the Indenture.

  9 1/8% Debentures Due 2017


     At December 31, 1998, $62.8 million principal amount of 9 1/8% Debentures due 2017 (the "9 1/8% Debentures") was outstanding under the Global Debt Indenture. The 9 1/8% Debentures mature on April 15, 2017, and interest thereon is payable semi-annually on April 15 and October 15 of each year. The 9 1/8% Debentures are unsecured obligations of the Company and rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company, including the Notes (except as provided with respect to the applicable Interest Reserve Account). The 9 1/8% Debentures are redeemable through the operation of a sinking fund beginning on April 15, 1998, and each year thereafter to and including April 15, 2016 at a sinking fund redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date. On or prior to April 15 in each of the years 1998 to 2016 inclusive, the Company is required to make a mandatory sinking fund payment in cash to LaSalle National Bank in an amount sufficient to redeem 9 1/8% Debentures in the aggregate principal amount of $5,000,000 plus accrued interest thereon. However, 9 1/8% Debentures reacquired or redeemed by the Company may be used at the principal amount thereof to reduce the amount of any one or more mandatory Sinking Fund payments. As of December 31, 1998, the Company had repurchased and deposited with LaSalle National Bank $34.8 million principal amount of 9 1/8% Debentures, which will be used to satisfy its mandatory sinking fund obligations through April 15, 2004. The Company at its option may make an optional sinking fund payment in cash in each year from 1998 to 2016 inclusive in an amount sufficient to redeem up to an additional $10,000,000 principal amount of 9 1/8% Debentures. In addition to the events of default contained in the Global Debt Indenture, an event of default with respect to the 9 1/8% Debentures also includes: (i) default in the payment when due of any principal of or interest on any of the indebtedness for borrowed money of the Company or any restricted subsidiary aggregating in excess of $15,000,000 in principal amount; (ii) default in the performance of any covenant and any bond, note or other evidence of indebtedness in respect of any indebtedness for borrowed money of the Company or restricted subsidiary aggregating in excess of $15,000,000 in principal amount, or (iii) default in the performance of any covenant in any mortgage, indenture or instrument under which any indebtedness for borrowed money of the Company or any restricted subsidiary aggregating in excess of $15,000,000 may be issued.


  Medium-Term Notes


     At December 31, 1998, an aggregate of approximately $20.9 million principal amount of Medium-Term Notes Series A (the "Medium-Term Notes") were outstanding under the Global Debt Indenture. Rates on the Medium-Term Notes range from 8.160% to 8.625%. The maturity dates of the Medium-Term Notes include March 15, 1999, March 15, 2000 and March 15, 2001. Interest on each of the outstanding Medium-Term Notes is payable semi-annually each March 30 and September 30 and at maturity. The Medium-Term Notes are unsecured obligations of the Company and rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company, including the Notes (except as provided with respect to the applicable Interest Reserve Account). In addition to the events of default described in the Global Note Indenture, an event of default with respect to the Medium-Term Notes also includes; (i) default in the payment when due of any principal (and any premium, if any) or interest on any indebtedness for borrowed money of the Company aggregating in excess of $25,000,000 in principal amount; (ii) default in the performance of any covenant in any bond, note or other evidence of indebtedness in respect of any indebtedness for borrowed money of the Company aggregating in excess of $25,000,000 in principal amount; or (iii) default in the performance of any covenant and any mortgage, indenture or instrument under which any indebtedness for borrowed money of the Company aggregating in excess of $25,000,000 may be issued or by which the same may be secured in any such case, if such default had resulted in indebtedness for borrowed money of the Company aggregating in excess of $25,000,000 in principal amount becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable.

SUBORDINATED DEBT SECURITIES

  7% Convertible Subordinated Debentures Due 2002


     At December 31, 1998, $7.1 million principal amount of the Company's 7% Convertible Subordinated Debentures due 2002 (the "Convertible Debentures") was outstanding. The Convertible Debentures were issued under an Indenture dated June 22, 1992 (the "7% Debentures Indenture") between the Company and LaSalle National Bank, as successor trustee. The Convertible Debentures are unsecured and subordinated in right of payment to all "senior indebtedness" (as defined in the 7% Debentures Indenture) of the Company, including the Notes.



     Following the Merger, the Company was required to offer to purchase for cash any and all of the then outstanding Convertible Debentures at a purchase price equal to 100% of the outstanding principal amount of each Convertible Debenture plus any accrued and unpaid interest thereon. On November 12, 1997, the Company consummated such offer to purchase and, as a result thereof, purchased $67.7 million principal amount of Convertible Debentures. Immediately prior to the Merger, the Convertible Debentures were convertible into shares of common stock of the Company at the conversion price of $22.25 per share. As a result of the Merger, the remaining $7.1 million principal amount of outstanding Convertible Debentures are no longer convertible into shares of common stock of the Company. Pursuant to the terms of the 7% Debentures Indenture, as a result of the Merger, each holder of the remaining outstanding Convertible Debentures has the right to convert such holder's Convertible Debentures into the cash that was payable to holders of common stock in the Merger for each share of common stock into which such Convertible Debentures might have been converted immediately prior to the Merger. Accordingly, as a result of the Merger, the remaining $7.1 million principal amount of Convertible Debentures are convertible at the conversion price of $22.25 per share of common stock into the right to receive $18.00 per share of common stock into which the Convertible Debentures would have been convertible had the Convertible Debentures been converted into Pre-Merger Company Shares prior to the Merger (i.e., $18.00 / $22.25). Accordingly, on September 30, 1997, the Company and the trustee entered into a Supplemental Indenture which provided that, in accordance with the terms of the 7% Debentures Indenture, the remaining outstanding Convertible Debentures are convertible into the right to receive a cash payment equal to $809 for each $1,000 principal amount of Convertible Debentures so converted (i.e., ($18.00 / $22.25) x $1,000). The outstanding Convertible Debentures are convertible at any time prior to their maturity on July 1, 2002.


     The Convertible Debentures may be redeemed by the Company, in whole or from time-to-time in part, at the specified redemption prices (ranging from 102.8% of principal amount during the twelve-month period beginning July 1, 1998 to 100.7% of principal amount during the twelve-month period beginning July 1, 2000), together with accrued and unpaid interest.

     The 7% Debentures Indenture provides that in the event of any default in the payment when due of principal or interest on a senior indebtedness or after notice from the holders of at least $20.0 million in principal amount of senior indebtedness to which such event of default relates or any other event of default with respect to any senior indebtedness shall have occurred and be continuing, then no payment shall be made by the Company on account of the principal of or interest on the Convertible Debentures or on account of the

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

purchase or redemption or other acquisition of the Convertible Debentures unless or until the senior indebtedness to which such default relates is discharged or such event of default shall be cured or waived or shall have ceased to exist or the holders of such senior indebtedness or their agents shall have waived the benefits of such provision.

     In the event of certain change of control events, each holder of Convertible Debentures will have the right to require the Company to purchase for cash all or any part of the holder's Convertible Debentures for a purchase price equal to 100% of the principal amount thereof, plus interest accrued and unpaid interest thereon.

     Events of default under the 7% Debentures Indenture include, among other things, failure to make interest payments when due (if not cured within 30 days), failure to make principal payments at maturity, acceleration of certain other indebtedness of the Company and certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving the Company.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences to tendering holders of Old Notes of the exchange of Old Notes for Exchange Notes.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (including temporary regulations), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of such holder's individual investment circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, dealers in securities or foreign currency, banks, life insurance companies, other financial institutions, tax-exempt organizations and persons who hold (or will hold) the Notes as a position in a "straddle" or as part of a synthetic security or "hedge," "conversion transaction" or other integrated investment, or persons that have a "functional currency" other than the U.S. dollar), nor does it discuss any aspect of state, local or foreign taxation. The following discussions assumes that the Old Notes and Exchange Notes are (and will be) held by the holders thereof as "capital assets" within the meaning of Section 1221 of the Code.

     EACH HOLDER OF OLD NOTES SHOULD CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT, BASED UPON SUCH HOLDER'S SPECIFIC TAX SITUATION, OF PARTICIPATION IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF TENDERING OLD NOTES

     The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not constitute an exchange for federal income tax purposes. Accordingly, not only will the Exchange Offer have no federal income tax consequences to holders who exchange their Old Notes for Exchange Notes (i.e., they will not recognize any gain or loss, there will be no change in the holder's tax basis and its holding period will carry over to the Exchange Notes), but also the federal income tax consequences of holding and disposing of the Exchange Notes will be the same as applicable to the Old Notes exchanged therefor.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.

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

The Company has agreed that for a period of 270 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In
addition, until                , 1999 (90 days after the commencement of the
Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 270 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                    BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The Notes initially will be in the form of one or more permanent global certificates in definitive, duly registered form (the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of Cede & Co., as nominee of DTC for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (each as defined below), which may change from time to time. The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depositary Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the Initial

Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes. Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes may be subject to the procedures and requirements of DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of Cede & Co., as nominee of DTC, will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Subsidiary Guarantors. Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC will exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Subsidiary Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC or its Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

  Transfers of Interests in Global Notes for Certificated Notes

     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                            INDEPENDENT ACCOUNTANTS


     The consolidated financial statements of the Company as of September 30, 1997 and 1998 and as of December 31, 1998, and for each of the three fiscal years in the period ended September 30, 1998 and for the three months ended December 31, 1998, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in its report appearing elsewhere herein.

                            GLOSSARY OF MARINE TERMS

     BASS BOAT. Low freeboard boat, normally including forward flipping deck and stern casting platform; designed for day fishing in protected waters.

     BOWRIDER. A fiberglass recreational boat with seating forward of the windshield, normally in the 16 to 22 foot range.

     CRUISER. A boat designed primarily for cruising and characterized by a starboard side control station aft of the main cabin and a cockpit. The interior is typically an enclosed cabin with one or more berth/stateroom areas, one or more enclosed heads, a full galley and generally a dinette or other eating facility.

     DECK BOAT. A V-hull boat made of either fiberglass or aluminum with seating on a deck, similar to a pontoon boat deck, as opposed to in the cockpit.

     FOUR-STROKE. Four-stroke engines have four discrete activities that occur to produce power. The four activities are fuel intake, compression, combustion (power) and exhaust. To accomplish this the piston moves up and down four times and the crankshaft rotates twice for each power cycle. Intake and exhaust is accomplished through valves which open and close.

     INBOARD BOAT. A boat with the engine concealed in the boat. The propeller is under the boat in a fixed position, and the boat is steered with a rudder.

     JON BOAT. A flat-bottom boat, usually aluminum, with a squared-off bow and stern.

     OUTBOARD BOAT. A boat designed to use an outboard engine as its power source.

     PONTOON BOAT. A boat with either two or three aluminum pontoon floats with a deck on top for seating, fishing, lounging, picnicking and other recreational activities.

     PRE-RIG. The process of attaching to a boat, by the manufacturer of the boat as opposed to the dealer, the wiring and controls necessary for the attachment of a specific type of outboard engine.

     RECREATIONAL BOATS.  Cruisers and runabouts.

     RUNABOUT. A boat with covered bow or open bow seating, equipped primarily for daytime multi-recreational use. May include minimal accommodations, such as vee berth, small galley unit and portable head for possible overnight use.

     SALTWATER FISHING BOAT. As named, designed primarily for offshore fishing, characterized by control stations aft of the main cabin, either on center or either side and also on a tower. It may or may not have a windshield. The large cockpit is equipped with baitwells, fish boxes and a prep center. For models with cabins, the interior typically contains one stateroom area, one enclosed head, a full galley and generally a dinette or other eating facility.

     STERN DRIVE BOAT. A boat with the engine concealed in the boat and having a drive similar to an outboard's lower unit attached to the stern. The drive unit pivots from side to side to steer the boat.

     TWO-STROKE. Two-stroke engines produce power with two cycles of the piston. Intake and exhaust is accomplish simultaneously while the piston moves downward. Compression and power occur while the piston moves up, thus producing power every time the crankshaft rotates. Fuel enters and exhausts through port (holes) in the side of the cylinder wall.

     V-HULL. The hull of a boat that rises from its bottom to the sides and forms a "V" shape when viewed from the front or back

     WALLEYE BOAT. A boat that is similar in design to a bass boat but is designed for larger open water. It typically has a deeper V-hull and higher freeboard. It also provides for seating in the boat as opposed to seating on a deck.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
OUTBOARD MARINE CORPORATION AND SUBSIDIARIES
  Report of Independent Public Accountants..................  F-2
  Statements of Consolidated Financial Position as of
     December 31, 1998 and September 30, 1998 and 1997......  F-3
  Statements of Consolidated Earnings and Comprehensive
     Income for the three months ended December 31, 1998 and
     1997 and for the fiscal years ended September 30, 1998,
     1997 and 1996..........................................  F-4
  Statements of Consolidated Cash Flows for the three months ended December 31, 1998 and 1997 and for the fiscal
     years ended September 30, 1998, 1997
     and 1996...............................................  F-5
  Statements of Changes in Consolidated Shareholders'
     Investment for the three months ended December 31, 1998
     and for the fiscal years ended September 30, 1998, 1997
     and 1996...............................................  F-6
  Notes to Consolidated Financial Statements................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Outboard Marine Corporation:


     We have audited the accompanying Statements of Consolidated Financial Position of Outboard Marine Corporation (a Delaware corporation) and subsidiaries ("Post-Merger Company" or "Company") as of December 31, 1998, September 30, 1998 and 1997 and the related Statements of Consolidated Earnings and Comprehensive Income, Consolidated Cash Flows and Changes in Consolidated Shareholders' Investment for the three-month period ended December 31, 1998 and the year in the period ended September 30, 1998, and the related Statements of Consolidated Cash Flows and Changes in Consolidated Shareholders' Investment from inception (see Note 1) to September 30, 1997. We have also audited the accompanying Statements of Consolidated Earnings and Comprehensive Income, Consolidated Cash Flows and Changes in Consolidated Shareholders' Investment of Outboard Marine Corporation (a Delaware corporation) and subsidiaries ("Pre-Merger Company") for each of the two years in the period ended September 30, 1997. These financial statements are the responsibility of the Post-Merger and Pre-Merger Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Post-Merger Company as of December 31, 1998, September 30, 1998 and 1997 and the results of their operations and their cash flows for the three-month period ended December 31, 1998, and for the year in the period ended September 30, 1998 and their cash flows from inception to September 30, 1997, and the results of operations and cash flows of the Pre-Merger Company for each of the two years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Chicago, Illinois

February 25, 1999

                          OUTBOARD MARINE CORPORATION

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                                                     POST-MERGER COMPANY
                                                             -----------------------------------
                                                                                SEPTEMBER 30,
                                                             DECEMBER 31,    -------------------
(DOLLARS IN MILLIONS, EXCEPT AMOUNTS PER SHARE)                  1998         1998        1997
-----------------------------------------------              ------------    -------    --------
Assets
Current assets:
  Cash and cash equivalents................................    $  13.6       $  45.2    $   54.4
  Receivables (less reserve for doubtful receivables of
     $9.2 million at December 31, 1998 and $9.5 million and
     $6.7 million at September 30, 1998 and 1997,
     respectively).........................................      130.5         153.5       153.2
  Inventories..............................................      197.2         174.4       176.9
  Deferred income tax benefits.............................        3.4           3.4         0.9
  Other current assets.....................................       20.4          19.7        67.7
                                                               -------       -------    --------
     Total current assets..................................      365.1         396.2       453.1

Restricted cash............................................       28.6          28.6          --
Product tooling, net.......................................       30.0          32.4        34.2
Plant and equipment, net...................................      197.1         194.5       210.2
Goodwill...................................................      115.5         116.3       127.3
Trademarks, patents and other intangibles..................       80.9          81.6        83.9
Pension asset..............................................       46.4          45.6        74.4
Deferred income tax benefits...............................       40.5          41.1        39.2
Other assets...............................................       12.1          13.6        27.9
                                                               -------       -------    --------
     Total assets..........................................    $ 916.2       $ 949.9    $1,050.2
                                                               =======       =======    ========
Liabilities and Shareholders' Investment Current
  liabilities:
  Loan payable.............................................    $  32.4       $    --    $   96.0
  Accounts payable.........................................       90.0         115.1       142.0
  Accrued liabilities......................................      185.1         177.3       139.3
  Accrued income taxes.....................................        6.5           7.8         6.4
  Current maturities and sinking fund requirements of
     long-term debt........................................       11.2          11.2        72.9
                                                               -------       -------    --------
     Total current liabilities.............................      325.2         311.4       456.6
Long-term debt.............................................      247.0         247.9       103.8
Postretirement benefits other than pensions................      124.4         123.7        96.0
Other non-current liabilities..............................      162.4         172.2       116.8
Shareholders' investment:
  Common stock -- 25 million shares authorized at $.01 par
     value with 20.4 million shares outstanding in all
     periods presented.....................................        0.2           0.2         0.2
  Capital in excess of par value of common stock...........      276.9         276.9       276.8
  Accumulated deficit-employed in the business.............     (197.6)       (150.5)         --
  Accumulated other comprehensive income...................      (22.3)        (31.9)         --
                                                               -------       -------    --------
     Total shareholders' investment........................       57.2          94.7       277.0
                                                               -------       -------    --------
       Total liabilities and shareholders' investment......    $ 916.2       $ 949.9    $1,050.2
                                                               =======       =======    ========

        The accompanying notes are an integral part of these statements.

                          OUTBOARD MARINE CORPORATION
          STATEMENTS OF CONSOLIDATED EARNINGS AND COMPREHENSIVE INCOME

                                                     POST-MERGER COMPANY        PRE-MERGER COMPANY
                                                  --------------------------   ---------------------
                                                   THREE MONTHS              TWELVE MONTHS
                                                       ENDED                     ENDED
                                                   DECEMBER 31,              SEPTEMBER 30,
                                                  ---------------   --------------------------------
(DOLLARS IN MILLIONS EXCEPT AMOUNTS PER SHARE)     1998     1997      1998        1997        1996
----------------------------------------------    ------   ------   --------   ----------   --------
                                                         (UNAUDITED)
Net sales.......................................  $199.4   $209.5   $1,025.7     $979.5     $1,121.5
Cost of goods sold..............................   180.7    171.7      793.6      822.0        877.6
                                                  ------   ------   --------     ------     --------
  Gross earnings................................    18.7     37.8      232.1      157.5        243.9
Selling, general and administrative expense.....    62.3     48.8      266.2      219.9        224.9
Restructuring charges...........................      --       --       98.5         --         25.6
Change of control expenses -- compensation......      --       --         --       11.8           --
                                                  ------   ------   --------     ------     --------
  Loss from operations..........................   (43.6)   (11.0)    (132.6)     (74.2)        (6.6)
                                                  ------   ------   --------     ------     --------
Non-operating expense (income)
  Interest expense..............................     6.8      7.7       30.1       16.2         12.3
  Change of control expenses....................      --       --         --       15.1           --
  Other, net....................................    (3.3)    (2.4)     (15.6)     (29.2)        (8.5)
                                                  ------   ------   --------     ------     --------
                                                     3.5      5.3       14.5        2.1          3.8
                                                  ------   ------   --------     ------     --------
  Loss before provision for income taxes........   (47.1)   (16.3)    (147.1)     (76.3)       (10.4)
Provision (benefit) for Income Taxes............      --      0.8        3.4        2.8         (3.1)
                                                  ------   ------   --------     ------     --------
  Net loss......................................  $(47.1)  $(17.1)  $ (150.5)    $(79.1)    $   (7.3)
                                                  ======   ======   ========     ======     ========
Other comprehensive income (expense), net of tax
  Foreign currency translation adjustments......     0.4     (3.4)      (7.2)       8.5         (3.0)
  Minimum pension liability.....................     9.2       --      (24.7)       3.1         (3.1)
                                                  ------   ------   --------     ------     --------
     Other comprehensive income (loss)..........     9.6     (3.4)     (31.9)      11.6         (6.1)
                                                  ------   ------   --------     ------     --------
       Comprehensive loss.......................  $(37.5)  $(20.5)  $ (182.4)    $(67.5)    $  (13.4)
                                                  ======   ======   ========     ======     ========
Net loss per share of common stock
  Basic.........................................  $(2.31)  $(0.84)  $  (7.38)    $(3.91)    $  (0.36)
                                                  ======   ======   ========     ======     ========
  Diluted.......................................  $(2.31)  $(0.84)  $  (7.38)    $(3.91)    $  (0.36)
                                                  ======   ======   ========     ======     ========

        The accompanying notes are an integral part of these statements.

                          OUTBOARD MARINE CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                       PRE-MERGER
                                                                                         COMPANY
                                                              POST-MERGER COMPANY          AND
                                                           -------------------------   POST-MERGER   PRE-MERGER
                                                            THREE MONTHS                 COMPANY      COMPANY
                                                                ENDED                  -----------   ----------
                                                            DECEMBER 31,          YEAR ENDED SEPTEMBER 30,
                                                           ---------------   ----------------------------------
(DOLLARS IN MILLIONS)                                       1998     1997     1998        1997          1996
---------------------                                      ------   ------   -------   -----------   ----------
                                                                  (UNAUDITED)
Cash Flows from Operating Activities:

Net loss.................................................  $(47.1)  $(17.1)  $(150.5)    $(79.1)       $(7.3)
Adjustments to reconcile net loss to net cash provided by
  operations:
  Depreciation and amortization..........................    12.4     12.5      50.1       57.0         54.7
  Restructuring charges..................................      --       --      98.5         --         21.6
  Changes in current accounts excluding the effects of
    acquisitions and noncash transactions:
    Decrease (increase) in receivables...................    26.4     24.4      (0.9)       9.6         32.4
    Decrease (increase) in inventories...................   (22.9)   (21.3)      1.9       26.5         27.3
    Decrease (increase) in other current assets..........     4.7     31.8      45.4       (0.4)        (3.6)
    Increase (decrease) in accounts payable, accrued
      liabilities and income taxes.......................   (24.0)   (63.5)    (46.7)      (5.3)       (15.1)
    Increase (decrease) in deferred items................    (3.6)      --      66.7      (15.8)       (20.6)
    Other, net...........................................     0.8     (3.4)     (4.2)      (1.7)         1.7
                                                           ------   ------   -------     ------        -----
      Net cash provided by (used for) operating
        activities.......................................   (53.3)   (36.6)     60.3       (9.2)        91.1
Cash Flows from Investing Activities:
Expenditures for plant and equipment, and tooling........   (15.1)    (6.3)    (34.4)     (36.3)       (52.7)
Proceeds from sale of plant and equipment................     2.3      0.1       9.6       13.0          2.7
Proceeds from sale of joint venture......................     3.2       --        --         --           --
Other, net...............................................      --      0.8       0.8       (2.8)        (0.5)
                                                           ------   ------   -------     ------        -----
      Net cash used for investing activities.............    (9.6)    (5.4)    (24.0)     (26.1)       (50.5)
Cash Flows from Financing Activities:
(Payments) issuance of short-term debt...................    32.4     79.7     (96.0)        --           --
Payments of long-term debt, including current
  maturities.............................................    (1.2)   (67.7)    (75.0)        --         (0.2)
Proceeds from the issuance of long-term debt.............      --       --     155.4         --           --
Cash dividends paid......................................      --       --        --       (6.0)        (6.1)
Restricted cash..........................................      --       --     (28.6)        --           --
Other, net...............................................      --       --      (0.9)       2.3          3.4
                                                           ------   ------   -------     ------        -----
      Net cash provided by (used for) financing
        activities.......................................    31.2     12.0     (45.1)      (3.7)        (2.9)
Exchange rate effect on cash.............................     0.1     (0.3)     (0.4)      (2.1)        (0.5)
                                                           ------   ------   -------     ------        -----
Net increase (decrease) in cash and cash equivalents.....   (31.6)   (30.3)     (9.2)     (41.1)        37.2
Cash and cash equivalents at beginning of year...........    45.2     54.4      54.4       95.5         58.3
                                                           ------   ------   -------     ------        -----
Cash and cash equivalents at end of year.................  $ 13.6   $ 24.1   $  45.2     $ 54.4        $95.5
                                                           ======   ======   =======     ======        =====
Restricted cash..........................................  $ 28.6   $   --   $  28.6     $   --        $  --
                                                           ======   ======   =======     ======        =====
Post-Merger Company cash and cash equivalents prior to
  merger -- September 30, 1997...........................                                $ 54.4
Cash Flows from Financing Activities (Post-Merger
  Company):
Proceeds from short-term borrowings......................                                  96.0
Issuance of Post-Merger Company common stock.............                                 277.0
Purchase of Pre-Merger Company common stock..............                                (373.0)
                                                                                         ------
Post-Merger Company cash and cash equivalents --
  September 30, 1997.....................................                                $ 54.4
                                                                                         ======
Supplemental Cash Flow Disclosures:
  Interest paid..........................................  $ 12.5   $  7.2   $  23.5     $ 21.0        $15.4
                                                           ======   ======   =======     ======        =====
  Income taxes paid (refunded)...........................  $ (1.4)  $  1.3   $   0.0     $  3.4        $ 3.5
                                                           ======   ======   =======     ======        =====

        The accompanying notes are an integral part of these statements.

                          OUTBOARD MARINE CORPORATION
         STATEMENTS OF CHANGES IN CONSOLIDATED SHAREHOLDERS' INVESTMENT

                                                                                       ACCUMULATED
                                                                                        EARNINGS
                                                     ISSUED        CAPITAL IN EXCESS    (DEFICIT)     ACCUMULATED
                                                  COMMON STOCK       OF PAR VALUE       EMPLOYED         OTHER
                                                 ---------------       OF COMMON         IN THE      COMPREHENSIVE   TREASURY
                                                 SHARES   AMOUNT         STOCK          BUSINESS        INCOME        STOCK
                                                 ------   ------   -----------------   -----------   -------------   --------
                                                                                (IN MILLIONS)
Balance -- September 30, 1995..................   20.2    $ 3.0         $ 112.2          $ 149.7        $  (5.5)      $ (3.6)
Net loss.......................................     --       --              --             (7.3)            --           --
Dividends declared -- 40 cents per share.......     --       --              --             (8.0)            --           --
Minimum pension liability adjustment...........     --       --              --               --           (3.1)          --
Shares issued under stock plans................     --       --             1.9               --             --          1.3
Translation adjustments........................     --       --              --               --           (3.0)          --
                                                 -----    -----         -------          -------        -------       ------
Balance -- September 30, 1996..................   20.2    $ 3.0         $ 114.1          $ 134.4        $ (11.6)      $ (2.3)
Net loss.......................................     --       --              --            (79.1)            --           --
Dividends declared -- 20 cents per share.......     --       --              --             (4.0)            --           --
Minimum pension liability adjustment...........     --       --              --               --           (0.4)          --
Shares issued under stock plans................    0.3      0.1             3.8               --             --           --
Translation adjustments........................     --       --              --               --           (7.3)          --
                                                 -----    -----         -------          -------        -------       ------
Balance -- September 30, 1997 --
  Pre-Merger Company...........................   20.5    $ 3.1         $ 117.9          $  51.3        $ (19.3)      $ (2.3)
Balance -- September 30, 1997 --
  Post-Merger Company prior to merger..........   20.5      3.1           117.9             51.3          (19.3)        (2.3)
Cancellation of Pre-Merger Company share upon
  merger.......................................  (20.5)    (3.1)         (117.9)           (51.3)          19.3          2.3
Issuance of Post-Merger Company shares upon
  merger.......................................   20.4      0.2           276.8               --             --           --
                                                 -----    -----         -------          -------        -------       ------
Balance -- September 30, 1997 --
  Post-Merger Company..........................   20.4    $ 0.2         $ 276.8          $    --        $    --       $   --
Net loss.......................................     --       --              --           (150.5)            --           --
Minimum pension liability adjustment...........     --       --              --               --          (24.7)          --
Shares issued under stock plans................     --       --             0.1               --             --           --
Translation adjustments........................     --       --              --               --           (7.2)          --
                                                 -----    -----         -------          -------        -------       ------
Balance -- September 30, 1998 --
  Post-Merger Company..........................   20.4    $ 0.2         $ 276.9          $(150.5)       $ (31.9)      $   --
Net loss.......................................     --       --              --            (47.1)            --           --
Minimum pension liability adjustment...........     --       --              --               --            9.2           --
Translation adjustments........................     --       --              --               --            0.4           --
                                                 -----    -----         -------          -------        -------       ------
Balance -- December 31, 1998 --
  Post-Merger Company..........................   20.4    $ 0.2         $ 276.9          $(197.6)       $ (22.3)      $   --
                                                 =====    =====         =======          =======        =======       ======

        The accompanying notes are an integral part of these statements.

                          OUTBOARD MARINE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  MERGER WITH GREENMARINE ACQUISITION CORP.

     On September 12, 1997, Greenmarine Acquisition Corp. ("Greenmarine") acquired control of Outboard Marine Corporation (the "Pre-Merger Company") when shareholders tendered approximately 90 percent of the outstanding shares of the Pre-Merger Company's common stock to Greenmarine for $18 per share in cash. Greenmarine was formed solely to purchase the shares of the Pre-Merger Company and merged with and into the Pre-Merger Company in a non-taxable transaction on September 30, 1997. Outboard Marine Corporation was the sole surviving entity of the merger with Greenmarine (the "Post-Merger Company" or the "Company"). All of the outstanding Pre-Merger Company common stock was cancelled on September 30, 1997 and 20.4 million shares of new common stock were issued to Greenmarine Holdings LLC (the "Parent") the parent company of Greenmarine. Greenmarine's total purchase price of common stock and related acquisition costs amounted to $373.0 million.

     The acquisition and the merger were accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to assets acquired and liabilities assumed based on fair market values at the date of acquisition. The fair values of tangible assets acquired and liabilities assumed were $883.6 million and $817.8 million, respectively. In addition, $83.9 million of the purchase price was allocated to intangible assets for trademarks, patents and dealer network. At September 30, 1997, the preliminary allocation of purchase price to assets acquired and liabilities assumed included $8.1 million of reserves for: 1) severance costs associated with closing the Old Hickory, TN facility, 2) guaranteed payments for terminating a supply agreement, and 3) severance costs for certain corporate employees. At September 30, 1998, the allocation of purchase price to assets acquired and liabilities assumed in the Greenmarine Acquisition was finalized. The adjustments from the preliminary purchase price allocation at September 30, 1997 included $5.3 million to reverse a portion of a valuation allowance (and related goodwill) established for the disposition of the Company's joint venture (see Note 3). In addition, the Company reduced its purchase accounting reserves and corresponding goodwill by $1.4 million for revisions of certain estimates. The adjusted September 30, 1998 excess purchase price over fair value of the net assets acquired was approximately $120 million (prior to goodwill amortization) and has been classified as goodwill in the Statement of Consolidated Financial Position. The goodwill related to the acquisition will be amortized using the straight-line method over a period of 40 years.

     The acquisition and the merger have been accounted for as if the acquisition and merger had taken place simultaneously on September 30, 1997. In the opinion of management, accounting for the acquisition and the merger as of September 30, 1997, as opposed to accounting for the acquisition and the merger on September 12, 1997, did not materially impact the Statement of Consolidated Earnings. Unaudited pro forma combined results of operations of the Company and Greenmarine on the basis that the acquisition had taken place at the beginning of fiscal year 1997 and 1996 are presented in Note 19.

2.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS. The Company, and its subsidiaries, is a multinational company which operates in the marine recreation business. The Company manufactures and markets marine engines, boats and marine parts and accessories.

     CHANGE IN FISCAL YEAR. Effective October 1, 1998, the Company's fiscal year-end changed from September 30 to December 31.

     BASIS OF PRESENTATION. The consolidated financial statements for the Post-Merger Company were prepared using a new basis of purchase accounting. The Pre-Merger Company's historical basis of accounting was used prior to September 30, 1997. Unaudited Statements of Consolidated Earnings and Comprehensive Income and Consolidated Cash Flows for the three months ended December 31, 1997 have been included for comparative purposes.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     RECLASSIFICATION. Beginning in October 1998, warranty expense, which was previously reflected as Selling, General, and Administrative expenses ("SG&A"), is included as another component of cost of goods sold in the Consolidated Statement of Earnings. In addition, research and development expense, which was previously reflected as cost of goods sold, is included as SG&A expenses in the Consolidated Statement of Earnings. Also in the Statements of Consolidated Financial Position, the valuation allowance associated with certain deferred tax assets has been reclassified from other long-term liabilities to both short-term deferred tax assets and a new category entitled deferred income tax benefits (long-term) to reflect the short-term and long-term deferred tax assets net of the short-term and long-term valuation allowance. In addition, in the Statements of Consolidated Financial Position, pension assets associated with one of the Company's pension plans has been reclassified from other assets to long-term liabilities, where the related pension benefit obligation is recorded, to reflect the net underfunded obligation in such plan.

     PRINCIPLES OF CONSOLIDATION. The accounts of all significant subsidiaries were included in the Consolidated Financial Statements. Intercompany activity and account balances have been eliminated in consolidation. At December 31, 1998, all subsidiaries were wholly owned except those referred to in Note 3 to the Consolidated Financial Statements.

     ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS. For purposes of the Statements of Consolidated Financial Position and Consolidated Cash Flows, marketable securities with an original maturity of three months or less are considered cash equivalents.

     The Company's domestic banking system provides for the daily replenishment of major bank accounts for check clearing requirements. Accordingly, outstanding checks of $22.4 million, $26.4 million and $18.3 million which had not yet been paid by the banks at December 31, 1998, and September 30, 1998 and 1997, respectively, were reflected in trade accounts payable in the Statements of Consolidated Financial Position.

     RESTRICTED CASH.  On May 27, 1998, the Company issued $160.0 million of
10 3/4% Senior Notes ("Senior Notes") due 2008. Concurrently with the issuance of the Senior Notes, the Company entered into a depositary agreement which provided for the establishment and maintenance of an interest reserve account ("Restricted Cash") for the benefit of the holders of the Senior Notes and other senior creditors of the Company in an amount equal to one year's interest due to these lenders. At December 31, 1998 and September 30, 1998, the Restricted Cash was $28.6 million and must be maintained until the later of May 27, 2001 or until such time as the Company's fixed coverage ratio is greater than 2.5 to 1.0 (as determined under the depositary agreement), or such time as the Senior Notes are paid in full.

     INVENTORIES. The Company's domestic inventory is carried at the lower of cost or market using principally the last-in, first-out (LIFO) cost method. All other inventory (23% at December 31, 1998 and September 30, 1998 and 22% at September 30, 1997) is carried at the lower of first-in, first-out (FIFO) cost or market. In the fiscal year ending September 30, 1998, the Company changed its accounting for the absorption of certain manufacturing overhead costs to better reflect the costs to manufacture such inventory. The effect of this change was to decrease cost of goods sold and increase its earnings from operations by approximately $3.6 million.

     During 1997 and 1996, the liquidation of LIFO inventory quantities acquired at lower costs prevailing in prior years as compared with the costs of 1997 and 1996 purchases, increased earnings before tax by $1.0 million and $1.3 million, respectively.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     PRODUCT TOOLING, PLANT AND EQUIPMENT AND DEPRECIATION. Product tooling costs are amortized over a period not exceeding five years, beginning the first year the related product is sold. Plant and equipment are recorded at cost and depreciated substantially on a straight-line basis over their estimated useful lives as follows: buildings, 10 to 40 years; machinery and equipment, 3 to 12 1/2 years. Depreciation is not provided on construction in progress until the related assets are placed into service.

     Amortization of tooling and depreciation of plant and equipment on the Post-Merger Company was $10.9 million and $43.1 million for the three month period ending December 31, 1998 and for the twelve month period ending September 30, 1998, respectively, and on the Pre-Merger Company was $52.7 million and $52.1 million for 1997 and 1996, respectively.

     When plant and equipment is retired or sold, its cost and related accumulated depreciation are written-off and the resulting gain or loss is included in other (income) expenses net in the Statements of Consolidated Earnings.

     Maintenance and repair costs are charged directly to earnings as incurred and Post-Merger company expenses were $6.8 million and $27.0 million for the three month period ending December 31, 1998 and for the twelve month period ending September 30, 1998 and Pre-Merger Company expenses were $26.5 million and $29.4 million for 1997 and 1996, respectively. Major rebuilding costs which substantially extend the useful life of an asset are capitalized and depreciated accordingly.

     INTANGIBLES. The Statements of Consolidated Financial Position at December 31, 1998, September 30, 1998 and September 30, 1997 included goodwill, net of amortization expense, of $115.5 million, $116.3 million and $127.3 million, respectively, and trademarks, patents and other intangibles of $80.9 million, $81.6 million and $83.9 million, respectively. Intangibles are amortized over 15 to 40 years. The carrying value of the intangible assets is periodically reviewed by the Company based on the expected future operating earnings of the related units.

     Amortization of intangibles on the Post-Merger Company was $1.4 million and $6.2 million for the three months ending December 31, 1998 and for the twelve month period ending September 30, 1998 and on the Pre-Merger Company was $1.6 million and $1.8 million for 1997 and 1996, respectively. Accumulated amortization was $7.6, $6.2 million and $0.0 at December 31, 1998, September 30, 1998, and September 30, 1997, respectively.

     REVENUE RECOGNITION. The Company recognizes sales and related expenses including estimated warranty costs upon shipment of products to unaffiliated customers.

     ADVERTISING COSTS. Advertising costs are charged to expense as incurred and were $8.9 million, and $27.6 million on the Post-Merger Company for the three-month period ending December 31, 1998 and the twelve month period ending September 30, 1998, and $33.7 million and $31.8 million on the Pre-Merger Company for 1997 and 1996, respectively.

     WARRANTY. The Company generally provides the ultimate consumer a warranty with each product and accrues warranty expense at time of sale based upon actual claims history. Actual warranty costs incurred are charged against the accrual when paid.

     RESEARCH AND DEVELOPMENT COSTS. Expenditures relating to the development of new products and processes, including certain improvements and refinements to existing products, are expensed as incurred. Such Post-Merger Company expenditures were $10.2 million and $36.8 million for the three-month period ending December 31, 1998 and for the twelve-month period ending September 30, 1998, and Pre-Merger Company expenditures were $38.2 million and $41.8 million for 1997 and 1996, respectively.

     TRANSLATION OF NON-U.S. SUBSIDIARY FINANCIAL STATEMENTS. The financial statements of non-U.S. subsidiaries are translated to U.S. dollars substantially as follows: all assets and liabilities at year-end

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

exchange rates; sales and expenses at average exchange rates; shareholders' investment at historical exchange rates. Gains and losses from translating non-U.S. subsidiaries' financial statements are recorded directly in shareholders' investment. The Statements of Consolidated Earnings for the Post-Merger Company for the three-month period ended December 31, 1998 and for the twelve-month period ended September 30, 1998 and the Pre-Merger Company in 1997 include foreign exchange losses (gains) of $(0.7) million, $(0.7) million and $1.0 million, respectively, which resulted primarily from commercial transactions and forward exchange contracts.

     IMPAIRMENT OF LONG-LIVED ASSETS. Effective October 1, 1996, the Pre-Merger Company adopted the Financial Accounting Standards Board's Statement of Accounting Standards No. 121 (SFAS 121), "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS 121 requires that long-lived assets and certain identifiable intangibles held and used by a company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 also requires that long-lived assets and certain identifiable intangibles held for sale, other than those related to discontinued operations, be reported at the lower of carrying amount or fair value less cost to sell. The Company evaluates the long-lived assets and certain identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment charge of $2.0 million for the Pre-Merger Company was recognized in the year ended September 30, 1997. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived tangible or intangible assets may warrant revision or that the remaining balance may not be recoverable. If factors indicate that such assets should be evaluated for possible impairment, the Company would use an estimate of the relative business unit's expected undiscounted operating cash flow over the remaining life of the tangible and intangible assets in measuring whether such assets are recoverable.

     EARNINGS PER SHARE OF COMMON STOCK. The Financial Accounting Standards Board's Statement No. 128 (SFAS 128), "Earnings per Share" was issued in February, 1997. The new standard simplifies the computation of earnings per share (EPS) and provides improved comparability with international standards. SFAS 128 replaces primary EPS with "Basic" EPS, which excludes stock option dilution and is computed by dividing net earnings or (loss) by the weighted-average number of common shares outstanding for the period. "Diluted" EPS (which replaces fully-diluted EPS) is computed similarly to fully-diluted EPS by reflecting the potential dilution that occurs if securities or other contracts to issue common stock were exercised or converted to common stock or resulted in the issuance of common stock that then shared in the earnings.

     Basic earnings (loss) per share of common stock is computed based on the weighted average number of shares of common stock outstanding of 20.4 million,
20.4 million, 20.4 million, 20.2 million and 20.1 million for the three-month periods ended December 31, 1998 and 1997, and the fiscal years ended September 30, 1998, 1997 and 1996, respectively. The computation of diluted earnings
(loss) per share of common stock assumed conversion of the 7% convertible subordinated debentures due 2002; accordingly, net earnings (loss) were increased by after-tax interest and related expense amortization on the debentures. For the diluted earnings (loss) per share computations for the three-month periods ended December 31, 1998 and 1997, and the fiscal years ended September 30, 1998, 1997 and 1996 fiscal years, shares were computed to be 20.4 million, 20.4 million, 20.4 million, 23.6 million and 23.6 million, respectively. For all periods, the computation of diluted earnings (loss) per share was antidilutive; therefore, the amounts reported for basic and diluted earnings (loss) per share are identical.

     On September 30, 1997, all of the Pre-Merger Company outstanding common stock was cancelled and 20.4 million shares of new common stock were issued. See
Note 9 concerning the redemption of the 7% convertible subordinated debentures due 2002.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     NEW ACCOUNTING STANDARDS. In the fiscal year 1999, the Company implemented three accounting standards issued by the Financial Accounting Standards Board, SFAS 130, "Reporting Comprehensive Income," SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," and SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."

     In June 1998, the Financial Accounting Standards Board issued Statement 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS 133 on its financial statements and has not determined the timing of or method of its adoption of SFAS 133.

     COMPREHENSIVE INCOME. The Company has chosen to present Other Comprehensive Income in the Statement of Consolidated Earnings. Accumulated Other Comprehensive Income consists of the following:

                                                                                             ACCUMULATED
                                                     MINIMUM              FOREIGN               OTHER
                                                     PENSION             CURRENCY           COMPREHENSIVE
                                                    LIABILITY           TRANSLATION            INCOME
                                                    ---------           -----------         -------------
Balance at September 30, 1995..................  $           --       $         (5.5)      $          (5.5)
Fiscal year activity...........................            (3.1)                (3.0)                 (6.1)
                                                 ---------------      ---------------      ---------------
Balance at September 30, 1996..................  $         (3.1)      $         (8.5)      $         (11.6)
Fiscal year activity...........................            (0.4)                (7.3)                 (7.7)
                                                 ---------------      ---------------      ---------------
Balance at September 30, 1997 -- Pre-Merger
  Company......................................  $         (3.5)      $        (15.8)      $         (19.3)
Merger activity................................             3.5                 15.8                  19.3
                                                 ---------------      ---------------      ---------------
Balance at September 30, 1997 -- Post-Merger
  Company......................................  $           --       $           --       $            --
Fiscal year activity...........................           (24.7)                (7.2)                (31.9)
                                                 ---------------      ---------------      ---------------
Balance at September 30, 1998..................  $        (24.7)      $         (7.2)      $         (31.9)
Period activity................................             9.2                  0.4                   9.6
                                                 ---------------      ---------------      ---------------
Balance at December 31, 1998...................  $        (15.5)      $         (6.8)      $         (22.3)
                                                 ===============      ===============      ===============

3.  JOINT VENTURE AND INVESTMENTS

     In July 1995, the Pre-Merger Company and FICHT GmbH of Kirchseeon, Germany announced the formation of a strategic alliance for the development and worldwide manufacturing and marketing of high pressure fuel injection systems and other technologies. Under the terms of the strategic alliance, the Pre-Merger Company acquired a 51% interest in FICHT GmbH. The Ficht family retained a 49% interest and continues to operate the business. The Company has an exclusive license for the marine industry for the FICHT fuel injection system. In addition, the Company has an exclusive worldwide license agreement for all non-automotive applications. Royalty income, if any, resulting from other licensing of the technology will be distributed through FICHT.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In July 1993, the Pre-Merger Company and AB Volvo Penta and Volvo Penta of the Americas, Inc. formed a joint venture company to produce gasoline stern drive and gasoline inboard marine power systems. The joint venture was 60% owned by Volvo Penta of the Americas, Inc. (Volvo Penta) and 40% owned by the Company. The jointly produced marine power systems were marketed by Volvo Penta to independent boat builders worldwide and are used in boats manufactured by subsidiaries of the Company. The units carried the Volvo Penta and SX Cobra brand names. The equity method of accounting was used to account for the Company's investment in the joint venture. At September 30, 1998 and 1997, the Company's investment, including current net accounts receivable, was $24.0 and $13.9 million, respectively. The joint venture was a manufacturing and after-market joint venture. The Company recognized gross profit relating to certain parts sales and incurred expenses for product development that were part of the joint venture. The Post-Merger Company's share of the joint venture's earnings (including income derived from the Company's stern-drive joint venture net of joint venture expenses) was $1.2 million for the three-month period ending December 31, 1998 and $4.8 million for the fiscal year ending September 30, 1998, and the Pre-Merger Company's was $7.2 million and $4.4 million in fiscal years 1997 and 1996, respectively, which were included in other (income) expense, net in the Statements of Consolidated Earnings. On December 8, 1998, the Company sold its joint venture with AB Volvo Penta and Volvo Penta of the Americas, Inc. ("Volvo") and entered into a Product Sourcing Contract which will control the future purchase and sale obligations of various specified goods between certain of the parties. As a result, the Company sold its ownership interest to Volvo for approximately $3.2 million, realizing a $0.5 million loss. The loss was accrued for as part of the Company's purchase allocation.

4.  RESTRUCTURING CHARGES

     During the fourth quarter of fiscal year 1998, the Company finalized a restructuring plan for the closure/consolidation of its Milwaukee and Waukegan engine facilities. The Company announced the closure of the Milwaukee and Waukegan facilities on September 24, 1998. The Company recorded a $98.5 million restructuring charge which includes: 1) costs to recognize severance and benefits for approximately 950 employees to be terminated ($14.0 million), 2) curtailment losses associated with the acceleration of pension and postretirement benefits for employees at the two facilities ($72.1 million), 3) costs to clean and close the facilities ($6.5 million), 4) costs to ready machinery and equipment for disposal and costs to dispose of machinery and equipment at the facilities ($3.9 million), and 5) costs to write-down certain replacement parts for machinery and equipment at the facilities to net realizable value ($2.0 million). The Company's plan includes outsourcing the substantial portion of its sub-assembly production currently performed in its Milwaukee and Waukegan facilities to third-party vendors or transferring such production to other facilities of the Company. The Company anticipates substantial completion of such plan by the end of year 2000. No costs have been charged to this reserve as of December 31, 1998.

     During fiscal year 1996, the Pre-Merger Company recorded $25.6 million in restructuring charges. Included was $20.1 million for closings of distribution operations and write-down of manufacturing facilities outside the United States. The Company recognized $0.3 million, $1.4 million, and $12.5 million against this reserve for the three months ended December 31, 1998, and the fiscal years ending September 30, 1998 and 1997, respectively. The North American and European sales and marketing operations were realigned to more effectively meet market needs.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  INVENTORIES

     The components of inventory were as follows:

                                                                                SEPTEMBER 30,
                                                               DECEMBER 31,    ----------------
                                                                   1998         1998      1997
                                                               ------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
Finished product............................................      $ 83.9       $ 55.8    $ 62.1
Raw material, work in process and service parts.............       114.5        118.6     114.8
                                                                  ------       ------    ------
  Inventory at current cost which is less than market.......       198.4        174.4     176.9
Excess of current cost over LIFO cost.......................         1.2           --        --
                                                                  ------       ------    ------
  Net inventory.............................................      $197.2       $174.4    $176.9
                                                                  ======       ======    ======

6.  PLANT AND EQUIPMENT

     Plant and equipment components were as follows:

                                                                                SEPTEMBER 30,
                                                               DECEMBER 31,    ----------------
                                                                   1998         1998      1997
                                                               ------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
Land and improvements.......................................      $ 12.0       $ 11.9    $ 13.2
Buildings...................................................        60.2         62.6      65.0
Machinery and equipment.....................................       132.4        129.0     126.1
Construction in progress....................................        16.2          8.5       5.9
                                                                  ------       ------    ------
                                                                   220.8        212.0     210.2
Accumulated depreciation....................................        23.7         17.5        --
                                                                  ------       ------    ------
Plant and equipment, net....................................      $197.1       $194.5    $210.2
                                                                  ======       ======    ======

7.  ACCRUED LIABILITIES AND OTHER NON-CURRENT LIABILITIES

                                                                                SEPTEMBER 30,
                                                               DECEMBER 31,    ----------------
                                                                   1998         1998      1997
                                                               ------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
Accrued liabilities were as follows:
Compensation, pension programs and current postretirement
  medical...................................................      $ 20.9       $ 25.7    $ 24.2
Warranty....................................................        40.9         36.3      24.6
Marketing programs..........................................        52.9         36.2      32.8
Restructuring reserves......................................        10.3         10.6       6.0
Other.......................................................        60.1         68.5      51.7
                                                                  ------       ------    ------
  Accrued liabilities.......................................      $185.1       $177.3    $139.3
                                                                  ======       ======    ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                SEPTEMBER 30,
                                                               DECEMBER 31,    ----------------
                                                                   1998         1998      1997
                                                               ------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
Other non-current liabilities were as follows:
Pension programs............................................      $ 35.5       $ 42.9    $ 17.3
Environmental remediation...................................        18.0         18.1      18.4
Warranty....................................................        20.6         20.4      15.2
Restructuring reserves......................................        20.4         20.4        --
Other.......................................................        67.9         70.4      65.9
                                                                  ------       ------    ------
  Accrued non-current liabilities...........................      $162.4       $172.2    $116.8
                                                                  ======       ======    ======

     As described in Note 4, the Company recorded a $98.5 million restructuring reserve in the fourth quarter of the fiscal year ending September 30, 1998. The Company has classified $6.0 million as accrued liabilities which represents the Company's anticipated expenditures in fiscal year 1999 for severance costs associated with the closing of its Milwaukee and Waukegan facilities. In addition, the Company has recorded $20.4 million as other non-current liabilities for severance and closing costs associated with the closing of the Milwaukee and Waukegan facilities that will be incurred in the year 2000.

8.  SHORT-TERM BORROWINGS AND ACCOUNTS RECEIVABLE SALES AGREEMENTS

     A summary of short-term borrowing activity was as follows:

                                                                                SEPTEMBER 30,
                                                               DECEMBER 31,    ----------------
                                                                   1998         1998      1997
                                                               ------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
Outstanding:
  Credit agreement..........................................      $   --       $   --    $ 96.0
  Bank borrowing............................................      $ 32.4       $   --    $   --
Average bank borrowing for the period
  Borrowing.................................................      $  8.9       $ 35.7    $  2.9
  Interest rate.............................................         8.2%         8.0%      7.1%
Maximum month end borrowing.................................      $ 32.4       $ 70.7    $ 29.0
                                                                  ======       ======    ======

     The Company became obligated under a credit agreement, as amended, with American Fidelity Group ("AFG") which provided for loans of up to $150 million (the "Acquisition Debt"). The Acquisition Debt was used to finance a portion of the funds received to effect Greenmarine's acquisition of the Company. Amounts outstanding under this credit agreement were secured by 20.4 million shares of common stock of the Post-Merger Company and bear interest at 10%. On November 12, 1997, the Company borrowed the remaining $54.0 million principal amount of Acquisition Debt in connection with the purchase of all properly tendered 7% convertible subordinated debentures of Outboard Marine Corporation due 2002 (see
Note 9). The full amount of the Acquisition Debt was paid on May 27, 1998 from the proceeds of newly issued long-term debt (see Note 9).

     In addition to the Company's credit agreements, the Company's non-U.S. subsidiaries had additional uncommitted lines of credit of approximately $0.9 million on December 31, 1998, September 30, 1998 and September 30, 1997.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company entered into a Financing and Security Agreement effective November 12, 1997, which provided for loans of up to $50 million. Effective January 6, 1998, the Company entered into a $150 million Amended and Restated Loan and Security Agreement (the "Credit Agreement") expiring December 31, 2000 which replaced the November 12, 1997 agreement. The Credit Agreement provides a revolving credit facility (the "Revolving Credit Facility") of up to $150.0 million, subject to borrowing base limitations, to finance working capital with a $50.0 million sublimit for letters of credit. The Revolving Credit Facility is secured by a first and only security interest in all of the Company's existing and hereafter acquired accounts receivable, inventory, chattel paper, documents, instruments, deposit accounts, contract rights, patents, trademarks and general intangibles and is guaranteed by the Company's four principal domestic operating subsidiaries. The Credit Agreement contains a number of financial covenants, including those requiring the Company to satisfy specific levels of (i) consolidated tangible net worth, (ii) interest coverage ratios, and (iii) leverage ratios. On May 21, 1998, the Company entered into a First Amendment to Amended and Restated Loan and Security Agreement with the lenders under the Credit Agreement, pursuant to which, among other things, (i) the Company's compliance with consolidated tangible net worth covenant for the period ended June 30, 1998 was waived, notwithstanding the Company's anticipated and subsequent actual compliance therewith at such time, (ii) the Company's consolidated tangible net worth requirement for the period ended September 30, 1998 was amended to better align such covenant with the Company's then anticipated financial performance for the remainder of fiscal year 1998, (iii) the borrowing base was amended to allow for borrowings against eligible intellectual property, thereby increasing borrowing capacity, (iv) the sublimit for the issuance of letters of credit was increased from $25.0 million to $30.0 million, and (v) the lenders consented to certain matters relating to the Company's offering of $160.0 million of 10 3/4% Senior Notes due 2008, including the establishment of an interest reserve account. The Company entered into a Second Amendment to Amended and Restated Loan and Security Agreement, effective as of August 31, 1998, with the lenders under the Credit Agreement, pursuant to which, among other things, the sublimit for the issuance of letters of credit was increased from $30.0 million to $50.0 million to enable the Company to replace cash collateral obligations under a letter of credit, which obligations arose following the change in control resulting from the Greenmarine Acquisition. The Company entered into a Third Amendment to Amended and Restated Loan and Security Agreement, effective as of December 21, 1998 with the lenders under the Credit Agreement, pursuant to which, among other things, (i) the Company's non-compliance with the consolidated tangible net worth, consolidated interest coverage ratio and consolidated leverage ratio covenants for the period ended September 30, 1998 was waived and (ii) the Company's consolidated tangible net worth, consolidated leverage ratio and consolidated interest coverage ratio covenants for future periods were amended. The Third Amendment modified the Company's financial covenant compliance requirements under the Credit Agreement to give effect to the restatements of the Company's financial statements for fiscal year 1997 and for the first three quarters of fiscal year 1998 and their anticipated impact on the Company's future results of operations. As of December 31, 1998, the Company was in violation of the Credit Agreement leverage coverage ratio covenant. The Company informed the lenders under the Credit Agreement of the circumstances causing the violation and entered into the Fourth Amendment to Amended and Restated loan and Security Agreement effective as of February 1, 1999 pursuant to which (i) the Company's non-compliance with the consolidated leverage covenant for the period ended December 31, 1998 was waived, (ii) work-in-process inventory is included in the borrowing base calculation through June 30, 1999, and (iii) the Company's borrowing base capacity was increased by $10 million for certain intellectual property. The Company entered into the Fifth Amendment to Amended and Restated Loan and Security Agreement, effective as of February 25, 1999, which among other things, amended the Company's consolidated tangible net worth, consolidated leverage and consolidated interest coverage ratios for future periods in order to bring the covenants in line with anticipated results of operations, including the effect of the costs incurred and to be incurred to address performance issues identified with respect to the Company FICHT engines.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and accrued liabilities and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to seek further amendments, refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained on attractive terms, particularly in view of the Company's high level of debt.

     The Pre-Merger Company had a $55 million receivable sales agreement whereby it agreed to sell an ownership interest in a designated pool of domestic trade accounts receivable ("Receivables"). These receivable sales agreements were terminated as of April 30, 1997. During the course of fiscal year 1997, monthly sales of receivables averaged $7.4 million with maximum sales of $29.0 million in February 1997. The Pre-Merger Company retained substantially the same credit risk as if the Receivables had not been sold. The costs associated with the receivable sales agreements were included in non-operating expense -- other, net in the Statements of Consolidated Earnings for the years ended September 30, 1997 and 1996.

9.  LONG-TERM DEBT

     Long-term debt at December 31, 1998, September 30, 1998 and 1997, net of sinking fund requirements included in current liabilities, consisted of the following:

                                                                                SEPTEMBER 30,
                                                               DECEMBER 31,    ----------------
                                                                   1998         1998      1997
                                                               ------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
10 3/4% senior notes due 2008...............................      $155.5       $155.4    $   --
7% convertible subordinated debentures due 2002.............         7.1          7.1      74.8
9 1/8% sinking fund debentures due through 2017.............        62.8         62.6      62.6
Medium-term notes due 1999 through 2001 with rates ranging
  from 8.16% to 8.625%......................................        20.9         21.1      26.2
Industrial revenue bonds and other debt due 2002 through
  2007 with rates ranging from 6.0% to 12.037%..............        11.9         12.9      13.1
                                                                  ------       ------    ------
                                                                   258.2        259.1     176.7
Less current maturities.....................................       (11.2)       (11.2)    (72.9)
                                                                  ------       ------    ------
                                                                  $247.0       $247.9    $103.8
                                                                  ======       ======    ======

     On May 27, 1998, the Company issued $160.0 million of 10 3/4% Senior Notes ("Senior Notes") due 2008, with interest payable semiannually on June 1 and December 1, of each year. The net proceeds from the issuance totaled $155.4 million, of which, $150.0 million was used to prepay the Acquisition Debt. Unamortized debt discount costs of $4.5 million remained at December 31, 1998. The Senior Notes are guaranteed by certain of the Company's U.S. operating subsidiaries. Concurrently with the issuance of the Senior Notes, the Company entered into a depositary agreement which provided for the establishment and maintenance of an interest reserve account for the benefit of the holders of the Senior Notes and other senior creditors of the Company in an amount equal to one year's interest due to these lenders. At December 31, 1998, the interest reserve Restricted Cash totaled $28.6 million. The Restricted Cash must remain in the interest reserve account until at least May 27, 2001. The Indenture governing the Senior Notes contains certain covenants that limit, among other things, the ability of the Company and its restricted subsidiaries to (i) pay dividends, redeem capital stock or make certain other restricted payments or investments;
(ii) incur additional indebtedness or issue certain preferred equity interests;
(iii) merge or consolidate with any other

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons.

     Due to the change of control and the merger with Greenmarine, the Company was required to offer to purchase its 7% convertible subordinated debentures due 2002. Debentures tendered and repurchased on November 12, 1997 totaled $67.7 million leaving $7.1 million outstanding and a continuing obligation of the Company. As a result of the merger, the remaining $7.1 million principal amount of outstanding Convertible Debentures are no longer convertible into shares of common stock of the Company. Each holder of the remaining outstanding Convertible Debentures has the right to convert such holder's Convertible Debentures into the cash that was payable to holders of common stock in the merger for each share of common stock into which such Convertible Debentures might have been converted immediately prior to the Merger. At September 30, 1997, $67.7 million was reflected as current maturities of debt.

     On December 31, 1998, September 30, 1998 and 1997, the Company held $34.8 million of its 9 1/8% sinking fund debentures, which will be used to meet sinking fund requirements of $5.0 million per year in the years 1999 through 2004. Amounts are recorded as a reduction of outstanding debt.

     At December 31, 1998, an aggregate of $20.9 million principal amount of Medium-Term Notes Series A (the "Medium-Term Notes") were outstanding. Rates on the Medium-Term Notes range from 8.160% to 8.125%. Interest on each of the outstanding Medium-Term Notes is payable semiannually each March 30 and September 30 and at maturity.

     The agreements covering the Company's revolving credit agreement (see Note
8) and one industrial revenue bond have restrictive financial covenants.

     Maturities and sinking fund requirements of long-term debt for each of the next five calendar years is as follows:

                                                          (DOLLARS IN MILLIONS)
                                                          ---------------------
1999...................................................          $ 11.2
2000...................................................             7.0
2001...................................................             6.3
2002...................................................             8.4
2003...................................................             0.4

10.  FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, receivables, accounts payable, and current maturities of long-term debt approximate fair values due to the short term nature of these instruments. The fair value of the long-term debt was $239.0 million, $237.1 million and $103.8 million at December 31, 1998, September 30, 1998 and 1997, respectively, versus carrying amounts of $247.0 million, $247.9 million and $103.8 million at December 31, 1998, September 30, 1998 and 1997, respectively. The fair value of long-term debt was based on quoted market prices where available or discounted cash flows using market rates available for similar debt of the same remaining maturities.

     The Company uses various financial instruments to manage interest rate, foreign currency, and commodity pricing exposures. The agreements are with major financial institutions which are expected to fully perform under the terms of the instruments, thereby mitigating the credit risk from the transactions. The Company does not hold or issue financial instruments for trading purposes. The notional amounts of these contracts do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's risk. The net amounts exchanged are calculated on the basis of the notional amounts and other terms of the contracts, such as interest rates or exchange rates, and only represent a small portion of the notional amounts.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Pre-Merger Company had entered into several interest rate swap agreements as a means of managing its proportion of fixed to variable interest rate exposure. The differential to be paid or received is accrued consistent with the terms of the agreements and market interest rates and is recognized in net earnings as an adjustment to interest expense. Also at December 31, 1998, September 30, 1998 and 1997, the Company had an outstanding variable to fixed interest rate swap agreement having a total notional principal amount of $5 million expiring February 15, 1999. The fair value of the interest rate swap agreement at December 31, 1998, September 30, 1998 and 1997 was an estimated termination liability of $0.1 million, $0.1 million and $0.3 million, respectively. This potential expense at each fiscal year end had not yet been reflected in net earnings as it represents the hedging of long-term activities to be amortized in future reporting periods. The fair value was the estimated amount the Company would have paid to terminate the swap agreements.

     The Company enters into foreign exchange forward contracts and options to hedge particular anticipated transactions expected to be denominated in such currencies. The recognition of gains or losses on these instruments is accrued as foreign exchange rates change and is recognized in net earnings unless the gains or losses are related to qualifying hedges on firm foreign currency commitments which are deferred. At September 30, 1997, the Company had $32.1 million Belgian franc put options with a market value of $4.3 million and a $10 million French franc put option with a market value of $1.0 million, both of which settled October 2, 1997. This income had been reflected in net earnings as cost of goods sold at September 30, 1997, as it represented a hedge of fiscal 1997 activities.

     At September 30, 1998, the Company had entered into foreign currency forward exchange contracts to receive 11.0 million Australian dollars and 29.0 million Canadian dollars for $25.7 million with a fair market value of $25.5 million. The $0.2 million loss was recognized in 1998. The Company also entered into foreign currency forward exchange contracts to receive $0.6 million (also fair market value) for 0.9 million Canadian dollars. Finally, at September 30, 1998, the Company had Canadian dollar put options for $1.3 million (also fair market value).

     The Company also entered into foreign currency forward exchange contracts to receive 3,165.5 million Japanese yen for $22.9 million with a fair market value of $23.7 million at September 30, 1998. The gains on these Japanese yen contracts has been deferred at September 30, 1998 because they relate to qualifying hedges on firm foreign currency commitments which are deferred and included as a component of the related hedged transaction, when incurred.

     At December 31, 1998, the Company had entered into foreign currency forward exchange contracts to receive 11.0 million Australian dollars and 29.0 million Canadian dollars for $25.7 million with a fair market value of $25.7 million. The Company also entered into foreign currency forward exchange contracts to receive $25.2 million for 28.3 million Australian dollars and 39.2 million French francs with a fair market value of $24.4 million. The Company records the fair market value of these transactions in its financial statements as this activity represents hedges against intercompany transactions. Gains and losses on the adjustment to the fair market value of such instruments is reflected in the Consolidated Statement of Earnings.

     The Company also entered into foreign currency forward exchange contracts to receive 2,633.6 million Japanese yen for $19.1 million with a fair market value of $23.5 million at December 31, 1998. The gains on these Japanese yen contracts has been deferred at December 31, 1998 because they relate to qualifying hedges on firm foreign currency commitments which are deferred off-balance sheet and included as a component of the related hedged transaction, when incurred.

     The foreign currency contracts and options outstanding at December 31, 1998 all mature in one year or less. The fair values were obtained from major financial institutions based upon the market values as of December 31, 1998, and September 30, 1998 and 1997.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company purchases commodity futures to hedge anticipated purchases of aluminum. Gains and losses on open hedging transactions are deferred until the futures are closed. Upon closing, gains and losses are included in inventories as a cost of the commodities and reflected in net earnings when the product is sold. At December 31, 1998, the Company had futures covering approximately 3% of annual forecasted aluminum purchases. The fair market value of these aluminum options resulted in a $0.1 million and $0.1 million deferred loss at December 31, 1998 and September 30, 1998, respectively, and $0.3 million deferred gain at September 30, 1997. The fair market value was obtained from a major financial institution based upon the market value of those futures at December 31, 1998.

11.  PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

     Due to the change of control and the merger with Greenmarine, all rights existing under the shareholder rights plan adopted by the Pre-Merger Company on April 24, 1996 expired on September 30, 1997.

     In addition, as a result of the merger, all of the Pre-Merger Company's preferred stock, including those reserved for issuance under the shareholder rights plan, were cancelled.

12.  COMMON STOCK

     On September 30, 1997, all of the outstanding common stock of the Pre-Merger Company was cancelled and 20.4 million shares of common stock of the Post-Merger Company were issued.

     In 1992, the Pre-Merger Company issued $74.75 million, principal amount, of 7% subordinated convertible debentures. The debentures were convertible into 3,359,550 shares of the Pre-Merger Company's common stock (which were reserved) at a conversion price of $22.25 per share. Due to the change of control and the merger with Greenmarine, each holder of debentures had the right, at such holder's option, to require the Company to repurchase all of the then outstanding debentures at a purchase price equal to 100% of the outstanding principal amount of each debenture plus any accrued and unpaid interest thereon. On November 12, 1997, the Company consummated such offer to purchase, and, as a result thereof, all but $7.1 million of the principal amount was tendered to, and purchased by, the Company. As a result of the merger, the remaining $7.1 million of convertible debentures are no longer convertible into common stock (see Note 9).

     Due to the merger with Greenmarine, all stock options, stock appreciation rights and restricted stock granted under the OMC Executive Equity Incentive Plan and the OMC 1994 Long-Term Incentive Plan were fully vested and payable in accordance with the terms of the Plans or as provided in the terms of the grants, as amended. In the case of stock options, participants in the plans were entitled to receive in cash the difference, if any, between the purchase price of $18.00 per share (or limited stock appreciation rights at $19.50 per share as computed for officers) and the stock option purchase price. With regard to restricted stock granted under either of the plans, participants were entitled to receive the cash value of the grants based on $18.00 per share or as may have otherwise been agreed to between the participant and the Pre-Merger Company. All amounts with respect to the above plans have been expensed and included in the category "change of control expenses -- compensation" in the September 30, 1997 Statement of Consolidated Earnings.

     The Pre-Merger Company adopted the disclosure-only provision under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," as of September 30, 1997, while continuing to measure compensation cost under APB Opinion No. 25, "Accounting for Stock Issued to Employees." If the accounting provisions of SFAS 123 had been adopted as of the beginning of 1996, the effect on net earnings for 1997 and 1996 would have been immaterial.

     On March 10, 1998, the Post-Merger Company adopted the Outboard Marine Corporation Personal Rewards and Opportunities Program ("PROP"). PROP was designed to recognize and reward, through cash bonuses, stock options and other equity-based awards, the personal contributions and achievements of

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

employees of the Company. All employees are eligible to participate in PROP. PROP replaced all long and short-term incentive plans of the Company. PROP provides for (i) cash and/or equity annual bonuses based on performance targets, and (ii) grants of stock options, shares of restricted stock, stock units or stock appreciation rights. The aggregate number of shares of stock available for equity awards under PROP is 1,500,000 shares of currently authorized common stock of the Company. Grants under PROP are discretionary.

     Stock option grants under PROP through December 31, 1998 were 1,073,745. The grants expire ten years after date of grant and are exercisable at $18.00 per share, except for 105,000 stock options granted to certain participants that are exercisable at $22.00 per share. The Company accounts for PROP under APB Opinion No. 25, and has not recorded any compensation expense for grants through December 31, 1998 as the exercise price of the stock option approximates management's estimate of fair market value of the Company's stock on the date of grant. If the accounting provisions of SFAS 123 had been adopted, the effect on net earnings for the three month period ending December 31, 1998 and the fiscal year ending September 30, 1998 would have been a reduction of pretax earnings of $0.1 million, and $0.7 million on a proforma basis and a reduction of basic and diluted earnings per share of $0.01 and $0.03 per share.

     A summary of option data for all plans was as follows:

                                                                                 WEIGHTED
                                                                                  AVERAGE
                                                                                 EXERCISE
                                                                  NUMBER OF        PRICE
                                                                OPTION SHARES    PER SHARE
                                                                -------------    ---------
Options outstanding and unexercised at September 30,
  1997* --
  Pre-Merger Company........................................             --
Options granted.............................................        991,745       $18.00
                                                                  ---------
Options outstanding and unexercised at September 30, 1998...        991,745       $18.00
                                                                  =========
Options granted.............................................        110,500       $21.80
Options cancelled...........................................         28,500           --
                                                                  ---------
Options outstanding and unexercised at December 31, 1998....      1,073,745       $18.86
                                                                  =========
Exercisable at December 31, 1998............................        267,190       $18.00
                                                                  ---------

---------------

* Due to the merger with Greenmarine, all options outstanding prior to September 30, 1997 were paid out in cash and cancelled at September 30, 1997.

     The weighted average fair value per option granted during 1998, estimated on the date of grant using the Black-Scholes option-pricing model was $3.75. The fair value of 1998 options granted is estimated on the date of grant using the following assumptions: risk-free interest rate 4.7%, and an expected life of five years. The Company has used the "minimum value" method of valuing stock options based upon SFAS 123.

13.  RETIREMENT BENEFIT AND INCENTIVE COMPENSATION PROGRAMS

     The Company and its subsidiaries have retirement benefit plans covering a majority of its employees. Worldwide pension calculations resulted in expense (income) of $(0.3) million, and $(5.0) million for the three month period ending December 31, 1998 and the twelve month period ending September 30, 1998, and on the Pre-Merger Company were $2.4 million and $(0.3) million in 1997 and 1996, respectively. In addition, the Company recorded a $42.2 million curtailment loss (as part of its September 1998 restructuring -- see Note 4) associated with the acceleration of pension benefits for employees at the Milwaukee and Waukegan facilities.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following schedule of pension expense (income) presents amounts relating to the Company's material pension plans: (the 1997 and 1996 fiscal years refer to the Pre-Merger Company):

                                                       THREE MONTHS      FISCAL YEARS ENDED SEPTEMBER 30,
                                                           ENDED         ---------------------------------
                                                     DECEMBER 31, 1998     1998        1997        1996
                                                     -----------------   ---------   ---------   ---------
                                                                               (DOLLARS IN MILLIONS)
Benefits earned during the period.................        $  1.9          $  6.6      $  6.6      $  6.2
Interest cost on projected benefit obligation.....           8.3            28.8        28.5        25.4
Return on pension assets..........................         (10.8)          (41.3)      (88.5)      (46.5)
Net amortization and deferral.....................            --            (0.1)       54.3        15.7
                                                          ------          ------      ------      ------
Net periodic pension expense (income).............        $ (0.6)         $ (6.0)     $  0.9      $  0.8
                                                          ======          ======      ======      ======

     Actuarial assumptions used for the Company's principal defined benefit plans:

                                                                             SEPTEMBER 30,
                                                          DECEMBER 31,    --------------------
                                                              1998        1998    1997    1996
                                                          ------------    ----    ----    ----
Discount rates.........................................        7%          7%     7 1/2%   8%
Rate of increase in compensation levels (salaried
  employee plans)......................................        5%          5%      5%      5%
Expected long-term rate of return on assets............    9 1/2%         9 1/2%  9 1/2%  9 1/2%

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following provides a reconciliation of benefit obligations, plan assets and funded status within the guidelines of SFAS 132:

                                                                                SEPTEMBER 30,
                                                               DECEMBER 31,    ----------------
                                                                   1998         1998      1997
                                                               ------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
Change in Benefit Obligation:
Benefit obligation at beginning of period...................      $476.3       $398.2    $368.8
Service cost................................................         1.9          6.6       6.6
Interest cost...............................................         8.3         28.8      28.5
Curtailment loss............................................          --         42.2        --
Acturarial (gain) loss......................................         4.2         34.7      21.1
Benefits paid...............................................        (7.4)       (32.4)    (26.8)
Foreign exchange translation................................          --         (1.8)       --
                                                                  ------       ------    ------
Benefit obligation at end of period:........................      $483.3       $476.3    $398.2
                                                                  ======       ======    ======
Change in plan assets:
Fair value of plan assets at beginning of period............      $440.2       $455.2    $388.5
Actual return on plan assets................................        41.0         18.0      92.2
Employer contribution.......................................         0.5          1.4       1.3
Benefits paid...............................................        (7.4)       (32.4)    (26.8)
Foreign exchange translation................................          --         (2.0)       --
                                                                  ------       ------    ------
Fair value of plan assets at end of period..................      $474.3       $440.2    $455.2
                                                                  ======       ======    ======
Reconciliation:
Funded status...............................................      $ (9.0)      $(36.1)   $ 57.0
Unrecognized net actuarial loss.............................        19.2         36.0        --
                                                                  ------       ------    ------
Prepaid (accrued) benefit cost..............................      $ 10.2       $ (0.1)   $ 57.0
                                                                  ======       ======    ======
Amounts recognized in the Statements of Financial Position
  consist of:
Prepaid benefit cost........................................      $ 46.4       $ 45.6    $ 74.4
Accrued benefit liability...................................       (20.7)       (21.0)    (17.4)
Minimum pension liability...................................       (15.5)       (24.7)       --
                                                                  ------       ------    ------
Net amount recognized.......................................      $ 10.2       $ (0.1)   $ 57.0
                                                                  ======       ======    ======

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligation in excess of plan assets were $232.5 million, $231.4 million and $196.3 million, respectively, as of December 31, 1998, $227.0 million, $226.0 million and $181.4 million, respectively, as of September 30, 1998, and $17.4 million, $16.4 million and $0.0 million, respectively, as of September 30, 1997.

     At September 30, 1997 in accordance with purchase accounting, plan assets in excess of or less than the projected benefit obligation have been recorded. The provisions of SFAS No. 87, "Employers' Accounting for Pensions", require the recognition of an additional minimum liability for each defined benefit plan for which the accumulated benefit obligation exceeds plan assets. In 1998, because the accumulated benefit obligation exceeded the plan assets and because, due to the application of purchase accounting, the Company did not have any unrecognized prior service cost at the beginning of the fiscal year, the balance of $24.7 million is

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reported as a separate reduction of shareholders' investment at September 30, 1998. At December 31, 1998, the reduction of shareholders' investment is $15.5 million with the change of $9.2 million reported as a component of other comprehensive income in the three months ended December 31, 1998.

     The Company's major defined benefit plans had provided that upon a change of control of the Company and upon certain other actions by the acquirer, all participants of these plans would become vested in any excess of plan assets over total accumulated benefit obligations. Pursuant to the terms of the plan, this provision was deleted to avoid being triggered by the change of control which took place at the Acquisition Date.

     The Company provides certain health care and life insurance benefits for eligible retired employees, primarily employees of the Milwaukee, Wisconsin; Waukegan, Illinois; and former Galesburg, Illinois plants as well as North American Engine Operations and the Corporate office. Employees at these locations become eligible if they have fulfilled specific age and service requirements. These benefits are subject to deductible, co-payment provisions and other limitations, which are amended periodically. The Company reserves the right to make additional changes or terminate these benefits in the future. In addition, as part of the Company's restructuring charge (See Note 4), the Company recorded a curtailment loss of $29.9 million associated with the acceleration of postretirement benefits for employees at the Milwaukee and Waukegan facilities.

     On January 1, 1994, and to be effective in 1998, the Pre-Merger Company introduced a cap for the employer-paid portion of medical costs for non-union active employees. The cap is tied to the Consumer Price Index.

     The net cost of providing postretirement health care and life insurance benefits included the following components (1997 and 1996 were Pre-Merger Company):

                                                    THREE MONTHS       FISCAL YEARS ENDED SEPTEMBER 30,
                                                        ENDED          --------------------------------
                                                  DECEMBER 31, 1998      1998        1997        1996
                                                  -----------------    --------    --------    --------
                                                                  (DOLLARS IN MILLIONS)
Service cost-benefits attributed to service
  during the period...........................         $  0.2           $  0.7      $  1.1      $  1.0
Interest cost on accumulated postretirement
  benefit obligation..........................            2.2              6.6         7.3         6.4
Amortization of prior service cost and
  actuarial gain..............................             --             (0.2)       (1.8)       (1.9)
                                                       ------           ------      ------      ------
Net periodic postretirement benefit cost......         $  2.4           $  7.1      $  6.6      $  5.5
                                                       ======           ======      ======      ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following provides a reconciliation of benefit obligations, plan assets and funded status within the guidelines of SFAS 132:

                                                                               SEPTEMBER 30,
                                                                                    1998
                                                             DECEMBER 31,    ------------------
                                                                 1998         1998       1997
                                                             ------------    -------    -------
                                                                   (DOLLARS IN MILLIONS)
Change in benefit obligation:
Benefit obligation at beginning of period................      $ 131.4       $ 102.8    $  95.3
Service cost.............................................          0.2           0.7        1.1
Interest cost............................................          2.2           6.6        7.3
Curtailment loss.........................................           --          29.9         --
Actuarial gain...........................................          3.7          (0.3)       6.9
Benefits paid............................................         (2.5)         (8.3)      (7.8)
                                                               -------       -------    -------
Benefit obligation at end of period......................      $ 135.0       $ 131.4    $ 102.8
                                                               =======       =======    =======
Change in plan assets:
Fair value of plan assets at beginning of period.........      $    --       $    --    $    --
Actual return on plan assets.............................           --            --         --
Employer contribution....................................          2.5           8.3        7.8
Benefits paid............................................         (2.5)         (8.3)      (7.8)
                                                               -------       -------    -------
Fair value of plan assets at end of period...............      $    --       $    --    $    --
                                                               -------       -------    -------
Funded status............................................      $(135.0)      $(131.4)   $(102.8)
Unrecognized net actuarial loss..........................          3.4          (0.4)        --
                                                               -------       -------    -------
Prepaid(accrued)benefit cost.............................       (131.6)       (131.8)    (102.8)
  Less: Current portion of Postretirement obligation.....         (8.0)         (9.0)      (8.0)
                                                               -------       -------    -------
Net long-term postretirement obligation..................       (123.6)       (122.8)     (94.8)
Former officer life insurance obligation.................         (0.8)         (0.9)      (1.2)
                                                               -------       -------    -------
Total postretirement benefits other than pension.........      $(124.4)      $(123.7)   $ (96.0)
                                                               =======       =======    =======

     The accumulated postretirement benefit obligation was determined using a 7%, 7% and 7 1/2% weighted average discount rate at December 31, 1998, September 30, 1998 and 1997, respectively. The health care cost trend rate was assumed to be 7% in fiscal year 1998, and remaining constant thereafter. In fiscal year 1997, the health care cost trend rate was assumed to be 8%, declining to 7% in one year and remaining constant thereafter. A one percentage point increase of this annual trend rate would increase the accumulated postretirement benefit obligation at December 31, 1998, September 30, 1998, and September 30, 1997 by approximately $11.3 million, $11.0 million, and $8.6 million and the total service and interest cost components by $0.2 million, $0.6 million, and $0.6 million, respectively. A one percentage point decrease of this annual trend rate would decrease the accumulated postretirement benefit obligation at December 31, 1998, September 30, 1998, and September 30, 1997 by approximately $9.5 million, $9.3 million, and $7.2 million, and the total service and interest cost components by $0.2 million, $0.5 million, and $0.5 million, respectively.

     Under the OMC Executive Bonus Plan, the Pre-Merger Company's compensation committee of the board of directors, which administered the plan and whose members were not participants in the plan, had authority to determine the extent to which the Pre-Merger Company meets, for any fiscal year, the performance targets for that fiscal year which were set by the committee no later than the third month of the

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

fiscal year. In fiscal 1997, no incentive compensation was paid or provided under this plan. In fiscal year 1996, $5.1 million was charged to earnings under this plan.

     The 1994 OMC Long-Term Incentive Plan and its predecessor plan authorized the awarding of performance units or performance shares, each with a value equal to the value of a share of common stock at the time of award. Performance shares for the three year cycle ended September 30, 1997 were earned and paid based upon the judgment of the compensation committee of the Pre-Merger Company's board of directors whose members were not participants in the plan, as to the achievement of various goals over multi-year award cycles. In 1997 and 1996, respectively, $(0.2) million and $(0.4) million were credited to earnings for the estimated cost of performance units earned under the plan.

14.  OTHER EXPENSE (INCOME), NET

     Other non-operating expense (income) in the Statements of Consolidated Earnings consisted of the following items (1997 and 1996 were Pre-Merger Company):

                                                    THREE MONTHS       FISCAL YEARS ENDED SEPTEMBER 30,
                                                        ENDED          --------------------------------
                                                  DECEMBER 31, 1998      1998        1997        1996
                                                  -----------------    --------    --------    --------
                                                                  (DOLLARS IN MILLIONS)
Expense (Income)
  Interest earned...............................       $ (0.9)          $ (4.3)     $ (4.5)     $ (4.1)
  Insurance recovery and lawsuit settlement.....           --               --       (10.7)         --
  Foreign exchange losses (gains)...............         (0.7)            (0.7)        1.0          --
  (Gain) loss on disposition of plant and
     equipment..................................          0.7             (2.9)       (5.8)        0.9
  Joint venture earnings........................         (1.2)            (4.8)       (7.2)       (4.4)
  Discount charges -- Accounts receivable
     sales......................................           --               --         0.6         1.7
  Miscellaneous, net............................         (1.2)            (2.9)       (2.6)       (2.6)
                                                       ------           ------      ------      ------
                                                       $ (3.3)          $(15.6)     $(29.2)     $ (8.5)
                                                       ======           ======      ======      ======

15.  INCOME TAXES

     The provision for income taxes consisted of the following components (1997 and 1996 were Pre-Merger Company):

                                                    THREE MONTHS       FISCAL YEARS ENDED SEPTEMBER 30,
                                                        ENDED          --------------------------------
                                                  DECEMBER 31, 1998      1998        1997        1996
                                                  -----------------    --------    --------    --------
                                                                  (DOLLARS IN MILLIONS)
Provision for income taxes
  Federal.......................................       $(17.9)          $(29.4)     $(36.7)     $ (5.6)
  State.........................................         (1.7)            (7.1)       (2.3)         --
  Non-U.S.......................................          0.4              3.1         2.8         2.5
                                                       ------           ------      ------      ------
     Total current..............................        (19.2)           (33.4)      (36.2)       (3.1)
Valuation allowance.............................         19.2             36.8        39.0          --
                                                       ------           ------      ------      ------
     Total provision............................       $   --           $  3.4      $  2.8      $ (3.1)
                                                       ======           ======      ======      ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The significant short-term and long-term deferred tax assets and liabilities were as follows:

                                                                                  SEPTEMBER 30,
                                                                                 ----------------
                                                            DECEMBER 31, 1998     1998      1997
                                                            -----------------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
Deferred tax assets
  Litigation and claims...................................       $ 21.4          $ 21.1    $ 18.4
  Product warranty........................................         22.7            21.0      14.6
  Marketing programs......................................         22.8            15.1      13.7
  Postretirement medical benefits.........................         52.3            52.3      41.2
  Restructuring...........................................         16.8            17.5       7.3
  Loss carryforwards......................................         77.0            67.5      55.0
  Other...................................................         57.7            57.5      58.6
  Valuation allowance.....................................       (137.8)         (118.6)    (81.8)
                                                                 ------          ------    ------
     Total deferred tax assets............................       $132.9          $133.4    $127.0
                                                                 ------          ------    ------
Deferred tax liabilities
  Depreciation and amortization...........................       $(14.5)         $(13.5)    (13.9)
  Employee benefits.......................................           --            (0.8)    (12.8)
  Purchase accounting asset revaluations..................        (39.0)          (40.3)    (44.5)
  Other...................................................        (35.5)          (34.3)    (15.7)
                                                                 ------          ------    ------
     Total deferred tax liabilities.......................        (89.0)          (88.9)    (86.9)
                                                                 ------          ------    ------
       Net deferred tax assets............................       $ 43.9          $ 44.5    $ 40.1
                                                                 ======          ======    ======
Reconciliation to Statement of Consolidated Financial
  Position:
  Net -- current deferred tax assets -- (net of current
     valuation allowance).................................       $  3.4          $  3.4    $  0.9
  Net -- long-term deferred tax assets -- (net long-term
     valuation allowance).................................         40.5            41.1      39.2
                                                                 ------          ------    ------
     Total net deferred tax assets........................       $ 43.9          $ 44.5    $ 40.1
                                                                 ======          ======    ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company believes the recorded net deferred tax assets of $43.9 million will be realized. A valuation allowance of $137.8 million has been recorded at December 31, 1998, to reduce the deferred tax assets to their estimated net realizable value. Of this valuation allowance, $23.8 million relates to deferred tax assets established for foreign and state loss carryforwards.

     As of December 31, 1998, certain non-U.S. subsidiaries of the Company had net operating loss carryforwards for income tax purposes of $36.1 million. Of this amount, $3.3 million will expire by 2004 with the remaining balance being unlimited. In addition, the Company has $151.3 million of Federal net operating loss carryforwards expiring between 2008 and 2019 and $178.3 million of state net operating loss carryforwards expiring between 1999 and 2014. These carryforwards are entirely offset by the valuation allowance. No benefit has been recognized in the Consolidated Financial Statements.

     Under SFAS 109, "Accounting for Income Taxes", the Company is required to consider several factors in order to determine if it is "more likely than not" that deferred tax assets will be realized. Those factors include an examination of the Company's historical profitability, forecasted earnings, etc. Based upon the Company's historical results as well as forecasted earnings, it is unlikely that the valuation allowance will be reversed in calendar year 1999.

     The following summarizes the major differences between the actual provision for income taxes on earnings (losses) and the provision (credit) based on the statutory United States Federal income tax rate (1997 and 1996 were Pre-Merger Company):

                                                    THREE MONTHS
                                                       ENDED        FISCAL YEARS ENDED SEPTEMBER 30,
                                                    DECEMBER 31,    --------------------------------
                                                        1998          1998        1997        1996
                                                    ------------    --------    --------    --------
                                                                 (% TO PRETAX EARNINGS)
At statutory rate.................................     (35.0)%        (35.0)%     (35.0)%     (35.0)%
State income taxes, net of Federal tax
  deduction.......................................      (3.7)          (3.6)       (3.0)       (0.2)
Tax effect of non-U.S. subsidiary earnings (loss)
  taxed at other than the U.S. rate...............      (1.3)            --         0.1        11.4
Tax benefit not provided on domestic and foreign
  operating losses................................      39.4           33.0        41.8        20.6
Tax effect of goodwill amortization and
  write-offs......................................       0.6            1.4         0.4         3.3
Federal tax effect prior year's state income taxes
  paid............................................        --             --        (0.2)       13.6
Tax effects of audit settlements..................        --             --          --       (50.5)
Tax effect of Foreign Investment in U.S.
  Property........................................        --            6.4          --          --
Other.............................................        --            0.1        (0.5)        7.0
  Actual provision................................      N.M.%          N.M.%       N.M.%       N.M.%

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Domestic and non-U.S. losses before provision (credit) for income taxes consisted of the following (1997 and 1996 were Pre-Merger Company):

                                                   THREE MONTHS
                                                      ENDED        FISCAL YEARS ENDED SEPTEMBER 30,
                                                   DECEMBER 31,    ---------------------------------
                                                       1998          1998         1997        1996
                                                   ------------    ---------    --------    --------
                                                                 (DOLLARS IN MILLIONS)
Loss before provision for income taxes
  United States..................................     $(46.3)       $(144.8)     $(68.7)     $ (8.1)
  Non-U.S........................................       (0.8)          (2.3)       (7.6)       (2.3)
                                                      ------        -------      ------      ------
     Total.......................................     $(47.1)       $(147.1)     $(76.3)     $(10.4)
                                                      ======        =======      ======      ======

     The above non-U.S. loss of $.8 million is a net amount that includes both earnings and losses. Due to the integrated nature of the Company's operations, any attempt to interpret the above pretax losses as resulting from stand-alone operations could be misleading.

     No U.S. deferred taxes have been provided on $65.7 million of undistributed non-U.S. subsidiary earnings. The Company has no plans to repatriate these earnings and, as such, they are considered to be permanently invested. While no detailed calculations have been made of the potential U.S. income tax liability should such repatriation occur, the Company believes that it would not be material in relation to the Company's Consolidated Financial Position or Consolidated Earnings.

16.  SEGMENT AND RELATED INFORMATION

     The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", in 1999, changing the way the Company reports information about its operating segments. The Company has two reportable segments: Marine Engines and Boats. The Company markets its products primarily through dealers in the United States and Canada, through distributors and dealers in Europe and through distributors in the rest of the world.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other Column" includes primarily corporate related items. Earnings before taxes included in the "Other Column" comprise primarily corporate staffing expense, interest expense on the Company's current and long-term debt obligations, and amortization expense on the Company's intangible assets. Total Assets included in the "Other Column" are comprised primarily of cash, intangible assets associated with the purchase of the Company that have not been allocated to the reportable segments, deferred income tax assets, certain property, plant and equipment, and the pension assets associated with one of the Company's pension plans.

                                                    MARINE ENGINES    BOATS     OTHER     TOTAL
                                                    --------------   -------   -------   --------
                                                                (DOLLARS IN MILLIONS)
THREE MONTHS ENDED DECEMBER 31, 1998
Revenues.........................................       $111.9       $  87.5   $    --   $  199.4
Earnings Before Taxes............................        (18.9)        (12.0)    (16.2)     (47.1)
Total Assets.....................................        608.2         116.2     191.8      916.2
Capital Expenditures.............................         11.0           2.3       1.8       15.1
Depreciation and Amortization....................          9.5           1.3       1.6       12.4
FISCAL YEAR ENDED SEPTEMBER 30, 1998
Revenues.........................................       $636.5       $ 389.2   $    --   $1,025.7
Earnings Before Taxes............................        (27.8)        (36.4)    (82.9)    (147.1)
Total Assets.....................................        612.5         126.1     211.3      949.9
Capital Expenditures.............................         25.8           8.0       0.6       34.4
Depreciation and Amortization....................         36.0           6.3       7.8       50.1
FISCAL YEAR ENDED SEPTEMBER 30, 1997
Revenues.........................................       $560.4       $ 419.1   $    --   $  979.5
Earnings Before Taxes............................         19.1         (57.2)    (38.2)     (76.3)
Total Assets.....................................        607.2         151.2     291.8    1,050.2
Capital Expenditures.............................         33.2           2.6       0.5       36.3
Depreciation and Amortization....................         42.6           9.2       5.2       57.0
FISCAL YEAR ENDED SEPTEMBER 30, 1996
Revenues.........................................       $628.5       $ 493.0   $    --   $1,121.5
Earnings Before Taxes............................          9.8          (5.3)    (14.9)     (10.4)
Total Assets.....................................        592.1         161.7     119.9      873.7
Capital Expenditures.............................         45.6           5.3       1.8       52.7
Depreciation and Amortization....................         44.1           7.1       3.5       54.7

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information by geographic area was as follows (1997 and 1996 were Pre-Merger Company):

                                                  THREE MONTHS         FISCAL YEARS ENDED
                                                     ENDED               SEPTEMBER 30,
                                                  DECEMBER 31,   ------------------------------
                                                      1998         1998       1997       1996
                                                  ------------   --------   --------   --------
                                                              (DOLLARS IN MILLIONS)
Net sales
  United States.................................     $152.0      $  769.7   $  721.0   $  813.3
  Asia..........................................        2.3          11.5       20.3       24.8
  Australia.....................................       10.1          38.3       45.4       48.8
  Canada........................................        8.5          56.7       44.4       61.7
  Europe........................................       15.6          91.9       90.9      114.8
  Latin America (including Brazil and Mexico)...       10.9          57.6       57.5       58.1
                                                     ------      --------   --------   --------
     Total......................................     $199.4      $1,025.7   $  979.5   $1,121.5
                                                     ======      ========   ========   ========
Total Long-lived assets
  United States.................................     $378.5      $  379.0   $  407.5   $  234.5
  Asia..........................................        6.1           4.5        3.3        4.4
  Australia.....................................        2.1           2.1        2.7        2.8
  Canada........................................        2.9           3.1        3.1        7.2
  Europe........................................        1.2           1.1        1.4        4.9
  Latin America (including Brazil and Mexico)...        2.7           2.6        3.4        3.4
                                                     ------      --------   --------   --------
     Total......................................     $393.5      $  392.4   $  421.4   $  257.2
                                                     ======      ========   ========   ========

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

17.  QUARTERLY INFORMATION -- (UNAUDITED)

     A summary of pertinent quarterly data for the quarter ended December 31, 1998 and fiscal years 1998 and 1997 was as follows:

                                                            QUARTER ENDED
                                                          DECEMBER 31, 1998
                                                      -------------------------
                                                      DOLLARS IN MILLIONS,
                                                      EXCEPT AMOUNTS PER SHARE)
Quarter Ended December 31, 1998
  Net sales........................................            $199.4
  Gross earnings...................................              18.7
  Net loss.........................................             (47.1)
  Net loss per share:
  Basic............................................            $(2.31)
                                                               ------
  Diluted..........................................            $(2.31)
                                                               ------

                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                  DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                  ------------   ---------   --------   -------------
                                                    (DOLLARS IN MILLIONS, EXCEPT AMOUNTS PER SHARE)
Fiscal 1998
  Net sales....................................     $ 209.5       $ 262.2    $ 282.4       $ 271.6
  Gross earnings...............................        37.8          59.3       67.6          67.4
  Net loss.....................................       (17.1)         (8.4)      (3.8)       (121.2)
  Net loss per share:
  Basic........................................     $ (0.84)      $ (0.41)   $ (0.19)      $ (5.94)
                                                    -------       -------    -------       -------
  Diluted......................................     $ (0.84)      $ (0.41)   $ (0.19)      $ (5.94)
                                                    -------       -------    -------       -------

                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                  DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                  ------------   ---------   --------   -------------
                                                    (DOLLARS IN MILLIONS, EXCEPT AMOUNTS PER SHARE)
Fiscal 1997 -- Pre-Merger Company
  Net sales....................................     $ 197.1       $ 237.0    $ 275.8       $ 269.6
  Gross earnings...............................        27.9          40.8       49.0          39.8
  Net loss.....................................       (14.3)         (7.3)      (5.1)        (52.4)
  Net loss per share:
  Basic........................................     $ (0.71)      $ (0.36)   $ (0.25)      $ (2.58)
                                                    -------       -------    -------       -------
  Diluted......................................     $ (0.71)      $ (0.36)   $ (0.25)      $ (2.58)
                                                    -------       -------    -------       -------

     In the fourth fiscal quarter of fiscal year 1997 and fiscal year 1998, the Company recorded approximately $27 million for change of control expenses and $98.5 million for restructuring charges (see Note 4), respectively.

     Earnings per share amounts for each quarter are required to be computed independently and, therefore, may not equal the amount computed for the total year. Due to the seasonal nature of the Company's business, it is not appropriate to compare the results of operations of different fiscal quarters. Shares of common stock of the Pre-Merger Company were cancelled September 30, 1997 and shares of common stock of the Post-Merger Company were issued and are not publicly traded.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  COMMITMENTS AND CONTINGENT LIABILITIES

     As a normal business practice, the Company has made arrangements with financial institutions by which qualified retail dealers may obtain inventory financing. Under these arrangements, the Company will repurchase its products in the event of repossession upon a retail dealer's default. These arrangements contain provisions that limit the Company's repurchase obligation to approximately $32 million per model year for a period not to exceed 30 months from the date of invoice. This obligation automatically reduces over the 30-month period. The Company resells any repurchased products. Losses incurred under this program have not been material. The Company accrues for losses which are anticipated in connection with expected repurchases.

     Minimum commitments under operating leases having initial or remaining terms greater than one year are $5.6 million, $5.2 million, $4.0 million, $3.4 million, $2.6 million and $4.6 million for the years ending December 31, 1999 through 2003 and after 2003, respectively.

     The Company is engaged in a substantial number of legal proceedings arising in the ordinary course of business. While the result of these proceedings, as well as those discussed below, cannot be predicted with any certainty, based upon the information presently available, management is of the opinion that the final outcome of all such proceedings should not have a material effect upon the Company's Consolidated Financial Position or the Consolidated Earnings of the Company.

     Under the requirements of Superfund and certain other laws, the Company is potentially liable for the cost of clean-up at various contaminated sites identified by the United States Environmental Protection Agency and other agencies. The Company has been notified that it is named a potentially responsible party ("PRP") at various sites for study and clean-up costs. In some cases there are several named PRPs and in others there are hundreds. The Company generally participates in the investigation or clean-up of these sites through cost sharing agreements with terms which vary from site to site. Costs are typically allocated based upon the volume and nature of the materials sent to the site. However, under Superfund, and certain other laws, as a PRP the Company can be held jointly and severally liable for all environmental costs associated with a site.

     Once the Company becomes aware of its potential liability at a particular site, it uses its experience to determine if it is probable that a liability has been incurred and whether or not the amount of the loss can be reasonably estimated. Once the Company has sufficient information necessary to support a reasonable estimate or range of loss for a particular site, an amount is added to the Company's aggregate environmental contingent liability accrual. The amount added to the accrual for the particular site is determined by analyzing the site as a whole and reviewing the probable outcome for the remediation of the site. This is not necessarily the minimum or maximum liability at the site but, based upon the Company's experience, most accurately reflects the Company's liability based on the information currently available. The Company takes into account the number of other participants involved in the site, their experience in the remediation of sites and the Company's knowledge of their ability to pay.

     In October 1996, the AICPA issued Statement of Position 96-1 (SOP 96-1), "Environmental Remediation Liabilities", which provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. The Company has elected early adoption of SOP 96-1 in the quarter ended September 30, 1997. The change in accounting estimate required the Company to accrue for future normal operating and maintenance costs for site monitoring and compliance requirements at particular sites. The initial expense for implementation of SOP 96-1 was $7.0 million, charged to selling, general and administrative expense in the quarter ended September 30, 1997.

     As a general rule, the Company accrues remediation costs for continuing operations on an undiscounted basis and accrues for normal operating and maintenance costs for site monitoring and compliance requirements. The Company also accrues for environmental close-down costs associated with discontinued operations or facilities, including the environmental costs of operation and maintenance until disposition. At Decem-

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ber 31, 1998 the Company has accrued approximately $25 million for costs related to remediation at contaminated sites including operation and maintenance for continuing and closed-down operations. The possible recovery of insurance proceeds has not been considered in estimating contingent environmental liabilities.

     Each site, whether or not remediation studies have commenced, is reviewed on a quarterly basis and the aggregate environmental contingent liability accrual is adjusted accordingly. Because the sites are reviewed and the accrual adjusted quarterly, the Company is confident the accrual accurately reflects the Company's liability based upon the information available at the time.

     In July 1998, the Company was provided information on the results of a feasibility study which was performed on the Company's owned property located in Waukegan, Illinois, commonly known as the Coke plant. This information was provided to the Company by the two prior owners of the property -- General Motors Corporation and North Shore Gas Company. Although the Company was aware of the contamination and that the study was being conducted, it was not until July 1998 that the Company became aware of the scope and extent of the contamination and the associated remedial alternatives. Although the Company believes that it was not a generator of hazardous substances at the site, as a land owner it is, by statute, a PRP. Based on its experience with Superfund Sites, the Company calculated a range of potential allocations and recorded an amount related to the most probable outcome in its September 1998 financial statements.

     In fiscal year 1997, the Company became aware of certain performance issues associated with its FICHT engines. In April 1998, the Company began to identify the causes of these performance issues and an upgrade kit was prepared and distributed. This upgrade kit included certain performance enhancements to the FICHT engines, including, among other things, improvements to the mapping contained in the software of the engine-management module. The Company established a reserve for the correction of the identified problems in fiscal year 1998, which resulted in an approximately $7.0 million increase in the Company's warranty reserve for fiscal year 1998. In January 1999, the Company completed its analysis and determined that certain technological improvements were needed to improve the overall performance of the FICHT engines. As part of this strategy, an upgrade kit for previously sold models, which will contain additional performance enhancements to the FICHT engines, will be provided to dealers in April 1999. The Company expects the cost of the April 1999 upgrade kits to be approximately $4.3 million and has recorded an expense and a corresponding reserve for such costs in its financial statements as of December 31, 1998. The Company believes that the April 1999 upgrade kits will significantly improve the overall performance of its FICHT engines and reduce the Company's overall warranty expense experienced on such engines. In addition, the Company will implement engine modifications and changes in production for the affected FICHT models. These engine modifications and production charges will be implemented during a planned two-week suspension of the Company's operations at its engine-manufacturing facilities in March 1999. Also, a limited warranty extension, from two to three years, will be provided on all FICHT engines purchased by customers between January 1, 1999 and March 31, 1999 that had been sold by the Company to its dealers as of December 31, 1998, which is intended to demonstrate the Company's confidence in the improved FICHT engines. The Company expects this warranty-extension program to cost approximately $1.3 million and, accordingly, has recorded an expense and a corresponding reserve for such costs in its December 31, 1998 financial statements. The Company also expects that actions to be taken to address the FICHT performance issues will result in additional charges and expenses in 1999, primarily in the quarter ending March 31, 1999 due to higher levels of unabsorbed overhead costs, and a reduced level of engine sales in the March 31, 1999 quarter as compared to the same quarter in 1998, as production facilities are modified for the changes in the FICHT engine production processes.

     The Company has received correspondence from Orbital Engine Corporation Limited ("Orbital") alleging that the Company's FICHT fuel-injected 150-horsepower engines infringe two Australian Orbital patents, which correspond to three U.S. patents and to a number of foreign patents. The Company believes

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

that it has substantial defenses to these allegations, including that the three corresponding U.S. patents are not infringed and/or are invalid. However, there can be no assurance that Orbital will not commence litigation against the Company with respect to this matter or, if such litigation is commenced, that the Company's defenses will be successful. If Orbital is successful in an action against the Company, the Company could be required to obtain a license from Orbital to continue the manufacture, sale, use or sublicense of FICHT products and technology or it may be required to redesign its FICHT products and technology to avoid infringement. There can be no assurance that any such license could be obtained or that any such redesign would be possible. There also can be no assurance that the failure to obtain any such license or effect any such redesign, or any cost associated therewith, would not have a material adverse effect on the Company. The Company determined a range of potential outcomes of this matter and recorded a liability in its September 1998 financial statements. The sale of FICHT engines accounted for approximately 8% of the Company's revenues in fiscal 1998 and 16.2% for the three months ended December 31, 1998.

19.  PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (UNAUDITED)

     The following unaudited pro forma Condensed Statements of Consolidated Earnings (the "Pro Forma Statements") were prepared to illustrate the estimated effects of the merger with Greenmarine Acquisition Corp. as if the transaction had occurred for statements of consolidated earnings purposes as of the beginning of the period presented.

     The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The Pro Forma Statements do not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred at the beginning of the period indicated or to project the Company's results of operation for any future period.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Pro Forma Statements include adjustments, with respect to the merger, to reflect additional interest expense and depreciation expense, amortization of goodwill, and elimination of non-recurring fees and expenses incurred by the Pre-Merger Company in 1997 in connection with the merger.


                                                                 FOR THE FISCAL YEARS
                                                                 ENDED SEPTEMBER 30,
                                                                ----------------------
                                                                  1997         1996
                                                                ---------    ---------
                                                                     (UNAUDITED)
                                                                (DOLLARS IN MILLIONS,
                                                                EXCEPT PER SHARE DATA)
Net sales...................................................    $  979.5     $1,121.5
Cost of goods sold..........................................       820.6        876.2
                                                                --------     --------
Gross earnings..............................................       158.9        245.3
Selling, general and administrative expense.................       224.3        229.1
Restructuring charges.......................................          --         25.6
                                                                --------     --------
Earnings (loss) from operations.............................       (65.4)        (9.4)
Interest expense............................................        28.4         24.3
Other (income) expense, net.................................       (29.2)        (8.5)
                                                                --------     --------
Loss before provision for income taxes......................       (64.6)       (25.2)
Provision (credit) for income taxes.........................         2.8         (3.1)
                                                                --------     --------
Net loss....................................................    $  (67.4)    $  (22.1)
                                                                ========     ========
Net loss per share of common stock (primary and fully
  diluted)..................................................    $  (3.30)    $  (1.08)
                                                                ========     ========
Shares outstanding..........................................        20.4         20.4
                                                                ========     ========



20.  SUBSIDIARY GUARANTOR INFORMATION



     The Company issued $160,000,000 10 3/4% Senior Notes due 2008 ("Notes") on May 21, 1998. The Company's payment obligations under the Notes are to be guaranteed by certain of the Company's wholly-owned subsidiaries ("Guarantor Subsidiaries"). Such guarantees are full, unconditional, unsecured and unsubordinated on a joint and several basis by each of the Guarantor Subsidiaries. As of and through December 31, 1998, the Guarantor Subsidiaries were wholly-owned, but not the only wholly-owned, subsidiaries of the Company. The Credit Agreement and the Indenture governing the Notes contain certain covenants which, among other things, will restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness; pay dividends or make distributions in respect to their capital stock; enter into certain transactions with shareholders and affiliates; make certain investments and other restricted payments; create liens; enter into certain sale and leaseback transactions and sale assets. These covenants are, however, subject to a number of exceptions and qualifications. Separate financial statements of the Guarantor Subsidiaries are not presented because management of the Company has determined that they are not material to investors.


     The following condensed consolidating financial data illustrates the composition of the Company ("Parent Company"), the Guarantor Subsidiaries and the Company's non-guarantor subsidiaries ("Other Subsidiaries"). Investments in subsidiaries are accounted for by the Company under the equity method of accounting for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are, therefore, reflected in the Company's investment accounts and earnings. The Company has not allocated goodwill to the Guarantor Subsidiaries or the other subsidiaries in association with the acquisition by and merger with Greenmarine.

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                 CONDENSED STATEMENTS OF CONSOLIDATING EARNINGS


                            AND COMPREHENSIVE INCOME


                      THREE MONTHS ENDED DECEMBER 31, 1998



                              POST-MERGER COMPANY



                                           PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                  (DOLLARS IN MILLIONS)
Net sales................................  $124.7       $91.3          $53.1          $(69.7)        $199.4
Cost of goods sold.......................   118.9        86.8           45.1           (70.1)         180.7
                                           ------       -----          -----          ------         ------
     Gross Earnings......................     5.8         4.5            8.0             0.4           18.7

Selling, general and administrative
  expense................................    38.5        13.6           10.2              --           62.3
                                           ------       -----          -----          ------         ------
     Earnings (loss) from operations.....   (32.7)       (9.1)          (2.2)            0.4          (43.6)
Non-operating expense (income)...........    10.4         0.4           (7.3)             --            3.5
Equity earnings (loss) -- subsidiaries...    (4.6)         --             --             4.6             --
                                           ------       -----          -----          ------         ------
     Earnings (loss) before provision for
       income taxes......................   (47.7)       (9.5)           5.1             5.0          (47.1)
Provision for income taxes...............      --          --            0.2            (0.2)            --
                                           ------       -----          -----          ------         ------
     Net earnings (loss).................  $(47.7)      $(9.5)         $ 4.9          $  5.2         $(47.1)
                                           ======       =====          =====          ======         ======
Other comprehensive income
  (expense), net of tax
  Foreign currency translation
     adjustments.........................  $   --       $  --          $ 0.4          $   --         $  0.4
  Minimum pension liability..............     9.2          --             --              --            9.2
                                           ======       =====          =====          ======         ======
     Other comprehensive income (loss)...     9.2          --            0.4              --            9.6
                                           ------       -----          -----          ------         ------
          Comprehensive income (loss)....  $(38.5)      $(9.5)         $ 5.3          $  5.2         $(37.5)
                                           ======       =====          =====          ======         ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                 CONDENSED STATEMENTS OF CONSOLIDATING EARNINGS

                            AND COMPREHENSIVE INCOME

                      FISCAL YEAR ENDED SEPTEMBER 30, 1998

                              POST-MERGER COMPANY


                                           PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                  (DOLLARS IN MILLIONS)
Net sales................................  $ 668.5      $411.1         $256.4        $(310.3)       $1,025.7
Cost of goods sold.......................    505.8       391.6          211.8         (315.6)          793.6
                                           -------      ------         ------        -------        --------
  Gross earnings.........................    162.7        19.5           44.6            5.3           232.1
Selling, general and administrative
  expense................................    178.0        49.4           38.8             --           266.2
Restructuring charges....................     98.5          --             --             --            98.5
                                           -------      ------         ------        -------        --------
  Earnings (loss) from operations........   (113.8)      (29.9)           5.8            5.3          (132.6)
Non-operating expense, net...............     12.1         1.4            1.0             --            14.5
Equity earnings (loss) -- subsidiaries...    (29.9)         --             --           29.9              --
                                           -------      ------         ------        -------        --------
  Earnings (loss) before provision for
     income taxes........................   (155.8)      (31.3)           4.8           35.2          (147.1)
Provision (credit) for income taxes......       --          --            3.4             --             3.4
                                           -------      ------         ------        -------        --------
          Net earnings (loss)............  $(155.8)     $(31.3)        $  1.4        $  35.2        $ (150.5)
                                           =======      ======         ======        =======        ========
Other comprehensive income
  (expense), net of tax
  Foreign currency translation
     adjustments.........................  $   1.0      $   --         $ (8.2)       $    --        $   (7.2)
  Minimum pension liability..............    (24.7)         --             --             --           (24.7)
                                           -------      ------         ------        -------        --------
     Other comprehensive income (loss)...    (23.7)         --           (8.2)            --           (31.9)
                                           -------      ------         ------        -------        --------
          Comprehensive income (loss)....  $(179.5)     $(31.3)        $ (6.8)       $  35.2        $ (182.4)
                                           =======      ======         ======        =======        ========

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                 CONDENSED STATEMENTS OF CONSOLIDATING EARNINGS

                            AND COMPREHENSIVE INCOME

                      FISCAL YEAR ENDED SEPTEMBER 30, 1997

                               PRE-MERGER COMPANY


                                           PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                  (DOLLARS IN MILLIONS)
Net sales................................  $607.2       $439.0         $255.4        $(322.1)        $979.5
Cost of goods sold.......................   505.6        437.4          197.9         (318.9)         822.0
                                           ------       ------         ------        -------         ------
  Gross earnings.........................   101.6          1.6           57.5           (3.2)         157.5
Selling, general and administrative
  expense................................   116.3         52.2           51.4             --          219.9
Change in control
  expenses--compensation.................    11.8           --             --             --           11.8
                                           ------       ------         ------        -------         ------
  Earnings (loss) from operations........   (26.5)       (50.6)           6.1           (3.2)         (74.2)
Non-operating expense, net...............    10.0          0.1           (8.0)            --            2.1
Equity earnings (loss)--subsidiaries.....   (39.4)          --             --           39.4             --
                                           ------       ------         ------        -------         ------
  Earnings (loss) before provision for
     income taxes........................   (75.9)       (50.7)          14.1           36.2          (76.3)
Provision for income taxes...............      --           --            2.8             --            2.8
                                           ------       ------         ------        -------         ------
          Net earnings (loss)............  $(75.9)      $(50.7)        $ 11.3        $  36.2         $(79.1)
                                           ======       ======         ======        =======         ======
Other comprehensive income
  (expense), net tax
  Foreign currency translation
     adjustments.........................  $ 16.2       $   --         $ (7.7)       $    --         $  8.5
  Minimum pension liability..............     3.1           --             --             --            3.1
                                           ------       ------         ------        -------         ------
     Other comprehensive income (loss)...    19.3           --           (7.7)            --           11.6
                                           ------       ------         ------        -------         ------
          Comprehensive income (loss)....  $(56.6)      $(50.7)        $  3.6        $  36.2         $(67.5)
                                           ======       ======         ======        =======         ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                 CONDENSED STATEMENTS OF CONSOLIDATING EARNINGS

                            AND COMPREHENSIVE INCOME

                      FISCAL YEAR ENDED SEPTEMBER 30, 1996

                               PRE-MERGER COMPANY


                                           PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                  (DOLLARS IN MILLIONS)
Net sales................................  $650.9       $488.0         $308.5        $(325.9)       $1,121.5
Cost of goods sold.......................   539.2        435.9          231.3         (328.8)          877.6
                                           ------       ------         ------        -------        --------
  Gross earnings.........................   111.7         52.1           77.2            2.9           243.9
Selling, general and administrative
  expense................................   105.7         59.8           59.4             --           224.9
Restructuring charges....................     9.0          0.4           16.2             --            25.6
                                           ------       ------         ------        -------        --------
  Earnings (loss) from operations........    (3.0)        (8.1)           1.6            2.9            (6.6)
Non-operating expense, net...............      --          3.3            0.5             --             3.8
Equity earnings (loss)-- subsidiaries....   (12.5)          --             --           12.5              --
                                           ------       ------         ------        -------        --------
  Earnings (loss) before provision for
     income taxes........................   (15.5)       (11.4)           1.1           15.4           (10.4)
Provision (credit) for income taxes......    (5.3)          --            2.2             --            (3.1)
                                           ------       ------         ------        -------        --------
          Net earnings (loss)............  $(10.2)      $(11.4)        $ (1.1)       $  15.4        $   (7.3)
                                           ======       ======         ======        =======        ========
Other comprehensive income (expense), net
  of tax
  Foreign currency translation
     adjustments.........................  $ (7.5)      $   --         $  4.5        $    --        $   (3.0)
  Minimum pension liability..............    (3.1)          --             --             --            (3.1)
                                           ------       ------         ------        -------        --------
     Other comprehensive income (loss)...   (10.6)          --            4.5             --            (6.1)
                                           ------       ------         ------        -------        --------
          Comprehensive income (loss)....  $(20.8)      $(11.4)        $  3.4        $  15.4        $  (13.4)
                                           ======       ======         ======        =======        ========

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


            CONDENSED STATEMENTS OF CONSOLIDATING FINANCIAL POSITION


                               DECEMBER 31, 1998



                              POST-MERGER COMPANY



                                           PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                  (DOLLARS IN MILLIONS)
ASSETS
Current Assets:
  Cash and cash equivalents..............  $  2.2       $  0.1         $ 11.3        $    --         $ 13.6
  Receivables............................    71.8         23.3           35.4             --          130.5
  Intercompany receivables(payables).....   (93.5)        (9.7)         103.2             --             --
  Inventories............................   103.4         47.8           47.8           (1.8)         197.2
  Other current assets...................    14.0          3.2            6.6             --           23.8
                                           ------       ------         ------        -------         ------
     Total Current Assets................    97.9         64.7          204.3           (1.8)         365.1
Restricted cash..........................    28.6           --             --             --           28.6
Product Tooling, net.....................    26.8          2.9            0.3             --           30.0
Intangibles..............................   189.4           --            7.0             --          196.4
Pension and other assets.................    92.0          2.3            4.7             --           99.0
Property, plant and equipment, net.......   156.9         23.9           16.5           (0.2)         197.1
Intercompany notes, net..................   (97.4)          --           97.4             --             --
Investment in subsidiaries...............   339.3           --             --         (339.3)            --
                                           ------       ------         ------        -------         ------
     Total Assets........................  $833.5       $ 93.8         $330.2        $(341.3)        $916.2
                                           ======       ======         ======        =======         ======
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Loan payable...........................  $ 32.4       $   --         $   --        $    --         $ 32.4
  Accounts payable.......................    68.1         12.8            9.1             --           90.0
  Accrued and other......................   143.0         30.0           19.8           (1.2)         191.6
  Current maturities of long-term debt...    11.2           --             --             --           11.2
                                           ------       ------         ------        -------         ------
     Total Current Liabilities...........   254.7         42.8           28.9           (1.2)         325.2
Long-term debt...........................   247.0           --             --             --          247.0
Other non-current liabilities............   273.8          7.9            5.1             --          286.8
Shareholders' Investment.................    58.0         43.1          296.2         (340.1)          57.2
                                           ------       ------         ------        -------         ------
          Total Liabilities and
            Shareholders' Investment.....  $833.5       $ 93.8         $330.2        $(341.3)        $916.2
                                           ======       ======         ======        =======         ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

            CONDENSED STATEMENTS OF CONSOLIDATING FINANCIAL POSITION
                      FISCAL YEAR ENDED SEPTEMBER 30, 1998

                              POST-MERGER COMPANY


                                           PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                           COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                  (DOLLARS IN MILLIONS)
ASSETS
Current Assets:
  Cash and cash equivalents..............  $ 26.6       $ 0.7          $ 17.9        $    --         $ 45.2
  Receivables............................    81.2        38.4            33.9             --          153.5
  Intercompany receivables (payables)....   (74.0)      (18.0)           92.0             --             --
  Inventories............................    93.1        41.6            41.9           (2.2)         174.4
  Other current assets...................    12.8         4.4             5.9             --           23.1
                                           ------       -----          ------        -------         ------
          Total Current Assets...........   139.7        67.1           191.6           (2.2)         396.2
Restricted cash..........................    28.6          --              --             --           28.6
Product tooling, net.....................    29.4         2.7             0.3             --           32.4
Intangibles, net.........................   190.8          --             7.1             --          197.9
Pension and other assets.................    85.6         2.4            12.3             --          100.3
Property, plant and equipment, net.......   146.4        23.3            25.0           (0.2)         194.5
Intercompany notes, net..................   (92.5)         --            92.5             --             --
Investment in subsidiaries...............   330.3          --              --         (330.3)            --
                                           ------       -----          ------        -------         ------
          Total Assets...................  $858.3       $95.5          $328.8        $(332.7)        $949.9
                                           ======       =====          ======        =======         ======
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable.......................  $ 86.4       $20.2          $  8.5        $    --         $115.1
  Accrued and other......................   137.7        28.1            20.0           (0.7)         185.1
  Current maturities of long-term debt...    11.0          --             0.2             --           11.2
                                           ------       -----          ------        -------         ------
          Total Current Liabilities......   235.1        48.3            28.7           (0.7)         311.4
Long-term debt...........................   245.6          --             2.3             --          247.9
Other non-current liabilities............   281.2         7.8             6.9             --          295.9
Shareholders' Investment.................    96.4        39.4           290.9         (332.0)          94.7
                                           ------       -----          ------        -------         ------
          Total Liabilities and
            Shareholders' Investment.....  $858.3       $95.5          $328.8        $(332.7)        $949.9
                                           ======       =====          ======        =======         ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

            CONDENSED STATEMENTS OF CONSOLIDATING FINANCIAL POSITION
                      FISCAL YEAR ENDED SEPTEMBER 30, 1997

                              POST-MERGER COMPANY


                                       PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                       COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                              (DOLLARS IN MILLIONS)
ASSETS
Current Assets:
  Cash and cash equivalents..........  $ 27.3       $  0.5         $ 26.6        $    --        $   54.4
  Receivables........................    75.3         38.1           39.8             --           153.2
  Intercompany receivables
     (payables)......................     3.6        (17.5)          13.9             --              --
  Inventories........................    76.2         66.1           42.2           (7.6)          176.9
  Other current assets...............    55.1          4.8            4.8            3.9            68.6
                                       ------       ------         ------        -------        --------
          Total Current Assets.......   237.5         92.0          127.3           (3.7)          453.1
Product tooling, net.................    30.7          2.2            1.3             --            34.2
Intangibles, net.....................   204.3           --            6.9             --           211.2
Pension and other assets.............   130.1          0.4           12.0           (1.0)          141.5
Property, plant and equipment, net...   160.2         24.5           25.5             --           210.2
Intercompany notes, net..............    85.6           --          (85.6)            --              --
Investment in subsidiaries...........   121.6           --             --         (121.6)             --
                                       ------       ------         ------        -------        --------
          Total Assets...............  $970.0       $119.1         $ 87.4        $(126.3)       $1,050.2
                                       ======       ======         ======        =======        ========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Loan payable.......................  $ 96.0       $   --         $   --        $    --        $   96.0
  Accounts payable...................   116.6         16.8            8.6             --           142.0
  Accrued and other..................   102.7         24.7           16.8            1.5           145.7
  Current maturities of long-term
     debt............................    72.7           --            0.2             --            72.9
                                       ------       ------         ------        -------        --------
          Total Current
            Liabilities..............   388.0         41.5           25.6            1.5           456.6
Long-term debt.......................   101.2           --            2.6             --           103.8
Other non-current liabilities........   197.6          8.0            7.2             --           212.8
Shareholders' Investment.............   283.2         69.6           52.0         (127.8)          277.0
                                       ------       ------         ------        -------        --------
          Total Liabilities and
            Shareholders'
            Investment...............  $970.0       $119.1         $ 87.4        $(126.3)       $1,050.2
                                       ======       ======         ======        =======        ========

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS


                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1998



                                            PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                            COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                   (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).......................  $(47.7)      $ (9.5)        $  4.9         $ 5.2          $(47.1)
Adjustments to reconcile net earnings
  (loss) to net cash provided by
  operations:
  Depreciation and amortization...........    11.1          1.0            0.3            --            12.4
  Changes in current accounts excluding
     the effects of acquisitions and
     noncash transactions:
     Decrease (increase) in receivables...    12.8         15.1           (1.5)           --            26.4
     Decrease (increase) in intercompany
       receivables and payables and
       intercompany note receivables and
       note payables......................    26.8        (18.5)          (8.3)           --              --
     (Increase) in inventories............   (10.6)        (6.2)          (5.7)         (0.4)          (22.9)
     Decrease (increase) in other current
       assets.............................     4.1          1.2           (0.6)           --             4.7
     Increase (decrease) in accounts
       payable, accrued liabilities and
       income taxes.......................   (18.7)        (5.5)           0.2            --           (24.0)
     Other, net...........................    (2.2)         0.3           (0.6)         (0.3)           (2.8)
                                            ------       ------         ------         -----          ------
          Net cash provided by (used for)
            operating activities..........   (24.4)       (22.1)         (11.3)          4.5           (53.3)
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for plant and equipment and
  tooling.................................   (11.0)        (2.2)          (1.9)           --           (15.1)
Proceeds from sale of plant and
  equipment...............................     2.2          0.1             --            --             2.3
Proceeds from sale of joint venture.......     3.2           --             --            --             3.2
Equity earnings (loss)....................     4.6           --             --          (4.6)             --
Change in subsidiary investment...........    (6.9)          --            6.8           0.1              --
                                            ------       ------         ------         -----          ------
          Net cash provided by (used for)
            investment activities.........    (7.9)        (2.1)           4.9          (4.5)           (9.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term debt...........    32.4           --             --            --            32.4
Payment of long-term debt, including
  current maturities......................    (1.0)          --           (0.2)           --            (1.2)
Change in subsidiary capital..............   (22.6)        23.5             --          (0.9)             --
Other, net................................    (0.9)          --             --           0.9              --
                                            ------       ------         ------         -----          ------
          Net cash provided by (used for)
            financing activities..........     7.9         23.5           (0.2)           --            31.2
Exchange Rate Effect on Cash..............      --          0.1             --            --             0.1
                                            ------       ------         ------         -----          ------
Net decrease in Cash and Cash
  Equivalents.............................   (24.4)        (0.6)          (6.6)           --           (31.6)
Cash and Cash Equivalents at Beginning of
  Period..................................    26.6          0.7           17.9            --            45.2
                                            ------       ------         ------         -----          ------
Cash and Cash Equivalents at End of
  Period..................................  $  2.2       $  0.1         $ 11.3         $  --          $ 13.6
                                            ======       ======         ======         =====          ======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED STATEMENTS OF CONSOLIDATING CASH FLOWS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1998

                              POST-MERGER COMPANY


                                                PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                                COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                       (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)...........................  $(155.8)     $(31.3)        $  1.4         $ 35.2        $(150.5)
Adjustments to reconcile net earnings (loss)
  to net cash provided by operations:
  Depreciation and amortization...............     42.4         4.5            3.1            0.1           50.1
  Restructuring charges.......................     98.5          --             --             --           98.5
  Changes in current accounts excluding the
     effects of acquisitions and noncash
     transactions:
     Decrease (increase) in receivables.......     (2.4)       (0.3)           5.2           (3.4)          (0.9)
     Decrease (increase) in intercompany
       receivables and payables, and
       intercompany note receivables and note
       payables...............................    188.2         0.3         (188.5)            --             --
     Decrease (increase) in inventories.......    (15.2)       24.5           (2.0)          (5.4)           1.9
     Decrease (increase) in other
       current assets.........................     43.4         0.4           (1.2)           2.8           45.4
     Increase (decrease) in accounts payable
       and accrued liabilities................    (58.0)        1.4            3.6            6.3          (46.7)
     Other, net...............................     64.0         3.3            1.1           (5.9)          62.5
                                                -------      ------         ------         ------        -------
          Net cash provided by (used for)
            operating activities..............    205.1         2.8         (177.3)          29.7           60.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for plant and equipment,
  and tooling.................................    (25.8)       (4.7)          (3.9)            --          (34.4)
Proceeds from sale of plant and equipment.....      8.3         1.3             --             --            9.6
Equity earnings (loss)........................     29.7          --             --          (29.7)            --
Other, net....................................      2.5         0.8           (2.5)            --            0.8
                                                -------      ------         ------         ------        -------
          Net cash provided by (used for)
            investing activities..............     14.7        (2.6)          (6.4)         (29.7)         (24.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term debt...............    (96.0)         --             --             --          (96.0)
Net increase of long-term debt, including
  current maturities..........................     80.6          --           (0.2)            --           80.4
Increase in restricted cash...................    (28.6)         --             --             --          (28.6)
Change in subsidiary capital..................   (175.6)         --          175.6             --             --
Other, net....................................     (0.9)         --             --             --           (0.9)
                                                -------      ------         ------         ------        -------
          Net cash provided by (used for)
            financing activities..............   (220.5)         --          175.4             --          (45.1)
Exchange Rate Effect on Cash..................       --          --           (0.4)            --           (0.4)
                                                -------      ------         ------         ------        -------
Net increase (decrease) in Cash and Cash
  Equivalents.................................     (0.7)        0.2           (8.7)            --           (9.2)
Cash and Cash Equivalents at Beginning
  of Period...................................     27.3         0.5           26.6             --           54.4
                                                -------      ------         ------         ------        -------
Cash and Cash Equivalents at End
  of Period...................................  $  26.6      $  0.7         $ 17.9         $   --        $  45.2
                                                =======      ======         ======         ======        =======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED STATEMENTS OF CONSOLIDATING CASH FLOWS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1997

                       PRE-MERGER AND POST-MERGER COMPANY

                                                   PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                                   COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                          (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)..............................  $(75.9)      $(50.7)        $ 11.3        $  36.2        $ (79.1)
Adjustments to reconcile net earnings (loss) to
  net cash provided by operations:
  Depreciation and amortization..................    44.9          7.1            5.0             --           57.0
  Changes in current accounts excluding the
    effects of acquisitions and noncash
    transactions:
    Decrease (increase) in receivables...........   (39.5)       (32.0)          82.7           (1.6)           9.6
    Decrease (increase) in intercompany
       accounts..................................    45.0         56.1         (101.1)            --             --
    Decrease (increase) in inventories...........    14.1          4.0            5.4            3.0           26.5
    Decrease (increase) in other current
       assets....................................    (0.5)         1.0            1.9           (2.8)          (0.4)
    Increase (decrease) in accounts payable and
       accrued liabilities.......................     3.0          5.9          (15.8)           1.6           (5.3)
    Other, net...................................   (27.1)         7.5           (0.9)           3.0          (17.5)
                                                   -------      ------         ------        -------        -------
         Net cash provided by (used for)
           operating activities..................   (36.0)        (1.1)         (11.5)          39.4           (9.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for plant and equipment, and
  tooling........................................   (32.3)        (2.4)          (1.6)            --          (36.3)
Proceeds from sale of plant and equipment........    10.9          1.4            0.7             --           13.0
Equity earnings -- subsidiaries..................    39.4           --             --          (39.4)            --
Other, net.......................................    (5.3)         2.0            0.5             --           (2.8)
                                                   -------      ------         ------        -------        -------
         Net cash provided by (used for)
           investing activities..................    12.7          1.0           (0.4)         (39.4)         (26.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt, including current
  maturities.....................................     0.3           --           (0.3)            --             --
Cash dividends paid..............................    (6.0)          --             --             --           (6.0)
Other, net.......................................     1.8           --            0.5             --            2.3
                                                   -------      ------         ------        -------        -------
         Net cash provided by (used for)
           financing activities..................    (3.9)          --            0.2             --           (3.7)
Exchange Rate Effect on Cash.....................      --           --           (2.1)            --           (2.1)
                                                   -------      ------         ------        -------        -------
Net decrease in Cash and Cash Equivalents........   (27.2)        (0.1)         (13.8)            --          (41.1)
Cash and Cash Equivalents at Beginning of Year...    54.5          0.6           40.4             --           95.5
                                                   -------      ------         ------        -------        -------
Pre-Merger Cash and Cash Equivalents at
  End of Year....................................  $ 27.3       $  0.5         $ 26.6        $    --        $  54.4
                                                   =======      ======         ======        =======        =======
----------------------------------------------------------------------------------------------------------------------

Post-Merger Cash and Cash Equivalents prior to
  merger -- September 30, 1997...................  $ 27.3       $  0.5         $ 26.6             --        $  54.4
Cash Flows from Financing Activities
  (Post Merger Company):
Proceeds from short term borrowings..............    96.0           --             --             --           96.0
Issuance of Post-Merger company common stock.....   283.2         69.6           42.5         (118.3)         277.0
Purchase of Pre-Merger company common stock......  (379.2)       (69.6)         (42.5)         118.3         (373.0)
                                                   -------      ------         ------        -------        -------
Post-Merger Cash and Cash Equivalents at End of
  Year...........................................  $ 27.3       $  0.5         $ 26.6        $    --        $  54.4
                                                   =======      ======         ======        =======        =======

                          OUTBOARD MARINE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED STATEMENTS OF CONSOLIDATING CASH FLOWS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1996

                               PRE-MERGER COMPANY

                                                PARENT     GUARANTOR        OTHER                      CONSOLIDATED
                                                COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                                       (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)...........................  $(10.2)      $(11.4)        $ (1.1)        $ 15.4         $ (7.3)
Adjustments to reconcile net earnings (loss)
  to net cash provided by operations:
  Depreciation and amortization...............    41.6          6.9            6.2             --           54.7
  Restructuring charges.......................    12.9           --            8.7             --           21.6
  Changes in current accounts excluding the
     effects of acquisitions and noncash
     transactions:
     Decrease (increase) in receivables.......    35.0         26.8          (32.2)           2.8           32.4
     Decrease (increase) in intercompany
       accounts...............................    54.1        (32.9)         (21.2)            --             --
     Decrease (increase) in inventories.......     3.9         (1.3)          13.0           11.7           27.3
     Decrease (increase) in other
       current assets.........................    (4.5)          --            1.8           (0.9)          (3.6)
     Increase (decrease) in accounts payable
       and accrued liabilities................     0.7         (1.0)         (12.3)          (2.5)         (15.1)
     Other, net...............................   (59.3)        16.2           38.2          (14.0)         (18.9)
                                                ------       ------         ------         ------         ------
          Net cash provided by (used for)
            operating activities..............    74.2          3.3            1.1           12.5           91.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for plant and equipment,
  and tooling.................................   (44.4)        (4.6)          (3.7)            --          (52.7)
Proceeds from sale of plant and equipment.....      --          1.6            1.1             --            2.7
Equity earnings -- subsidiaries...............    12.5           --             --          (12.5)            --
Other, net....................................    (0.4)        (0.3)           0.2             --           (0.5)
                                                ------       ------         ------         ------         ------
          Net cash provided by (used for)
            investing activities..............   (32.3)        (3.3)          (2.4)         (12.5)         (50.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt, including current
  maturities..................................      --           --           (0.2)            --           (0.2)
Cash dividends paid...........................    (6.1)          --             --             --           (6.1)
Other, net....................................     3.4           --             --             --            3.4
                                                ------       ------         ------         ------         ------
          Net cash provided by (used for)
            financing activities..............    (2.7)          --           (0.2)            --           (2.9)
Exchange Rate Effect on Cash..................      --           --           (0.5)            --           (0.5)
                                                ------       ------         ------         ------         ------
Net increase (decrease) in Cash and Cash
  Equivalents.................................    39.2           --           (2.0)            --           37.2
Cash and Cash Equivalents at Beginning
  of Year.....................................    15.3          0.6           42.4             --           58.3
                                                ------       ------         ------         ------         ------
Cash and Cash Equivalents at End
  of Year.....................................  $ 54.5       $  0.6         $ 40.4         $   --         $ 95.5
                                                ======       ======         ======         ======         ======

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SUBSIDIARY GUARANTORS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO BUY SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
Available Information.................    ii
Summary...............................     1
Risk Factors..........................    13
The Greenmarine Acquisition...........    22
Use of Proceeds.......................    23
Capitalization........................    24
Selected Historical Consolidated
  Financial Data......................    25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    27
Business..............................    44
Management............................    59
Security Ownership of Certain
  Beneficial Owners and Management....    73
Certain Relationships and Related
  Transactions........................    75
The Exchange Offer....................    76
Description of Notes..................    84
Description of Certain Other
  Indebtedness........................   113
Certain Federal Income Tax
  Consequences........................   118
Plan of Distribution..................   118
Book-Entry; Form and Transfer.........   119
Legal Matters.........................   121
Independent Accountants...............   122
Glossary of Marine Terms..............   123
Index to Consolidated Financial
  Statements..........................   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $160,000,000

                          OUTBOARD MARINE CORPORATION

                              10 3/4% SENIOR NOTES
                                    DUE 2008

                              --------------------

                                   PROSPECTUS
                              --------------------

                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Outboard Marine Corporation (the "Registrant") is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article 6 of the Registrant's Restated Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by law.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; provided that such director, officer, employee or agent acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
 3.1(a)      --   Restated Certificate of Incorporation of the Company (filed as Exhibit 3(A) to the Company's Annual Report on Form
                  10-K/A for the year ended September 30, 1997 (the "1997
                  10-K"))*
    (b)      --   Certificate of Incorporation of OMC Fishing Boat Group,
                  Inc., as amended**
    (c)      --   Certificate of Incorporation of OMC Aluminum Boat Group,
                  Inc., as amended**
    (d)      --   Certificate of Incorporation of OMC Recreational Boat Group,
                  Inc.**
    (e)      --   Certificate of Incorporation of OMC Latin America/Caribbean,
                  Inc., as amended**
    (f)      --   Certificate of Limited Partnership of Recreational Boat
                  Group Limited Partnership**
 3.2(a)      --   Amended and Restated by-laws of the Company (filed as
                  Exhibit 3(B) to the 1997 10-K)*
    (a)(1)   --   Amended and Restated by-laws of the Company (adopted July
                  23, 1998)**
    (b)      --   By-laws of OMC Fishing Boat Group, Inc.**
    (c)      --   By-laws of OMC Aluminum Boat Group, Inc.**
    (d)      --   By-laws of OMC Recreational Boat Group, Inc.**
    (e)      --   By-laws of OMC Latin America/Caribbean, Inc.**
    (f)      --   Agreement of Limited Partnership of Recreational Boat Group
                  Limited Partnership, as amended**
 4.1         --   Indenture for the 10 3/4% Senior Notes due 2008, Series A
                  (the "Old Notes") and 10 3/4% Senior Notes due 2008, Series
                  B (the "Exchange Notes"), dated as of May 27, 1998 among the
                  Company, the Subsidiary Guarantors and State Street Bank and
                  Trust Company, as trustee**
 4.2         --   Form of Old Note (included in Exhibit 4.1)**
 4.3         --   Form of Exchange Note**
 4.4         --   Form of Subsidiary Guarantee (included in Exhibit 4.1)**
 4.5         --   Registration Rights Agreement dated as of May 27, 1998 among the Company, the Subsidiary Guarantors and Donaldson, Lufkin
                  & Jenrette Securities Corporation and Bear, Stearns & Co.,
                  Inc.**
 4.6         --   Depositary Agreement dated as of May 27, 1998 among the
                  Company, State Street Bank and Trust Company, as trustee,
                  NationsBank, N.A., as administrative agent, and State Street
                  Bank and Trust Company, as depositary agent**
 4.7         --   With respect to rights of holders of the Company's 9 1/8%
                  Sinking Fund Debentures due 2017, reference is made to
                  Exhibit 4(A) to the Company's Registration Statement Number
                  33-12759 filed on March 20, 1987*
 4.8         --   With respect to rights of holders of the Company's 7%
                  Convertible Subordinated Debentures due 2002, reference is made to the Company's Registration Statement Number 33-47354 filed on April 28, 1992*
 4.9         --   With respect to the Supplemental Indenture dated September
                  30, 1997 related to the Company's 7% Convertible
                  Subordinated Debentures due 2002, reference is made to
                  Exhibit 4(C) to the 1997 10-K*
   5         --   Opinion of Weil, Gotshal & Manges LLP as to the validity of the Exchange Notes to be issued by the Company**
 5.1         --   Revised opinion of Weil, Gotshal & Manges LLP as to the
                  validity of the Exchange Notes to be issued by the Company**

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
10.1         --   With respect to Severance Agreements between the Company and certain elected and appointed officers and certain other
                  executives of the Company, reference is made to Exhibits
                  99.3 and 99.4 of the Company's Schedule 14D-9 filed with the
                  Securities and Exchange Commission on July 15, 1997*
10.2         --   With respect to the Consulting Agreement for Mr. Bowman
                  dated September 24, 1997, reference is made to Exhibit 10(I)
                  to the 1997 10-K*
10.3         --   With respect to the Employment Agreement of Mr. Hines dated
                  October 6, 1997, reference is made to Exhibit 10(J) to the
                  1997 10-K*
10.4         --   With respect to the Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated January 6, 1998, reference is made to Exhibit 10(E) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997*
10.5         --   First Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated May 21, 1998**
10.6         --   With respect to the Employment Agreement of Mr. Jones dated
                  March 10, 1998, reference is made to Exhibit 10(F) to the
                  Company's Quarterly Report on Form 10-Q for the fiscal
                  quarter ended March 31, 1998*
10.7         --   With respect to the Personal Rewards and Opportunity
                  Program, reference is made to Exhibit 10(G) to the Company's
                  Quarterly Report on Form 10-Q for the fiscal quarter ended
                  March 31, 1998*
10.8         --   Intentionally Omitted.
10.9         --   Second Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated effective as of August 31, 1998 (filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998)*
10.10        --   Third Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas,
                  N.A., dated effective as of December 21, 1998 (filed as
                  Exhibit 10.10 to the Company's Annual Report on Form 10-K
                  for the fiscal year ended September 30, 1998)*
10.11        --   Employment Agreement, dated October 1, 1998, between the
                  Company and Robert Gowens (filed as Exhibit 10.8 to the
                  Company's Annual Report on Form 10-K for the fiscal year
                  ended September 30, 1998)*
10.12        --   Fourth Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated effective as of February 1, 1999 (filed as Exhibit
                  10.11 to the Company's Transition Report on Form 10-K for
                  the calendar year ended December 31, 1998 (the "Transition
                  10-K"))*
10.13        --   Fifth Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated effective as of February 25, 1999 (filed as Exhibit
                  10.12 to the Transition 10-K)*
10.14        --   Lease Agreement dated December 18, 1998 from the Company, as landlord, to Andrew Hines, as tenant (filed as Exhibit 10.13 to the Transition 10-K)*
10.15        --   Mortgage Note dated December 18, 1998 between the Company, as Borrower, and Andrew Hines, as Lender (filed as Exhibit
                  10.14 to the Transition 10-K)*
10.16        --   Mortgage dated December 18, 1998 between the Company, as
                  Borrower, and Andrew Hines, as Lender (filed as Exhibit
                  10.15 to the Transition 10-K)*
10.17        --   Promissory Note dated December 4, 1998 with Robert Gowens,
                  Jr. and Donna Gowens, as Maker, and the Company, as Payee
                  (filed as Exhibit 10.16 to the Transition 10-K)*
10.18        --   Second Mortgage dated December 4, 1998 with Robert Gowens,
                  Jr. and Donna Gowens, as Mortgagor, and the Company, as
                  Mortgagee (filed as Exhibit 10.17 to the Transition 10-K)*
10.19        --   Nonqualified Stock Option Agreement dated October 1, 1998
                  between the Company and Robert B. Gowens (filed as Exhibit
                  10.18 to the Transition 10-K)*

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
10.20        --   Secured Promissory Note dated October 6, 1998 with Andrew
                  Hines, as Maker, and the Company, as Maker (filed as Exhibit
                  10.19 to the Transition 10-K)*
10.21        --   Pledge and Security Agreement dated October 6, 1997 between
                  Andrew Hines, as Debtor, and the Company, as the Secured
                  Party (filed as Exhibit 10.20 to the Transition 10-K)*
10.22        --   Nonqualified Stock Option Grant Agreement dated October 6,
                  1997 between the Company and Andrew Hines (filed as Exhibit
                  10.21 to the Transition 10-K)*
10.23        --   Incentive Stock Option Grant Agreement dated December 30,
                  1997 between the Company and David Jones (filed as Exhibit
                  10.22 to the Transition 10-K)*
10.24        --   Nonqualified Stock Option Grant Agreement dated March 10,
                  1998 between the Company and David Jones (filed as Exhibit
                  10.23 to the Transition 10-K)*
10.25        --   Nonqualified Stock Option Grant Agreement dated March 10,
                  1998 between the Company and David Jones (filed as Exhibit
                  10.24 to the Transition 10-K)*
  11         --   Computation of per share income (loss) (filed as Exhibit 11 to the Company's Quarterly Report on Form 10-Q for the
                  fiscal quarter ended March 31, 1998)*
11.1         --   Revised computation of per share income (loss) (filed as
                  Exhibit 11 to the Company's Quarterly Report on Form 10-Q
                  for the fiscal quarter ended June 30, 1998)*
11.2         --   Revised computation of per share income (loss) (filed as
                  Exhibit 11 to the Company's Annual Report on Form 10-K for
                  the fiscal year ended September 30, 1998)*
11.3         --   Revised computation of per share income (loss) (filed as
                  Exhibit 11 to the Transition 10-K)*
  12         --   Statement of Computation of Ratios of Earnings to Fixed
                  Charges**
12.1         --   Revised Statement of Computation of Ratios of Earnings to
                  Fixed Charges**
12.2         --   Revised Statement of Computation of Ratios of Earnings to
                  Fixed Charges (filed as Exhibit 12 to the Company's Annual
                  Report on Form 10-K for the fiscal year ended September 30,
                  1998)**
12.3         --   Revised Statement of Computation of Ratios of Earnings to
                  Fixed Charges (filed as Exhibit 12 to the Transition 10-K)*
  21         --   Subsidiaries of Registrant (filed as Exhibit 21 to the 1997
                  10-K)*
23.1         --   Consent of Arthur Andersen LLP**
23.2         --   Consent of Weil, Gotshal & Manges LLP (included in the
                  opinion filed as Exhibit 5 to this Registration Statement)**
23.3         --   Updated Consent of Arthur Andersen LLP (dated September 3,
                  1998)**
23.4         --   Updated Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to Amendment No. 1 to this
                  Registration Statement)**
23.5         --   Updated Consent of Arthur Andersen LLP (dated September 17,
                  1998)**
23.6         --   Updated Consent of Arthur Anderson LLP (dated December 28,
                  1998)**
23.7         --   Updated Consent of Arthur Andersen LLP (dated February 25,
                  1999)
  24         --   Power of Attorney (included on signature pages to this
                  Registration Statement)**
24.1         --   Power of Attorney of Frank V. Sica**
  25         --   Statement of Eligibility and Qualification of State Street
                  Bank and Trust Company, as Trustee on Form T-1 with respect to the 10 3/4% Senior Notes due 2008**
  27         --   Financial Data Schedule**
27.1         --   Revised Financial Data Schedule**
27.2         --   Revised Financial Data Schedule (as of September 30, 1998)**
27.3         --   Revised Financial Data Schedule (as of December 31, 1998)
99.1         --   Form of Letter of Transmittal**

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
99.2         --   Form of Notice of Guaranteed Delivery**
99.3         --   Form of Instructions to Registered Holders and/or Book-Entry
                  Facility Participant from Beneficial Owner**
99.4         --   Form of Exchange Agent Agreement**

---------------

 * Incorporated herein by reference.
** Previously filed.

  (b) Schedules

     All Schedules are omitted as the required information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22.  UNDERTAKINGS.

     (a) Each of the undersigned registrants hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Outboard Marine Corporation has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois.

Date: March 8, 1999                       OUTBOARD MARINE CORPORATION

                                          By:      /s/ ANDREW P. HINES
                                                      Andrew P. Hines
                                                  Executive Vice President
                                                and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

                         *                           Chairman of the Board               March 8, 1999
---------------------------------------------------
                Alfred D. Kingsley

                         *                           Vice Chairman and Assistant         March 8, 1999
---------------------------------------------------    Secretary
                Gary K. Duberstein

                         *                           Vice Chairman                       March 8, 1999
---------------------------------------------------
                   Richard Katz

                         *                           Director                            March 8, 1999
---------------------------------------------------
                     Ron Hiram

                         *                           Director                            March 8, 1999
---------------------------------------------------
                   Frank V. Sica

                         *                           President and Chief Executive       March 8, 1999
---------------------------------------------------    Officer; Director (Principal
                David D. Jones, Jr.                    Executive Officer)

                /s/ ANDREW P. HINES                  Executive Vice President and        March 8, 1999
---------------------------------------------------    Chief Financial Officer;
                  Andrew P. Hines                      Director (Principal Financial
                                                       Officer)

                         *                           Vice President and Controller       March 8, 1999
---------------------------------------------------
                 Joseph P. Tomczak

* Signed on behalf of each of the above-mentioned individuals by their attorney-in-fact.


      /s/ ANDREW P. HINES
-----------------------------------
          Andrew P. Hines
         Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, OMC Fishing Boat Group, Inc. has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois.

Date: March 8, 1999                       OMC FISHING BOAT GROUP, INC.

                                          By:  /s/ ROBERT S. ROMANO, ESQ.
                                                   Robert S. Romano, Esq.
                                                  President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

                         *                           Chairman of the Board               March 8, 1999
---------------------------------------------------
                David D. Jones, Jr.

            /s/ ROBERT S. ROMANO, ESQ.               President and Secretary; Director   March 8, 1999
---------------------------------------------------    (Principal Executive Officer)
              Robert S. Romano, Esq.

                         *                           Assistant Secretary and             March 8, 1999
---------------------------------------------------    Treasurer; Director (Principal
                  Gordon G. Repp                       Financial Officer)

                         *                           Vice President                      March 8, 1999
---------------------------------------------------
                 Paula S. Rummage

* Signed on behalf of each of the above-mentioned individuals by their attorney-in-fact.


      /s/ ROBERT S. ROMANO
-----------------------------------
         Robert S. Romano
         Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, OMC Aluminum Boat Group, Inc. has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois.

Date: March 8, 1999                       OMC ALUMINUM BOAT GROUP, INC.

                                          By:  /s/ ROBERT S. ROMANO, ESQ.
                                            ------------------------------------
                                                   Robert S. Romano, Esq.
                                                  President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

                         *                           Chairman of the Board              March 8, 1999
---------------------------------------------------
                David D. Jones, Jr.

            /s/ ROBERT S. ROMANO, ESQ.               President and Secretary; Director  March 8, 1999
---------------------------------------------------    (Principal Executive Officer)
              Robert S. Romano, Esq.

                         *                           Assistant Secretary and            March 8, 1999
---------------------------------------------------    Treasurer; Director (Principal
                  Gordon G. Repp                       Financial Officer)

                         *                           Vice President, Finance            March 8, 1999
---------------------------------------------------
                 Steve M. Hansley

* Signed on behalf of each of the above-mentioned individuals by their attorney-in-fact.

               /s/ ROBERT S. ROMANO
---------------------------------------------------
                 Robert S. Romano
                 Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, OMC Latin America/ Caribbean, Inc. has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois.



Date: March 8, 1999                                            OMC LATIN AMERICA/CARIBBEAN, INC.
                                                                   BY: /s/ RAYMOND M. CARTADE
                                                         ----------------------------------------------
                                                                       Raymond M. Cartade
                                                                           President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----

                         *                           Chairman of the Board               March 8, 1999
---------------------------------------------------
                David D. Jones, Jr.

                         *                           Vice President and Secretary;       March 8, 1999
---------------------------------------------------    Director
              Robert S. Romano, Esq.

                         *                           Assistant Secretary; Director       March 8, 1999
---------------------------------------------------
                  Gordon G. Repp

              /s/ RAYMOND M. CARTADE                 President                           March 8, 1999
---------------------------------------------------    (Principal Executive Officer)
                Raymond M. Cartade

                         *                           Vice President and Treasurer        March 8, 1999
---------------------------------------------------    (Principal Financial Officer)
              Julio de Almeida Pires

* Signed on behalf of each of the above-mentioned individuals by their attorney-in-fact.

              /s/ RAYMOND M. CARTADE
---------------------------------------------------
                Raymond M. Cartade
                 Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, OMC Recreational Boat Group, Inc. has duly caused this Amendment to be signed on its behalf, and as general partner on behalf of Recreational Boat Group Limited Partnership, by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois.

Date: March 8, 1999                       OMC RECREATIONAL BOAT GROUP, INC.

                                          By:  /s/ ROBERT S. ROMANO, ESQ.

                                            ------------------------------------
                                            Robert S. Romano, Esq.
                                            Vice President and Secretary

                                          RECREATIONAL BOAT GROUP LIMITED
                                          PARTNERSHIP

                                          By: OMC Recreational Boat Group, Inc.,
                                            General Partner

                                          By:  /s/ ROBERT S. ROMANO, ESQ.

                                            ------------------------------------
                                                   Robert S. Romano, Esq.
                                                Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                         *                           Chairman of the Board and       March 8, 1999
---------------------------------------------------    President (Principal
                David D. Jones, Jr.                    Executive Officer)

            /s/ ROBERT S. ROMANO, ESQ.               Vice President and Secretary;   March 8, 1999
---------------------------------------------------    Director
              Robert S. Romano, Esq.

                         *                           Assistant Secretary; Director   March 8, 1999
---------------------------------------------------    (Principal Financial
                  Gordon G. Repp                       Officer)

* Signed on behalf of each of the above-mentioned individuals by their attorney-in-fact.

               /s/ ROBERT S. ROMANO
---------------------------------------------------
                 Robert S. Romano
                 Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                                        EXEMPTION
  NUMBER                                  DESCRIPTION                           INDICATION
 -------                                  -----------                           ----------
 3.1(a)      --   Restated Certificate of Incorporation of the Company (filed as Exhibit 3(A) to the Company's Annual Report on Form
                  10-K/A for the year ended September 30, 1997 (the "1997
                  10-K"))*....................................................
    (b)      --   Certificate of Incorporation of OMC Fishing Boat Group,
                  Inc., as amended**..........................................
    (c)      --   Certificate of Incorporation of OMC Aluminum Boat Group,
                  Inc., as amended**..........................................
    (d)      --   Certificate of Incorporation of OMC Recreational Boat Group,
                  Inc.**......................................................
    (e)      --   Certificate of Incorporation of OMC Latin America/Caribbean,
                  Inc., as amended**..........................................
    (f)      --   Certificate of Limited Partnership of Recreational Boat
                  Group Limited Partnership**.................................
 3.2(a)      --   Amended and Restated by-laws of the Company (filed as
                  Exhibit 3(B) to the 1997 10-K)*.............................
    (a)(1)   --   Amended and Restated by-laws of the Company (adopted July
                  23, 1998)**.................................................
    (b)      --   By-laws of OMC Fishing Boat Group, Inc.**...................
    (c)      --   By-laws of OMC Aluminum Boat Group, Inc.**..................
    (d)      --   By-laws of OMC Recreational Boat Group, Inc.**..............
    (e)      --   By-laws of OMC Latin America/Caribbean, Inc.**..............
    (f)      --   Agreement of Limited Partnership of Recreational Boat Group
                  Limited Partnership, as amended**...........................
 4.1         --   Indenture for the 10 3/4% Senior Notes due 2008, Series A
                  (the "Old Notes") and 10 3/4% Senior Notes due 2008, Series
                  B (the "Exchange Notes"), dated as of May 27, 1998 among the
                  Company, the Subsidiary Guarantors and State Street Bank and
                  Trust Company, as trustee**.................................
 4.2         --   Form of Old Note (included in Exhibit 4.1)**................
 4.3         --   Form of Exchange Note**.....................................
 4.4         --   Form of Subsidiary Guarantee (included in Exhibit 4.1)**....
 4.5         --   Registration Rights Agreement dated as of May 27, 1998 among the Company, the Subsidiary Guarantors and Donaldson, Lufkin
                  & Jenrette Securities Corporation and Bear, Stearns & Co.,
                  Inc.**......................................................
 4.6         --   Depositary Agreement dated as of May 27, 1998 among the
                  Company, State Street Bank and Trust Company, as trustee,
                  NationsBank, N.A., as administrative agent, and State Street
                  Bank and Trust Company, as depositary agent**...............
 4.7         --   With respect to rights of holders of the Company's 9 1/8%
                  Sinking Fund Debentures due 2017, reference is made to
                  Exhibit 4(A) to the Company's Registration Statement Number
                  33-12759 filed on March 20, 1987*...........................
 4.8         --   With respect to rights of holders of the Company's 7%
                  Convertible Subordinated Debentures due 2002, reference is made to the Company's Registration Statement Number 33-47354 filed on April 28, 1992*....................................
 4.9         --   With respect to the Supplemental Indenture dated September
                  30, 1997 related to the Company's 7% Convertible
                  Subordinated Debentures due 2002, reference is made to
                  Exhibit 4(C) to the 1997 10-K*..............................
   5         --   Opinion of Weil, Gotshal & Manges LLP as to the validity of the Exchange Notes to be issued by the Company**............
 5.1         --   Revised opinion of Weil, Gotshal & Manges LLP as to the
                  validity of the Exchange Notes to be issued by the
                  Company**...................................................

 EXHIBIT                                                                        EXEMPTION
  NUMBER                                  DESCRIPTION                           INDICATION
 -------                                  -----------                           ----------
10.1         --   With respect to Severance Agreements between the Company and certain elected and appointed officers and certain other
                  executives of the Company, reference is made to Exhibits
                  99.3 and 99.4 of the Company's Schedule 14D-9 filed with the
                  Securities and Exchange Commission on July 15, 1997*........
10.2         --   With respect to the Consulting Agreement for Mr. Bowman
                  dated September 24, 1997, reference is made to Exhibit 10(I)
                  to the 1997 10-K*...........................................
10.3         --   With respect to the Employment Agreement of Mr. Hines dated
                  October 6, 1997, reference is made to Exhibit 10(J) to the
                  1997 10-K*..................................................
10.4         --   With respect to the Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated January 6, 1998, reference is made to Exhibit 10(E) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997*............................
10.5         --   First Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated May 21, 1998**........................................
10.6         --   With respect to the Employment Agreement of Mr. Jones dated
                  March 10, 1998, reference is made to Exhibit 10(F) to the
                  Company's Quarterly Report on Form 10-Q for the fiscal
                  quarter ended March 31, 1998*...............................
10.7         --   With respect to the Personal Rewards and Opportunity
                  Program, reference is made to Exhibit 10(G) to the Company's
                  Quarterly Report on Form 10-Q for the fiscal quarter ended
                  March 31, 1998*.............................................
10.8         --   Intentionally Omitted.......................................
10.9         --   Second Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated effective as of August 31, 1998 (filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998)*.............................
10.10        --   Third Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated effective as of December 21, 1998 (filed as Exhibit
                  10.10 to the Company's Annual Report on Form 10-K for the
                  fiscal year ended September 30, 1998)*......................
10.11        --   Employment Agreement, dated October 1, 1998, between the
                  Company and Robert Gowens (filed as Exhibit 10.8 to the
                  Company's Annual Report on Form 10-K for the fiscal year
                  ended September 30, 1998)*..................................
10.12        --   Fourth Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated effective as of February 1, 1999 (filed as Exhibit
                  10.11 to the Company's Transition Report on Form 10-K for
                  the calendar year ended December 31, 1998 (the "Transition
                  10-K"))*....................................................
10.13        --   Fifth Amendment to Amended and Restated Loan and Security
                  Agreement between the Company and NationsBank of Texas, N.A.
                  dated effective as of February 25, 1999 (filed as Exhibit
                  10.12 to the Transition 10-K)*..............................
10.14        --   Lease Agreement dated December 18, 1998 from the Company, as landlord, to Andrew Hines, as tenant (filed as Exhibit 10.13 to the Transition 10-K)*....................................
10.15        --   Mortgage Note dated December 18, 1998 between the Company, as Borrower, and Andrew Hines, as Lender (filed as Exhibit
                  10.14 to the Transition 10-K)*..............................
10.16        --   Mortgage dated December 18, 1998 between the Company, as
                  Borrower, and Andrew Hines, as Lender (filed as Exhibit
                  10.15 to the Transition 10-K)*..............................
10.17        --   Promissory Note dated December 4, 1998 with Robert Gowens,
                  Jr. and Donna Gowens, as Maker, and the Company, as Payee
                  (filed as Exhibit 10.16 to the Transition 10-K)*............

 EXHIBIT                                                                        EXEMPTION
  NUMBER                                  DESCRIPTION                           INDICATION
 -------                                  -----------                           ----------
10.18        --   Second Mortgage dated December 4, 1998 with Robert Gowens,
                  Jr. and Donna Gowens, as Mortgagor, and the Company, as
                  Mortgagee (filed as Exhibit 10.17 to the Transition
                  10-K)*......................................................
10.19        --   Nonqualified Stock Option Agreement dated October 1, 1998
                  between the Company and Robert B. Gowens (filed as Exhibit
                  10.18 to the Transition 10-K)*..............................
10.20        --   Secured Promissory Note dated October 6, 1998 with Andrew
                  Hines, as Maker, and the Company, as Maker (filed as Exhibit
                  10.19 to the Transition 10-K)*..............................
10.21        --   Pledge and Security Agreement dated October 6, 1997 between
                  Andrew Hines, as Debtor, and the Company, as the Secured
                  Party (filed as Exhibit 10.20 to the Transition 10-K)*......
10.22        --   Nonqualified Stock Option Grant Agreement dated October 6,
                  1997 between the Company and Andrew Hines (filed as Exhibit
                  10.21 to the Transition 10-K)*..............................
10.23        --   Incentive Stock Option Grant Agreement dated December 30,
                  1997 between the Company and David Jones (filed as Exhibit
                  10.22 to the Transition 10-K)*..............................
10.24        --   Nonqualified Stock Option Grant Agreement dated March 10,
                  1998 between the Company and David Jones (filed as Exhibit
                  10.23 to the Transition 10-K)*..............................
10.25        --   Nonqualified Stock Option Grant Agreement dated March 10,
                  1998 between the Company and David Jones (filed as Exhibit
                  10.24 to the Transition 10-K)*..............................
  11         --   Computation of per share income (loss) (filed as Exhibit 11 to the Company's Quarterly Report on Form 10-Q for the
                  fiscal quarter ended March 31, 1998)*.......................
11.1         --   Revised computation of per share income (loss) (filed as
                  Exhibit 11 to the Company's Quarterly Report on Form 10-Q
                  for the fiscal quarter ended June 30, 1998)*................
11.2         --   Revised computation of per share income (loss) (filed as
                  Exhibit 11 to the Company's Annual Report on Form 10-K for
                  the fiscal year ended September 30, 1998)*
11.3         --   Revised computation of per share income (loss) (filed as
                  Exhibit 11 to the Transition 10-K)*.........................
  12         --   Statement of Computation of Ratios of Earnings to Fixed
                  Charges**...................................................
12.1         --   Revised Statement of Computation of Ratios of Earnings to
                  Fixed Charges**.............................................
12.2         --   Revised Statement of Computation of Ratios of Earnings to
                  Fixed Charges (filed as Exhibit 12 of the Company's Annual
                  Report on Form 10-K for the fiscal year ended September 30,
                  1998)**.....................................................
12.3         --   Revised Statement of Computation of Ratios of Earnings to
                  Fixed Charges (filed as Exhibit 12 to the Transition
                  10-K)*......................................................
  21         --   Subsidiaries of Registrant (filed as Exhibit 21 to the 1997
                  10-K)*......................................................
23.1         --   Consent of Arthur Andersen LLP**............................
23.2         --   Consent of Weil, Gotshal & Manges LLP (included in the
                  opinion filed as Exhibit 5 to this Registration
                  Statement)**................................................
23.3         --   Updated Consent of Arthur Andersen LLP (dated September 3,
                  1998)**.....................................................
23.4         --   Updated Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to Amendment No. 1 to this
                  Registration Statement)**...................................
23.5         --   Updated Consent of Arthur Andersen LLP (dated September 17,
                  1998)**.....................................................
23.6         --   Updated Consent of Arthur Andersen LLP (dated December 28,
                  1998)**.....................................................
23.7         --   Updated Consent of Arthur Andersen LLP (dated February 25,
                  1999).......................................................
  24         --   Power of Attorney (included on signature pages to this
                  Registration Statement)**...................................
24.1         --   Power of Attorney of Frank V. Sica**........................
  25         --   Statement of Eligibility and Qualification of State Street
                  Bank and Trust Company, as Trustee on Form T-1 with respect to the 10 3/4% Senior Notes due 2008**......................

 EXHIBIT                                                                        EXEMPTION
  NUMBER                                  DESCRIPTION                           INDICATION
 -------                                  -----------                           ----------
  27         --   Financial Data Schedule**...................................
27.1         --   Revised Financial Data Schedule**...........................
27.2         --   Revised Financial Data Schedule (as of September 30,
                  1998)**.....................................................
27.3         --   Revised Financial Data Schedule (as of December 31, 1998)...
99.1         --   Form of Letter of Transmittal**.............................
99.2         --   Form of Notice of Guaranteed Delivery**.....................
99.3         --   Form of Instructions to Registered Holders and/or Book-Entry
                  Facility Participant from Beneficial Owner**................
99.4         --   Form of Exchange Agent Agreement**..........................


---------------

 * Incorporated herein by reference.

** Previously filed.